Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

HELIX ENERGY SOLUTIONS GROUP, INC.,

ODYSSEY SUB, INC.,

HERCULES SUB LLC

and

HORNBECK OFFSHORE SERVICES, INC.

Dated as of April 22, 2026

5.12	Intellectual Property	33
5.13	Insurance	34
5.14	Material Contracts	35
5.15	Title to Assets; Condition and Sufficiency of Tangible Assets	37
5.16	Real Property	38
5.17	Rights of Way	38
5.18	Jones Act	39
5.19	Affiliate Transactions	39
5.20	Preferential Rights	39
5.21	Information Supplied	39
5.22	Financial Assurance Obligations	39
5.23	Decommissioning	40

ARTICLE VI INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND PARENT		40
6.1	Parent Capital Structure	40
6.2	Parent Recommendation and Fairness	42
6.3	Parent Voting Requirements	42
6.4	Merger Subs Authority; Approval	42
6.5	Parent Brokers and Finders	43
6.6	Parent Vessels	43
6.7	Parent Financial Statements	45
6.8	Parent Reports; Parent Internal Controls and Procedures	46
6.9	Parent Takeover Statutes; Parent Rights Plan	48
6.10	Certain Parent Actions	48
6.11	Certain Parent Arrangements	48
6.12	Company Capital Structure	49
6.13	Company Recommendation and Fairness	50
6.14	Company Brokers and Finders	51
6.15	Company Voting Requirements	51
6.16	Company Vessels	51
6.17	Company Financial Statements	53
6.18	Company Internal Controls and Procedures	53
6.19	Company Security Clearances	55
6.20	Company Takeover Statutes; Company Rights Plan	55
6.21	Certain Company Arrangements	55

ARTICLE VII COVENANTS		56
7.1	Interim Operations	56
7.2	Acquisition Proposals; Change of Recommendation	63
7.3	Proxy Statement/Prospectus Filing; Information Supplied	68
7.4	Requisite Company Approval and Parent Shareholders Meeting	71
7.5	Cooperation; Efforts to Consummate	72
7.6	Status Notifications	74
7.7	Treatment of Indebtedness	74
7.8	Information; Access and Reports	76
7.9	Stock Exchange Listing	77

7.10	Publicity	77
7.11	Employee Benefits	78
7.12	Certain Tax Matters	80
7.13	Expenses	81
7.14	Indemnification; Directors’ and Officers’ Insurance	81
7.15	Takeover Statutes	83
7.16	Section 16 Matters	84
7.17	Stockholder Litigation	84
7.18	Parent Consents	84
7.19	Obligations of Parent	84
7.20	A&R Jones Act Warrant Agreement	84
7.21	Withdrawal of Company Registration Statement	84
7.22	DTC SEG-100 Program	84

ARTICLE VIII CONDITIONS		85
8.1	Conditions to Each Party’s Obligation to Effect the Closing	85
8.2	Conditions to Obligations of the Parent Parties	85
8.3	Conditions to Obligation of the Company	87
8.4	Frustration of Closing Conditions	88

ARTICLE IX TERMINATION		89
9.1	Termination	89
9.2	Effect of Termination	91

ARTICLE X MISCELLANEOUS AND GENERAL		94
10.1	Survival	94
10.2	Amendment; Waiver	94
10.3	Counterparts	94
10.4	Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury	95
10.5	Specific Performance	96
10.6	Notices	96
10.7	Definitions	98
10.8	Entire Agreement	118
10.9	No Other Representations or Warranties; Non-Reliance	118
10.10	Third-Party Beneficiaries	119
10.11	Fulfillment of Obligations	119
10.12	Non-Recourse	119
10.13	Severability	120
10.14	Interpretation; Construction	120
10.15	Successors and Assigns	121
10.16	Disclosure Letters	121
10.17	Exclusive Remedy	122

Exhibits

Exhibit A	–	Plan of Conversion
Exhibit B	–	Parent Certificate of Incorporation upon Conversion
Exhibit C	–	Parent Bylaws upon Conversion
Exhibit D	–	Registration Rights Agreement
Exhibit E	–	New Securityholders Agreement
Exhibit F	–	D&O Indemnification Agreement
Exhibit G	–	Governance Policy
Exhibit H	–	A&R Jones Act Warrant Agreement

Disclosure Letters

Company Disclosure Letter
Parent Disclosure Letter

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 22, 2026 (the “Signing Date”), is entered into by and among Helix Energy Solutions Group, Inc., a Minnesota corporation (“Parent”), Odyssey Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Parent (“Parent Sub”), Hercules Sub LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Parent (“LLC Sub” and, together with Parent and Parent Sub, the “Parent Parties”), and Hornbeck Offshore Services, Inc., a Delaware corporation (the “Company”). Each of the Parent Parties and the Company are referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Parties intend to effect: (a) at the Effective Time, the merger (the “First Company Merger”) of Parent Sub with and into the Company, with the Company continuing as the surviving entity (the “Surviving Corporation”), on the terms and subject to the conditions set forth herein; and (b) immediately following the First Company Merger, the merger (the “Second Company Merger” and, together with the First Company Merger, the “Mergers”) of the Surviving Corporation with and into LLC Sub, with LLC Sub continuing as the surviving entity (the “Surviving Company”), on the terms and subject to the conditions set forth herein;

WHEREAS, it is intended that immediately prior to the First Company Merger, Parent shall transfer by way of conversion (the “Conversion”) to a Delaware corporation in accordance with Section 265 of the General Corporation Law of the State of Delaware (the “DGCL”) and Section 302A.682 of the Minnesota Business Corporations Act (the “MBCA”) and the Plan of Conversion attached hereto as Exhibit A (as may be amended by the mutual agreement of Parent and the Company, the “Plan of Conversion”);

WHEREAS, as part of the Conversion, it is intended that Parent will: (a) file a certificate of incorporation with the Secretary of State of the State of Delaware in substantially the form attached as Exhibit B (as may be amended by the mutual agreement of Parent and the Company, and omitting any Optional Parent Vote Matters that are not approved at the Parent Shareholders Meeting, the “Parent Certificate of Incorporation upon Conversion”); and (b) adopt bylaws substantially in the form attached as Exhibit C (as may be amended by the mutual agreement of Parent and the Company, the “Parent Bylaws upon Conversion”);

WHEREAS, as a result of the Conversion, each issued and outstanding share of Parent common stock, no par value (the “Parent Common Stock”), shall be converted into one share of common stock, par value $0.00001, of Parent following the Conversion (the “Converted Parent Common Stock”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously: (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Mergers (the “Transactions”), are fair to, advisable and in the best interests of, the Company and the holders of shares of the Company’s common stock, par value $0.00001 per share (the “Company Common Stock”); (b) approved and declared advisable this Agreement and the Transactions on the terms and subject to the conditions set forth in this Agreement; (c) directed that this Agreement be submitted to the holders of shares of Company Common Stock for their adoption; and (d) resolved to recommend that the holders of shares of Company Common Stock vote in favor of the adoption of this Agreement;

WHEREAS, the board of directors of Parent (the “Parent Board”) has: (a) determined that this Agreement, the Plan of Conversion and the Transactions, including the Conversion, are fair to, advisable and in the best interests of, Parent and the holders of Parent Common Stock; (b) approved and declared advisable this Agreement, the Plan of Conversion and the Transactions, including the Conversion, on the terms and subject to the conditions set forth in this Agreement; (c) directed that the Requisite Parent Vote Matters and the Optional Parent Vote Matters be submitted to the holders of Parent Common Stock for their approval; and (d) resolved to recommend that the holders of shares of Parent Common Stock vote in favor of the Requisite Parent Vote Matters and the Optional Parent Vote Matters;

WHEREAS, the board of directors of Parent Sub has unanimously: (a) determined that this Agreement and the Transactions, including the First Company Merger, are fair to, and in the best interests of, Parent Sub and Parent, its sole stockholder; (b) approved and declared advisable this Agreement and the Transactions, including the First Company Merger, on the terms and subject to the conditions set forth in this Agreement; (c) determined to submit the approval of the adoption of this Agreement to Parent, as sole stockholder of Parent Sub; and (d) resolved to recommend to Parent, as sole stockholder of Parent Sub, that Parent adopt this Agreement;

WHEREAS, Parent: (a) as the sole and managing member of LLC Sub has approved and adopted this Agreement concurrently with its execution pursuant to Section 18-404 of the Limited Liability Company Act of the State of Delaware (the “DLLCA”); and (b) as the sole stockholder of Parent Sub will adopt this Agreement by written consent pursuant to Section 228 of the DGCL immediately following the execution hereof (collectively, the “Parent Consents”);

WHEREAS, for U.S. federal income tax purposes: (a) it is intended that the Conversion constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”); (b) it is intended that the Mergers, taken together, constitute an integrated plan and will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and (c) this Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Section 368(a) of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a);

WHEREAS, in connection with the transactions, Parent has entered into a Registration Rights Agreement in the form attached hereto as Exhibit D (the “Registration Rights Agreement”), dated as of the Signing Date and effective as of the Closing Date, with each of the Registration Rights Agreement Parties; and (ii) a New Securityholders Agreement (the “New Securityholders Agreement”) in the form attached as Exhibit E, dated as of the Signing Date and effective as of the Closing Date, with each of the Company’s stockholders party thereto;

WHEREAS, it is expected that the Consenting Stockholders will promptly after the execution and delivery of this Agreement by all parties and, in any event, by no later than the Consent Time, execute and deliver an action by written consent to adopt and approve this Agreement;

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and prescribe certain conditions to the Mergers as specified herein;

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

ARTICLE I
THE MERGERS

1.1          The Mergers.

(a)          Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Parent Sub shall be merged with and into the Company. Following the First Company Merger, the separate corporate existence of Parent Sub shall cease, and the Company shall continue as the Surviving Corporation and a wholly owned Subsidiary of Parent. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the applicable Parties shall file a certificate of merger (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), executed in accordance with the relevant provisions of the DGCL, to effect the First Company Merger. The First Company Merger shall become effective at such time on the Closing Date as the applicable Parties shall agree in writing and shall specify in the First Certificate of Merger (the time the First Company Merger becomes effective being the “Effective Time”).

(b)          Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the DLLCA, at the Second Company Merger Effective Time, the Surviving Corporation shall be merged with and into LLC Sub. Following the Second Company Merger, the separate corporate existence of the Surviving Corporation shall cease, and LLC Sub shall be the Surviving Company and a wholly owned Subsidiary of Parent. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the applicable Parties shall file a certificate of merger (the “Second Certificate of Merger”) with the Delaware Secretary of State, executed in accordance with the relevant provisions of the DGCL and the DLLCA, to effect the Second Company Merger. The Second Company Merger shall become effective one minute after the Effective Time (the time the Second Company Merger becomes effective being the “Second Company Merger Effective Time”), which the applicable Parties shall specify in the Second Certificate of Merger.

1.2          Closing. The closing of the Mergers (the “Closing”) shall take place by electronic exchange of documents at 9:00 a.m. (Eastern time) on the third Business Day following the day on which the last to be satisfied or (to the extent permissible) waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to such conditions being capable of being satisfied at the Closing or, to the extent permissible, waived in advance) shall be satisfied or (to the extent permissible) waived in accordance with this Agreement or at such other date, time or place as the Company and Parent may mutually agree in writing (the date on which the Closing actually occurs, the “Closing Date”).

1.3          Effects of the Mergers. The Mergers shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL and the DLLCA, as applicable. Without limiting the generality of the foregoing, and subject thereto: (a) at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Parent Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Parent Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation; and (b) at the Second Company Merger Effective Time, all the property, rights, privileges, powers and franchises of each of the Surviving Corporation and LLC Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Surviving Corporation and LLC Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.

ARTICLE II

MERGER CONSIDERATION; EFFECT OF THE MERGER ON CAPITAL STOCK

2.1          Merger Consideration; Conversion of Shares of Parent Sub Common Stock; Conversion of Shares of Company Common Stock. At the Effective Time, by virtue of the First Company Merger and without any action on the part of any of the Parties or any holder of any capital stock of the Company, each share of common stock, par value $0.01 per share, of Parent Sub issued and outstanding immediately before the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, and each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding Excluded Shares and Dissenting Shares) (such shares of Company Common Stock, the “Eligible Shares”) shall automatically be converted into the right to receive that number of validly issued, fully paid and nonassessable shares of Converted Parent Common Stock equal to 10.27167 (the “Exchange Ratio”) (such number of shares of Converted Parent Common Stock, the “Merger Consideration”). At the Effective Time, all Excluded Shares shall, as a result of the First Company Merger and without any action on the part of the Parties or any holder of such Excluded Shares, be cancelled and shall cease to exist, and no consideration shall be paid or delivered in exchange therefor. At the Effective Time, Dissenting Shares shall be treated in accordance with Section 2.5 and the DGCL.

2.2          Cancellation of Shares of Company Common Stock. At the Effective Time, by virtue of the First Company Merger and without any action on the part of the Parties or any holder of any capital stock of the Company, all of the Eligible Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each book-entry account formerly representing non-certificated Eligible Shares (each, a “Book-Entry Share”) shall thereafter represent only the right to receive the Merger Consideration pursuant to this Article II and the right, if any, to receive pursuant to Section 3.5 cash in lieu of fractional shares into which such Eligible Shares have been converted pursuant to this Section 2.2 and any dividends or other distributions pursuant to Section 3.3; provided, that nothing in this Agreement (including this Article II and Article III) shall: (a) affect the right of the holders of shares of Company Common Stock to receive any dividend or other distribution that was declared on Company Common Stock, and the record date of which occurred, prior to the Effective Time in accordance with the provisions of this Agreement; or (b) give holders of Company Common Stock the right to receive any dividend or other distribution declared on Parent Common Stock, and the record date of which occurred, prior to the Effective Time in accordance with the provisions of this Agreement.

2.3          Treatment of Company Equity Awards, Plans and Company Warrants. This Section 2.3 shall govern the treatment of all Company Equity Awards and Company Warrants in connection with the Transactions.

(a)          Company Long-Term Incentive Awards.

(i)          Each Company PSU Award that is outstanding immediately prior to the Effective Time, whether vested or unvested as of immediately prior to the Effective Time, shall, as of the Effective Time, automatically and without any action on the part of any Person, be canceled, and the holder thereof shall become entitled to receive, in full satisfaction of the rights of such holder with respect thereto, the number of shares of Converted Parent Common Stock (rounded up or down to the nearest whole share) equal to the product of: (x) the number of shares of Company Common Stock subject to such Company PSU Award; and (y) the Exchange Ratio, payable as soon as practicable, but in no event later than five (5) business days following the Closing. For purposes of this Section 2.3(a)(i), the number of shares of Company Common Stock subject to such Company PSU Award shall be deemed to be the number of shares subject to the Company PSU Award that would be earned based on the greater of target or actual performance measured based on a shortened performance period ending immediately prior to the Effective Time as reasonably determined by the Company Board in good faith.

(ii)          Each Company RSU Award that is outstanding immediately prior to the Effective Time, whether vested or unvested as of immediately prior to the Effective Time, shall, as of the Effective Time, without any action on the part of any Person, be canceled, and the holder thereof shall then become entitled to receive, in full satisfaction of the rights of such holder with respect thereto, the number of shares of Converted Parent Common Stock (rounded down to the nearest whole share), equal to the product of: (x) the number of shares of Company Common Stock subject to such Company RSU Award; and (y) the Exchange Ratio, payable as soon as practicable, but in no event later than five (5) business days following the Closing; provided, that, for non-employee directors of the Company, all or a portion of such amount may be settled in cash in accordance with the applicable award agreement.

(iii)          Each Company Option that is outstanding immediately prior to the Effective Time, whether vested or unvested as of immediately prior to the Effective Time, shall, as of the Effective Time, automatically and without any action on the part of any Person, be fully vested and be assumed by Parent and converted into an option to purchase a number of shares of Converted Parent Common Stock (rounded down to the nearest whole share) equal to the product of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, and (y) the Exchange Ratio, at an exercise price per share of Converted Parent Common Stock (rounded up to the nearest whole cent) equal to: (A) the exercise price per share of such Company Option; divided by (B) the Exchange Ratio (a “Converted Option Award”), with the same terms and conditions (other than any performance-vesting conditions) that applied to such Company Option Award immediately prior to the Effective Time. Notwithstanding the foregoing, the conversion of each Company Option pursuant to this Section 2.3(a)(iii) shall be effectuated in a manner consistent with the requirements of Section 409A of the Code and, in the case of any Company Option to which Section 422 of the Code applies, in a manner consistent with the requirements of Section 424(a) of the Code. For purposes of this Section 2.3(a)(iii) and to the extent applicable, the number of shares of Company Common Stock subject to such Company Option shall be deemed to be the number of shares subject to the Company Option that would be earned based on the greater of target or actual performance measured based on a shortened performance period ending immediately prior to the Effective Time as reasonably determined by the Company Board in good faith.

(iv)          To the extent that any award described in this Section 2.3(a) constitutes nonqualified deferred compensation subject to Section 409A of the Code, any payment contemplated hereby with respect to such award shall, notwithstanding anything to the contrary in this Section 2.3(a), be made in accordance with this Agreement and the applicable award’s terms or, if later, at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code.

(b)          Company Warrants.

(i)          Company Creditor Warrants. At the Effective Time, each Company Creditor Warrant that is outstanding and unexercised as of immediately prior to the Effective Time will, except as otherwise set forth in Amendment No. 2 to the Creditor Warrant Agreement, automatically and without any action on the part of any Person, be converted into the right to receive a number of shares of Converted Parent Common Stock (or, in accordance with the applicable Jones Act restrictions in the Parent Certificate of Incorporation upon Conversion, New Jones Act Warrants to acquire such Converted Parent Common Stock) in accordance with Amendment No. 2 to the Creditor Warrant. In the event the Creditor Warrants are not so converted pursuant to Amendment No. 2 to the Creditor Warrant Agreement, such Creditor warrants shall be assumed by Parent (the “Assumed Creditor Warrants”). As of the Effective Time: (A) each Assumed Creditor Warrant shall be exercisable solely for shares of Converted Parent Common Stock; (B) the number of shares of Converted Parent Common Stock subject to each Assumed Creditor Warrant shall be determined by multiplying the number of shares of Company Common Stock subject to the predecessor Creditor Warrant as in effect immediately prior to the Effective Time by the Exchange Ratio; and (C) the per share exercise price for the Converted Parent Common Stock issuable upon exercise of each Assumed Creditor Warrant shall be the exercise price as in effect immediately prior to the Effective Time divided by the Exchange Ratio.

(ii)          Company Jones Act Warrants. At the Effective Time, each Company Jones Act Warrant that is outstanding and unexercised immediately prior to the Effective Time (each, a “Predecessor Warrant”), will be assumed by Parent pursuant to the terms of the A&R Jones Act Warrant Agreement (each, an “Assumed Warrant”). Each Assumed Warrant shall be subject to the terms and conditions of the A&R Jones Act Warrant Agreement. Accordingly, effective as of the Effective Time: (A) each Assumed Warrant shall be exercisable solely for shares of Converted Parent Common Stock; (B) the number of shares of Converted Parent Common Stock subject to each Assumed Warrant shall be determined by multiplying the number of shares of Company Common Stock subject to the Predecessor Warrant as in effect immediately prior to the Effective Time by the Exchange Ratio; and (C) the per share exercise price for the Converted Parent Common Stock issuable upon exercise of each Assumed Warrant shall be unaffected.

(c)          Company Actions. At or prior to the Effective Time, the Company and the Company Board (and the compensation committee of the Company Board), as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company RSU Awards, Company PSU Awards and Company Options (collectively, the “Company Equity Awards”) pursuant to Section 2.3(a) and the Company Warrants pursuant to Section 2.3(b).

(d)          Parent Actions. Parent shall take all actions that are necessary for the treatment of Company Equity Awards pursuant to Section 2.3(a) and Company Warrants pursuant to Section 2.3(b), including: (i) the reservation, issuance and listing of Converted Parent Common Stock as necessary to effect the transactions contemplated by this Section 2.3; (ii) entering into the A&R Jones Act Warrant Agreement; and (iii) assuming, by written instrument, the obligations of the Company to issue shares of Converted Parent Common Stock upon exercise of Company Creditor Warrants in accordance with Section 6(e) of the Creditor Warrant Agreement. If registration of any plan interests in any Benefit Plan or the shares of Converted Parent Common Stock issuable in satisfaction of any: (x) Company Equity Awards; or (y) Converted Option Awards following the Effective Time (and giving effect to this Section 2.3) is required under the Securities Act of 1933, as amended (the “Securities Act”), Parent shall file with the Securities and Exchange Commission (the “SEC”) as soon as reasonably practicable on or after the Closing Date a registration statement on Form S-8 with respect to such shares of Converted Parent Common Stock, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the relevant Company Stock Plans or other Company Benefit Plans, Company Equity Awards or Converted Option Awards, as applicable, remain outstanding or in effect and such registration of interests therein or the shares of Converted Parent Common Stock issuable thereunder continues to be required.

2.4          Treatment of Parent Equity Awards and Plans.

(a)          Each Parent Restricted Stock Award granted to a non-employee director of Parent, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of any Person, be in respect of Converted Parent Common Stock and be fully vested.

(b)          Each Parent PSU Award that is outstanding immediately prior to the Effective Time, whether vested or unvested as of immediately prior to the Effective Time, shall, as of the Effective Time, automatically and without any action on the part of any Person, be canceled, and the holder thereof shall then become entitled to receive, in full satisfaction of the rights of such holder with respect thereto, the number of shares of Converted Parent Common Stock (rounded up or down to the nearest whole share), in each case, equal to the number of shares of Parent Common Stock subject to such Parent PSU Award, payable as soon as practicable, but in no event later than five (5) business days following the Closing. Notwithstanding the foregoing, in lieu of payment in shares of Converted Parent Common Stock, the Parent Board, in its discretion but after consultation with the Company Board, may determine prior to the Effective Time to settle such Parent PSU Awards in cash (payable at the same time as described in the previous sentence), with such amount in cash being equal to the number of shares of Parent Common Stock subject to such Parent PSU Award multiplied by the closing price of a share of Parent Common Stock on the NYSE on the Trading Day immediately prior to the Closing Date. For purposes of this Section 2.4(b), the number of shares of Parent Common Stock subject to each Parent PSU Award shall be deemed to be the number of units subject to the Parent PSU Award based on the greater of target and actual level of performance through immediately prior to the Effective Time as reasonably determined by the Parent Board in good faith.

(c)          Each Parent RSU Award that is outstanding immediately prior to the Effective Time, whether vested or unvested as of immediately prior to the Effective Time, shall, as of the Effective Time, without any action on the part of any Person, be canceled, and the holder thereof shall then become entitled to receive, in full satisfaction of the rights of such holder with respect thereto, the number of shares of Converted Parent Common Stock (rounded down to the nearest whole share), equal to the number of shares of Parent Common Stock subject to such Parent RSU Award, payable as soon as practicable, but in no event later than five (5) business days following the Closing. Notwithstanding the foregoing, in lieu of payment in shares of Converted Parent Common Stock, the Parent Board may determine prior to the Effective Time, in its discretion but after consultation with the Company Board, to settle such Parent RSU Awards in cash (payable at the same time as described in the previous sentence), with such amount in cash being equal to the number of units subject to such Parent RSU Award multiplied by the closing price of a share of Parent Common Stock on the NYSE on the Trading Day immediately prior to the Closing Date.

(d)          To the extent that any award described in Sections 2.4(b) or (c) constitutes nonqualified deferred compensation subject to Section 409A of the Code, any payment contemplated hereby with respect to such award shall, notwithstanding anything to the contrary in this Section 2.4, be made in accordance with this Agreement and the applicable award’s terms or, if later, at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code.

(e)          At or prior to the Effective Time, Parent and the Parent Board (and the compensation committee of the Parent Board), as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Parent Equity Awards pursuant to this Section 2.4.

2.5          Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not be converted into the right to receive the Merger Consideration and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL (any stockholder of the Company or Beneficial Owner of shares of Company Common Stock who exercises such right, a “Dissenting Stockholder”). At the Effective Time: (a) all Dissenting Shares shall be cancelled, extinguished and cease to exist; and (b) each holder or owner of Dissenting Shares, in respect of such Dissenting Shares, shall be entitled only to such rights as may be granted to him, her or it under the DGCL. If any such stockholder of the Company or Beneficial Owner of shares of Company Common Stock fails to perfect or otherwise waives, withdraws or loses such stockholder’s or Beneficial Owner’s right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine such holder or Beneficial Owner is not entitled to the relief provided by Section 262 of the DGCL, then, the right of such holder or Beneficial Owner shall be as specified in the DGCL. The Company shall give Parent reasonably prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, purported withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares and keep Parent reasonably informed regarding the status of all negotiations and proceedings with respect to such demands.

ARTICLE III

DELIVERY OF MERGER CONSIDERATION; PROCEDURES FOR SURRENDER

3.1          Exchange Agent. Parent shall deposit or cause to be deposited with an exchange agent selected by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of Eligible Shares or Company Creditor Warrants, if applicable: (a) at or prior to the Effective Time, an aggregate number of shares of Converted Parent Common Stock (or New Jones Act Warrants, as the case may be) to be issued in non-certificated book-entry form sufficient to deliver the number of shares of Converted Parent Common Stock (or New Jones Act Warrants, as the case may be) required to be delivered in accordance with Section 2.1 and Section 2.3(b)(i); and (b) as promptly as reasonably practicable following the Effective Time, an aggregate amount of cash in U.S. Dollars sufficient to deliver the amounts required to be delivered in respect of Eligible Shares pursuant to Section 3.5. In addition, Parent shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of Eligible Shares may be entitled pursuant to Section 3.3 with both a record and payment date after the Effective Time and prior to the surrender of such Eligible Shares (such shares of Converted Parent Common Stock, cash and the amount of any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 3.1 being the “Exchange Fund”). The Exchange Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. The cash portion of the Exchange Fund may be deposited or invested by the Exchange Agent as directed by Parent; provided, that no such deposit or investment (or any loss resulting therefrom) shall affect the amount of cash payable to former holders of Eligible Shares pursuant to the provisions of this Article III. Any interest and other income resulting from such deposit may become part of the Exchange Fund, and any amounts in excess of the amounts payable pursuant to this Agreement shall be promptly returned to Parent.

3.2          Procedures for Surrender.

(a)          As promptly as reasonably practicable (but in any event within five Business Days) after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Book-Entry Share or Company Creditor Warrant, if applicable: (i) a letter of transmittal in customary form specifying that delivery shall be effected only upon transfer of Book-Entry Shares or Company Creditor Warrants to the Exchange Agent (including customary provisions with respect to delivery of an “agent’s message” and such other provisions as Parent or the Exchange Agent may reasonably specify) (the “Letter of Transmittal”); and (ii) instructions for transferring the Book-Entry Shares or Company Creditor Warrant in exchange for the aggregate Merger Consideration or Converted Parent Common Stock and New Jones Act Warrants, as applicable, payable in respect thereof to the Exchange Agent. Upon surrender to the Exchange Agent of Book-Entry Shares by book-receipt of an “agent’s message” by the Exchange Agent in accordance with the terms of the Letter of Transmittal and accompanying instructions or, if applicable, Company Creditor Warrants by the letter of transmittal, Parent shall cause the Exchange Agent to mail to each holder of record of any such Book-Entry Shares or Company Creditor Warrants in exchange therefor, as promptly as reasonably practicable (but in any event within five Business Days) after the Effective Time: (A) a statement reflecting the number of whole shares of Converted Parent Common Stock, if any, that such holder is entitled to receive in non-certificated book-entry form and New Jones Act Warrants, if any, that such holder is entitled to receive, in each case, pursuant to Article II in the name of such record holder; and (B) a check in the amount (after giving effect to any required Tax withholdings as provided in Section 3.7) of: (x) any cash in lieu of fractional shares that such holder is entitled to receive pursuant to Section 3.5; plus (y) any unpaid cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to this Article III.

(b)          No interest will be paid or accrued on any amount payable for Eligible Shares pursuant to this Article III.

(c)          If payment of the Merger Consideration or Converted Parent Common Stock or New Jones Act Warrants is to be made to a Person other than the Person in whose name the surrendered Book-Entry Share is registered, it shall be a condition of payment that such Book-Entry Share or Company Creditor Warrant, as applicable, shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration or Converted Parent Common Stock or New Jones Act Warrants, as applicable, to a Person other than the registered holder of such Book-Entry Share or Company Creditor Warrant or shall have established to the reasonable satisfaction of Parent that such Taxes are not payable.

3.3          Distributions with Respect to Unexchanged Shares of Company Common Stock. All shares of Converted Parent Common Stock to be issued pursuant to the First Company Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of Converted Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Converted Parent Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of shares of Converted Parent Common Stock with a record date at or after the Effective Time shall be paid to any holder of any unsurrendered Book-Entry Share until the Book-Entry Share is surrendered for exchange in accordance with this Article III. Subject to applicable Law, there shall be issued or paid to the holder of record of the whole shares of Converted Parent Common Stock issued in exchange for Eligible Shares or Company Creditor Warrants in accordance with Article II, without interest: (a) at the time of such surrender, the dividends or other distributions with a record date at or after the Effective Time theretofore payable with respect to such whole shares of Converted Parent Common Stock and not paid; and (b) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Converted Parent Common Stock with a record date at or after the Effective Time and prior to surrender but with a payment date subsequent to surrender. Each New Jones Act Warrant and Assumed Warrant shall be deemed outstanding as of the Effective Time for all purposes under the A&R Jones Act Warrant Agreement, including Section 6(h) thereof, and entitlements thereunder shall inure to the benefit of a holder of any Assumed Warrant or upon surrender and exchange of a Company Creditor Warrant in accordance with this Article III.

3.4          No Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Book-Entry Shares shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by applicable Law.

3.5          Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fractional shares of Converted Parent Common Stock will be issued upon the conversion of shares of Company Common Stock pursuant to Section 2.1. All fractional shares of Converted Parent Common Stock that a holder of Eligible Shares would be otherwise entitled to receive pursuant to Section 2.1 but for this Section 3.5, shall be aggregated and such holder shall be entitled to receive a cash payment, without interest, in lieu of any such fractional share, equal to the product (rounded to the nearest whole cent) of: (a) the amount of such fractional share interest in a share of Converted Parent Common Stock to which such holder would, but for this Section 3.5, be entitled under Section 2.1; and (b) an amount equal to the average of the daily volume weighted average price per share of Converted Parent Common Stock on the NYSE (as such daily volume weighted average price per share is reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) calculated for the ten consecutive Trading Days ending on the second full Trading Day immediately prior to (and not including) the Closing Date. No holder of Eligible Shares shall be entitled by virtue of the right to receive cash in lieu of fractional shares of Converted Parent Common Stock described in this Section 3.5 to any dividends, voting rights or any other rights in respect of any fractional share interests in a share of Converted Parent Common Stock to which such holder would, but for this Section 3.5, be entitled under Section 2.1. The Parties acknowledge that the payment of cash in lieu of fractional shares of Converted Parent Common Stock is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.

3.6          Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any deposit of the Exchange Fund and any shares of Converted Parent Common Stock and New Jones Act Warrants) that remains unclaimed as of the date that is 12 months after the Closing Date shall be delivered to Parent. Any holder of Eligible Shares or Company Creditor Warrants who has not theretofore complied with this Article III shall thereafter look only to Parent for delivery of the Merger Consideration, cash in lieu of fractional shares of Converted Parent Common Stock, if any, and any unpaid cash dividends and any other dividends or other distributions, in each case, that such holder has the right to receive pursuant to this Article III.

3.7          Withholding Rights. Each of Parent, the Surviving Corporation, the Surviving Company, the Company and the Exchange Agent, and any other withholding agent, shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable pursuant to this Agreement to any holder of Eligible Shares or Parent Equity Awards, Company Equity Awards, Company Warrants or any other Person pursuant to the terms of this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or non-U.S. Tax Law (and, for the avoidance of doubt, to the extent deduction and withholding is required in respect of the delivery of any Converted Parent Common Stock pursuant to this Agreement, a portion of the Converted Parent Common Stock otherwise deliverable hereunder may be withheld). To the extent that amounts are so deducted or withheld, and paid over to the appropriate Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Eligible Shares, Parent Equity Awards or Company Equity Awards, as applicable, in respect of which such deduction or withholding was made, and, if a portion of the Converted Parent Common Stock otherwise deliverable to a Person is withheld hereunder, the relevant withholding party shall be treated as having sold such Converted Parent Common Stock on behalf of such Person for an amount of cash equal to the fair market value thereof at the time of the required withholding (which fair market value shall be deemed to be the closing price of shares of Converted Parent Common Stock on the NYSE on the Closing Date) and having paid such cash proceeds to the appropriate Governmental Entity.

3.8          Adjustments to Prevent Dilution. Notwithstanding anything in this Agreement to the contrary, if, from the Signing Date to the earlier of the Effective Time and termination in accordance with Article IX (the “Interim Period”), the issued and outstanding shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock or the issued and outstanding shares of Parent Common Stock or Converted Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock or Converted Parent Common Stock, shall have been changed into a different number of shares or securities or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or a stock dividend or rights offering with a record date within such period shall have been declared, then the Merger Consideration and entitlements set out in Section 2.3(b)(i) shall be equitably adjusted to provide the holders of shares of Company Common Stock, Company Creditor Warrants, Parent Common Stock or Converted Parent Common Stock, as the case may be, the same economic effect as contemplated by this Agreement prior to such event, and such items, so adjusted shall, from and after the date of such event, be the Merger Consideration. Nothing in this Section 3.8 shall be construed to permit the Parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.

3.9          No Liability. None of the Company, the Parent Parties, or the Exchange Agent shall be liable to any Person in respect of any portion of the Merger Consideration or any share of Converted Parent Common Stock or New Jones Act Warrant delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Book-Entry Shares or Company Creditor Warrants shall not have been exchanged prior to two years after the Effective Time (or immediately prior to such earlier date on which the related Merger Consideration or entitlements under Section 2.3(b)(i) would otherwise escheat to or become the property of any Governmental Entity), any such shares, cash, dividends or other distributions in respect of such Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

ARTICLE IV

GOVERNANCE AND ADDITIONAL MATTERS

4.1          Governance and Additional Matters.

(a)          Governing Documents.

(i)          At the Effective Time, by virtue of the First Company Merger and without any further action on the part of Parent, the Company, Parent Sub or any other Person: (x) the certificate of incorporation of the Company shall be amended so that it reads in its entirety the same as the certificate of incorporation of Parent Sub as in effect immediately prior to the Effective Time (except that all references therein to Parent Sub shall be automatically amended to become references to the Surviving Corporation and the provisions naming the initial director(s) or incorporator(s) of Parent Sub shall be omitted), and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law; and (y) the bylaws of the Company shall be amended so that they read in their entirety the same as the bylaws of Parent Sub as in effect immediately prior to the Effective Time (except that all references therein to Parent Sub shall be automatically amended to become references to the Surviving Corporation), and as so amended shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

(ii)          As of the Second Company Merger Effective Time, by virtue of the Second Company Merger and without any further action on the part of Parent, the Surviving Corporation, LLC Sub or any other Person, the certificate of formation and limited liability company agreement of LLC Sub in effect as of immediately prior to the Second Company Merger Effective Time shall be the certificate of formation and limited liability company agreement, respectively, of the Surviving Company from and after the Second Company Merger Effective Time until thereafter amended as provided therein or by applicable Law.

(b)          Board of Directors of the Surviving Corporation; Manager of the Surviving Company. From and after the Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law, the directors of Parent Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation. From and after the Second Company Merger Effective Time until the limited liability company agreement of the Surviving Company shall be amended as provided therein or by applicable Law, the manager of the Surviving Company shall be as provided in such limited liability company agreement.

(c)          Officers of the Surviving Corporation; Surviving Company. From and after the Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation. From and after the Second Company Merger Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law, the officers of the Surviving Corporation following the Effective Time and immediately prior to the Second Company Merger Effective Time shall be the officers of the Surviving Company.

(d)          Board of Directors of Parent.

(i)          Prior to the Effective Time, Parent shall take all actions necessary (including by securing and causing to be delivered to Parent and the Company (with evidence thereof provided to Parent and the Company, as applicable) the resignations of then-serving directors of the Parent Board and by resolution of the outgoing Parent Board, filling the resulting vacancies as provided in this Section 4.1(d)) to cause, in each case, effective as of the Effective Time: (i) the number of directors constituting the full board of directors of Parent (the “New Board”) to be seven members; (ii) the New Board to be composed of: (A) three directors (all of whom shall be independent under applicable NYSE and Exchange Act rules) from among the members of the Parent Board as of the Signing Date designated by Parent prior to the mailing of the Proxy Statement / Prospectus, who will be reasonably acceptable to the Company (the “Parent Designees”); and (B) four directors (at least one of whom shall be independent under applicable NYSE rules) from among the members of the Company Board as of the Signing Date designated by the Company prior to the mailing of the Proxy Statement / Prospectus, one of whom shall be the Chief Executive Officer and President, and the remainder of whom will be reasonably acceptable to Parent (the “Company Designees”); (iii) all of the Parent Designees and the Company Designees to be appointed, elected and approved as directors of the New Board by a vote of at least a majority of the Parent Board in office as of immediately prior to the Effective Time; and (iv) William L. Transier to be appointed to serve as Chairman of the New Board. If, prior to the Effective Time, any Parent Designee is unwilling or unable to serve (or continue to serve) as a director on the New Board following the Effective Time as a result of illness, death, resignation or any other reason, then any replacement for such individual shall be selected by Parent and reasonably acceptable to the Company from the individuals who are members of the Parent Board as of the Signing Date, and such replacement shall constitute a Parent Designee for all purposes under this Agreement. If, prior to the Effective Time, any Company Designee is unwilling or unable to serve (or continue to serve) as a director on the New Board following the Effective Time as a result of illness, death, resignation or any other reason, then any replacement for such individual shall be selected by the Company and reasonably acceptable to Parent from the individuals who are members of the Company Board as of the Signing Date, and such replacement shall constitute a Company Designee for all purposes under this Agreement. Parent shall enter into an indemnification agreement in the form attached hereto as Exhibit F (the “D&O Indemnification Agreement”) with each of the directors serving on the New Board.

(ii)          The New Board will consist of the same three-class “staggered” board as the Parent Board. (A) One Parent Designee and two Company Designees shall be Class III directors, with term first expiring in 2029; (B) one Parent Designee and one Company Designee shall be Class II directors, with term first expiring in 2027; and (C) one Parent Designee and one Company Designee shall be Class I directors, with term first expiring in 2028.

(e)          Officers of Parent. Prior to the Effective Time, Parent shall take all actions necessary to cause, effective as of the Effective Time, Todd M. Hornbeck (the “CEO”) to be appointed to serve as the Chief Executive Officer and President of Parent. If, prior to the Effective Time, any individual to be appointed pursuant to the preceding sentence is unable or unwilling to serve as a member of executive management of Parent in the capacity set forth in this Agreement, then a substitute individual shall be selected by mutual agreement of Parent and the Company. Prior to the Effective Time, the Company and Parent shall take all actions necessary to cause, effective as of the Effective Time, the executive officers (other than the officers specified in the preceding sentences) of Parent and its Subsidiaries to be those individuals selected by the Chief Executive Officer and President of the Company in consultation with a representative of each of the Parent Board and the Company Board on a merit basis, without consideration of whether the persons selected serve as officers or employees of the Company or Parent prior to the Effective Time.

(f)          Pre-Closing Integration Planning. During the Interim Period, each of the Company and Parent shall, and shall cause each of its respective Subsidiaries to, subject to applicable Law, cooperate with the other Party in connection with planning the integration of the businesses of the Company and Parent, the identification of synergies and the adoption of best practices for Parent and its Subsidiaries following the Effective Time, provided that neither Party (or its Subsidiaries) shall be required to take any action (or forgo any action) to the extent it would be reasonably expected to result in adverse tax consequences to such Person or its respective equityholders. In furtherance of the foregoing, promptly following the Signing Date, and in any event within five Business Days of the Signing Date, the Parent Board and the Company Board will each select an equal number of persons (the “Integration Planning Committee”) who shall mutually develop an integration plan with the assistance of an integration team, and such integration team shall meet at least every other week (unless otherwise determined by the respective representatives of each Party on such committee) prior to the Closing Date (subject to applicable Law and the approval of their respective legal counsels) and as otherwise reasonably requested by the Company or Parent to conduct transition and integration planning. The representatives of each Party on the Integration Planning Committee shall have primary authority to provide any request for approval from the other Party under Section 7.1(a) or (b), except as provided in Section 7.1(c).

(g)          Committees of the New Board. Parent shall take all actions necessary to, effective as of the Effective Time, in each case selected with mutual agreement by Parent and the Company, and subject to applicable NYSE and Exchange Act rules, cause each committee of the New Board to consist of at least one Parent Designee and at least one Company Designee consistent with the Governance Policy.

(h)          Name and Trading Symbol. The name of Parent as of the Effective Time shall be Hornbeck Offshore Services, Inc. and the ticker symbol shall be “HOS”.

(i)          Headquarters. As of the Effective Time, Parent’s principal executive offices and headquarters will be located at 103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433 and 3505 West Sam Houston Parkway North, Suite 400, Houston, Texas 77043.

(j)          Governance Period. At or prior to the Closing, Parent shall take all actions (including holding a meeting of the Parent Board (or a duly authorized committee thereof)) to approve and adopt the governance policy set forth on Exhibit G (the “Governance Policy”). From the Effective Time until the Company’s 2028 annual stockholders meeting (the “Governance Period”), unless required by applicable Law or stock exchange rule (as determined in good faith by the Parent Board after consultation with outside legal counsel), Parent shall not amend, modify or terminate or agree to amend, modify or terminate the Governance Policy or take any action, or agree to take any action that would have the effect of causing Parent to no longer be bound by the Governance Policy, except as approved by at least 75% of the number of directors then serving on the Parent Board. Throughout the duration of the Governance Period, unless required by applicable Law or stock exchange rule (as determined in good faith by the Parent Board after consultation with outside legal counsel), Parent shall comply in all material respects with the Governance Policy. Notwithstanding any other provision of this Agreement that may be to the contrary: (i) each non-management Parent Designee and each non-management Company Designee shall be an express third-party beneficiary of Section 4.1(d), Section 4.1(e), Section 4.1(g) and this Section 4.1(j); (ii) if the condition to Closing set forth in Section 8.3(h) is not satisfied at Closing, Section 4.1(d), Section 4.1(e) and Section 4.1(g) shall survive consummation of the Transactions for a period of six months following the Closing, subject to extension for the duration of any Proceedings relating to the enforcement of such covenants and shall be enforceable by any of such non-management Parent Designee and each Company Designee against Parent and its successors and assigns; and (iii) this Section 4.1(j) shall survive consummation of the Transactions until the expiration of the Governance Period; provided, however, that none of such persons shall be entitled to bring any claim for damages or other remedies at law or equity except for claims for injunctive relief to specifically perform the actions contemplated by Section 4.1(d), Section 4.1(e), Section 4.1(g) and this Section 4.1(j). Any and all fees, costs and expenses incurred by any Parent Designee or Company Designee in enforcing Section 4.1(d), Section 4.1(e), Section 4.1(g), or this Section 4.(j) shall be paid for by Parent.

ARTICLE V

MUTUAL REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND PARENT

Except: (x) with respect to Parent, as set forth in Parent’s Reports filed with or furnished to the SEC since January 1, 2024 and publicly available on the Electronic Data Gathering, Analysis and Retrieval System administered by the SEC (“EDGAR”) at least twenty-four hours prior to the Signing Date (excluding any disclosures set forth or referenced in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature); (y) with respect to the Company, as set forth in the Company’s registration statement on Form S-1 publicly filed with the SEC prior to the Signing Date (together with any amendments and exhibits thereto that have been publicly filed with the SEC by the Company prior to the Signing Date, the “Company Registration Statement”) (excluding any disclosures set forth or referenced in any risk factor section, in any section relating to forward-looking disclosure, or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature); or (z) with respect to both the Company and Parent, in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent (the “Parent Disclosure Letter”) or delivered to Parent by the Company (the “Company Disclosure Letter” and, each of the Parent Disclosure Letter and the Company Disclosure Letter, a “Disclosure Letter”) concurrently with the execution and delivery of this Agreement, Parent hereby represents and warrants to the Company, with respect to itself and its Subsidiaries, and the Company hereby represents and warrants to the Parent Parties, with respect to itself and its Subsidiaries, that:

5.1          Organization, Good Standing and Qualification.

(a)          Such Party and each of its Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party.

(b)          The Company has made available to Parent, and Parent has made available to the Company, complete and correct copies of such Party’s Organizational Documents, each as amended prior to the execution of this Agreement. Such Party is not in material violation of any of the provisions of such Party’s Organizational Documents.

5.2          Subsidiaries; Minority Investments. Section 5.2 of such Party’s Disclosure Letter sets forth a true and complete list of each Subsidiary of such Party, including its jurisdiction of incorporation or formation. Section 5.2 of such Party’s Disclosure Letter also sets forth such Party’s or its Subsidiaries’ capital stock, equity interests or other direct or indirect ownership interests in any other Person other than capital stock, equity interests or other direct or indirect ownership interests or securities of direct or indirect wholly owned Subsidiaries of such Party. Except as set forth on Section 5.2 of such Party’s Disclosure Letter, there are no outstanding contractual obligations of such Party or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person (other than a wholly owned Subsidiary of such Party), other than guarantees by such Party of any indebtedness or other obligation of any direct or indirect wholly owned Subsidiary of such Party. No Subsidiary of such Party is, or since the Applicable Date has been, subject to any requirement to file periodic reports under the Exchange Act. No Subsidiary of such Party owns any shares of Company Common Stock or Parent Common Stock.

5.3          Corporate Authority; Approval. Such Party has all requisite corporate or limited liability company power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions, and the execution and delivery of this Agreement and the consummation of the Transactions by such Party have been duly authorized by all necessary corporate or limited liability company action on the part of such Party, in each case subject only to: (a) in the case of Parent, approval of: (i) the issuance of shares of Converted Parent Common Stock pursuant to this Agreement (the “Share Issuance”) by the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote on the Share Issuance; (ii) the Plan of Conversion by the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote on such matter; (iii) the Jones Act compliance provisions set forth in Article XV of the Parent Certificate of Incorporation upon Conversion (the “Jones Act Provisions”) by the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote on such matter; (iv) an increase in the authorized Parent Common Stock and Parent Preferred Stock of the Parent as set forth in Article V of the Parent Certificate of Incorporation upon Conversion (the “Share Increase”); (v) the director and officer citizenship requirement provisions set forth in Section 6.7 of the Parent Certificate of Incorporation upon Conversion by the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote on such matter (the “D&O Citizenship Matters”); (vi) the Second Company Merger by the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote on such matter (the “Second Merger Approval”); (together with the Share Issuance, the Plan of Conversion, the Jones Act Provisions, the D&O Citizenship Matters and the Second Merger Approval the “Requisite Parent Vote Matters”) by the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote on such matter, in each case, at a meeting of the Parent shareholders duly called and held for such purpose (clauses (i), (ii), (iii), (iv), (v) and (vi) collectively, the “Requisite Parent Vote”); (b) in the case of the Company, adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on the adoption of this Agreement (the “Requisite Company Approval”); (c) the filings with the Secretaries of State of the States of Minnesota and Delaware in connection with the Conversion as set out in the Plan of Conversion; and (d) the filings of the First Certificate of Merger and the Second Certificate of Merger with the Secretary of State of the State of Delaware. This Agreement has been duly executed and delivered by such Party and, assuming the due execution and delivery by each other Party, this Agreement constitutes a valid and binding agreement of such Party enforceable against such Party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

5.4          Governmental Filings; No Violations; Certain Contracts.

(a)          Other than the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (“Filings”): (i) pursuant to the MBCA, the DGCL, the DLLCA, the HSR Act or other Antitrust Laws, Foreign Investment Laws, the Jones Act and other Maritime Guidelines, the NISPOM Rule or any other applicable U.S. or non-U.S. national industrial security regulations, the Exchange Act and the Securities Act; (ii) required to be made with the NYSE; (iii) pursuant to federal and state securities, takeover and “blue sky” Laws; and (iv) included in Section 5.4(a) of such Party’s Disclosure Letter (collectively, the “Approvals”), no Filings are required to be made or obtained by such Party with, nor are any required to be obtained by such Party with or from, any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by such Party and the consummation of the Transactions except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party (provided, that clauses (C) and (D) of the definition of Material Adverse Effect shall be disregarded for purposes of this Section 5.4(a)).

(b)          Subject to obtaining the Requisite Parent Vote and the Requisite Company Approval, as applicable, the execution, delivery and performance of this Agreement by such Party do not, and the consummation of the Transactions will not, constitute or result in: (i) a breach or violation of, or a default under, the Organizational Documents of such Party or any of its Subsidiaries; (ii) except as set forth in Section 5.4(b) of such Party’s Disclosure Letter, with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the assets of such Party or any of its Subsidiaries pursuant to, any Material Contract binding upon such Party or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 5.4(a) under any Law to which such Party or any of its Subsidiaries is subject; or (iii) any change in the rights or obligations of any party under any Contract binding upon such Party or any of its Subsidiaries, except, in the case of clause (ii) or (iii) above, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party (provided, that clauses (C) and (D) of the definition of Material Adverse Effect shall be disregarded for purposes of this Section 5.4(b)).

(c)          Except as set forth in Section 5.4(c) of such Party’s Disclosure Letter and subject to obtaining the Requisite Parent Vote and the Requisite Company Approval, as applicable, the execution, delivery and performance of this Agreement by such Party do not, and the consummation of the Transactions will not, require any consent, waiver or approval of any Person pursuant to, any provision of any Material Contract to which such Party or any of its Subsidiaries is a party or by which such Party or any of its Subsidiaries or any of their respective properties or assets may be bound, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party.

5.5          Absence of Certain Changes or Events.

(a)          Since December 31, 2025 through the Signing Date, except in connection with the negotiation and execution of this Agreement, such Party and its Subsidiaries have conducted their businesses in all material respects in the Ordinary Course.

(b)          Since December 31, 2025, there has not been any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on such Party.

5.6          Litigation and Liabilities.

(a)          There are no (and since the Applicable Date, there have not been any) Proceedings (other than arising from or relating to the Mergers or any of the other Transactions) before any Governmental Entity pending against or, to the Knowledge of such Party, threatened against such Party or any of its Subsidiaries, or any of their respective properties or assets or directors or officers, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party.

(b)          Except for obligations and liabilities: (i) reflected or reserved against in such Party’s most recent consolidated balance sheets (or the notes thereto) and, for Parent, included in Parent’s Reports filed prior to the Signing Date; (ii) incurred in the Ordinary Course since the date of such Party’s most recent consolidated balance sheets (none of which is a liability resulting from noncompliance with any applicable Law, breach of contract, breach of warranty, tort, infringement, misappropriation, dilution or Proceeding) and, for Parent, included in Parent’s Reports filed prior to the Signing Date; or (iii) incurred in accordance with or as contemplated by this Agreement, there are no obligations or liabilities of any nature of such Party or any of its Subsidiaries, whether or not accrued, contingent or otherwise, and whether or not required by GAAP to be set forth on a consolidated balance sheet of such Party, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party.

(c)          Neither such Party nor any of its Subsidiaries is a party to or subject to the provisions of any Governmental Order, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party. There has not been since the Applicable Date nor are there currently any internal investigations or inquiries being conducted by such Party, such Party’s board of directors (or any committee thereof) or any third party at the request of any of the foregoing concerning any material financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party.

5.7          Employee Benefits.

(a)          Section 5.7(a) of such Party’s Disclosure Letter sets forth an accurate and complete list of each material Benefit Plan of such Party. With respect to each material Benefit Plan primarily providing benefits to employees located in the United States, such Party has provided or made available to the other Party a current, accurate and complete copy of each of the following, to the extent applicable: (i) each material Benefit Plan document; (ii) the most recent determination or opinion letter from the Internal Revenue Service (the “IRS”); (iii) the most recent summary plan description and any summaries of material modifications; (iv) the Form 5500 and attached schedules for the most recent plan year; (v) all trust documents, insurance contracts or other funding arrangements; and (vi) any material, non-routine correspondence regarding such Benefit Plan with any Governmental Entity since the Applicable Date. With respect to each material Benefit Plan primarily providing benefits to employees located outside the United States, such Party has provided or made available to the other Party an accurate and complete copy of the current Benefit Plan document or a summary of such Benefit Plan’s material terms.

(b)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) each Benefit Plan (including any related trusts), has been established, operated and administered in compliance with its terms and applicable Laws, including ERISA and the Code; (ii) all contributions or other amounts payable by such Party or any of its Subsidiaries with respect to each Benefit Plan that have become due have been timely paid or, to the extent not yet due, accrued and reflected in such Party’s consolidated financial statements in accordance with GAAP; and (iii) there are no pending or, to the Knowledge of such Party, threatened claims (other than routine claims for benefits) or Proceedings by a Governmental Entity by, on behalf of or against or relating to any Benefit Plan or any trust related thereto.

(c)          Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS to the effect that such plan is qualified under Section 401(a) of the Code, and to the Knowledge of such Party, nothing has occurred that would be reasonably expected to materially adversely affect the qualification of any such Benefit Plan. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to each Benefit Plan, neither such Party nor any of its Subsidiaries nor to the Knowledge of such Party any other Person has engaged in a transaction in connection with which such Party or any of its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Sections 409 or 502(i) of ERISA or a Tax imposed pursuant to Sections 4975 or 4976 of the Code.

(d)          Neither such Party nor any of its Subsidiaries maintains, sponsors or contributes to or has any liability, including on account of any member of their respective Controlled Group, nor has within the past six years maintained, sponsored or contributed to, or had any liability with respect to: (i) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 or 4971 of the Code; or (ii) a Multiemployer Plan.

(e)          Except as required by Section 4980B of the Code (“COBRA”) or comparable state Law, no Benefit Plan provides retiree or post-employment or post-termination medical, life insurance or other welfare benefits to any Person, and none of such Party or any of its Subsidiaries has any obligation to provide such benefits (excluding such Benefit Plan that provides for employer payment or subsidy of COBRA premiums). No Party or any of its Subsidiaries has any material liability under Sections 4980D, 4980H, 6721 or 6722 of the Code.

(f)          Except as set forth in Section 5.7(f) of such Party’s Disclosure Letter or as contemplated by this Agreement, neither the execution and delivery of this Agreement, stockholder or other approval of this Agreement or the consummation of the Transactions could, either alone or in combination with another event; (i) entitle any Service Provider to severance pay or any increase in severance pay; (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such Service Provider; (iii) directly or indirectly require either such Party to transfer or set aside any assets to fund any benefits under any Benefit Plan; or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(l) of the Code).

(g)          Neither such Party nor any of its Subsidiaries has any obligation to provide, and no Benefit Plan or other agreement of such Party of any of its Subsidiaries provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(h)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) all Benefit Plans that are maintained primarily for the benefit of Service Providers outside of the United States (“Non-U.S. Benefit Plans”) comply with their terms and applicable local Law; and (ii) each Non-U.S. Benefit Plan which, under the Laws of the applicable foreign country, is required to be registered or approved by any Governmental Entity, has been so registered or approved and each Non-U.S. Benefit Plan intended to qualify for special tax treatment meets all the requirements for such treatment. No Non-U.S. Benefit Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA). All material contributions required to have been made by a Party or its Subsidiaries to any plan required to be maintained or contributed to under applicable Law that is maintained by a Governmental Entity have been timely made in all material respects.

5.8          Labor Matters.

(a)          No labor union, works council, or other labor organization (each, a “Union”) or group of Service Providers of any Party or its Subsidiaries has made a demand for recognition or certification since the Applicable Date, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of such Party, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There are, and since the Applicable Date have been, no strikes, concerted work stoppages, concerted slowdowns, lockouts, material arbitrations, or material labor grievances, unfair labor practice charges, or other material labor disputes pending or, to the Knowledge of such Party, threatened against any Party or any of their respective Subsidiaries. No Party or its Subsidiaries is a party to, subject to, or bound by any collective bargaining agreement or other Contract with any Union (each, a “Labor Agreement”), and no employee of any Party or its Subsidiaries is represented by (with respect to their employment by such Party or its Subsidiaries), any Union. To the Knowledge of such Party, there are, and since the Applicable Date have been, no union organizing activities pending or threatened against, or with respect to employees of any Party or its Subsidiaries. With respect to the transactions contemplated by this Agreement, each Party has satisfied in all material respects any pre-signing or pre-Closing notice, consultation, or other obligations owed to their employees or their employees’ representatives under any Labor Agreement.

(b)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party: (i) each Party and its Subsidiaries are, and since the Applicable Date have been, in compliance with all applicable Laws respecting labor, employment standards, workers’ compensation, terms and conditions of employment, employment and employment practices, including all Laws respecting the termination of employment, wages and hours, worker classification of employees as exempt or non-exempt, immigration, equal employment opportunities, harassment, discrimination, retaliation, the provision of meal and rest breaks, pay for all working time, classification of independent contractors, employee training and notices, affirmative action, unemployment insurance, and occupational safety and health; and (ii) no Party or any of its Subsidiaries has any liability or obligation under the WARN Act that remains unsatisfied.

(c)          Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such Party, there have been no written or other formal claims or investigations of harassment, discrimination, retaliation or similar actions against any senior manager, officer or director of such Party or its Subsidiaries at any time since the Applicable Date.

(d)          Since the Applicable Date, each Party has reasonably investigated all allegations of sexual or other harassment that have been made to such Party or its Subsidiaries against any senior level individual in his or her capacity as a Service Provider to such Party or its Subsidiaries. With respect to each such allegation with potential merit, such Party or its applicable Subsidiary has taken prompt corrective action reasonably calculated to prevent further improper action. No Party reasonably expects any material Liabilities with respect to any such allegation or is aware of any such allegation against any Service Provider of such Party that would reasonably be expected to bring such Party into material disrepute.

5.9          Compliance with Laws; Licenses.

(a)          The businesses of such Party and its Subsidiaries and, with respect to the business of each Party and its Subsidiaries that are operated by third parties, to the Knowledge of such Party, have not been since the Applicable Date, and are not being, conducted in violation of any applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party.

(b)          Except with respect to regulatory matters covered by Section 7.5, no investigation or review by any Governmental Entity with respect to such Party or any of its Subsidiaries is pending or, to the Knowledge of such Party, threatened, nor has any Governmental Entity indicated in writing an intention to conduct the same, nor has such Party received any written notice or communication of noncompliance with any such Laws that has not been cured as of the Signing Date, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party.

(c)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party: (i) such Party and each of its Subsidiaries has obtained and is in compliance with all Licenses necessary for it to own, lease or operate its properties, rights and other assets and to conduct its business and operations as currently conducted and have paid all fees and assessments due and payable in connection therewith; (ii) all such Licenses are in full force and effect; (iii) there is not currently threatened any suspension, revocation, termination, non-renewal, adverse modification or cancellation of any License; and (iv) no event has occurred which, with notice or lapse of time or both, would constitute a default or violation of any term, condition or provision of any License.

(d)          Such Party, its Subsidiaries, their respective directors and officers, and, to the Knowledge of such Party, their respective other Representatives and third-party agents (in their capacity as such), are, and since January 1, 2021, have been, in compliance with: (i) the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§78dd-l. et seq.); and (ii) the provisions of all anti-bribery, anti-corruption and Laws of each jurisdiction in which such Party and its Subsidiaries operate (collectively, “Anti-Corruption Laws”).

(e)          Such Party and its Subsidiaries have instituted, and maintain, or are subject to, policies and procedures reasonably designed to promote and achieve compliance with Anti-Corruption Laws.

(f)          Since April 24, 2019, neither such Party nor any of its Subsidiaries nor its or their vessels (Parent Vessels or Company Vessels, as applicable), nor any of their respective directors or officers, nor to the Knowledge of such Party, any of their respective other Representatives or third-party agents (in their capacity as such) (i) has been or is a Person that is: (x) listed on any list of designated or blocked persons related to trade, economic and financial sanctions Laws, regulations, embargoes, or restrictive measures, including those administered, enacted or enforced by the United States (including the Department of Treasury, Office of Foreign Assets Control), the European Union and enforced by its member states, the United Nations Security Council, His Majesty’s Treasury, and each jurisdiction in which such Party and its Subsidiaries operate (collectively, “Sanctions”); (y) a Governmental Entity of, located, or organized or resident in, a country or region that is the target of comprehensive Sanctions (as of the Signing Date, Cuba, Iran, North Korea, and the Crimea region and so-called Donetsk People’s Republic and Luhansk People’s Republic of Ukraine), or a Governmental Entity of Venezuela; or (z) 50% or more owned, directly or indirectly, individually or in the aggregate, or controlled by any one or more of the foregoing (collectively, a “Sanctioned Person”); or (ii) has (acting for or on behalf of such Party or any of its Subsidiaries) transacted business with or for the benefit of a Sanctioned Person or in any country or region that is the target of Sanctions, in each case in violation of Sanctions; or (iii) has (acting for or on behalf of such Party or any of its Subsidiaries): (A) engaged in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under any applicable International Trade Laws; or (B) otherwise been in violation of any applicable International Trade Laws.

(g)          Since January 1, 2021 (or in the case of Sanctions, since April 24, 2019), neither such Party nor any of its Subsidiaries has received from any Governmental Entity or any Person any written notice, written inquiry, or written internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Entity; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing, in each case related to Anti-Corruption Laws, Sanctions, and International Trade Laws.

5.10          Environmental Matters.

(a)          Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on such Party:

(i)          such Party and each of its Subsidiaries is and since the Applicable Date has been, in compliance with all applicable Environmental Laws, which compliance includes the possession of and compliance with Licenses required pursuant to any Environmental Law for it to own, lease or operate its properties and other assets and to conduct its business or occupy its facilities and all such Licenses are in full force and effect;

(ii)          there has been no Release, treatment, storage, disposal or arrangement for the disposal of, transportation, handling of, or exposure of any Person to, or contamination by, Hazardous Materials by such Party nor any of its Subsidiaries nor, to such Party or any of its Subsidiaries’ Knowledge, any other Person, in each case that has resulted or would give rise to liabilities of such Party or any of its Subsidiaries under Environmental Laws;

(iii)          neither such Party nor any of its Subsidiaries has expressly retained or assumed contractually any liabilities of any other Person under Environmental Laws;

(iv)          neither such Party nor any of its Subsidiaries is subject to any outstanding Governmental Order issued under Environmental Laws; and

(v)          neither such Party nor any of its Subsidiaries has since the Applicable Date (or earlier if unresolved) received any written unresolved claim, or complaint from any Person, or is subject to any Proceeding before any Governmental Entity that is pending or, to the Knowledge of such Party, threatened, in each case relating to any noncompliance by or liability of such Party or its Subsidiaries under Environmental Laws.

(b)          Such Party and its Subsidiaries has made available to the other Party all material reports, audits, assessments and other material documents drafted or prepared since the Applicable Date bearing on any material environmental, health and safety liabilities relating to such Party and its Subsidiaries’ current or former operations, properties or facilities, in each case that are in such Party’s possession.

5.11          Tax Matters.

(a)          Except for those matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on such Party:

(i)          Such Party and each of its Subsidiaries: (A) have duly prepared and filed (taking into account any applicable extension of time within which to file) all Tax Returns required to be filed by any of them with the appropriate Tax authority and all such filed Tax Returns are complete and accurate in all respects; (B) have paid all Taxes that are due and payable (whether or not shown as due and payable on such filed Tax Returns), except for Taxes for which appeals have been filed and are ongoing or adequate reserves have been established in accordance with GAAP; (C) have withheld and paid over to the appropriate Governmental Entity all Taxes required to have been withheld and paid over under applicable Law in connection with amounts paid or owing to any Service Provider, stockholder, creditor, independent contractor or other third party (each as determined for Tax purposes); and (D) have not waived any statute of limitations with respect to Taxes or agreed to (or otherwise been granted) any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is currently outstanding.

(ii)          No deficiency with respect to any amount of Taxes has been proposed, asserted or assessed against such Party or any of its Subsidiaries that has not been settled, paid or withdrawn. There are no pending or, to the Knowledge of such Party, threatened in writing disputes, claims, audits, examinations or other Proceedings before any Governmental Entity regarding any Taxes of such Party and its Subsidiaries or the assets of such Party and its Subsidiaries.

(iii)          Neither such Party nor any of its Subsidiaries has been informed in writing by any jurisdiction where such Party or any of its Subsidiaries does not file a type of Tax Return that such jurisdiction believes that such Party or any of its Subsidiaries was required to file a type of Tax Return that was not filed or pay any Taxes that were not paid, which claim has not been resolved.

(iv)          Neither such Party nor any of its Subsidiaries: (A) has been a member of an affiliated, consolidated, combined, unitary or similar Tax group (other than any Tax group of which such Party is or was the common parent); or (B) has any liability for Taxes of any Person (other than such Party or any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, or otherwise by operation of Law.

(v)          There are no Encumbrances for Taxes (other than Permitted Encumbrances) on any of the assets of such Party or any of its Subsidiaries.

(vi)          Neither such Party nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than: (A) such an agreement or arrangement exclusively between or among such Party and its Subsidiaries; or (B) a commercial agreement or arrangement the primary purpose of which is not related to Taxes).

(vii)          Within the past two years prior to the Signing Date or otherwise pursuant to a plan (or series of related transactions), within the meaning of Section 355(e) of the Code, that includes the Mergers, neither such Party nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-deferred treatment under Section 355 of the Code (or so much of Section 356 of the Code) as relates to Section 355 of the Code or any similar provision of state, local or non-U.S. Law.

(viii)          Neither such Party nor any of its Subsidiaries has participated in: (A) a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or under any corresponding or analogous provision of state, local or non-U.S. Tax Law; or (B) a “tax shelter” within the meaning of Section 6662 of the Code or any corresponding or similar provision of state, local, or non-U.S. Tax Law.

(ix)          Neither such Party nor any of its Subsidiaries will be required to include any material item of income (or exclude any item of deduction) in any taxable period (or portion thereof) beginning after the Closing Date as a result of: (A) a change in or incorrect method of accounting occurring prior to the Closing Date; (B) a prepaid amount received, or paid, outside of the Ordinary Course prior to the Closing Date; (C) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) executed on or prior to the Closing Date; (D) any prepaid contract or installment sale entered into prior to the Closing Date; (E) intercompany transactions or any excess loss account described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of applicable state, local, or non-U.S. Law), entered into or created prior to the Closing Date; (F) deferred revenue accrued outside of the Ordinary Course prior to the Closing Date; (G) deferred gains arising prior to the Closing Date; or (H) “global intangible low-taxed income” within the meaning of Section 951A of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law) or “subpart F income” within the meaning of Section 951 of the Code (or any corresponding or similar provision of applicable state, local, or non-U.S. Law) attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date (i.e., measured as though the Closing Date were the last day of the applicable taxable period).

(x)          Neither such Party nor any of its Subsidiaries is an “investment company” within the meaning of Section 368(a)(2)(F)(iii) of the Code.

(xi)          Neither such Party nor any of its Subsidiaries is a “Prohibited Foreign Entity” within the meaning of Section 7701(a)(51) of the Code for the taxable year that includes the Closing Date.

(b)          Neither such Party nor any of its Subsidiaries has taken or agreed to take any action or has any reason to believe that any fact, plan or condition exists that could reasonably be expected to prevent or impede the Mergers, taken together, from qualifying for the Intended Tax Treatment.

5.12          Intellectual Property.

(a)          Section 5.12(a) of such Party’s Disclosure Letter lists all patents and patent applications, trademark registrations and trademark applications, copyright registrations and copyright applications, and domain names, in each case, that are included in such Party’s Company Intellectual Property. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on such Party: (i) such Party or a Subsidiary of such Party: (x) owns, or is licensed or otherwise possesses adequate rights to use (in the manner and to the extent it has used the same), all Intellectual Property used in their respective businesses as currently conducted; and (y) owns all right, title and interest to its Company Intellectual Property, in each of (x) and (y), free and clear of all Encumbrances (except Permitted Encumbrances); and (ii) such Party’s registered Company Intellectual Property is subsisting, valid and enforceable.

(b)          Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on such Party: (i) there are no pending, or to the Knowledge of such Party, threatened claims by any Person alleging infringement, misappropriation, dilution, or other violation by such Party or any of its Subsidiaries of the Intellectual Property of any Person; (ii) the conduct of the businesses of such Party and its Subsidiaries has not since the Applicable Date infringed, misappropriated or diluted, and does not infringe, misappropriate, dilute or otherwise violate, any Intellectual Property of any Person; (iii) neither such Party nor any of its Subsidiaries has since the Applicable Date made any claim of infringement, misappropriation, dilution or other violation by others of its rights to or in connection with such Party’s Company Intellectual Property; (iv) to the Knowledge of such Party, no Person has since the Applicable Date or is currently infringing, misappropriating, diluting or otherwise violating any of such Party’s Company Intellectual Property; and (v) since the Applicable Date, no Party has received any written claim or notice from any Person alleging that such Party’s registered Company Intellectual Property is invalid or unenforceable or challenging the ownership thereof.

(c)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party: (i) such Party and each of its Subsidiaries has taken commercially reasonable efforts, to protect and maintain its Company Intellectual Property; (ii) no Person has gained unauthorized access to any material trade secrets or other confidential information of such Party and its Subsidiaries; and (iii) all individuals who have contributed to the development of such Party’s (or its Subsidiaries’) Company Intellectual Property have entered into an agreement assigning all rights in and to such Company Intellectual Property to such Party (or to one of its Subsidiaries).

(d)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party, such Party and each of its Subsidiaries has taken commercially reasonable efforts to: (i) protect and maintain the confidentiality, integrity and security of its IT Assets and the data, software and other information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by any Person, including the implementation of reasonable backup and disaster recovery technology processes; and (ii) prevent the introduction of disabling codes or instructions, spyware, trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party, such Party’s IT Assets are sufficient, including with respect to the number of license seats, for the continued conduct of such Party’s business as currently conducted and do not contain disabling codes or instructions, spyware, trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party, since the Applicable Date, no such Party or any of its Subsidiaries has experienced any actual cyber or security incident, breach, phishing incident, ransomware or malware attack, or any loss, distribution, compromise, exfiltration, processing or disclosure of, and no Person has gained unauthorized access to, any confidential information, trade secrets, IT Assets owned, used, held for use or processed by or on behalf of such Party or any of its Subsidiaries or the information (including Personal Data) stored or contained therein or transmitted thereby.

(e)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party, since the Applicable Date: (i) such Party and each of its Subsidiaries has operated and conducted its business in compliance with all applicable Laws relating to data protection, information privacy, or security, or any other Data Requirements; and (ii) neither such Party nor any of its Subsidiaries have received any written notice of any claims or threats, or has been charged with or been subject to any Proceeding, in each case, relating to Personal Data or any Data Requirement. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party, such Party’s consummation of the Transactions does not and will not reasonably be expected to violate or breach any Data Requirements.

5.13          Insurance. All maritime, marine, vessel (including hull & machinery and protection and indemnity), fire, casualty, bumbershoot and general liability, business interruption, product liability, environmental liability, sprinkler and water damage, workers’ compensation and employer liability, directors’, officers’ and fiduciaries’ policies and other liability insurance policies (“Insurance Policies”) maintained by such Party or any of its Subsidiaries are with reputable insurance carriers, provide adequate coverage for all normal risks incident to the business of such Party and its Subsidiaries and their respective properties, vessels and assets, and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party. Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, and neither such Party nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Insurance Policies, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party.

5.14          Material Contracts.

(a)          Except for this Agreement, the Existing Securityholders Agreement and as set forth on Section 5.14 of such Party’s Disclosure Letter, as of the Signing Date, none of such Party or its Subsidiaries is a party to or bound by any Contract (other than: (x) any Benefit Plans; (y), except in the case of Section 5.14(a)(i), any lease, sublease, rental or occupancy agreement, license or other Contract that, in each case, provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any Real Property; or (z) Contract relating to Insurance Policies):

(i)          that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Exchange Act);

(ii)          that materially limits, curtails or restricts or purports to materially limit, curtail or restrict, or, in the case of Parent after the Effective Time, would or would purport to materially limit, curtail, or restrict, either: (A) (x) the type of business in which such Party or any of its Subsidiaries or Affiliates may engage; (y) the locations in which any of them may so engage in any business; or (z) the vendors or suppliers which such Party or any of its Subsidiaries may engage or use; or (B) the ability of such Party or any of its Subsidiaries or Affiliates to hire or solicit for hire for employment any individual or group, except for non-disclosure or confidentiality agreements entered into in connection with actual or contemplated acquisitions or dispositions;

(iii)          for any joint venture, partnership or similar arrangement, in each case that is material to such Party and its Subsidiaries, taken as a whole;

(iv)          (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities of such Party or any of its Subsidiaries (other than any Organizational Documents of such Party or any of its Subsidiaries); (B) providing any Person with any preemptive right, right of participation, right of maintenance, or any similar right with respect to any securities of such Party; or (C) providing such Party or any of its Subsidiaries with any right of first refusal with respect to, or right to repurchase or redeem, any securities of such Party, except for Contracts evidencing Company Equity Awards or Parent Equity Awards;

(v)          pursuant to which such Party or any of its Subsidiaries has any outstanding “earnout” or other contingent, deferred or fixed payment obligations in excess of $50,000 (excluding, for the avoidance of doubt, Ordinary Course accounts payable and other similar obligations);

(vi)          that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note or mortgage providing for (including written Contracts to provide commitments therefor) or guaranteeing Indebtedness of any Person (whether incurred, assumed, guaranteed or secured by any asset) in excess of $1,000,000 or that becomes due and payable upon, or provides a right of termination or acceleration as a result of, the consummation of the Transactions, other than Contracts between or among or for the benefit of such Party and any of its wholly owned Subsidiaries or between or among any such wholly owned Subsidiaries;

(vii)          that is with any manufacturer, vendor or other supplier with respect to which manufacturer, vendor or other supplier the aggregate annual spend for the year ended December 31, 2025 exceeded $5,000,000 for such Party and its Subsidiaries, taken as a whole, or which manufacturer, vendor or other supplier imposes a minimum purchase order;

(viii)          relating to any Swaps, letters of credit, bank guarantees, or other similar Contracts or arrangements;

(ix)          is an acquisition agreement, asset purchase agreement, sale agreement, purchase agreement, stock purchase agreement, put agreement, call agreement or other similar agreement pursuant to which: (A) such Party or any of its Subsidiaries would reasonably be expected to be obligated to pay total consideration including assumption of debt after the Signing Date in excess of $10,000,000; (B) any third party has the right to acquire any assets of such Party or any of its Subsidiaries with a fair market value or purchase price of more than $10,000,000; or (C) any third party has the right to acquire any interests in such Party or any of its Subsidiaries, other than, in the case of clauses (A) and (B), sales of goods or services in the Ordinary Course;

(x)          that is a Labor Agreement;

(xi)          between such Party and its Subsidiaries, on the one hand, and such Party’s Affiliates (other than Subsidiaries of such Party) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act;

(xii)          that arises out of any material Intellectual Property-related dispute (including any co-existence or settlement agreement) or under which any license or other rights are granted or received with respect to such Party’s material Intellectual Property or material IT Assets, excluding: (A) agreements with employees or contractors entered into in the ordinary course on such Party’s form; or (B) non-exclusive licenses: (x) entered into in the Ordinary Course; or (y) to commercially available software on standard terms and conditions with aggregate annual or upfront payments of less than $250,000 individually;

(xiii)          that provides for any standstill or similar obligations restricting the purchase by such Party of securities of a third Person;

(xiv)          that is a Government Contract;

(xv)          that imposes any: (A) most-favored nation obligation; (B) exclusivity or similar restriction; or (C) limitation or restriction on the provision of services to any other Person regardless of whether such Person is a current or prospective client;

(xvi)          where such Party or its Subsidiaries has agreed to indemnify any Person (other than such Party or its Subsidiaries) outside of the ordinary course of business; and

(xvii)          that results in any Person holding a power of attorney from such Party or any of its Subsidiaries that relates to such Party, any of its Subsidiaries or their respective business, in any jurisdiction other than within the United States.

Each such Contract described in this Section 5.14(a), together with, with respect to Parent, all Contracts filed as exhibits to Parent’s Reports, is referred to herein as a “Material Contract.”

(b)          A true and complete copy of each Material Contract, and any amendments thereto, of such Party or its Subsidiaries entered into prior to the Signing Date has been made available to the other Party. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on such Party: (i) each of the Material Contracts is binding on such Party or its Subsidiaries, as the case may be, and to the Knowledge of such Party, each other party thereto, in accordance with its terms and subject to the Bankruptcy and Equity Exception, and is in full force and effect; and (ii) each of such Party and its Subsidiaries (to the extent they are party thereto or bound thereby) and, to the Knowledge of such Party, each other party thereto has performed all obligations required to be performed by it under each Material Contract. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on such Party: (A) each of such Party and its Subsidiaries is not (with or without notice, lapse of time or both) in breach or default thereunder and, to the Knowledge of such Party, no other party to any Material Contract is (with or without notice, lapse of time or both) in breach or default thereunder; and (B) neither such Party nor any of its Subsidiaries has received written notice from the other party to any Material Contract of any intention to cancel, terminate, materially change the scope of rights and obligations under or not to renew such Material Contract.

5.15          Title to Assets; Condition and Sufficiency of Tangible Assets. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party: (i) each of such Party and its Subsidiaries has good and marketable title to, or in the case of leased assets, valid leasehold interests in, all of its assets (other than Real Property), tangible or intangible, free and clear of any Encumbrances other than Permitted Encumbrances; (ii) such Party or one of its Subsidiaries owns or leases all equipment, machinery and other tangible personal property used in or necessary to conduct its business as currently conducted by such Party; and (iii) each such item of equipment, machinery and other tangible personal property is in good repair, working order and operating condition and are capable of being used for and adequate for their intended purposes, ordinary wear and tear and routine maintenance excepted.

5.16          Real Property.

(a)          The real property listed on Section 5.16(a) of such Party’s Disclosure Letter constitutes the only Owned Real Property or Leased Real Property of such Party and its Subsidiaries that is necessary for the conduct of the business of such Party and its Subsidiaries in the manner in which such business is being conducted as of the Signing Date.

(b)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party, with respect to the Owned Real Property of such Party: (i) such Party or one of its Subsidiaries, as applicable, has good and indefeasible title to such Owned Real Property, free and clear of any Encumbrance except for Permitted Encumbrances; and (ii) there are no outstanding options or rights of first refusal to purchase such Owned Real Property, or any portion thereof or interest therein.

(c)          With respect to the Leased Real Property of such Party, the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect, and none of such Party or any of its Subsidiaries is in breach of or default under such lease or sublease in any material respect, and no event has occurred, which, with notice, lapse of time or both, would constitute a breach or default by any of such Party or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party.

5.17          Rights of Way. Each such Party and its Subsidiaries has such Consents, easements, rights of way, permits, licenses, and other similar real estate interests (collectively “Rights of Way”) as are sufficient to conduct its business as presently conducted, except for such Rights of Way the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party. Each such Party and its Subsidiaries has fulfilled and performed all of its material obligations with respect to such Rights of Way and has conducted its business in a manner that does not violate any of the Rights of Way in any material respect and, to the Knowledge of such Party, no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights of Way, except for such revocations, terminations and impairments that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party. All wells, pipelines and other similar operations operated by such Party and its Subsidiaries, if any, are located on valid Rights of Way, or are located on Owned Real Property or Leased Real Property of such Party or its Subsidiaries, and, to the Knowledge of such Party, there are no gaps (including any gap arising as a result of any breach by such Party or any of its Subsidiaries of the terms of any Rights of Way) in the Rights of Way other than gaps that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party.

5.18          Jones Act. Such Party is a “citizen of the United States” as such term is defined in Section 2 of the Shipping Act of 1916, as amended (46 U.S.C. § 50501), and the regulations promulgated thereunder by U.S. Governmental Entities, and is otherwise eligible to own and operate vessels documented in the United States with a coastwise endorsement under 46 U.S.C. § 12103 for operation in accordance with U.S. cabotage laws, 46 U.S.C. ch. 551, and the rules and regulations promulgated thereunder by U.S. Governmental Entities (collectively, all of the foregoing statutes, rules, and regulations, together with 15 U.S.C § 56101, and each as amended from time to time and any successor or replacement statutes, the “Jones Act”), and has been for as long as it has owned or operated any vessels in the Coastwise Trade.

5.19          Affiliate Transactions. Neither such Party nor any of its Subsidiaries is party to any transaction or arrangement under which any: (a) present or former executive officer or director of such Party or any of its Subsidiaries; (b) a “beneficial owner” or “group” (each within the meaning of Section 13(d) of the Exchange Act) of 5% or more of such Party’s equity securities; or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other Contract with or binding upon such Party or any Subsidiary of such Party or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by such Party pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

5.20          Preferential Rights. Except as set forth on Section 5.20 of such Party’s Disclosure Letter, there are no preferential purchase rights, rights of first or last offer, negotiation or refusal in Contracts or agreements binding upon the assets of such Party or its Subsidiaries that would be triggered by the consummation of the Transactions that would result in a loss of any material portion of such Party’s or its Subsidiaries’ assets.

5.21          Information Supplied. None of the information supplied or to be supplied by such Party or its Subsidiaries for inclusion or incorporation by reference in: (a) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and (b) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to the shareholders of Parent and at the time of the Parent Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.22          Financial Assurance Obligations.

(a)          Section 5.22 of such Party’s Disclosure Letter sets forth (i) a complete and accurate list of all Financial Assurances posted, maintained or otherwise provided by such Party or its Subsidiaries, or by an Affiliate on behalf of such party or its Subsidiaries, as of the Signing Date, in support of the obligations of such Party or its Subsidiaries to any Governmental Entity, contract counterparty, or other Person related to the ownership of its properties and assets and (ii) any other material sinking funds, reserves, escrows, cash deposits, financial instruments, surety agreements and similar agreements, guarantees and other items of credit support that such Party, its Subsidiaries or their Affiliates is liable for or that are binding on the assets, as of the Signing Date, including, in each case of clause (i) and (ii), the type and amount of such credit support and the date such credit support was provided.

(b)          Except as set forth on Section 5.22 of such Party’s Disclosure Letter, no such Party, nor any of its Subsidiaries or Affiliates, has any obligation (whether pursuant to applicable Law or contract or otherwise) to post, maintain or otherwise provide any Financial Assurance with respect to any of the properties and assets.

5.23          Decommissioning. As of the Signing Date, there is no part of the assets in respect of which such Party, or to such Party’s Knowledge any third party, has received a written order from any Governmental Entity imposing any Decommissioning Obligations regarding any of the assets that have not yet been completed as of the Signing Date.

ARTICLE VI

INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND PARENT

Except: (x) with respect to Parent, as set forth in Parent’s Reports filed with or furnished to the SEC during the period from January 1, 2024 and publicly available on EDGAR at least twenty-four hours prior to the Signing Date (excluding any disclosures set forth or referenced in any risk factor section, in any section relating to forward-looking disclosure, or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature); (y) with respect to the Company, as set forth in the Company Registration Statement (excluding any disclosures set forth or referenced in any risk factor section, in any section relating to forward-looking disclosure, or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature); or (z) with respect to both the Company and Parent in the corresponding sections or subsections of the Parent Disclosure Letter or Company Disclosure Letter delivered to the other Party concurrently with the execution and delivery of this Agreement, Parent hereby represents and warrants to the Company, in respect of Sections 6.1 through Section 6.11, and the Company hereby represents and warrants to the Parent Parties, in respect of Section 6.12 through Section 6.21, in each case, that:

6.1          Parent Capital Structure.

(a)          In the case of Parent, the authorized capital stock of Parent consists of 240,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (the “Parent Preferred Stock”). As of April 22, 2026 (the “Measurement Date”): (i) 147,296,092 shares of Parent Common Stock (including 127,158 shares of Parent Common Stock subject to Parent Restricted Stock Awards) were issued and outstanding; (ii) no shares of Parent Common Stock were held by Parent in its treasury; and (iii) no shares of Parent Preferred Stock were issued and outstanding. All of the outstanding shares of Parent Common Stock have been, and all shares of Converted Parent Common Stock to be issued pursuant to this Agreement will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, and none of the shares of Converted Parent Common Stock to be issued pursuant to this Agreement will be issued in violation of any applicable Laws or any preemptive or similar rights. Parent has no shares of Parent Common Stock or Parent Preferred Stock reserved for issuance, except that, as of the Measurement Date, there were (a) 7,866,960 shares of Parent Common Stock reserved for future issuance under the Parent Stock Plans (6,726,813 net of unvested Parent RSU Awards), (b) 1,140,147 shares of Parent Common Stock subject to outstanding Parent RSU Awards, and (c) 2,708,670 shares of Parent Common Stock subject to outstanding Parent PSU Awards (assuming maximum performance) granted under the Parent Stock Plans.

(b)          Section 6.1 of the Parent Disclosure Letter sets forth the following information with respect to each Parent Equity Award outstanding as of the Signing Date, as applicable: (i) the name or identification number of the holder of such Parent Equity Award; (ii) whether such Parent Equity Award is a Parent Restricted Stock Award, Parent PSU Award, or Parent RSU Award; (iii) the number of shares of Parent Common Stock subject to such Parent Equity Award; (iv) the date on which such Parent Equity Award was granted; and (v) the applicable vesting schedule, including the number of vested and unvested shares, if applicable.

(c)          Each of the outstanding shares of capital stock or other securities of each of Parent’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and each of the outstanding shares of capital stock or other securities of each of Parent’s Significant Subsidiaries is owned beneficially and of record by Parent or by a direct or indirect wholly owned Subsidiary of Parent, free and clear of any pledge, lien, charge, option, hypothecation, mortgage, security interest, adverse right, restriction, prior assignment, license, sublicense or any other encumbrance of any kind or nature whatsoever, whether contingent or absolute, or any agreement, option, right or privilege (whether by Law, Contract or otherwise) capable of becoming any of the foregoing (an “Encumbrance”, and any action of correlative meaning, to “Encumber”) (excluding such transfer restrictions of general applicability as may be provided under the Securities Act, the “blue sky” Laws of the various States of the United States or similar Law of other applicable jurisdictions).

(d)          As of the Signing Date, there are no outstanding subscriptions, options, warrants, stock appreciation rights, preemptive rights, phantom stock, puts, call agreements, understandings, claims or other agreements, commitments or rights of any type relating to the issuance, sale, redemption, or transfer by Parent of any equity securities of Parent or its Subsidiaries, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Parent or its Subsidiaries and neither Parent nor any of its Subsidiaries has any obligation to issue any additional securities or to pay for or repurchase any securities of Parent or its Subsidiaries.

(e)          The shares of Parent Common Stock are, and the shares of Converted Parent Common Stock to be issued pursuant to this Agreement will be, registered under the Exchange Act.

(f)          Since the Measurement Date and through the Signing Date, Parent has not: (A) issued any shares of Parent Common Stock (other than upon the exercise or settlement (as applicable) of Parent RSU Awards or Parent PSU Awards outstanding as of the Measurement Date); or (B) granted any Parent Equity Awards or similar awards.

(g)          Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of Parent on any matter.

6.2          Parent Recommendation and Fairness. In the case of Parent, the Parent Board has, at a meeting duly called and held at which all directors of Parent were present, duly and adopted resolutions: (a) determining that this Agreement and the Transactions are fair to, advisable and in the best interests of, Parent and the holders of shares of Parent Common Stock; (b) approving and declaring advisable this Agreement, the Requisite Parent Vote Matters and the Optional Parent Vote Matters, and the Transactions, on the terms and subject to the conditions set forth in this Agreement; (c) directing that the Requisite Parent Vote Matters and the Optional Parent Vote Matters be submitted to the holders of shares of Parent Common Stock for their approval; and (d) recommending that the holders of shares of Parent Common Stock vote in favor of the approval of the Requisite Parent Vote Matters and the Optional Parent Vote Matters on the terms and subject to the conditions set forth in this Agreement (the “Parent Recommendation”), which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 7.2(d)(ii) or Section 7.2(d)(iii). The Parent Board has received the opinion of its financial advisor, Goldman Sachs & Co. LLC, to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Goldman Sachs & Co. LLC set forth in such opinion, the Exchange Ratio is fair, from a financial point of view, to Parent.

6.3          Parent Voting Requirements. The Requisite Parent Vote is the only vote of holders of any securities of Parent or its Subsidiaries necessary to approve the Requisite Parent Vote Matters and no other vote of holders of any securities of Parent or its Subsidiaries (excluding the Parent Consents with respect to Parent Sub and LLC Sub, which have been obtained or will be obtained immediately following the execution of this Agreement) is necessary to approve the Transactions. The Parent Consents are the only approval necessary on behalf of Parent Sub and LLC Sub to approve the adoption of this Agreement and have been obtained or will be obtained immediately following the execution of this Agreement.

6.4          Merger Subs Authority; Approval.

(a)          Each of Parent Sub and LLC Sub has all requisite corporate or limited liability company power and authority and has taken all corporate or limited liability company action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions, and the execution and delivery of this Agreement and the consummation of the Transactions by Parent Sub and LLC Sub have been duly authorized by all necessary corporate or limited liability company action on the part of Parent Sub and LLC Sub, subject only to the receipt of the Parent Consents, which have been obtained or will be obtained immediately following the execution of this Agreement. Assuming the due execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of Parent Sub and LLC Sub enforceable against Parent Sub and LLC Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)          Parent Sub is a wholly owned Subsidiary of Parent that was formed solely for the purpose of engaging in the First Company Merger. Since the date of its incorporation and prior to the Effective Time, Parent Sub has not engaged in any activities other than the execution of this Agreement, the performance of its obligations hereunder, and matters ancillary thereto, and prior to the Effective Time will have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the First Company Merger. Parent Sub is, and since its formation has been, classified as a corporation for U.S. federal (and applicable state and local) income tax purposes.

(c)          LLC Sub is a wholly owned Subsidiary of Parent that was formed solely for the purpose of engaging in the Second Company Merger. Since the date of its formation and prior to the Second Company Merger Effective Time, LLC Sub has not engaged in any activities other than the execution of this Agreement, the performance of its obligations hereunder, and matters ancillary thereto, and prior to the Second Company Merger Effective Time will have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Second Company Merger. LLC Sub is, and since its formation has been, properly treated as an entity disregarded as separate from Parent for U.S. federal (and applicable state and local) income tax purposes.

6.5          Parent Brokers and Finders. Neither Parent nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Transactions, except that Parent has engaged Goldman Sachs & Co. LLC as its financial advisor, the fees and expenses of which will be paid by Parent.

6.6          Parent Vessels

(a)          Section 6.6(a) of the Parent Disclosure Letter sets forth a true, correct and complete list of each Parent Vessel, including: (i) its name; (ii) its official number; (iii) its flag; (iv) whether such Parent Vessel is owned, leased or chartered; (v) the vessel type; and (vi) whether such Parent Vessel is documented with the U.S. Coast Guard with a designation of the current endorsement for each documented Parent Vessel. Neither Parent nor any Subsidiary of Parent owns, operates, leases or charters any vessels other than the Parent Vessels set forth on Section 6.6(a) of the Parent Disclosure Letter.

(b)          Each Parent Vessel is free and clear of all Encumbrances, other than Permitted Encumbrances.

(c)          Each Parent Vessel set forth on Section 6.6(c) of the Parent Disclosure Letter (each, a “Parent Coastwise Vessel”) (i) was built in the United States, (ii) is eligible for operation in Coastwise Trade, (iii) is documented as a U.S. flag vessel, has a valid Certificate of Documentation with coastwise endorsements or is qualified for coastwise documentation but not required to be documented, and (iv) has never (x) been owned by or sold to any Person, or bareboat or demise chartered or leased to any Person, that did not qualify as a “citizen of the United States” as such term is defined in Section 2 of the Shipping Act of 1916, as amended, 46 U.S.C. § 50501, (y) been registered under the laws of a foreign country, or (z) been rebuilt foreign (as defined in 46 C.F.R § 67.177).

(d)          Parent and each Subsidiary of Parent that owns a Parent Vessel maintains valid Certificates of Financial Responsibility (Oil Pollution) issued by the U.S. Coast Guard pursuant to the Federal Water Pollution Control Act for such Parent Vessels (to the extent that such certificate may be required by applicable Law) and such other similar certificates as may be required in the course of the operation of such Parent Vessels pursuant to applicable Law.

(e)          No event has occurred and no condition exists that is reasonably likely to cause any classed Parent Vessel’s classification to be suspended or withdrawn and all events and conditions that are required by such Parent Vessel’s classification society to be reported as to such Parent Vessel’s class have been disclosed and reported to such Parent Vessel’s classification society.

(f)          Each Parent Vessel is operated in compliance with all applicable Maritime Guidelines and Laws, except where such failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Parent Vessel has complied in all material respects with the regulations regarding officers and crew in force in the country of such Parent Vessel’s flag or any other applicable Law.

(g)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Parent Vessel: (A) is duly registered under the flag set forth in Section 6.6 of the Parent Disclosure Letter; (B) is adequate and suitable for use by Parent in its business as presently conducted; (C) is afloat and seaworthy; (D) has all national and international operating and trading certificates and endorsements (for the avoidance of doubt such certificates and endorsements may be extended due to delays in the Ordinary Course as a result of trading patterns, surveyor availability, drydock availability and/or similar operational matters), that are required for the operation of such Parent Vessel in the trades and geographic areas in which it is operated, each of which is valid; and (E) has been classed by a classification society that is a member of the International Association of Classification Societies, and is fully in class with no significant material recommendations or notations, except to the extent such classification is not required for the operation of such Parent Vessel in the trades and geographic areas in which it is operated; and (ii) no event has occurred and no condition exists that would reasonably be expected to cause any Parent Vessel’s classification society to be suspended or withdrawn and all events and conditions that are required to be reported as to the class have been disclosed and reported to such Parent Vessel’s classification society.

(h)          No Parent Vessel is subject to: (i) requisition of title or other compulsory acquisition, requisition, appropriation, expropriation, nationalization, deprivation, forfeiture, or confiscation for any reason by any Governmental Entity or other competent authority, whether de jure or de facto, but excluding requisition for use or hire not involving requisition of title; (ii) any actual, constructive, compromised, agreed, or arranged total loss, as applicable, including such loss as may arise during a requisition for hire; (iii) any hijacking, piracy, theft, capture, detention, confiscation, forfeiture, seizure, condemnation, arrest, restraint, or disappearance which deprives Parent or any of its Subsidiaries (as applicable) of the use of such Parent Vessel; or (iv) any requisition for hire, and no Parent Vessel has been subject to such events within the last three (3) years.

(i)          Each of the Parent Vessel’s insurances are, except as would not reasonably be expected to have a Material Adverse Effect:

(i)          in dollars;

(ii)          in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least equal to the fair market value of that Parent Vessel;

(iii)          in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry;

(iv)          in the case of protection and indemnity risks, in respect of the full tonnage of its Parent Vessel;

(v)          on approved terms customary in major marine insurance markets; and

(vi)          through internationally recognized marine insurance brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

6.7          Parent Financial Statements. The financial statements (including related notes, if any) of Parent included in Parent’s Reports at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively): (a) complied as to form in all material respects with applicable financial accounting requirements and with the published rules and regulations of the SEC with respect thereto; (b) were prepared in all material respects in accordance with GAAP during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC); and (c) fairly present in all material respects (subject in the case of unaudited statements to normal, recurring audit adjustments which are not material in significance or amount, and to any other adjustments described therein, including the notes thereto) the consolidated financial position of Parent and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. The financial books and records of Parent and its Subsidiaries are accurate and complete, in all material respects, have been maintained in accordance with sound business practices and GAAP (to the extent applicable) and accurately present and reflect in all material respects all of the transactions and actions described therein and Parent’s financial statements have been prepared, in all material respects, in accordance with such books and records.

6.8          Parent Reports; Parent Internal Controls and Procedures.

(a)          Parent has filed or furnished, as applicable, on a timely basis, all forms, schedules, prospectuses, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since January 1, 2024 (the “Applicable Date”) (the forms, schedules, prospectuses, statements, reports and documents filed or furnished to the SEC since the Applicable Date and those filed or furnished to the SEC subsequent to the Signing Date, including any amendments thereto, Parent’s “Reports”). Each of Parent’s Reports, at the time of its filing or being furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively), complied, or if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of their respective dates (or, if amended or superseded by a filing prior to the Signing Date, then as of the date of such filing), Parent’s Reports did not, and any of Parent’s Reports filed with or furnished to the SEC subsequent to the Signing Date will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. No Subsidiary of Parent is subject to periodic reporting requirements of the Exchange Act other than as part of Parent’s consolidated group or required to file any form, report or other document with the SEC, the NYSE or any other stock exchange or comparable Governmental Entity other than routine and ordinary filings (such as filings regarding ownership holdings or transfers).

(b)          Parent is, and has been at all times since the Applicable Date, in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. Except as permitted by the Exchange Act, including Sections 13(k)(2) and 13(k)(3) thereunder, or the rules and regulations promulgated by the SEC, neither Parent nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of such Party.

(c)          Since the Applicable Date, Parent has maintained disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information relating to Parent, including its consolidated Subsidiaries, required to be disclosed in Parent’s periodic and current reports under the Exchange Act is accumulated and communicated to Parent’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of Parent have evaluated the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any report on Form 10-K or Form 10-Q, or any amendment thereto, his or her conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d)          Parent is not a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among Parent, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any agreement described in Section 303(a)(4) of Regulation S-K promulgated under the Exchange Act)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s consolidated financial statements.

(e)          Parent maintains “internal control over financial reporting” (as defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles (“GAAP”) and includes policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent are being made only in accordance with authorizations of management and directors of Parent; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on its financial statements. The records, systems, controls, data and information of Parent and its Subsidiaries that are used in the systems of disclosure controls and procedures and of financial reporting controls and procedures described above are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of Parent or a wholly owned Subsidiary of Parent or its accountants, except as would not reasonably be expected to adversely affect or disrupt, in any material respect, Parent’s systems of disclosure controls and procedures and of financial reporting controls and procedures or the reports generated thereby.

(f)          Since the Applicable Date, none of Parent’s Board or the audit committee of the Parent Board or, to the Knowledge of the Parent, the Parent’s auditors, (i) has received any written notification of any “significant deficiency” in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, (ii) has identified for Parent’s auditors, the Parent Board and the audit committee of the Parent Board any “material weakness” in internal controls over financial reporting and (iii) has received any written notification of any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. Since the Applicable Date, no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities Laws or breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to Parent’s chief legal officer, audit committee (or other committee designated for the purpose) pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or Parent’s policy contemplating such reporting, including in instances not required by those rules. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no material concerns from Parent’s employees regarding questionable accounting or auditing matters, have been received by Parent. Since the Applicable Date, any material change in internal control over financial reporting required to be disclosed in any Report has been so disclosed.

(g)          As of the Signing Date, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to Parent’s Reports. To the Knowledge of Parent, none of Parent’s Reports is subject to ongoing review or outstanding SEC comment or investigation. Parent has made available to the Company true, correct and complete copies of all written correspondence between the SEC, on the one hand, and Parent and any of its Subsidiaries, on the other hand, with respect to open comments occurring since the Applicable Date other than any immaterial correspondence.

6.9          Parent Takeover Statutes; Parent Rights Plan. Parent has expressly elected not to be governed by the provisions of the MBCA Section 302A.671. Assuming the accuracy of the representations and warranties set forth in Section 6.21: (i) Parent Board has taken all actions necessary so that the restrictions on “business combinations” with an “interested shareholder” (each as defined in Section 302A.011, Subd. 46 and Subd. 49, respectively, of the MBCA) set forth in Section 302A.673 of the MBCA or the definitions in Section 302A.011 of the MBCA related thereto, in each case, are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the consummation of the Transactions; and (ii) there is no other “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation that would prohibit or restrict the ability of Parent to enter into this Agreement or its ability to consummate the Mergers. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which Parent is a party or is otherwise bound.

6.10          Certain Parent Actions. Since January 1, 2016, Parent has not issued a cash dividend to its stockholders and Parent does not issue any dividends in the Ordinary Course. Neither Parent nor any of its Subsidiaries has: (x) as of the Signing Date; or (y) from the Signing Date through the Closing, in the case of (x) or (y), taken any of the actions set forth in Section 7.1(b)(vii), Section 7.1(b)(viii) or Section 7.1(b)(xx)(A)(y) or Section 7.1(b)(xx)(D)(x).

6.11          Certain Parent Arrangements.

(a)          To the Knowledge of Parent, there are no Contracts, undertakings, commitments, arrangements or understandings, whether written or oral, between Parent or any of its Affiliates, on the one hand, and any beneficial owner of outstanding shares of Company Common Stock or any member of Company’s management or Company Board, on the other hand, relating in any way to Company, Company’s securities, the transactions contemplated by this Agreement or to the operations of Company after the Effective Time.

(b)          Neither Parent nor any of its Subsidiaries or its or their Affiliates beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Subsidiary of Company, and none of Parent, its Subsidiaries or Affiliates has any rights to acquire, directly or indirectly, any shares of Company Common Stock except pursuant to this Agreement.

(c)          None of Parent or any Subsidiary of Parent is a party to any pending equity investment, or transaction to acquire, by merging or consolidating with, by purchasing a substantial portion of the assets of or equity in or by any other manner, any person or portion thereof, or otherwise acquire any assets, where the entering into of a definitive agreement relating to or the consummation of such transaction would reasonably be expected to (a) impose any delay in the obtaining of, or increase the risk of not obtaining, the consents, approvals, authorizations or waivers of any Governmental Entity necessary to consummate the Mergers or the expiration of termination of any applicable waiting period, (b) increase the risk of any Governmental Order prohibiting the consummation of the Mergers, (c) delay the consummation of the Mergers, or (d) otherwise result, or would individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

6.12          Company Capital Structure.

(a)          In the case of the Company, the authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock. As of the Measurement Date: (i) 5,270,969 shares of Company Common Stock were issued and outstanding; (ii) no shares of Company Common Stock were held by the Company in its treasury; and (iii) no shares of Company preferred stock were issued or outstanding. All of the outstanding shares of Company Common Stock have been duly authorized, validly issued, fully paid and are nonassessable and are free of preemptive rights. The Company has no shares of Company Common Stock or Company preferred stock reserved for issuance, except that, as of the Measurement Date, there were: (a) 91,016 shares of Company Common Stock reserved for future issuance under the Company Stock Plans; (b) 853,212 shares of Company Common Stock were subject to Company Options having a weighted average price of $32.50 per share; (c) 118,640 shares of Company Common Stock subject to outstanding Company PSU Awards (assuming maximum performance); (d) 819,720 shares of Company Common Stock subject to outstanding Company RSU Awards; (e) 10,089,644 shares of Company Common Stock subject to Company Jones Act Warrants issued and outstanding that entitle the holder to purchase Company Common Stock at a price of $0.00001 per share on the terms and conditions set forth in the applicable warrant agreement; and (f) 1,494,064 shares of Company Common Stock subject to Company Creditor Warrants issued and outstanding that entitle the holder to purchase Company Common Stock at a price of $27.83 per share on the terms and conditions set forth in the applicable warrant agreement. No warrants or demand notes have been issued under the Jones Act Anti-Dilution Warrant Agreement. No shares of Company Common Stock are certificated.

(b)          Section 6.12 of the Company Disclosure Letter sets forth the following information with respect to each Company Equity Award and Company Warrant outstanding as of the Signing Date, as applicable: (i) the name or identification number of the holder of such Company Equity Award or Company Warrant; (ii) whether such Company Equity Award or Company Warrant is a Company PSU Award, Company RSU Award, Company Option, Company Jones Act Warrant or Company Creditor Warrant; (iii) the number of shares of Company Common Stock subject to such Company Equity Award or Company Warrant; (iv) the exercise or purchase price of such Company Equity Award or Company Warrant; (v) the date on which such Company Equity Award or Company Warrant was granted; (vi) the date on which such Company Equity Award or Company Warrant expires; and (vii) the applicable vesting schedule, including the number of vested and unvested shares, if applicable.

(c)          Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and each of the outstanding shares of capital stock or other securities of each of the Company’s Significant Subsidiaries is owned beneficially and of record by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any Encumbrance (excluding such transfer restrictions of general applicability as may be provided under the Securities Act, the “blue sky” Laws of the various States of the United States or similar Law of other applicable jurisdictions).

(d)          As of the Signing Date, except as set forth in this Section 6.12, there are no outstanding subscriptions, options, warrants, stock appreciation rights, preemptive rights, phantom stock, puts, call agreements, understandings, claims or other agreements, commitments or rights of any type relating to the issuance, sale, redemption or transfer by the Company of any equity securities of the Company or its Subsidiaries, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of the Company or its Subsidiaries and neither the Company nor any of its Subsidiaries has any obligation to issue any additional securities or to pay for or repurchase any securities of the Company or its Subsidiaries.

(e)          Since the Measurement Date and through the Signing Date, the Company has not (A) issued any shares of Company Common Stock or (B) granted any Company Equity Awards or similar awards.

(f)          Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or such Subsidiary on any matter. Except as set forth in the Existing Securityholders Agreement, there are no voting trusts or other agreements or understandings to which Company or any of its Subsidiaries is a party with respect to the voting of Company Common Stock or company interests, voting securities or other equity interests of Company or any of its Subsidiaries.

6.13          Company Recommendation and Fairness. In the case of the Company, the Company Board has, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions: (a) determining that this Agreement and the Transactions are fair to, advisable and in the best interests of, the Company and the holders of shares of Company Common Stock; (b) approving and declaring advisable this Agreement and the Transactions, on the terms and subject to the conditions set forth in this Agreement; (c) directing that this Agreement be submitted to the holders of shares of Company Common Stock for their adoption; and (d) resolving to recommend that the holders of shares of Company Common Stock vote in favor of the adoption of this Agreement (the “Company Recommendation”), which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

6.14          Company Brokers and Finders. Neither the Company nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Transactions, except that the Company has engaged Piper Sandler & Co. and Barclays Capital Inc., as its financial advisors, the fees and expenses of which will be paid by the Company.

6.15          Company Voting Requirements. The Requisite Company Approval is the only vote of holders of any securities of the Company or its Subsidiaries necessary to approve the Transactions.

6.16          Company Vessels

(a)          Section 6.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Vessel, including: (i) its name; (ii) its official number; (iii) its flag; (iv) whether such Company Vessel is owned, leased or chartered; (v) the vessel type; and (vi) whether such Company Vessel is documented with the U.S. Coast Guard with a designation of the current endorsement for each documented Company Vessel. Neither the Company nor any Subsidiary of the Company owns, operates, leases or charters any vessels other than the Company Vessels set forth on Section 6.16(a) of the Company Disclosure Letter.

(b)          Each Company Vessel is free and clear of all Encumbrances, other than Permitted Encumbrances.

(c)          Each Company Vessel set forth on Section 6.16(b) of the Company Disclosure Letter (each, a “Company Coastwise Vessel”): (i) was built in the United States; (ii) is eligible for operation in Coastwise Trade; (iii) is documented as a U.S. flag vessel, has a valid Certificate of Documentation with coastwise endorsements or is qualified for coastwise documentation but not required to be documented; and (iv) has never: (x) been owned by or sold to any Person, or bareboat or demise chartered or leased to any Person, that did not qualify as a “citizen of the United States” as such term is defined in Section 2 of the Shipping Act of 1916, as amended, 46 U.S.C. § 50501; (y) been registered under the laws of a foreign country; or (z) been rebuilt foreign (as defined in 46 C.F.R. § 67.177).

(d)          The Company and each Subsidiary of the Company that owns a Company Vessel maintains valid Certificates of Financial Responsibility (Oil Pollution) issued by the U.S. Coast Guard pursuant to the Federal Water Pollution Control Act for such Company Vessels (to the extent that such certificate may be required by applicable Law) and such other similar certificates as may be required in the course of the operation of such Company Vessels pursuant to applicable Law.

(e)          No event has occurred and no condition exists that is reasonably likely to cause any classed Company Vessel’s classification to be suspended or withdrawn and all events and conditions that are required by such Company Vessel’s classification society to be reported as to such Company Vessel’s class have been disclosed and reported to such Company Vessel’s classification society.

(f)          Each Company Vessel is operated in compliance with all applicable Maritime Guidelines and Laws, except where such failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Company Vessel has complied in all material respects with the regulations regarding officers and crew in force in the country of such Company Vessel’s flag or any other applicable Law.

(g)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) each Company Vessel: (A) is duly registered under the flag set forth in Section 6.16 of the Company Disclosure Letter; (B) is adequate and suitable for use by Company in its business as presently conducted; (C) is afloat and seaworthy; (D) has all national and international operating and trading certificates and endorsements (for the avoidance of doubt such certificates and endorsements may be extended due to delays in the Ordinary Course as a result of trading patterns, surveyor availability, drydock availability and/or similar operational matters), that are required for the operation of such Company Vessel in the trades and geographic areas in which it is operated, each of which is valid; and (E) has been classed by a classification society that is a member of the International Association of Classification Societies, and is fully in class with no significant material recommendations or notations, except to the extent such classification is not required for the operation of such Company Vessel in the trades and geographic areas in which it is operated, and (ii) no event has occurred and no condition exists that would reasonably be expected to cause any Company Vessel’s classification society to be suspended or withdrawn and all events and conditions that are required to be reported as to the class have been disclosed and reported to such Company Vessel’s classification society.

(h)          No Company Vessel is subject to: (i) requisition of title or other compulsory acquisition, requisition, appropriation, expropriation, nationalization, deprivation, forfeiture, or confiscation for any reason by any Governmental Entity or other competent authority, whether de jure or de facto, but excluding requisition for use or hire not involving requisition of title; (ii) any actual, constructive, compromised, agreed, or arranged total loss, as applicable, including such loss as may arise during a requisition for hire; (iii) any hijacking, piracy, theft, capture, detention, confiscation, forfeiture, seizure, condemnation, arrest, restraint, or disappearance which deprives the Company or any of its Subsidiaries (as applicable) of the use of such Company Vessel; or (iv) any requisition for hire, and no Company Vessel has been subject to such events within the last three (3) years.

(i)          Each of the Company Vessel’s insurances are, except as would not reasonably be expected to have a Material Adverse Effect:

(i)          in dollars;

(ii)          in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least equal to the fair market value of that Company Vessel;

(iii)          in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry;

(iv)          in the case of protection and indemnity risks, in respect of the full tonnage of its Company Vessel;

(v)          on approved terms customary in major marine insurance markets; and

(vi)          through internationally recognized marine insurance brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

6.17          Company Financial Statements. Attached to Section 6.17 of the Company Disclosure Letter are the Company’s audited condensed consolidated balance sheets as of December 31, 2025 and December 31, 2024 and the related condensed consolidated statements of operations and comprehensive income, changes in stockholders’ equity and cash flows for the twelve (12) months ended December 31, 2025, 2024 and 2023 (collectively, the “Company Audited Financial Statements”). Except as set forth on Section 6.17 of the Company Disclosure Letter, the Company Audited Financial Statements (including related notes, if any) (a) were prepared in all material respects in accordance with GAAP during the periods involved, and (b) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. The financial books and records of the Company and its Subsidiaries are accurate and complete, in all material respects, have been maintained in accordance with sound business practices and GAAP (to the extent applicable) and accurately present and reflect in all material respects all of the transactions and actions described therein and the Company Audited Financial Statements have been prepared, in all material respects, in accordance with such books and records.

6.18          Company Internal Controls and Procedures.

(a)          The Company is not a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any agreement described in Section 303(a)(4) of Regulation S-K promulgated under the Exchange Act)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s consolidated financial statements.

(b)          The Company maintains “internal control over financial reporting” (as defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The records, systems, controls, data and information of the Company and its Subsidiaries that are used in the systems of disclosure controls and procedures and of financial reporting controls and procedures described above are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of the Company or a wholly owned Subsidiary of the Company or its accountants, except as would not reasonably be expected to adversely affect or disrupt, in any material respect, the Company’s systems of disclosure controls and procedures and of financial reporting controls and procedures or the reports generated thereby.

(c)          Since the Applicable Date, none of the Company Board or the audit committee of the Company Board or, to the Knowledge of the Company, the Company’s auditors: (i) has received any written notification of any “significant deficiency” in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; (ii) has identified for the Company’s auditors, the Company Board and the audit committee of the Company Board any “material weakness” in internal controls over financial reporting; or (iii) has received any written notification of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since the Applicable Date, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws or breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or the Company’s policy contemplating such reporting, including in instances not required by those rules. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no material concerns from the Company’s employees regarding questionable accounting or auditing matters, have been received by the Company.

6.19          Company Security Clearances. At any time during the three (3) year period prior to the Signing Date, the Company and each of its Subsidiaries has been in material compliance with the NISPOM, if applicable, and any other applicable personnel or facility clearances regulations or contract provisions and all of the Company’s facilities with a facility security clearance have held at least a “satisfactory” rating from the DCSA with respect to the facility security clearances the Company is required to possess in order to perform under a Contract with a Governmental Entity. Neither the Company nor any of its Subsidiaries has any unresolved audit or findings with DCSA or its predecessor agency or other relevant cognizant security agencies concerning any facility security clearance. To the Knowledge of the Company, other than this Agreement and the transactions contemplated hereby, there is no existing information, fact, condition, or circumstance that could reasonably be expected to cause the Company or any of its Subsidiaries to lose a facility security clearance.

6.20          Company Takeover Statutes; Company Rights Plan. The Company has expressly elected not to be governed by Section 203 of the DGCL pursuant to Section 203(b)(1) of the DGCL. There is no “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation applicable to the Company and the shares of Company Common Stock, this Agreement or the Transactions. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

6.21          Certain Company Arrangements.

(a)          To the Knowledge of the Company, there are no Contracts, undertakings, commitments, arrangements or understandings, whether written or oral, between Company or any of its Affiliates, on the one hand, and any beneficial owner of outstanding shares of Parent Common Stock or any member of Parent’s management or Parent Board, on the other hand, relating in any way to Parent, Parent’s securities, the transactions contemplated by this Agreement or to the operations of Parent after the Effective Time.

(b)          Neither the Company nor any of its Subsidiaries or its or their Affiliates (i) beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any shares of Parent Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Parent Common Stock or any securities of any Subsidiary of Parent, and none of the Company, its Subsidiaries or Affiliates has any rights to acquire, directly or indirectly, any shares of Parent Common Stock except pursuant to this Agreement; and (ii) is an “interested shareholder” under Section 302A.011, Subd. 49, of the MBCA.

(c)          None of the Company or any Subsidiary of the Company is a party to any pending equity investment, or transaction to acquire, by merging or consolidating with, by purchasing a substantial portion of the assets of or equity in or by any other manner, any person or portion thereof, or otherwise acquire any assets, where the entering into of a definitive agreement relating to or the consummation of such transaction would reasonably be expected to: (a) impose any delay in the obtaining of, or increase the risk of not obtaining, the consents, approvals, authorizations or waivers of any Governmental Entity necessary to consummate the Mergers or the expiration or termination of any applicable waiting period; (b) increase the risk of any Governmental Order prohibiting the consummation of the Mergers; (c) delay the consummation of the Mergers; or (d) otherwise result, or would individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.

ARTICLE VII

COVENANTS

7.1          Interim Operations.

(a)          Each of the Company and Parent covenants and agrees as to itself and its Subsidiaries that, during the Interim Period (unless the Company or Parent, as applicable, shall otherwise approve in writing (which approval shall not be unreasonably withheld, conditioned or delayed) (e-mail from representatives of such other Party on the Integration Planning Committee being sufficient)), and except as otherwise expressly contemplated by this Agreement or the Plan of Conversion, as may be required by applicable Law or as set forth in Section 7.1(a) of such Party’s Disclosure Letter: (i) such Party and its Subsidiaries will use its commercially reasonable efforts to conduct its business in all material respects in the Ordinary Course; and (ii) to the extent consistent therewith, such Party and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, creditors, lessors, Service Providers and business associates and keep available the services of its and its Subsidiaries’ present Service Providers and agents, except as otherwise expressly contemplated by this Agreement.

(b)          Without limiting the generality of and in furtherance of Section 7.1(a), during the Interim Period, except as otherwise (v) commercially reasonable in response to an Emergency (including incurring expenditures to address or mitigate the effects of any Emergency); (w) expressly contemplated by this Agreement (including the Plan of Conversion, the Requisite Parent Vote and the Optional Parent Vote); (x) required by applicable Law; (y) approved in writing by the other Party (which approval shall not be unreasonably withheld, conditioned or delayed) (e-mail from representatives of such other Party on the Integration Planning Committee being sufficient); or (z) set forth in Section 7.1(b) of such Party’s Disclosure Letter, each Party, on its own account, shall not and shall cause its Subsidiaries not to:

(i)          make or propose any change to such Party’s Organizational Documents or, except for amendments that would both not materially restrict the operations of such Party’s businesses and not reasonably be expected to prevent, materially delay or materially impair the ability of such Party to consummate the Transactions, the Organizational Documents of any of such Party’s Subsidiaries;

(ii)          except for any such transactions among its direct or indirect wholly owned Subsidiaries: (A) merge or consolidate itself or any of its Subsidiaries with any other Person; or (B) restructure, reorganize or completely or partially liquidate;

(iii)          acquire assets from any other Person: (A) with a fair market value or purchase price in excess of $10,000,000 in the aggregate in any transaction or series of related transactions (including incurring any Indebtedness related thereto), in each case, including any amounts or value reasonably expected to be paid in connection with a future earn-out, purchase price adjustment, release of “holdback” or similar contingent payment obligation; or (B) that would reasonably be expected to prevent, materially delay or materially impair the ability of such Party to consummate the Transactions, other than in the case of clause (A): (w) acquisitions in the Ordinary Course of inventory or other parts and accessories necessary for the ongoing operation of the business of such Party and its Subsidiaries; (x) acquisitions in order to maintain and sustain such Party’s and its Subsidiaries’ vessels, assets and equipment in the Ordinary Course, including upgrades required by law, customers or class societies; (y) acquisitions pursuant to Material Contracts as in effect on the Signing Date; and (z) transactions among such Party and its direct or indirect wholly owned Subsidiaries or among such Party’s direct or indirect wholly owned Subsidiaries;

(iv)          issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or Encumbrance of, or otherwise enter into any Contract or understanding with respect to the voting of: (A) any shares of its capital stock or of any of its Subsidiaries or other ownership interest in Company or any Subsidiaries (other than (I) Encumbrances that are required by or automatically effected by the Company Credit Agreements or the Parent Credit Agreements, as applicable; or (II) the issuance of shares: (x) by its direct or indirect wholly owned Subsidiary to it or another of its direct or indirect wholly owned Subsidiaries; (y) pursuant to the exercise or settlement of equity-based awards or warrants outstanding as of (and on the terms in effect on) the Signing Date or granted after the Signing Date in accordance with Section 7.1(b)(xvi); or (z) granted in accordance with Section 7.1(b)(xvi) in each of clauses (y) and (z), in accordance with their terms and, as applicable, the plan documents as in effect on the Signing Date); (B) any rights issued by the Company or any of its Subsidiaries that are linked in any way to the price of any class of its capital stock or of any class of capital stock of any of its Subsidiaries, their value, the value of any of their respective Subsidiaries or any part of its or their assets, business or Subsidiaries or any dividends or other distributions declared or paid on any shares of its capital stock or the capital stock of any of its Subsidiaries; or (C) securities or instruments convertible or exchangeable into or exercisable for any shares of such capital stock or ownership interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or ownership interests or such convertible or exchangeable securities or instruments;

(v)          create or incur any Encumbrance (other than any Permitted Encumbrances) over any material portion of such Party’s and its Subsidiaries’ consolidated properties and assets that is not incurred in the Ordinary Course on any of its assets or any of its Subsidiaries, except for Encumbrances: (A) that are required by or automatically effected by Contracts in place as of the Signing Date; (B) that do not materially detract from the value of such assets; or (C) that do not materially impair the operations of such Party or any of its Subsidiaries;

(vi)          make any loans, advances, guarantees or capital contributions to or investments in any Person (other than to or from the Company and any of its direct or indirect wholly owned Subsidiaries or to or from Parent and any of its direct or indirect wholly owned Subsidiaries, as applicable, or in accordance with Section 7.1(b)(xvi)) in excess of $250,000 individually or $1,000,000 in the aggregate;

(vii)          except to the extent expressly provided by, and consistent with, Section 7.1(b)(vii) of such Party’s Disclosure Letter, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned Subsidiary to it or to any other direct or indirect wholly owned Subsidiary) or modify in any material respect its dividend policy; provided that, this clause (vii) shall not prohibit Parent from making any dividend or other distribution to the extent such distribution or other dividend is made in the Ordinary Course;

(viii)          reclassify, split, combine, subdivide or redeem, purchase (through such Party’s share repurchase program or otherwise) or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock, other than with respect to: (A) the capital stock or other equity interests of a direct or indirect wholly owned Subsidiary of such Party; or (B) the acquisition of shares of Company Common Stock or Parent Common Stock in order to pay the exercise price or Taxes in connection with the exercise, vesting or settlement of Company Equity Awards or Parent Equity Awards outstanding as of the Signing Date or granted in accordance with Section 7.1(b)(xvi), pursuant to the terms of the Company Stock Plans or Parent Stock Plans and the applicable award agreement, in the Ordinary Course; provided that, this clause (viii) shall not prohibit Parent from undertaking any such action to the extent such action is made in the Ordinary Course;

(ix)          except to the extent expressly provided by, and consistent with, Section 7.1(b)(ix) of such Party’s Disclosure Letter, make or authorize any payment of, or accrual or commitment for, any capital expenditures or any regulatory dry dock and related expenses deferred in accordance with such Party’s current accounting policies, except any such expenditures or expenses: (A) not in excess of $15,000,000 in the aggregate during any consecutive 12 month period (other than capital expenditures or dry dock and related expenses within the thresholds set forth in Section 7.1(b)(ix) of such Party’s Disclosure Letter); (B) not in excess of $5,000,000 (net of insurance proceeds) in the aggregate that such Party reasonably determines are necessary to avoid a material business interruption or maintain the safety and integrity of any asset or property; or (C) paid by any direct or indirect wholly owned Subsidiary to such Party or to any other direct or indirect wholly owned Subsidiary of such Party, in each case in response to any unanticipated and subsequently discovered events, occurrences or developments (provided, that such Party will use its reasonable best efforts to consult with the other Party prior to making or agreeing to any such capital expenditure);

(x)          other than in the Ordinary Course (which shall not include any matter that would be required to be disclosed by such Party on Form 8-k, assuming, in the case of the Company, that the Company was subject to the periodic reporting requirements of Section 13 or Section 15 of the Exchange Act) or in connection with any transaction or potential transaction described in Section 7.1(b)(x) of such Party’s Disclosure Letter, enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement, adversely amend, modify or supplement in any material respect, or waive, terminate, assign, convey, Encumber or otherwise transfer, in whole or in part, any material right or interest pursuant to or in, any Material Contract other than: (A) expirations and renewals of any such Contract in the Ordinary Course in accordance with the terms of such Contract; (B) non-exclusive licenses under Intellectual Property owned by the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable, in each case, granted to customers in the Ordinary Course; or (C) any agreement among such Party and its direct or indirect wholly owned Subsidiaries or among such Party’s direct or indirect wholly owned Subsidiaries;

(xi)          other than in the Ordinary Course (which shall not include any matter that would be required to be disclosed by such Party on Form 8-k, assuming, in the case of the Company, that the Company was subject to the periodic reporting requirements of Section 13 or Section 15 of the Exchange Act) or with respect to amounts that are not material to such Party and its Subsidiaries, taken as a whole, cancel, modify or waive any debts or claims held by it or any of its Subsidiaries or waive any rights held by it or any of its Subsidiaries except debts or claims among such Party and its direct or indirect wholly owned Subsidiaries or among such Party’s direct or indirect wholly owned Subsidiaries;

(xii)          settle or compromise, or offer or propose to settle or compromise, any material Proceeding against such Party or its Subsidiaries (other than any material Proceeding relating to Taxes), including before a Governmental Entity, except: (A) for amounts recoverable from insurance in effect for such Party (or deductibles under such policy); (B) for uninsured amounts not in excess of $5,000,000 in any one instance; or (C) in accordance with the parameters set forth in Section 7.1(b)(xii) of such Party’s Disclosure Letter; provided, that no such settlement or compromise, or offer in respect thereof, may involve any injunctive or other non-monetary relief (other than customary confidentiality and release obligations) which, in either case: (x) imposes any material restrictions on the business operations of such Party and its Subsidiaries or Affiliates or (y) includes an admission of fault or criminal culpability;

(xiii)          amend any material financial accounting policies or procedures, except as required by changes to GAAP;

(xiv)          (A) make (outside of the Ordinary Course), change or revoke any material election with respect to Taxes or Tax matters if such action would result in a material net increase in the Tax liability of such Party or its Subsidiaries; (B) change any material Tax accounting method or period; (C) enter into any material closing agreement with respect to Taxes; (D) enter into any material Tax sharing, allocation or indemnification agreement or arrangement (other than (1) such an agreement or arrangement exclusively between or among such Party and its Subsidiaries or (2) a commercial agreement or arrangement the primary purpose of which is not Taxes); (E) settle, compromise or otherwise finally resolve any material Tax claim, audit, assessment or dispute for an amount materially in excess of amounts reserved therefor in accordance with GAAP; (F) surrender any right to claim a refund of a material amount of Taxes; (G) change its tax residency; or (H) take any action that could, or could reasonably be expected to, prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment;

(xv)          transfer, sell, lease, divest, cancel, abandon, allow to lapse or expire or otherwise dispose of, or permit or suffer to exist the creation of any Encumbrance (other than Permitted Encumbrances) upon, any assets (tangible or intangible), product lines or businesses material to it and its Subsidiaries, taken as a whole, including capital stock of any of its Subsidiaries, or any Owned Real Property, except in connection with: (A) sales of or non-exclusive licenses of the foregoing provided in the Ordinary Course; (B) sales of obsolete assets; (C) sales, leases, licenses or other dispositions of assets (not including services or sales of inventory in the Ordinary Course) with a fair market value not in excess of $5,000,000 in any transaction or series of related transactions in the aggregate other than pursuant to Material Contracts in effect prior to the Signing Date, or entered into after the Signing Date in accordance with this Agreement; (D) sales among such Party and its direct or indirect wholly owned Subsidiaries or among such Party’s direct or indirect wholly owned Subsidiaries; and (E) the expiration of registered Intellectual Property at the end of its maximum statutory term;

(xvi)          except as required by the terms of any Benefit Plan as in effect on the Signing Date (or as established or amended after the Signing Date in accordance with this Agreement), as expressly permitted under this Agreement or as required by applicable Law, increase or change the compensation or benefits payable to any Service Provider other than in the Ordinary Course; provided, that, notwithstanding the foregoing, except as expressly disclosed in Section 7.1(b)(xvi) of such Party’s Disclosure Letter or required pursuant to a Company Benefit Plan or Parent Benefit Plan, as applicable, in effect as of the Signing Date (or as established or amended after the Signing Date in accordance with this Agreement), the Parties shall not: (A) grant any new long-term incentive or equity-based awards or amend or modify the terms of any outstanding awards under any Company Benefit Plan or Parent Benefit Plan, as applicable; (B) grant any retention or transaction bonuses, (C) increase or change the compensation or benefits payable to any Service Provider with annual base salary greater than or equal to $300,000 (other than changes in health and welfare benefits (other than severance plans) that do not materially increase benefits or result in a material increase in administrative costs, and are generally applicable to all salaried Service Providers in the Ordinary Course); (D) terminate, enter into, amend or modify or renew any material Benefit Plan, other than: (1) routine amendments to health and welfare plans (other than severance plans) that do not materially increase benefits or result in a material increase in administrative costs, or adopt any compensation or benefit plan, program, policy, agreement or arrangement that would be a material Benefit Plan if it were in existence as of the Signing Date; and (2) offer letters for individuals hired as permitted by clause (I) of this Section 7.1(b)(xvi) that are provided in the Ordinary Course and follow in all material respects the applicable form of offer letter made available to the other Party and do not provide for any severance, transaction, retention or change-in-control entitlements; (E) accelerate the vesting of any compensation for the benefit of any Service Provider; (F) increase or change the severance terms applicable to any Service Provider; (G) take any action to fund or secure the payment of any amounts under any Benefit Plan; (H) other than as required by GAAP, change any assumptions required by GAAP used to calculate funding or contribution obligations under any Benefit Plan, or increase or accelerate the funding or contribution obligations under any Benefit Plan, or increase or accelerate the funding rate in respect of any Benefit Plan; or (I) terminate the employment of any executive officer (other than for cause) or hire any new executive officer (other than as a replacement hire receiving substantially similar terms of employment); provided, that, to the extent that a Party intends to hire an individual to replace an executive officer of such Party, such Party shall first consult in good faith with the other Party prior to, and with respect to, the hiring of such individual;

(xvii)          recognize any Union as the bargaining representative of any of the employees of the Party or its Subsidiaries, or become a party to, establish, adopt, amend, commence negotiations for or terminate any Labor Agreement;

(xviii)          implement or announce any reductions-in-force, office or plant closings, layoffs, or similar personnel actions that would trigger the notice requirements of the WARN Act;

(xix)          other than in the Ordinary Course, waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any Service Provider of the Party or any of the Party’s Subsidiaries;

(xx)          create, incur or assume any Indebtedness (including the issuance of any debt securities, warrants or other rights to acquire any debt security) or guarantee or otherwise become liable for any such Indebtedness, in each case, following the Signing Date; except for (A) Indebtedness incurred under (x) the Company Credit Agreements in an aggregate principal amount outstanding at any time not to exceed $10,000,000 (together with any interest, fees or similar amounts accrued with respect to Indebtedness under the Company Credit Agreements) and (y) the Parent ABL Credit Agreement in an aggregate principal amount outstanding at any time not to exceed $10,000,000 (together with any interest, fees or similar amounts accrued with respect to Indebtedness under the Company ABL Credit Agreement); (B) guarantees by the Company or any direct or indirect wholly owned Subsidiary of the Company of Indebtedness of the Company or any other direct or indirect wholly owned Subsidiary of the Company pursuant to the Company Credit Agreements (as in effect on the Signing Date (or after giving effect to such amendments and/or supplements thereto as may be expressly consented to by Parent pursuant to Section 7.7(b)); (C) guarantees by Parent or any direct or indirect wholly owned Subsidiary of Parent of Indebtedness of Parent or any other direct or indirect wholly owned Subsidiary of Parent pursuant to the Parent Credit Agreements and the Parent Senior Notes Indenture (each as in effect on the Signing Date (or after giving effect to such amendments and/or supplements thereto as may be expressly consented to by the Company pursuant to Section 7.7(b) or 7.7(c), as applicable)); (D) Indebtedness incurred pursuant to (x) letters of credit issued under the Parent ABL Credit Agreement in the Ordinary Course and (y) letters of credit, performance bonds or other similar arrangements which do not, in the aggregate, under this clause (y) exceed a face amount of $10,000,000 at any time outstanding; (E) Swaps or other similar Contracts or arrangements entered into in the Ordinary Course and in compliance with its risk management and hedging policies or practices in effect on the Signing Date; (F) Indebtedness of the type described in clause (iii) of the definition thereof which does not, in the aggregate, exceed a face amount of $5,000,000 at any time outstanding; (G) unsecured Indebtedness incurred solely among such Party and its direct or indirect wholly owned Subsidiaries or solely among such Party’s direct or indirect wholly owned Subsidiaries, (H) Indebtedness of the type described in clause (ix) of the definition thereof that relates to interest and fees on Indebtedness existing on the Signing Date or otherwise permitted by this Section 7.1(b)(xx) and (I) Indebtedness (other than any Indebtedness under the Parent ABL Credit Agreement) in an aggregate principal amount outstanding at any time not to exceed $10,000,000;

(xxi)          with respect to Parent, convene any special meeting (or any adjournment or postponement thereof) of Parent’s respective stockholders other than the Parent Shareholders Meeting;

(xxii)          fail to maintain existing material insurance policies or comparable replacement policies to the extent such policies are typically maintained by other similarly situated offshore service providers and to the extent available for a reasonable cost; or

(xxiii)          agree or commit to do any of the foregoing.

(c)          If a Party does not promptly approve the other Party’s request to effect any action that is otherwise prohibited pursuant to Section 7.1(a) or (b), the requesting Party may ask that the Party whose approval is required convene a meeting of its board of directors to consider and vote on such request and direct its officers to effect such board decision. Nothing contained in this Agreement shall give the Company or Parent, directly or indirectly, the right to control or direct the other Party’s operations prior to the Effective Time. Prior to the Effective Time, each Party will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations. Notwithstanding anything in this Agreement to the contrary, no consent of the Company or Parent shall be required with respect to any matter set forth in this Section 7.1 or elsewhere in this Agreement to the extent that the requirement of such consent would, upon the advice of outside antitrust legal counsel, violate applicable Antitrust Law. Nothing in this Agreement, including any of the actions, rights or restrictions set forth herein, will be interpreted in such a way as to require compliance by any Party if such compliance would result in the violation of any rule, regulation or policy of any applicable Law.

7.2          Acquisition Proposals; Change of Recommendation.

(a)          No Solicitation. Except as expressly permitted by this Section 7.2, during the Interim Period, each of the Company and Parent shall not, and shall cause its Subsidiaries and its and its Subsidiaries’ officers and directors not to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ employees, financial advisors, attorneys, accountants and other advisors, agents or representatives not to (such employees, financial advisors, attorneys, accountants and other advisors, agents or representatives, together with such directors and officers referenced above, collectively, “Representatives”), directly or indirectly:

(i)          initiate, solicit, propose, knowingly encourage or knowingly facilitate (including by way of furnishing nonpublic information) any inquiry regarding, or the making of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to, an Acquisition Proposal;

(ii)          engage in, continue or otherwise participate in any discussions with or negotiations relating to, or otherwise cooperate with any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to refer the inquiring person to this Section 7.2 and to limit its conversation or other communication exclusively to such referral);

(iii)          provide any nonpublic information or afford access to its properties, assets, personnel, books or records to any Person in connection with any Acquisition Proposal or any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal;

(iv)          otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal;

(v)          waive or release any Person from, forebear in the enforcement of, or amend or terminate any standstill agreement or any standstill provisions of any other contract; provided that if Parent (acting under the direction of the Parent Board), as applicable, determines in good faith after consultation with its outside legal counsel that the failure to waive a particular standstill provision would reasonably be expected to be inconsistent with the relevant directors’ fiduciary duties under applicable Law, then Parent may waive such standstill provision, solely to the extent necessary to permit a third party to make and pursue an Acquisition Proposal; or

(vi)          resolve, agree or publicly propose to, or permit any of its Subsidiaries or any of its or their Representatives to agree or publicly propose to, take any of the actions referred to in clauses (i) - (v).

(b)          Exceptions. Notwithstanding anything in this Section 7.2 to the contrary, prior to the time, but not after, the Requisite Parent Vote is obtained, in response to an unsolicited, bona fide written Acquisition Proposal received after the Signing Date (that did not result from a breach of the obligations set forth in this Section 7.2), Parent and its Representatives (acting under the direction of the Parent Board), as applicable, may:

(i)          provide information in response to a request therefor (including nonpublic information regarding it or any of its Subsidiaries) to the Person who made such Acquisition Proposal and its Representatives; provided that such information has previously been made available to, or is made available to, the Company prior to or substantially concurrently with the time such information is made available to such Person (and in any event within 24 hours) and that, prior to furnishing any such information, Parent receives from the Person making such Acquisition Proposal an executed confidentiality agreement containing terms that are substantially similar to, and generally not less restrictive to the other party than, the terms in the Confidentiality Agreement are on the Company (provided that such confidentiality agreement need not include any “standstill” terms), and which confidentiality agreement does not prohibit compliance by Parent with this Section 7.2(b)(i) and shall be provided to the Company promptly following its execution; or

(ii)          participate in any discussions or negotiations with any such Person regarding such Acquisition Proposal.

in each case, if, and only if, prior to taking any action described in clauses (i) or (ii) above, the Parent Board (or relevant committee thereof) determines in good faith after consultation with its outside legal counsel that, based on the information then available and after consultation with its financial advisor: (A) such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal; and (B) failure to engage in such activities would reasonably be expected to be inconsistent with the relevant directors’ fiduciary duties under applicable Law. Notwithstanding the foregoing, Parent shall not provide (and shall not permit any of its Representatives to provide) any commercially or competitively sensitive non-public information in connection with the actions permitted by this Section 7.2(b) except in accordance with a “clean room” or other similar procedures designed to limit any adverse effect of the sharing of such information of Parent or its Subsidiaries, which procedures shall be consistent in all material respects with Parent’s practices in dealing with the disclosures of such information to the Company or its Representatives prior to the Signing Date.

(c)          Notice of Acquisition Proposals. Each of the Company and Parent shall promptly (and, in any event, within 48 hours) give written notice to the other Party if: (i) any inquiries, proposals or offers with respect to an Acquisition Proposal are received by; (ii) any information is requested in connection with any Acquisition Proposal from; or (iii) any discussions or negotiations with respect to an Acquisition Proposal are sought to be initiated or continued with, it, its Subsidiaries or any of its or their Representatives, setting forth in such notice the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, complete copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep the other Party reasonably informed, on a current basis (and, in any event, within 24 hours), of the status and material terms of any such proposals or offers (including any material amendments or modifications thereto, which, for the avoidance of doubt, shall include (among other things) any changes to the form or amount of consideration) and the status of any such discussions or negotiations, including any change in its intentions as previously notified.

(d)          No Change of Recommendation.

(i)          Except as permitted by Section 7.2(d)(ii) or Section 7.2(d)(iii), Parent agrees that the Parent Board, including any committee thereof, shall not:

(A)          withhold, withdraw, amend, qualify or modify (or publicly propose or resolve to withhold, withdraw, amend, qualify or modify) the Parent Recommendation in a manner adverse to the Company;

(B)          fail to include the Parent Recommendation in the Proxy Statement/Prospectus;

(C)          fail to recommend against: (x) acceptance of any tender or exchange offer by its stockholders pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Parent Common Stock; or (y) any Acquisition Proposal that is publicly announced, in each case, within ten Business Days after the commencement of such tender offer or exchange offer or public announcement of such Acquisition Proposal (or, if earlier, prior to the Parent Shareholders Meeting) (for the avoidance of doubt, the taking of no position or a neutral position by the Parent Board in respect of the acceptance of any such tender offer or exchange offer or Acquisition Proposal as of the end of such period shall constitute a failure to recommend against acceptance of any such offer or Acquisition Proposal);

(D)          approve or recommend, or publicly declare advisable or publicly propose to approve or recommend, or publicly propose to enter into, any Acquisition Proposal or any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to in Section 7.2(b) entered into in compliance with Section 7.2(b)) constituting or relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”, and any of the actions set forth in the foregoing clauses (A), (B), (C) and this clause (D) of this Section 7.2(d)(i), a “Change of Recommendation”); or

(E)          cause or permit the Parent or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.

(ii)          Notwithstanding anything in this Agreement to the contrary, prior to the time, but not after, the Requisite Parent Vote is obtained, if an unsolicited, bona fide written Acquisition Proposal received after the Signing Date that did not result from a breach of Parent’s obligations set forth in Section 7.2(a) is received by Parent and is not withdrawn, and the Parent Board determines in good faith, after consultation with its outside legal counsel and its financial advisor, that: (A) such Acquisition Proposal constitutes a Superior Proposal; and (B) failure to consider such Acquisition Proposal would reasonably be expected to be inconsistent with the relevant directors’ fiduciary duties under applicable Law, the Parent Board may effect a Change of Recommendation; provided, however, that, prior to taking such action, Parent has given the Company written notice of such action at least five Business Days in advance, which notice shall set forth in writing that the Parent Board: (x) received a bona fide Acquisition Proposal that has not been withdrawn; (y) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (z) intends to effect a Change of Recommendation (such notice, the “Board Recommendation Notice”) and shall comply in form, substance and delivery with the provisions of Section 7.2(c). After giving such Board Recommendation Notice and prior to making a Change of Recommendation as described above, Parent shall, and shall use its reasonable best efforts to cause its Representatives to, negotiate in good faith with the Company (to the extent the Company wishes to negotiate) to make such revisions to the terms of this Agreement as would cause such Acquisition Proposal to cease to be a Superior Proposal. At the end of the five Business Day period, prior to and as a condition to making a Change of Recommendation as described above, the Parent Board shall take into account any adjustments or revisions to the terms of this Agreement irrevocably offered in writing by the Company and any other information offered by the Company in response to the Board Recommendation Notice, and shall have determined in good faith, after consultation with its outside legal counsel and its financial advisor, that: (A) the Superior Proposal would continue to constitute a Superior Proposal, if such changes irrevocably offered in writing by the Company were to be given effect; and (B) failure to pursue such Superior Proposal would reasonably be expected to be inconsistent with the relevant directors’ fiduciary duties under applicable Law. Each and any amendment to the financial terms and any other material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of Section 7.2(c) and this Section 7.2(d)(ii) and require a new Board Recommendation Notice, except that references in this Section 7.2(d)(ii) to “five Business Days” shall be deemed to be references to “three Business Days” and such three Business Day period shall expire at 11:59 p.m. (Eastern time) on the third Business Day immediately following the day on which such new Board Recommendation Notice is delivered (it being understood and agreed that in no event shall any such additional three Business Day period be deemed to shorten the initial five Business Day period).

(iii)          Notwithstanding anything in this Agreement to the contrary, prior to the time, but not after, the Requisite Parent Vote is obtained, the Parent Board may effect a Change of Recommendation if: (A) an Intervening Event has occurred; and (B) prior to taking such action, the Parent Board determines in good faith, after consultation with its outside legal counsel and its financial advisor, that failure to take such action in response to such Intervening Event would reasonably be expected to be inconsistent with the relevant directors’ fiduciary duties under applicable Law; provided, however, that prior to making such Change of Recommendation, Parent has given the Company a Board Recommendation Notice five Business Days in advance, which notice shall comply in form, substance and delivery with the provisions of Section 7.2(c) and include a reasonably detailed description of such Intervening Event. After giving such Board Recommendation Notice and prior to effecting a Change of Recommendation, Parent shall, and shall use its reasonable best efforts to cause its Representatives to, negotiate in good faith with the Company (to the extent the Company wishes to negotiate) to make such revisions to the terms of this Agreement as would cause such Effect to cease to be an Intervening Event. At the end of the five Business Day period, prior to and as a condition to effecting a Change of Recommendation, the Parent Board shall take into account any adjustments or revisions to the terms of this Agreement irrevocably offered in writing by the Company and any other information offered by the Company in response to the Board Recommendation Notice, and shall have determined in good faith after consultation with its outside legal counsel and its financial advisor that: (I) such Intervening Event remains in effect; and (II) the failure to effect a Change of Recommendation in response to such Intervening Event would reasonably be expected to be inconsistent with the relevant directors’ fiduciary duties under applicable Law if such adjustments or revisions irrevocably offered in writing by the Company were to be given effect.

(iv)          Notwithstanding the foregoing or anything to the contrary contained in this Agreement, Parent shall not and shall not permit any of its Subsidiaries to enter into an Alternative Acquisition Agreement unless and until this Agreement has first been terminated in accordance with its terms and, if applicable, the Parent Termination Fee has been paid to the Company pursuant to Section 9.2(c).

(e)          Certain Permitted Disclosure. Nothing contained in this Section 7.2 shall prohibit the Company or Parent, as applicable, from: (i) complying with its disclosure obligations under applicable United States federal or state Law with regard to an Acquisition Proposal; (ii) making any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; or (iii) making any disclosure if the Parent Board determines in good faith after consultation with Parent’s outside counsel that failure to make such disclosure would reasonably be expected to be inconsistent with the relevant directors’ fiduciary duties under applicable Law; provided, that, the foregoing notwithstanding, Parent may not effect a Change of Recommendation except in accordance with Section 7.2(d)(ii) or Section 7.2(d)(iii); and provided, further, that any such disclosure (other than a “stop, look and listen” or similar communication under clause (ii)) shall be deemed to be a Change of Recommendation (including for purpose of Section 7.2(d)(ii) and Section 7.2(d)(iii)) unless the Company Board or the Parent Board, as applicable, expressly reaffirms the Company Recommendation or the Parent Recommendation, as applicable, in such disclosure and expressly rejects any applicable Acquisition Proposal.

(f)          Existing Discussions. Each of the Company and Parent shall, shall cause their respective Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted within two years prior to the Signing Date with respect to any Acquisition Proposal, or proposal that would reasonably be expected to lead to an Acquisition Proposal. The Company and Parent, as applicable, shall promptly, and in any event within 24 hours of the Signing Date, deliver a written notice to each such Person providing only that each of the Company and Parent, as applicable, is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, or proposal or transaction that would reasonably be expected to lead to an Acquisition Proposal, which notice shall also request the prompt return or destruction of all confidential information concerning the Company and any of its Subsidiaries or Parent and any of its Subsidiaries, as applicable, heretofore furnished to such Person by or on behalf of the Company or Parent, as applicable, or any of their respective Subsidiaries, as applicable. The Company and Parent, as applicable, will promptly terminate all physical and electronic data access previously granted to such Persons.

(g)          Representatives. Any violation of the restrictions contained in Section 7.2(a) by any of a Party’s Representatives shall be deemed to be a breach of Section 7.2(a) by such Party. The Parties shall use reasonable best efforts to ensure that their respective Representatives are aware of the provisions of Section 7.2(a).

(h)          Takeover Statutes.Neither Party shall take any action to exempt any Person from the restrictions of any otherwise applicable Takeover Statute or otherwise cause such restrictions not to apply to any Person (other than to the other Parties to this Agreement or as otherwise expressly contemplated under Section 7.15 of this Agreement), or agree to do any of the foregoing.

7.3          Proxy Statement/Prospectus Filing; Information Supplied.

(a)          As promptly as practicable after the Signing Date, Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC Parent’s registration statement on Form S-4 (as amended or supplemented from time to time, the “Registration Statement”), in which the proxy statement relating to the Parent Shareholders Meeting (as amended or supplemented from time to time, the “Proxy Statement/Prospectus”) shall be included, registering the shares of Converted Parent Common Stock to be issued in exchange for the shares of Company Common Stock and Creditor Warrants in the First Company Merger and shares of Converted Parent Common Stock underlying Assumed Warrants and Assumed Creditor Warrants (other than such shares of Converted Company Common Stock being issued to or underlying Assumed Warrants and Assumed Creditor Warrants of the Consenting Holders). Parent shall use its reasonable best efforts to respond promptly to comments from the SEC and have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, to promptly thereafter mail the Proxy Statement/Prospectus to its shareholders and the Company’s stockholders, and to maintain the effectiveness of the Registration Statement for as long as necessary to consummate the Transactions. Subject to Section 7.2, unless the Parent Board has made a Change of Recommendation in accordance with Section 7.2(d)(ii) or Section 7.2(d)(iii), Parent must include the Parent Recommendation, in the Proxy Statement/Prospectus.

(b)          Each of Parent and the Company shall promptly notify the other of the receipt of all comments, whether written or oral, from the SEC or the staff of the SEC and of any request by the SEC for any amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus or for additional information and shall promptly provide to the other copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Registration Statement or Proxy Statement/Prospectus. Parent shall advise the Company, promptly after: (i) receipt of notice thereof; (ii) of the time of effectiveness of the Registration Statement; (iii) the issuance of any stop order relating thereto or the suspension of the qualification of shares of Converted Parent Common Stock for offering or sale in any jurisdiction; (iv) the initiation or written threat of any proceeding for any such purpose (and each of Parent and the Company shall use its reasonable best efforts to have any such stop order or suspension referred to in clause (iii) or proceeding referenced in clause (iv) lifted, reversed or otherwise terminated); or (v) any request by the SEC for the amendment or supplement of the Registration Statement or the Proxy Statement/Prospectus. The Company shall furnish all information concerning the Company and the holders of Company Common Stock, and provide such other assistance, as may be reasonably requested in connection with any such action and shall otherwise reasonably assist and cooperate with the other in the preparation, filing and distribution of the Proxy Statement/Prospectus, the Registration Statement and the resolution of any comments to either of the foregoing documents received from the SEC.

(c)          Each of the Company and Parent agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in: (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to the shareholders of Parent and at the time of the Parent Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent will use its reasonable best efforts (with the Company’s reasonable cooperation) to cause the Proxy Statement/Prospectus and the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act. If, at any time prior to the Effective Time, either Party obtains knowledge of any information pertaining to it or previously provided by it for inclusion in the Registration Statement or the Proxy Statement/Prospectus that would require any amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus so that any of such documents would not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, such Party shall promptly advise the other Party and the Parties shall cooperate in Parent’s prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement/Prospectus and the Registration Statement and, as required by applicable Law, in Parent’s disseminating the information contained in such amendment or supplement to the Parent shareholders.

(d)          Parent will provide the Company and its legal counsel with a reasonable opportunity to review and comment on drafts of the Proxy Statement/Prospectus, the Registration Statement, responses to any comments from the SEC or the staff of the SEC with respect thereto, and other documents related to the Parent Shareholders Meeting or the Requisite Parent Vote Matters, and Parent will consider, in good faith, incorporating any such comments proposed by the Company or its legal counsel prior to filing such documents with the applicable Governmental Entity and mailing such documents to the shareholders of Parent, as applicable. Each Party agrees that all information relating to Parent and its Subsidiaries included in the Proxy Statement/Prospectus or the Registration Statement shall be in form and content satisfactory to Parent, acting reasonably, and all information relating to the Company and its Subsidiaries included in the Proxy Statement/Prospectus or the Registration Statement shall be in form and content satisfactory to the Company, acting reasonably. Notwithstanding the foregoing, the provisions of this Section 7.3(d) shall: (i) not apply with respect to information relating to a Change of Recommendation; and (ii) in respect of documents filed by Parent that are incorporated by reference in the Registration Statement or Proxy Statement/Prospectus, apply only with respect to the information relating to the Transactions, the Parent Shareholders Meeting, the Requisite Parent Vote Matters or the Company or the Company’s business, financial condition or results of operations or, after the Effective Time, Parent.

(e)          As promptly as reasonably practicable following the Signing Date, the Company will deliver to Parent the unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in the Registration Statement (the “Company Interim Financial Statements”). The Company shall ensure that the Company Interim Financial Statements will be suitable for inclusion in the Registration Statement, will comply with all SEC requirements with respect thereto and will be prepared in accordance with GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, as of the dates of and for the periods referred to in the Company Interim Financial Statements. The Company shall reasonably cooperate, and shall direct its independent auditors to reasonably cooperate, with Parent in connection with the preparation of any pro forma financial statements that are derived in part from the Company Audited Financial Statements and the Company Interim Financial Statements or other financial statements of the Company and shall provide Parent with a reasonable opportunity to consult with the Company and its Representatives, including its independent auditors, from time to time prior to the Closing, with respect to the progress of the preparation of such Company Interim Financial Statements or pro forma financial statements.

7.4          Requisite Company Approval and Parent Shareholders Meeting.

(a)          The Company will take all reasonable action necessary, in accordance with this Agreement, applicable Law, its Organizational Documents and the Existing Securityholders Agreement, to obtain the Requisite Company Approval promptly after the execution and delivery of this Agreement by all parties and, in any event, by not later than 11:59 p.m. (Eastern Time) on the first Business Day following the date hereof (such time, the “Consent Time”). If the Requisite Company Approval is obtained in the form of duly executed written consents that are delivered to Company, Company will deliver to Parent a copy thereof (including by facsimile or other electronic image scan transmission).

(b)          Parent shall, as promptly as practicable after the Signing Date and in consultation with the Company, set a preliminary record date for the Parent Shareholders Meeting and commence a broker search in accordance with Rule 14a-13 under the Exchange Act in connection therewith. Parent will take, in accordance with this Agreement, applicable Law and its Organizational Documents, all action necessary to duly call, give notice of, convene and hold the Parent Shareholders Meeting as promptly as practicable after the Registration Statement is declared effective, with a record date and meeting date to be selected after reasonable consultation with the Company, for the purpose of: (i) seeking the Requisite Parent Vote and the Optional Parent Vote, and shall not postpone or adjourn such meeting except to the extent required by Law, in accordance with Section 7.4(c), or if, as of the time for which the Parent Shareholders Meeting was originally scheduled (as set forth in the Proxy Statement/Prospectus), there are insufficient shares of Parent Common Stock represented (either in person or by proxy) and voting to approve the Requisite Parent Vote Matters to constitute a quorum necessary to conduct the business of the Parent Shareholders Meeting. Parent shall, subject to the right of the Parent Board to effect a Change of Recommendation in accordance with Section 7.2(d)(ii) or Section 7.2(d)(iii), use reasonable best efforts to solicit from the shareholders of Parent proxies in favor of the Requisite Parent Vote Matters and the Optional Parent Vote Matters and to secure the Requisite Parent Vote and the Optional Parent Vote (it being understood that the foregoing shall not require the Parent Board to recommend, or solicit proxies, in favor of the Requisite Parent Vote Matters and the Optional Parent Vote Matters if a Change of Recommendation has been effected in accordance with Section 7.2(d)(ii) or Section 7.2(d)(iii)). Unless this Agreement has been terminated in accordance with its terms, Parent’s obligation to call, give notice of, convene and hold the Parent Shareholders Meeting in accordance with this Section 7.4(a) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Acquisition Proposal or Superior Proposal, or by any Change of Recommendation.

(c)          Parent agrees: (x) to provide the Company reasonably detailed periodic updates concerning proxy solicitation results on a timely basis; and (y) to give written notice to the Company one day prior to the Parent Shareholders Meeting, and on the day of, but prior to the Parent Shareholders Meeting, indicating whether as of such date sufficient proxies representing the Requisite Parent Vote has been obtained. Notwithstanding the foregoing, if, on a date that is two Business Days prior to the date the Parent Shareholders Meeting is scheduled: (A) Parent has not received proxies representing the Requisite Parent Vote, whether or not a quorum is present; or (B) it is necessary to ensure that any supplement or amendment to the Proxy Statement/Prospectus is required to be delivered, Parent may, or if the Company so requests, shall, postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Shareholders Meeting, as long as the date of the Parent Shareholders Meeting is not postponed or adjourned more than ten days in connection with any one postponement or adjournment or to a date that is no later than two Business Days prior to the Outside Date; provided, that Parent may not adjourn or postpone the Parent Shareholders Meeting pursuant to clause (A) above more than two times unless such extension is requested by the Company or made with the Company’s prior written consent.

(d)          The only matters to be voted upon at the Parent Shareholders Meeting are the Requisite Parent Vote, the Optional Parent Vote and other routine proposals required in connection with such vote.

7.5          Cooperation; Efforts to Consummate.

(a)          Upon the terms and subject to the conditions set forth in this Agreement (including Section 7.2), the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Law to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and advisable (and in any event no later than the Outside Date) and consummate and make effective the Transactions as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable and advisable all documentation to effect all necessary notices, reports and other Filings (including by filing no later than 20 Business Days after the Signing Date the notification and report form required under the HSR Act), obtaining as promptly as reasonably practicable (and in any event no later than the Outside Date) all actions or nonactions, waivers, consents, registrations, expirations or terminations of waiting periods, approvals, permits and authorizations (“Consents”) necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Transactions, executing and delivering any additional instruments necessary to consummate the Transactions and refraining from taking any action that would reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the Transactions.

(b)          The Company and Parent shall jointly develop and consult and cooperate in all respects with one another, and consider in good faith the views of one another, in connection with the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, proposals, notices, reports or Filings made with, or submitted to, any third party or any Governmental Entity in connection with the Transactions (including the Proxy Statement/Prospectus and the Registration Statement). Neither the Company nor Parent shall permit any of its officers or other Representatives to participate in any substantive meeting, telephone call or conference with any Governmental Entity in respect of any Filing, investigation or otherwise relating to the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate therein. Each of the Parties shall use reasonable best efforts to furnish to each other all information required for any Filing, other than confidential or proprietary information not directly related to the Transactions, and to give the other Party reasonable prior notice of any such Filing and, to the extent practicable, keep the other Party reasonably informed with respect to the status of each Consent sought from a Governmental Entity in connection with the Transactions and the material communications between such Party and such Governmental Entity, and permit the other Party to review and discuss in advance, and consider in good faith the views of the other in connection with any such Filing or communication. Prior to submitting any such Filing (except for the Parties’ submissions in relation to the HSR Act) or communication to any Governmental Entity in relation to any applicable Antitrust Law or Foreign Investment Law, each Party shall consult in good faith with the other Party and consider in good faith the views of the other Party with respect to the form and content of such Filing or communication. Each of the Parties shall promptly furnish the other with copies of all correspondence, Filings (except for the Parties’ initial HSR Act notification filings) and material communications between them and their Representatives, on one hand, and any such Governmental Entity or its respective staff on the other hand, with respect to the Transactions in order for such other Party to meaningfully consult and participate in accordance with this Section 7.5, provided that materials furnished pursuant to this Section 7.5 may be redacted as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. Subject to applicable Law, each of the Company and Parent and their respective Subsidiaries shall not agree to any actions, restrictions or conditions with respect to obtaining any Consent in connection with the Transactions, and neither Party shall directly or indirectly agree to any contractual timing agreement with a Governmental Entity related to this Agreement or the Transactions, in each case, without the prior written consent of the other Party. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as reasonably practicable.

(c)          Subject to Section 7.1(b) of such Party’s Disclosure Letter and the terms and conditions of this Agreement, neither Parent nor the Company shall, and each of them shall cause their respective Subsidiaries not to, take any action, including acquiring any asset, property, business or Person (by way of merger, consolidation, share exchange, investment, other business combination, asset, stock or equity purchase, or otherwise), in each case, that could reasonably be expected to materially impair, materially adversely affect or materially delay obtaining any Consent or making any Filing contemplated by this Section 7.5 or the timely receipt thereof.

(d)          Without limiting the generality of the undertakings pursuant to this Section 7.5, but on the terms and subject to the terms and conditions set forth in this Agreement, including Section 7.5(f), each of the Company and Parent agree to:

(i)          promptly provide or make an appropriate response to any request by a Governmental Entity pursuant to Antitrust Law or Foreign Investment Law for information or documentary material with respect to the Transaction;

(ii)          promptly use its reasonable best efforts to take all reasonably necessary, proper or advisable steps to: (A) avoid the entry of; and (B) resist, vacate, modify, reverse, suspend, prevent, eliminate or remove any actual, anticipated or threatened temporary, preliminary or permanent injunction or other order, decree, decision, determination or judgment entered or issued, or that becomes reasonably foreseeable to be entered or issued, in any Proceeding or inquiry of any kind, in the case of each of the foregoing clauses (A) and (B), that would reasonably be expected to delay, restrain, prevent, enjoin or otherwise prohibit or make unlawful the consummation of the Transactions, including, if necessary, proper or advisable so as to permit the consummation of the Transactions on a schedule as close as possible to that contemplated herein (I) defending through litigation (excluding any appeals) on the merits of any claim asserted in any court, agency or other Proceeding by any person or entity seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions and (II) (x) proposing, negotiating, committing to and agreeing to sell, lease, license, divest or otherwise dispose of, or hold separate pending such disposition, assets, operations, rights, product lines, licenses, businesses or interests therein of the Company or Parent or any of their respective Subsidiaries, and promptly effecting such sale, lease, license, divestiture, disposal or holding separate, (y) agreeing to restrictions or actions that after the Effective Time would limit Parent’s or its Subsidiaries’ freedom of action or operation with respect to, or its ability to retain, one or more of its or its Subsidiaries’ businesses, product lines or assets or (z) agreeing to enter into, modify or terminate existing contractual relationships, contractual rights or contractual obligations of the Company or Parent or either of their respective Subsidiaries, and in each case entering into agreements with, and submitting to orders of, the relevant Governmental Entity as needed to effect the foregoing (any such action described in clause (II), a “Regulatory Remedy”).

(e)          Notwithstanding anything in this Section 7.5 to the contrary, neither this Section 7.5 nor the “reasonable best efforts” standard herein shall require, or be construed to require, the Company or Parent or any of their respective Subsidiaries or other Affiliates to (i) waive any of the conditions set forth in Article VIII as they apply to such Party or (ii) take, effect or agree to any Regulatory Remedy described in clause (II) above unless such Regulatory Remedy is conditioned upon the occurrence of the Closing or is effective on or after the Closing and relates only to the Company, Parent and their respective Subsidiaries.

(f)          For the avoidance of doubt, the Company and Parent shall use reasonable best efforts to cooperate with each other and work in good faith in formulating any Regulatory Remedy.

7.6          Status Notifications. Subject to applicable Law and except as otherwise required by any Governmental Entity, each of the Company and Parent shall keep the other apprised of the status of material matters relating to completion of the Transactions, including promptly furnishing the other with copies of notices or other substantive communications received by the Company or Parent, as applicable, or any of its Subsidiaries from any third party and/or any Governmental Entity with respect to the Transactions.

7.7          Treatment of Indebtedness.

(a)          Prior to the Closing Date, Parent shall: (a) deliver (or cause to be delivered) notices of the payoff, prepayment, discharge and termination of any outstanding Indebtedness and other obligations of Parent and each applicable Subsidiary of Parent as required under the Parent ABL Credit Agreement (the amounts outstanding under the Parent ABL Credit Agreement, the “Parent Indebtedness Payoff Amount”); (b) take all other actions within its reasonable control and reasonably required to facilitate the repayment of the Parent Indebtedness Payoff Amount, including the termination of the commitments under the Parent ABL Credit Agreement, in each case, prior to or substantially concurrently with the Effective Time; and (c) procure, obtain and deliver customary payoff letter(s) and lien releases, in each case, in form and substance reasonably satisfactory to Company (“Payoff Letters”), with respect to the Parent ABL Credit Agreement in sufficient form to terminate all Encumbrances, all guaranties and other obligations thereunder (other than contingent obligations for which no claim has been made and which expressly survive the termination thereof), drafts of which shall have been provided to the Company and its counsel at least ten (10) Business Days prior to the Closing Date (or such shorter time as the Company may agree in its discretion) (with executed, as applicable, copies thereof to be provided as soon as available, and in no case later than one (1) Business Day prior to the Closing Date). Parent shall irrevocably pay off, or cause to be paid off, prior to or substantially contemporaneously with the Effective Time, the Parent Indebtedness Payoff Amount.

(b)          Prior to the Closing Date, without the Company’s prior written consent, Parent will not, and will cause its directors, officers and Representatives not to, amend or supplement any Parent Credit Agreement except to terminate the Parent ABL Credit Agreement in accordance with Section 7.7(a) or to comply with the terms of the Parent ABL Credit Agreement to add any Subsidiary of Parent as a guarantor thereunder in accordance with Section 10.1.9 of the Parent ABL Credit Agreement (as in effect on the Signing Date (or after giving effect to such amendments and/or supplements thereto as may be expressly consented to by the Company pursuant to this Section 7.7(b)). Prior to the Closing Date, without Parent’s prior written consent, the Company will not, and will cause its directors, officers and Representatives not to, amend or supplement any Company Credit Agreement except as provided in Section 7.7(d) and except to comply with the terms of Sections 6.11 or 6.12 of each Company Credit Agreement (as in effect on the Signing Date (or after giving effect to such amendments and/or supplements thereto as may be expressly consented to by Parent pursuant to this Section 7.7(b)).

(c)          Prior to the Closing Date, without Company’s prior written consent, Parent will not, and will cause its directors, officers, Representatives and Subsidiaries not to, amend or supplement the Parent Senior Notes Indenture except to comply with the terms of the Parent Senior Notes Indenture to add any Subsidiary of Parent as a guarantor thereunder in accordance with Section 4.15 of the Parent Senior Notes Indenture (as in effect on the Signing Date (or after giving effect to such amendments and/or supplements thereto as may be expressly consented to by the Company pursuant to this Section 7.7(c))).

(d)          The Company shall timely provide or cause to be provided to Parent, on or prior to the Effective Time, a waiver, amendment or consent to each Company Credit Agreement as required to permit the Second Company Merger to occur as of the Second Company Merger Effective Time pursuant to Section 7.04 of each Company Credit Agreement.

7.8          Information; Access and Reports.

(a)          Subject to applicable Law and the other provisions of this Section 7.8, each of the Company and Parent shall (and shall cause its Subsidiaries to), upon reasonable advance written notice by the other Party, use reasonable best efforts to furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the preparation of the Proxy Statement/Prospectus, the Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party or any Governmental Entity in connection with the Transactions, and shall (and shall cause its Subsidiaries to), upon giving of reasonable advance written notice by the other Party, use reasonable best efforts to afford the other Party’s officers and other authorized Representatives reasonable access, during normal business hours, to its Service Providers, agents, Contracts, books and records (including the work papers of such Party’s independent accountants upon receipt of any required consents from such accountants and subject to the execution of customary access letters), as well as properties, offices and other facilities, and each shall (and shall cause its Subsidiaries to) use reasonable best efforts to furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested, including in connection with the preparation of the Proxy Statement/Prospectus, the Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party or any Governmental Entity in connection with the Transactions.

(b)          The foregoing provisions of this Section 7.8 shall not require and shall not be construed to require either the Company or Parent to permit any access to any of its Service Providers, agents, Contracts, books or records, or its properties, offices or other facilities, or to permit any inspection, review, sampling or audit, or to disclose or otherwise make available any information that in the reasonable judgment of the Company or Parent, as applicable, would: (i) unreasonably interfere with such Party’s or its Subsidiaries’ business operations or create a material risk of damage or destruction to any material property or assets of such Party or its Subsidiaries; (ii) result in the disclosure of competitively sensitive information or information concerning the valuation of the Company, Parent or any of their respective Subsidiaries or violate the terms of any confidentiality provisions in any agreement with a third party entered into prior to the Signing Date; (iii) result in a violation of applicable Law; (iv) waive the protection of any attorney-client or other legal privilege; (v) result in the disclosure of any personal information that would expose such Party to the risk of liability or (vi) constitute any invasive testing, sampling or analysis at any property or facility (commonly known as a Phase II) without that Party’s prior written consent. In the event that the Company or Parent, as applicable, objects to any request submitted pursuant to and in accordance with this Section 7.8 and withholds information on the basis of the foregoing clauses (i) through (vi), the Company or Parent, as applicable, shall inform the other Party in writing as to the general nature of what is being withheld and shall use reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments. Each of the Company and Parent, as it deems advisable and necessary, may reasonably designate competitively sensitive material provided to the other as “Outside Counsel Only Material” or with similar restrictions. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the Parties. All requests for information made pursuant to this Section 7.8 shall be directed to the Person designated by the Company or Parent, as applicable. All information exchanged or made available shall be governed by the terms of the Confidentiality Agreement.

(c)          Nothing in this Section 7.8 will be construed to require any Party, its Subsidiaries or any of their respective Representatives to: (i) prepare any reports, analyses, appraisals, opinions or other information that is not typically prepared in the past practices of such Person; or (ii) permit the other Party to perform any invasive testing, sampling or analysis at any property or facility (commonly known as a Phase II).

(d)          To the extent that any of the information or material furnished pursuant to this Section 7.8 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege, including those concerning pending or threatened Proceedings, the Parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

(e)          No exchange of information or investigation by Parent or its Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of the Company set forth in this Agreement, and no investigation by the Company or its Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of Parent set forth in this Agreement.

7.9          Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Converted Parent Common Stock, including the Converted Parent Common Stock to be issued in the First Company Merger, to be approved for listing on the NYSE prior to the Closing Date, subject to official notice of issuance.

7.10          Publicity. The initial press release with respect to the execution of this Agreement shall be a joint release to be reasonably agreed upon by the Parties. The Company and Parent shall consult with each other before issuing any press release or making any public statement with respect to this Agreement or the Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other, such consent not to be unreasonably withheld, conditioned or delayed; provided, that (a) any such press release or public statement as may be required by applicable Law or any listing agreement with any national securities exchange may be issued prior to such consultation if the Party making the release or statement has used its reasonable best efforts to consult with the other Party on a timely basis; and (b) each Party may issue public announcements or make other public disclosures regarding this Agreement or the Transactions that is consistent with those previously disclosed in press releases or public statements previously approved by either Party or made by either Party in compliance with this Section 7.10; provided, further, that the first sentence of this Section 7.10 shall not apply to: (x) any disclosure of information concerning this Agreement in connection with any dispute between the Parties regarding this Agreement; and (y) internal announcements to employees which are not made public. Notwithstanding anything in this Section 7.10 to the contrary, neither Party shall be required by any provision of this Agreement to consult with or obtain any approval from any other Party with respect to a public announcement or press release issued in connection with the receipt and existence of an Acquisition Proposal and matters related thereto or a Change of Recommendation other than as set forth in Section 7.2. Prior to making any written communications to any employees of Parent, the Company or their respective Subsidiaries pertaining to the treatment of compensation or benefits in connection with the Transactions or employment following the Effective Time, each of the Company and Parent shall provide the other Party with a copy of the intended communication, the receiving Party shall have a reasonable period of time to review and comment on such communication and the providing Party shall give reasonable and good faith consideration to any comments made by the receiving Party with respect thereto.

7.11          Employee Benefits.

(a)          For at least 12 months following the Effective Time (or, if earlier, the date of termination of employment of a Continuing Employee), Parent shall cause (i) each Service Provider of the Company and its Subsidiaries at the Effective Time who continues to remain employed with Parent or its Subsidiaries following the Effective Time and (ii) each Service Provider of Parent and its Subsidiaries at the Effective Time who continues to remain employed with Parent or its Subsidiaries following the Effective Time (collectively, the “Continuing Employees”) to be provided with: (1) an annual base salary or wage rate, as applicable, that is no less favorable than the annual base salary or wage rate, as applicable, provided to each such Continuing Employee immediately prior to the Effective Time: (2) target annual cash incentive compensation opportunities and target long-term incentive (cash-based and equity-based) compensation opportunities that are no less favorable in the aggregate than those in effect for such Continuing Employee as of immediately prior to the Effective Time; and (3) other employee benefits that are no less favorable in the aggregate than those in effect for such Continuing Employee as of immediately prior to the Effective Time (excluding defined benefit pension or post-employment welfare benefits and retention, transaction, sale bonus or similar one-time or special bonus and equity-based compensation). With respect to any Benefit Plans in which any Continuing Employee first becomes eligible to participate on or after the Effective Time (the “New Plans”), Parent shall: (i) use commercially reasonable efforts to (A) cause each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time, (B) cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the extent such pre-existing conditions and actively-at-work requirements would have been waived or satisfied under the analogous Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time, and (C) during the plan year in which the Effective Time occurs, cause any eligible expenses paid by such Continuing Employee and his or her covered dependents under a Benefit Plan that is a group health plan during the portion of the plan year prior to the change to the New Plan that is a group health plan to be taken into account under such New Plan that is a group health plan for purposes of satisfying the corresponding deductible, co-insurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan, and (ii) recognize service time of the Continuing Employees with Parent and the Company and their respective Affiliates and predecessors, for purposes of eligibility to participate, vesting credit, entitlement to benefits, the level of vacation benefits and for purposes of determining severance in any New Plan in which such Continuing Employees may be eligible to participate after the Effective Time, to the extent such service is taken into account under the corresponding Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time, except where such credit would result in a duplication of benefits or compensation for the same period of service.

(b)          For at least 12 months following the Effective Time, Parent shall cause each Continuing Employee to be provided with severance and termination benefits that are no less favorable than those benefits set forth on Section 7.11(b) of the Parent Disclosure Letter.

(c)          Parent and the Company expressly agree that the Transactions shall constitute a “change in control” or “change of control” for purposes of (i) all Parent Benefit Plans, policies, programs or agreements (including but not limited to employment agreements and award agreements under the Parent Stock Plans that includes the term “change in control” or “change of control”, as applicable); and (ii) all Company Benefit Plans, policies, programs or agreements (including but not limited to employment agreements and award agreements under the Company Stock Plans that include the term “change in control” or “change of control”, as applicable) , in each case that provide for payments, accelerated vesting or benefits, either on a “single trigger” basis immediately on a “change of control” or “change in control” or on a “double trigger” basis on a qualifying termination of employment during a specified period following a “change of control” or “change in control”.

(d)          Prior to making any material written communications intended for broad-based and general distribution to Service Providers pertaining to compensation or benefit matters that are affected by the Transactions, each Party shall provide the other Party with a copy of the intended communication, the other Party shall have a reasonable period of time to review and comment on the communication, and the relevant Party shall consider any such comments in good faith.

(e)          Each Continuing Employee who as of immediately prior to the Effective Time participates in a Company Benefit Plan or Parent Benefit Plan, as applicable, that provides for an annual bonus for the year in which Closing occurs and who remains employed with Parent or its Subsidiaries through the regular payment date for such bonus, shall be eligible to receive in cash, on such regular payment date, an annual bonus payment in respect of the applicable performance period in an amount determined based on the greater of (i) the level of attainment of the applicable performance measures under such Company Benefit Plan or Parent Benefit Plan, as applicable, or (ii) the attainment of the target level of performance under such Company Benefit Plan or Parent Benefit Plan, as applicable.

(f)          Subject to Section 7.1, nothing contained in this Agreement is intended to (i) be treated as an amendment, establishment, modification, termination or adoption of any particular Company Benefit Plan, Parent Benefit Plan or other benefit or compensation plan, program, agreement, policy or arrangement, (ii) subject to compliance with the other provisions of this Section 7.11, prevent the Company, Parent, or any of their Affiliates from amending, establishing, modifying, or terminating any of their respective Benefit Plans or other benefit or compensation plan, program, agreement, policy or arrangement in accordance with their terms, or (iii) prevent the Company, Parent, or any of their respective Affiliates, after the Effective Time, from terminating the employment of any Service Provider of the Company or Parent. Nothing contained in this Agreement is intended to create any third-party beneficiary rights in any Service Provider of the Company, Parent or any of their Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof (including any labor union, works council, or other labor organization or employee representative), with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Service Provider of the Company or Parent by the Company, Parent, or any of their respective Affiliates or under any Benefit Plan which the Company, Parent, or any of their respective Affiliates may maintain. Notwithstanding anything in this Agreement to the contrary, the terms and conditions of employment for any Continuing Employees covered by a Labor Agreement shall be governed by the applicable Labor Agreement until the expiration, modification or termination of such Labor Agreement in accordance with its terms or applicable Law.

7.12          Certain Tax Matters.

(a)          None of Parent, the Company or any of their respective Subsidiaries shall take or cause to be taken, or fail to take, any action, whether before or after the Effective Time, that could reasonably be expected to prevent or impede the Mergers, taken together, from qualifying for the Intended Tax Treatment. Each of Parent, the Company and their respective Subsidiaries shall take the position, and otherwise shall treat and report, for all Tax purposes that the Mergers, taken together, qualify for the Intended Tax Treatment, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Each of Parent and the Company will notify the other Party promptly after becoming aware of any reason to believe that the Mergers, taken together, may not qualify for the Intended Tax Treatment.

(b)          Each of Parent and the Company shall use its reasonable best efforts and will cooperate in good faith with one another to obtain the opinion of counsel referred to in Section 8.3(i) and any opinions of counsel in respect of Tax matters requested by, or required to be filed with the SEC in connection with the filing of the Registration Statement. In connection therewith, Parent shall deliver to Kirkland & Ellis LLP, counsel to the Company (“Company’s Counsel”) (and, if for any reason Parent’s counsel is required to render an opinion (including in a circumstance where Company’s Counsel is unable to render the opinion described in Section 8.3(g)), to Baker Botts L.L.P. (“Parent’s Counsel”)), a customary representation letter dated as of the Closing Date (and, if requested, dated as of the date the Registration Statement shall have been declared effective by the SEC or such other date(s) as determined necessary by counsel in connection with the filing of the Registration Statement or its exhibits) and signed by an officer of Parent in form and substance reasonably satisfactory to Company’s Counsel (or, if applicable, Parent’s Counsel) (the “Parent Tax Representation Letter”), and the Company shall deliver to Company’s Counsel (and, if for any reason Parent’s Counsel is required to render an opinion (including in a circumstance where Company’s Counsel is unable to render the opinion described in Section 8.3(g)), to Parent’s Counsel) a customary representation letter dated as of the Closing Date (and, if requested, dated as of the date the Registration Statement shall have been declared effective by the SEC or such other date(s) as determined necessary by counsel in connection with the filing of the Registration Statement or its exhibits) and signed by an officer of the Company in form and substance reasonably satisfactory to Company’s Counsel (or, if applicable, Parent’s Counsel) (the “Company Tax Representation Letter”).

(c)          It is intended that, for U.S. federal income tax purposes, the Mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code and this Agreement be, and hereby is adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a) (the “Intended Tax Treatment”).

7.13          Expenses. Except as otherwise provided in Section 9.2(b), Section 9.2(c) or Section 9.2(d), whether or not the First Company Merger is consummated, all Costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Transactions, including all fees and expenses of its Representatives, shall be paid by the Party incurring such expense, except that expenses incurred in connection with: (a) any filing fees in connection with the HSR Act, any other Antitrust Law, Foreign Investment Law; (b) the filing of the Registration Statement; and (c) the filing, printing and mailing of the Proxy Statement/Prospectus shall be shared equally by the Company and Parent.

7.14          Indemnification; Directors’ and Officers’ Insurance.

(a)          From and after the Effective Time, Parent and the Surviving Company shall indemnify and hold harmless to the fullest extent as such individuals would be indemnified as of the Signing Date under applicable Law, the Company’s Organizational Documents and any indemnification agreements in effect as of the Signing Date, each present and former (determined as of the Effective Time) director and officer of the Company or any of its Subsidiaries or any Person who acts as a fiduciary under any Benefit Plan of the Company or any of its Subsidiaries, or any Person who prior to or at the Effective Time served at the request of the Company or any of its Subsidiaries as a director or officer of another Person or acts as a fiduciary under any Benefit Plan of another Person in each case in which the Company or any of its Subsidiaries has an equity investment, in each case, when acting in such capacity (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees, costs and expenses), judgments, inquiries, fines, losses, claims, damages or liabilities incurred in connection with, arising out of or otherwise related to any Proceeding, in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including in connection with: (i) this Agreement or the Transactions; and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party, and Parent and the Surviving Company shall also advance expenses as incurred to the fullest extent that such individual would have been entitled to under applicable Law, the Company’s Organizational Documents and any indemnification agreements in effect as of the Signing Date; provided, that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such Person is not entitled to indemnification.

(b)          Prior to the Effective Time, the Company shall purchase (and pay in full the aggregate premium for) “tail” insurance policies (“Tail Policies”) for the extension of: (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies; and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of six years from and after the Effective Time (the “Tail Period”) from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier as of the Signing Date with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate to the insureds as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions). If the Company fails to obtain such “tail” insurance policies as of the Effective Time, Parent shall continue to maintain in effect for the Tail Period the D&O Insurance in place as of the Signing Date with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate to the insureds as provided in the Company’s existing policies as of the Signing Date, or Parent shall purchase comparable D&O Insurance for the Tail Period with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate as provided in the Company’s existing policies as of the Signing Date; provided, that in no event shall the aggregate cost of the Tail Policies and the D&O Insurance exceed during the Tail Period 300% of the current aggregate annual premium paid by the Company for such purpose for the 2026 fiscal year (which fiscal year 2026 premiums are hereby represented and warranted by the Company to be as set forth in Section 7.14(a) of the Company Disclosure Letter); and provided, further, that if the cost of such insurance coverage exceeds such amount, Parent or the Company shall obtain a policy with the greatest amount of D&O Insurance available for a cost not exceeding such amount.

(c)          Any Indemnified Party wishing to claim indemnification under this Section 7.14, upon learning of any such Proceeding, shall promptly notify Parent thereof in writing, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party. In the event of any Proceeding, Parent shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnified action of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d)          During the Tail Period, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the Organizational Documents of the Company and its Subsidiaries or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries, in each case, as in effect on the Signing Date, shall survive the Transactions unchanged and shall not be amended, restated, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(e)          If Parent, the Surviving Company or any of their respective successors or assigns: (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger; or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Company, as applicable, shall assume all of the obligations set forth in this Section 7.14.

(f)          The rights of the Indemnified Parties under this Section 7.14 shall survive consummation of the Mergers and are in addition to, and shall not abridge or otherwise modify, any rights such Indemnified Parties may have under the Organizational Documents of the Company or any of its Subsidiaries, or under any indemnification agreements or other applicable Contracts of the Company or Laws.

(g)          This Section 7.14 is intended to be for the benefit of, and from and after the Effective Time shall be enforceable by, each of the Indemnified Parties, who shall be third-party beneficiaries of this Section 7.14.

7.15          Takeover Statutes. If any “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) is or may become applicable to the Transactions, each of the Company and Parent and the Company Board and Parent Board, respectively, shall grant such approvals and take such actions as are necessary and legally permissible so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

7.16          Section 16 Matters. Parent, and the Parent Board (or a duly formed committee thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall, prior to the Effective Time, take all such actions as are reasonably necessary or appropriate to cause the Transactions and any other dispositions of equity securities of the Parent (including derivative securities) or acquisitions of shares of Converted Parent Common Stock (including derivative securities) in connection with the Transactions by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Laws.

7.17          Stockholder Litigation. Each of the Company and Parent shall promptly advise the other Party of any litigation commenced after the Signing Date against such Party or any of its directors (in their capacity as such) by any stockholders or shareholders, as applicable, of such Party (on their own behalf or on behalf of such Party) relating to this Agreement or the Transactions, and shall keep the other Party reasonably informed regarding any such litigation. Each of the Company and Parent shall give the other Party the opportunity to participate in the defense or settlement of any such stockholder litigation, and no such settlement shall be agreed to without the other Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

7.18          Parent Consents. Parent, in its capacity as the sole stockholder of Parent Sub, will immediately following the execution of this Agreement, execute and deliver to Parent Sub and the Company a written consent approving the adoption of this Agreement and the Transactions, including the Mergers, in accordance with Parent Sub’s Organizational Documents, the DGCL and applicable Law (the “Parent Sub Stockholder Consent”).

7.19          Obligations of Parent. Parent shall take all action necessary to cause each of the other Parent Parties and the Surviving Company to perform their obligations under this Agreement.

7.20          A&R Jones Act Warrant Agreement. At or prior to the Effective Time, Parent shall enter into the Jones Act Warrant Agreement, in the form attached hereto as Exhibit H with the warrant agent party thereto (the “A&R Jones Act Warrant Agreement”).

7.21          Withdrawal of Company Registration Statement. The Company agrees that it shall not take any action (including without limitation any preparation in connection therewith and any filing in furtherance thereof) during the Interim Period to amend the Company Registration Statement, seek effectiveness of the Company Registration Statement or otherwise register itself or any of its securities under the Securities Act or the Exchange Act.

7.22          DTC SEG-100 Program. Parent shall, in consultation with the Company, take all action necessary to cause the Converted Parent Common Stock to be placed into the Depository Trust & Clearing Corporation’s SEG-100 Program, effective upon the consummation of the Conversion, to limit the ownership of Converted Parent Common Stock by non-U.S. citizens in a manner consistent with the provisions of the Parent Certificate of Incorporation upon Conversion.

ARTICLE VIII
CONDITIONS

8.1          Conditions to Each Party’s Obligation to Effect the Closing. The respective obligation of each Party to effect the Closing is subject to the satisfaction at the Closing or waiver, in whole or in part (to the extent permitted by applicable Law), at or prior to the Closing of each of the following conditions:

(a)          Company Stockholders Approval. The Requisite Company Approval shall have been obtained.

(b)          Parent Shareholder Approval. The Requisite Parent Vote shall have been obtained at the Parent Shareholders Meeting (or any adjournment or postponement thereof).

(c)          Listing. The shares of Converted Parent Common Stock issuable in accordance with this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(d)          Governmental Approvals. (i) Any waiting period (and any extension of such period) under the HSR Act applicable to the Transactions shall have expired or otherwise been terminated; (ii) all Consents, and all expirations of waiting periods, required under the applicable Antitrust Laws or Foreign Investment Laws of the jurisdictions listed on Section 8.1(d) of the Company Disclosure Letter shall have been obtained; and (iii) there shall not be any written agreement in effect with any Governmental Entity not to consummate the Transactions.

(e)          Laws or Governmental Orders. No Law or Governmental Order shall be in effect that restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Transactions.

(f)          Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued and remain in effect, and no Proceedings for that purpose shall have commenced or be threatened in writing by the SEC, unless subsequently withdrawn.

8.2          Conditions to Obligations of the Parent Parties. The obligation of the Parent Parties to effect the Closing is also subject to the satisfaction at the Closing or waiver, in whole or in part (to the extent permitted by applicable Law), by Parent at or prior to the Closing of the following conditions:

(a)          Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in Section 5.1(a) (Organization, Good Standing and Qualification), Section 5.3 (Corporate Authority; Approval), Section 5.5(b) (Absence of Certain Changes or Events), Section 5.18 (Jones Act), Section 6.12(e) (Company Capital Structure), Section 6.13 (Company Recommendation), Section 6.14 (Company Brokers and Finders), Section 6.15 (Company Voting Requirements) and Section 6.20 (Company Takeover Statutes; Company Rights Plan) shall have been true and correct in all respects as of the Signing Date and shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all respects as of such particular date or period of time); (ii) the representations and warranties of the Company set forth in Sections 6.12(a), (d) and (f) (Company Capital Structure) shall have been true and correct in all respects as of the Signing Date and shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all respects as of such particular date or period of time), except, in the case of this clause (ii), for de minimis inaccuracies; (iii) the representations and warranties of the Company set forth in Section 6.12(b) and Section 6.12(c) (Company Capital Structure) shall have been true and correct in all material respects as of the Signing Date and shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be true and correct in all material respects as of such particular date or period of time); and (iv) each other representation and warranty of the Company set forth in Article V and Article VI shall be true and correct in all respects (without giving effect to any qualification by materiality or Material Adverse Effect contained therein) as of the Signing Date and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all respects as of such particular date or period of time), except, in the case of this clause (iv), for any failure of any such representation and warranty to be so true and correct in all respects (without giving effect to any qualification by materiality or Material Adverse Effect contained therein) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

(b)          Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)          Certificate. Parent shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company, certifying that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(d) have been satisfied.

(d)          Absence of Company Material Adverse Effect. Since the Signing Date, there shall not have occurred any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to the Company.

8.3          Conditions to Obligation of the Company. The obligation of the Company to effect the Closing is also subject to the satisfaction at the Closing or waiver, in whole or in part (to the extent permitted by applicable Law), by the Company at or prior to the Closing of the following conditions:

(a)          Representations and Warranties. (i) Each of the representations and warranties of Parent set forth in the first sentence of Section 5.1(a) (Organization, Good Standing and Qualification), Section 5.3 (Corporate Authority; Approval), Section 5.5(b) (Absence of Certain Changes or Events), Section 5.18 (Jones Act), Section 6.1(e) and Section 6.1(f) (Parent Capital Structure), Section 6.2 (Parent Recommendation and Fairness), Section 6.3 (Parent Voting Requirements), Section 6.4(a) (Merger Subs Authority), Section 6.5 (Brokers and Finders), Section 6.9 (Takeover Statutes; Rights Plan) and Section 6.10 (Certain Parent Actions) shall have been true and correct in all respects as of the Signing Date and shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all respects as of such particular date or period of time); (ii) the representations and warranties of Parent set forth in Section 6.1(a), Section 6.1(d) and Section 6.1(g) (Parent Capital Structure) shall have been true and correct in all respects as of the Signing Date and shall be true and correct in all respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all respects as of such particular date or period of time), except, in the case of this clause (ii), for de minimis inaccuracies; (iii) the representations and warranties of Parent set forth in Section 6.1(b) and Section 6.1(c) (Parent Capital Structure) shall have been true and correct in all material respects as of the Signing Date and shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be true and correct in all material respects as of such particular date or period of time); and (iv) each other representation and warranty of Parent set forth in Article V and Article VI shall be true and correct in all respects (without giving effect to any qualification by materiality or Material Adverse Effect contained therein) as of the Signing Date and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all respects as of such particular date or period of time), except, in the case of this clause (iv), for any failure of any such representation and warranty to be so true and correct in all respects (without giving effect to any qualification by materiality or Material Adverse Effect contained therein) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Parent.

(b)          Performance of Obligations of the Parent Parties. Each of the Parent Parties shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)          Certificate. The Company shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of Parent, certifying that the conditions set forth in Section 8.3(a), Section 8.3(b), Section 8.3(g), Section 8.3(f) and Section 8.3(h) have been satisfied.

(d)          A&R Jones Act Warrant Agreement. Parent shall have delivered or caused to be delivered to the Company the A&R Jones Act Warrant Agreement, duly executed by Parent and the warrant agent party thereto.

(e)          Conversion. The Parent shall have duly consummated the Conversion in accordance with the Plan of Conversion, including by filing the Parent Certificate of Incorporation upon Conversion with the Secretary of State of the State of Delaware and adopting the Parent Bylaws upon Conversion; provided that any applicable Optional Parent Vote Matters that are not approved at the Parent Shareholders Meeting shall be omitted from the Parent Certificate of Incorporation upon Conversion filed with the Secretary of State of the State of Delaware.

(f)          Governance Matters. Parent shall have taken the actions necessary to cause the matters set forth in Section 4.1(d), Section 4.1(e), Section 4.1(g) and the first sentence of Section 4.1(j) to be completed and effective as of the Effective Time.

(g)          Tax Opinion. The Company shall have received a written opinion from Company’s Counsel (or if Company’s Counsel is unable to deliver such opinion, Parent’s Counsel), in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that the Mergers, taken together, will qualify for the Intended Tax Treatment, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering the opinion described in this Section 8.3(g), Company’s Counsel (or, if applicable, Parent’s Counsel) shall be entitled to rely on the Company Tax Representation Letter and the Parent Tax Representation Letter and such other information as Company’s Counsel (or, if applicable, Parent’s Counsel) reasonably deems relevant.

(h)          Absence of Parent Material Adverse Effect. Since the Signing Date, there shall not have occurred any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to Parent.

(i)          Payoff Letters. Parent shall have delivered to the Company the Payoff Letters.

8.4          Frustration of Closing Conditions. None of the Parties may rely on, either as a basis for not consummating the Mergers or for terminating this Agreement, the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such Party’s breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions in Section 8.3(a) or Section 8.3(b) or Section 8.2(a) or Section 8.2(b), as applicable, would not be satisfied.

ARTICLE IX
TERMINATION

9.1          Termination. This Agreement may be terminated prior to the Effective Time (with any termination by Parent also being an effective termination by the other Parent Parties), in the following circumstances:

(a)          by mutual written consent of the Company and Parent;

(b)          by either the Company or Parent:

(i)          if the Closing shall not have been consummated by 5:00 p.m. (Eastern time) on December 31, 2026 (the “Outside Date”); provided, however, that if all the conditions to the consummation of the Closing other than the conditions set forth in Section 8.1(d) or Section 8.1(e) (solely to the extent relating to any Antitrust Law or Foreign Investment Law) shall have been satisfied or shall be capable of being satisfied at such time (or to the extent permitted by Law, have been waived), the Outside Date shall be automatically extended for an additional 180 days, which later date shall thereafter be deemed the Outside Date; provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party whose action or failure to act has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement by such Party;

(ii)          if a Governmental Order permanently restraining, enjoining or otherwise prohibiting consummation of the Transactions shall become final and non-appealable; provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any Party whose action or failure to act has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement by such Party; or

(iii)          (A) if the Requisite Company Approval shall not have been obtained by the Consent Time; or (B) if the Parent Shareholders Meeting has been duly convened at which a vote on the Requisite Parent Vote Matters and the Optional Parent Vote Matters was taken and shall have concluded and the Requisite Parent Vote shall not have been obtained at such Parent Shareholders Meeting; provided, however: in the case of each of clause (A) and (B) of this Section 9.1(b)(iii), that: (x) the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to the terminating Party where the failure to obtain the Requisite Company Approval or the Requisite Parent Vote, as applicable, shall have been caused by the action or failure to act of such Party, and such action or failure to act constitutes a material breach by such Party of this Agreement; and (y) the right of Parent or the Company to terminate this Agreement pursuant to Section 9.1(b)(iii)(A) shall not be available following the time that the Requisite Company Approval shall have been obtained (regardless of whether the Requisite Company Approval has been obtained before or after the Consent Time);

(c)          by Parent:

(i)          if at any time prior to the Effective Time, the Company has breached any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 7.2, as to which Section 9.1(c)(ii) will apply) such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied (and such breach is not cured by the earlier of: (x) 30 days of receipt by the Company of written notice of such breach from Parent; and (y) three Business Days prior to the Outside Date), provided, that the right to terminate this Agreement pursuant to this Section 9.1(c)(i) shall not be available to Parent if it is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions in Section 8.3(a) or Section 8.3(b) would not be satisfied; or

(ii)          if at any time prior to the Effective Time, there has been a material breach by the Company of any of its obligations set forth in Section 7.2 in a manner that materially impedes, interferes with or prevents the consummation of the Transactions on or before the Outside Date; or

(d)          by the Company:

(i)          prior to, but not after, the receipt of the Requisite Parent Vote, if the Parent Board shall have made a Change of Recommendation (whether or not such Change of Recommendation is permitted by this Agreement);

(ii)          if at any time prior to the Effective Time, any of the Parent Parties has breached any of its respective representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 7.2, as to which Section 9.1(d)(iii) will apply) such that the conditions in Section 8.3(a) or Section 8.3(b) would not be satisfied (and such breach is not cured by the earlier of: (x) 30 days of receipt by Parent of written notice of such breach from the Company; and (y) three Business Days prior to the Outside Date), provided, that the right to terminate this Agreement pursuant to this Section 9.1(d)(ii) shall not be available to the Company if it is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions in Section 8.2(a) or Section 8.2(b) would not be satisfied;

(iii)          if at any time prior to the Effective Time, there has been a material breach by the Parent Parties of any of their respective obligations set forth in Section 7.2 in a manner that materially impedes, interferes with or prevents the consummation of the Transactions on or before the Outside Date; or

(iv)          if at any time prior to the Effective Time without the prior written consent of Company, Parent or its Subsidiaries undertakes, or announces any intention to undertake, any of the following actions: (A) except to the extent expressly provided in, and consistent with, any matter disclosed in Section 7.1(b)(vii) of the Parent Disclosure Letter, declaring, setting aside, making or paying any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned Subsidiary to it or to any other direct or indirect wholly owned Subsidiary) or modifies in any material respect its dividend policy; (B) reclassifying, splitting, combining, subdividing or redeeming, purchasing (through Parent’s share repurchase program or otherwise) or otherwise acquiring, directly or indirectly, any of Parent’s or its Subsidiaries’ capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock, other than with respect to: (x) the capital stock or other equity interests of a direct or indirect wholly owned Subsidiary of Parent; or (y) the acquisition of shares of Parent Common Stock in order to pay the exercise price or Taxes in connection with the exercise, vesting or settlement of Parent Equity Awards outstanding as of the Signing Date or granted in accordance with Section 7.1(b)(xvi), pursuant to the terms of the Parent Stock Plans and the applicable award agreement, in the Ordinary Course; (C) creating, incurring or assuming any Indebtedness (including the issuance of any debt securities, warrants or other rights to acquire any debt security) or guarantee or otherwise become liable for any such Indebtedness, in each case, following the Signing Date, except for (x) Indebtedness incurred in an aggregate principal amount outstanding at any time not to exceed $10,000,000 (together with any interest, fees or similar amounts accrued with respect to Indebtedness under the Parent ABL Credit Agreement) and (y) Indebtedness incurred pursuant to letters of credit issued under the Parent ABL Credit Agreement which do not, in the aggregate, exceed a face amount of $10,000,000 at any time outstanding.

The Party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give written notice of such termination to the other Parties specifying with particularity the provision or provisions of this Agreement pursuant to which such termination is being effected and the reason for such termination and, if made in accordance with this Agreement, any termination shall be effective immediately upon delivery of such written notice to the other Parties.

9.2          Effect of Termination.

(a)          Except to the extent provided in Section 9.2(b), Section 9.2(c) and Section 9.2(d), in the event of the valid termination of this Agreement pursuant to this Article IX, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or any of its Representatives or Affiliates); provided, however, that, notwithstanding anything in this Agreement to the contrary: (i) no such termination shall relieve any Party of any liability or damages to any other Party resulting from any Fraud or Willful Breach of this Agreement; and (ii) the provisions set forth in Article X (Miscellaneous and General), Section 7.13 (Expenses), this Section 9.2 (Effect of Termination) and the Confidentiality Agreement shall survive the termination of this Agreement.

(b)          In the event that this Agreement is terminated:

(i)          pursuant to: (x) Section 9.1(b)(i) (Outside Date), (y) Section 9.1(b)(iii)(A) (Requisite Company Approval Not Obtained by Consent Time); or (z) Section 9.1(c)(i) (Company Terminable Breach) and, in any such case:

(A)          a bona fide Acquisition Proposal with respect to the Company (whether or not conditional) shall have been publicly announced or otherwise received by the Company Board after the Signing Date and prior to: (1) the Consent Time, in the case of a termination of this Agreement pursuant to Section 9.1(b)(iii)(A) (Requisite Company Approval Not Obtained by Consent Time); or (2) the date of termination, in the case of a termination of this Agreement pursuant to Section 9.1(b)(i) (Outside Date) or Section 9.1(c)(i) (Company Terminable Breach); and

(B)          within twelve months after the date of such termination: (1) the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to any Acquisition Proposal with respect to the Company; or (2) there shall have been consummated any Acquisition Proposal with respect to the Company (in each case of clauses (1) and (2), with 50% being substituted in lieu of 20% in each instance thereof in the definition of “Acquisition Proposal”), then immediately prior to or concurrently with the occurrence of either of the events described in the foregoing clauses (B)(1) or (B)(2); or

(ii)          pursuant to Section 9.1(c)(ii) (Breach of No Shop), then promptly, but in no event later than two Business Days after the date of such termination;

the Company shall, in the case of Section 9.2(b)(i) or Section 9.2(b)(ii), pay the Company Termination Fee to Parent or its designee by wire transfer of immediately available cash funds to the account designated by Parent in writing. In no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(c)          In the event that this Agreement is terminated:

(i)          pursuant to (x) Section 9.1(b)(i) (Outside Date), (y) Section 9.1(b)(iii)(B) (Requisite Parent Vote Not Obtained) or (z) Section 9.1(d)(ii) (Parent Terminable Breach) and, in any such case:

(A)          a bona fide Acquisition Proposal with respect to Parent (whether or not conditional) shall have been publicly announced or otherwise received by the Parent Board after the Signing Date and prior to: (1) the date of the Parent Shareholders Meeting, in the case of a termination of this Agreement pursuant to Section 9.1(b)(iii)(B) (Requisite Parent Vote Not Obtained), or (2) the date of termination, in the case of a termination of this Agreement pursuant to Section 9.1(b)(i) (Outside Date) or Section 9.1(d)(ii) (Parent Terminable Breach); and

(B)          within twelve months after the date of such termination, (1) Parent or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to any Acquisition Proposal with respect to Parent or (2) there shall have been consummated any Acquisition Proposal with respect to Parent (in each case of clauses (1) and (2), with 50% being substituted in lieu of 20% in each instance thereof in the definition of “Acquisition Proposal”), then immediately prior to or concurrently with the occurrence of either of the events described in the foregoing clauses (B)(1) or (B)(2);

(ii)          pursuant to Section 9.1(d)(i) (Parent Change of Recommendation) or Section 9.1(d)(iii) (Breach of No Shop), then promptly, but in no event later than two Business Days after the date of such termination; or

(iii)          pursuant to Section 9.1(b)(iii)(B) (Requisite Parent Vote Not Obtained) (and, at the time of such termination pursuant to Section 9.1(b)(iii)(B) (Requisite Parent Vote Not Obtained), the Company had the right to terminate this Agreement pursuant to Section 9.1(d)(i) (Parent Change of Recommendation)), then promptly, but in no event later than, in the case of such termination by the Company, two Business Days or, in the case of such termination by Parent, one Business Day after the date of such termination; or

(iv)          pursuant to Section 9.1(d)(iv), then, promptly, but in no event later than two Business Days after the date of such termination;

Parent shall, in the case of Section 9.2(c)(i), Section 9.2(c)(ii), Section 9.2(c)(iii) or Section 9.2(c)(iv) pay the Parent Termination Fee to the Company or its designee by wire transfer of immediately available cash funds to the account designated by the Company in writing. In no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(d)          In the event that this Agreement is terminated:

(i)          pursuant to Section 9.1(b)(iii)(A) (Requisite Company Approval Not Obtained by Consent Time), then promptly, but in no event later than, in the case of such termination by Parent, four Business Days or, in the case of such termination by the Company, one Business Day after the date of such termination, the Company shall pay all of the documented out-of-pocket costs, fees and expenses of counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related documentation and stockholders’ meetings and consents (collectively, “Costs”) of Parent up to a maximum amount equal to $16,500,000 (the “Parent Expense Amount”), to Parent or its designee by wire transfer of immediately available cash funds; provided, that any amounts paid under this Section 9.2(d)(i) shall be credited (without interest) against any Company Termination Fee if it becomes payable to Parent (or its designee) pursuant to the terms of this Agreement; and

(ii)          pursuant to Section 9.1(b)(iii)(B) (Requisite Parent Vote Not Obtained), then promptly, but in no event later than, in the case of such termination by the Company, four Business Days or, in the case of such termination by Parent, one Business Day after the date of such termination, Parent shall pay all of the documented out-of-pocket Costs of the Company up to a maximum amount equal to $13,500,000 (the “Company Expense Amount”) to the Company or its designee by wire transfer of immediately available cash funds; provided, that any amounts paid under this Section 9.2(d)(ii) shall be credited (without interest) against any Parent Termination Fee if it becomes payable to the Company (or its designee) pursuant to the terms of this Agreement.

(e)          The Parties hereby acknowledge and agree that the agreements contained in this Section 9.2 are an integral part of the Transactions, and that, without these agreements, the other Party would not enter into this Agreement. Accordingly, if the Company or Parent, as applicable, fails to promptly pay the amount due pursuant to this Section 9.2, and, in order to obtain such payment, Parent or the Company, as applicable, commences a suit that results in a judgment against the Company or Parent, as applicable, for the fees set forth in this Section 9.2 or any portion of such fees, such paying Party shall pay the other Party its costs and expenses (including reasonable attorneys’ fees, costs and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate as published by The Wall Street Journal (in effect on the date such payment was required to be made) plus three percent from the date such payment was required to be made through the date of payment (collectively, the “Collection Costs”). Notwithstanding anything in this Agreement to the contrary, the Parties hereby acknowledge and agree that in the event that the Company Termination Fee or the Parent Termination Fee, as applicable, becomes payable by, and is paid by, the Company or becomes payable by, and is paid by, Parent, as applicable, such fee, together with any Collection Costs (if any), shall be the receiving Party’s sole and exclusive remedy for damages against the other Party and their respective former, current or future stockholders, directors, officers, Affiliates, agents or other Representatives for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement set forth in this Agreement or the failure of the Transactions to be consummated; provided, however, that no such payment shall relieve any Party of any liability or damages to any other Party resulting from any Fraud or Willful Breach of this Agreement.

ARTICLE X
MISCELLANEOUS AND GENERAL

10.1          Survival. This Article X and the agreements of the Company and Parent contained in Article II (Merger Consideration; Effect of the Merger on Capital Stock), Article III (Delivery of Merger Consideration; Procedures for Surrender), Section 4.1 (Governance and Additional Matters), Section 7.11 (Employee Benefits), Section 7.12 (Certain Tax Matters), Section 7.13 (Expenses) and Section 7.14 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Mergers. All other representations, warranties, covenants and agreements in this Agreement or in any instrument or other document delivered pursuant to this Agreement shall not survive the consummation of the Mergers.

10.2          Amendment; Waiver. Subject to the provisions of applicable Laws, at any time prior to the Effective Time, this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by the Company and Parent, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided, however, that after receipt of the Requisite Company Approval, the Requisite Parent Vote or the Parent Consents, no such amendment, modification or waiver shall be made that pursuant to applicable Law or the rules and regulations of the NYSE requires further approval of the stockholders of the Company, the shareholders of Parent or the shareholders of Parent Sub, as applicable, without such further approval. The conditions to each of the respective parties’ obligations to consummate the Transactions are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in writing and executed by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

10.3          Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

10.4          Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a)          THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF (OR ANY OTHER JURISDICTION) TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION, EXCEPT THAT THE LAW OF MINNESOTA SHALL APPLY TO THE CONVERSION AS A MATTER OF MINNESOTA LAW AND ANY CLAIMS RELATED TO THE INTERNAL AFFAIRS OF PARENT PRIOR TO THE CONVERSION.

(b)          Each of the Parties agrees that it shall bring any action or Proceeding in respect of any claim arising under or relating to this Agreement or the Transactions exclusively in the Court of Chancery for the State of Delaware in and for New Castle County, Delaware (or, in the event that such court does not have subject matter jurisdiction over such action or Proceeding, the United States District Court for the District of Delaware) (the “Chosen Court”) and, solely in connection with such claims: (i) irrevocably submits to the exclusive jurisdiction of the Chosen Court; (ii) waives any objection to the laying of venue in any such action or Proceeding in the Chosen Court; (iii) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any Party; and (iv) agrees that mailing of process or other papers in connection with any such action or Proceeding in the manner provided in Section 10.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (I) THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS SECTION 10.4(c).

10.5          Specific Performance. Each of the Parties acknowledges and agrees that the rights of each Party to consummate the Transactions are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies a Party may have in equity or at Law, each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement in the Chosen Court without necessity of posting a bond or other form of security or proof of damages. In the event that any action or Proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at Law. The pursuit of specific performance or other equitable remedies by any Party hereto will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at law or in equity) to which such Party may be entitled at any time. Any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise at any time of any other remedy. The Parties further agree that: (i) by seeking the remedies provided for in this Section 10.5, a Party shall not in any respect waive its right to seek at any time any other form of relief that may be available to a Party under this Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 10.5 are not available or otherwise are not granted; and (ii) nothing set forth in this Section 10.5 shall require any Party hereto to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 10.5 prior or as a condition to exercising any termination right under Section 9.1 (and pursuing monetary damages after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 10.5 or anything set forth in this Section 10.5 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Section 9.1 or pursue any other remedies under this Agreement that may be available then or thereafter; provided, however, that in no event shall any Party be entitled to both: (x) an award of specific performance to cause the other Party to consummate (and the consummation of) the Transactions; and (y) payment of the Company Termination Fee, Company Expense Amount, Parent Termination Fee, or Parent Expense Amount, as applicable, together with any applicable Collection Costs (if any) (or for the avoidance of doubt, payment of any monetary damages). Notwithstanding anything to the contrary contained herein or otherwise, the Parties agree that in the event of any Fraud or Willful Breach by a Party, the actual or potential damages under this Agreement shall not be limited to reimbursement of expenses or out-of-pocket costs, and the non-breaching Party shall, in addition to any damage to such Party and its Subsidiaries, be entitled to bring a claim for the benefit of the bargain lost by such Party.

10.6          Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by any party hereto to the other Parties shall be in writing and shall be deemed to have been duly given upon delivery, if (a) served by personal delivery or by an internationally recognized overnight courier service upon the party or parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by e-mail; provided, that no “bounce back” or similar message of nondelivery is received with respect thereto:

If to the Company:

Hornbeck Offshore Services, Inc.
103 Northpark Boulevard, Suite 300
Covington, Louisiana 70433

Attention: Todd M. Hornbeck
   Sam Giberga
   Michaerl Nicaud
E-mail:   [***]
[***]
[***]

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
4550 Travis Street
Dallas, Texas 75205
Attention: Jonathan Benloulou, P.C.
E-mail:	[***]

Kirkland & Ellis LLP
401 W. 4th Street
Austin, Texas 78701
Attention: Kim Hicks, P.C.
E-mail:	[***]

Kirkland & Ellis LLP
555 California Street
30th Floor
San Francisco, California 94104
Attention: F. Walton Dumas
E-mail:	[***]

If to any Parent Party:

Helix Energy Solutions Group, Inc.
3505 West Sam Houston Parkway North, Suite 400
Houston, Texas 77043
Attention: Erik Staffeldt
  Ken Neikirk
E-mail: [***]
  [***]
With a copy (which shall not constitute notice) to:
Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002
Attention: Travis Wofford
E-mail: [***]

or to such other Person or addressees as has been designated in writing by the party to receive such notice provided above.

10.7          Definitions. For purposes of this Agreement, the following terms (including, with correlative meaning, their singular and plural variations) shall have the following meanings:

“Acquisition Proposal” means: (a) any proposal, offer or indication of interest relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving the Company or Parent, as applicable, or any of their respective Subsidiaries and involving, directly or indirectly, 20% or more of the consolidated net revenues, net income or total assets (it being understood that total assets include equity securities of Subsidiaries of the Company or Parent, as applicable); or (b) any acquisition by any Person or group (as defined under Section 13 of the Exchange Act) resulting in, or any proposal, offer, inquiry or indication of interest that if consummated would result in, any Person or group (as defined under Section 13 of the Exchange Act) becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 20% or more of the total voting power or of any class of equity securities of the Company or Parent, as applicable, or 20% or more of the consolidated net revenues, net income or total assets (it being understood that total assets include equity securities of Subsidiaries) of the Company or Parent, as applicable, in each case of clauses (a) and (b), other than the Transactions; provided, that any proposal or offer to the extent related to the sale of assets required to be divested or held separate (including by trust or otherwise) pursuant to Regulatory Remedy in accordance with Section 7.5(d) shall not be deemed an Acquisition Proposal.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Alternative Acquisition Agreement” has the meaning set forth in Section 7.2(d)(i)(D) of this Agreement.

“Anti-Corruption Laws” has the meaning set forth in Section 5.9(d) of this Agreement.

“Antitrust Law” means the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other United States or non-United States, including state, national, or supranational, antitrust, competition or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Date” has the meaning set forth in Section 6.8(a) of this Agreement.

“Approvals” has the meaning set forth in Section 5.4(a) of this Agreement.

“Assumed Creditor Warrant” has the meaning set forth in Section 2.3(b) of this Agreement.

“Assumed Warrant” has the meaning set forth in Section 2.3(b) of this Agreement.

“A&R Jones Act Warrant Agreement” has the meaning set forth in Section 7.20.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 5.3 of this Agreement.

“Beneficial Owner” has the meaning specified in Section 262(a) of the DGCL. The terms “Beneficial Ownership” and “Beneficially Owned” have correlative meanings.

“Benefit Plan” means (i) any plan, program, policy, agreement or other arrangement providing benefits or compensation, including to any Service Provider or any beneficiary or dependent thereof, that is entered into, sponsored or maintained by the Company or Parent or any of their respective Subsidiaries or to which the Company or Parent or any of their respective Subsidiaries contributes or is obligated to contribute, including any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA, any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, commission, retention, deferred compensation, profit sharing, vacation, equity or equity-based (including equity purchase and phantom equity), severance, termination, separation, employment, change of control, health, welfare, retirement, or fringe benefit plan, program, agreement, arrangement or policy, or (ii) any such plan, program, agreement, arrangement or policy with respect to which the Company or Parent or any of their respective Subsidiaries has any direct or indirect liability, other than, in the case of each of clauses (i) and (ii), any plan required to be maintained or contributed to under applicable Law that is maintained by a Governmental Entity.

“Board Recommendation Notice” has the meaning set forth in Section 7.2(d)(ii) of this Agreement.

“BOEM” means the United States Department of the Interior, Bureau of Ocean Energy Management, as a successor to (a) the Bureau of Ocean Energy Management, Regulation and Enforcement and (b) the Minerals Management Service, or any subsequent successor agency.

“Book-Entry Share” has the meaning set forth in Section 2.2 of this Agreement.

“Business Day” means any day ending at 11:59 p.m. (Eastern time) other than a Saturday or Sunday or a day on which banks in the City of New York or Houston are required or authorized by Law to be closed.

“CEO” has the meaning set forth in Section 4.1(e) of this Agreement.

“Change of Recommendation” has the meaning set forth in Section 7.2(d)(i)(D) of this Agreement.

“Chosen Court” has the meaning set forth in Section 10.4(b) of this Agreement.

“Closing” has the meaning set forth in Section 1.2 of this Agreement.

“Closing Date” has the meaning set forth in Section 1.2 of this Agreement.

“Coastwise Trade” means the carriage or transport of merchandise and/or other materials and/or passengers in the coastwise trade of the United States of America within the meaning of 46 U.S.C. ch. 551.

“COBRA” has the meaning set forth in Section 5.7(e) of this Agreement.

“Code” has the meaning set forth in the Recitals of this Agreement.

“Company” has the meaning set forth in the introductory paragraph of this Agreement.

“Company Audited Financial Statements” has the meaning set forth in Section 6.17.

“Company Benefit Plan” means any Benefit Plan that is entered into, sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute or to which the Company or any of its Subsidiaries has any current or contingent liability.

“Company Board” has the meaning set forth in the Recitals of this Agreement.

“Company Coastwise Vessel” has the meaning set forth in Section 6.16(b) of this Agreement.

“Company Common Stock” has the meaning set forth in the Recitals of this Agreement.

“Company Credit Agreements” means the (i) Company Senior Credit Agreement, and (ii) Company Junior Credit Agreement.

“Company Creditor Warrant” means Company Warrants issued pursuant to the Creditor Warrant Agreement, dated September 4, 2020, between the Company and Computershare, Inc. and Computershare Trust Company, N.A., collectively as warrant agent, as amended by the Amendment No. 1 to Creditor Warrant Agreement, dated December 10, 2024 and Amendment No. 2 to the Creditor Warrant Agreement, dated as of the Signing Date (as so amended, the “Creditor Warrant Agreement” and such second amendment, “Amendment No. 2 to the Creditor Warrant Agreement”).

“Company Designees” has the meaning set forth in Section 4.1(d) of this Agreement.

“Company Disclosure Letter” has the meaning set forth in Article V of this Agreement.

“Company Equity Awards” has the meaning set forth in Section 2.3(c) of this Agreement.

“Company Expense Amount” has the meaning set forth in Section 9.2(d)(ii) of this Agreement.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by Parent or its Subsidiaries, or the Company or its Subsidiaries, as applicable.

“Company Interim Financial Statements” has the meaning set forth in Section 7.3(e) of this Agreement.

“Company Jones Act Warrant” means Company Warrants issued pursuant to the Jones Act Warrant Agreement, dated September 4, 2020, between the Company and Computershare, Inc. and Computershare Trust Company, N.A., collectively as warrant agent, as amended by that certain Amendment No. 1 to Jones Act Warrant Agreement, dated as of December 31, 2020 (as so amended, the “Existing Jones Act Warrant Agreement”).

“Company Junior Credit Agreement” means the Second Lien Term Loan Credit Agreement, dated December 27, 2024, by and among the Company, as borrower, Stonebriar Commercial Finance LLC, as administrative agent, Wilmington Trust, National Association, as collateral trustee, and the lenders party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Company Option” means each option to purchase shares of Company Common Stock that has been granted under the Company Stock Plans.

“Company PSU Award” means each award of performance restricted stock units that is subject, in whole or in part, to performance-based vesting and that has been granted under the Company Stock Plans.

“Company Recommendation” has the meaning set forth in Section 6.13 of this Agreement.

“Company Registration Statement” has the meaning set forth in Article V of this Agreement.

“Company RSU Award” means each award of restricted stock units that is subject solely to time-based vesting and that has been granted under the Company Stock Plans.

“Company Senior Credit Agreement” means the Credit Agreement, dated as of August 13, 2024, by and among the Company, as borrower, DNB Bank ASA, New York Branch, as administrative agent, Wilmington Trust, National Association, as collateral agent and collateral trustee, and the lenders party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Company Stock Plans” means, collectively, the 2020 Management Incentive Plan of Hornbeck, as amended from time to time, and any other plans or arrangements of the Company providing for the compensatory grant of equity, equity-based, phantom, or other long-term incentive awards.

“Company Tax Representation Letter” has the meaning set forth in Section 7.12(b) of this Agreement.

“Company Termination Fee” means an amount in cash equal to $49,500,000.

“Company Vessel” means a Vessel owned, leased or operated (excluding Vessels owned by a third party but operated by the Company on behalf of a third party) by the Company or any Subsidiary of the Company, including offshore supply vessels and multipurpose support vessels.

“Company Warrant” means a warrant that is convertible into, or exercisable for, shares of Company Common Stock, pursuant to an agreement entered into by and between the Company and the holder of such warrant.

“Company’s Counsel” has the meaning set forth in Section 7.12(b) of this Agreement.

“Confidentiality Agreement” has the meaning set forth in Section 10.8 of this Agreement.

“Consent Time” has the meaning set forth in Section 7.4(a).

“Consenting Stockholders” means, collectively, those Persons listed in Section 10.7(a) of the Company Disclosure Letter.

“Consents” has the meaning set forth in Section 7.5(a) of this Agreement.

“Continuing Employees” has the meaning set forth in Section 7.11(a) of this Agreement.

“Contract” means any oral or written contract, subcontract, agreement, lease, license, sublicense, note, mortgage, indenture, arrangement or other binding obligation.

“Controlled Group” means any organization which is a member of a controlled, affiliated or otherwise related group of entities within the meaning of Code Sections 414(b), (c), (m) or (o).

“Conversion” has the meaning set forth in the Recitals of this Agreement.

“Converted Option Award” has the meaning set forth in Section 2.3(a)(iii) of this Agreement.

“Converted Parent Common Stock” has the meaning set forth in the Recitals of this Agreement.

“Costs” has the meaning set forth in Section 9.2(d)(i) of this Agreement.

“D&O Citizenship Matters” has the meaning set forth in Section 5.3 of this Agreement.

“D&O Indemnification Agreement” has the meaning set forth in Section 4.1(d) of this Agreement.

“D&O Insurance” has the meaning set forth in Section 7.14(b) of this Agreement.

“Data Requirements” means, in each case to the extent applicable to a Party or its Subsidiaries and relating to data privacy, protection, or security, or any Personal Data: (i) all applicable data privacy and data security Laws (including any security breach notification requirements); (ii) such Party’s or any of its Subsidiaries’ own published privacy policies, in each case as in effect as of the Signing Date; (iii) industry standards applicable to the industries in which such Party or any of its Subsidiaries operates that are legally binding on such Party or its Subsidiaries (including, if applicable, PCI-DSS); and (iv) contractual obligations related to data privacy or data security into which such Party or any of its Subsidiaries have entered.

“DCSA” means the Defense Counterintelligence and Security Agency of the United States Department of Defense, or any successor thereto.

“Decommissioning Obligations” means any and all liabilities relating to abandoning and decommissioning obligations, whether incurred under or pursuant to any agreement, lease, Contract or applicable Law (including Environmental Laws) or Governmental Order. Decommissioning Obligations shall also include all of the following:

(a)          the plugging, replugging and abandonment of all wells and other assets, either active or inactive;

(b)          the dismantlement, disposal and removal of structures, facilities, foundations, wellheads, tanks, pipelines, flowlines, pumps, compressors, separators, heater treaters, valves, fittings, platforms, fixtures and equipment and machinery of any nature, and other real, personal, or mixed property, operational or nonoperational, and all materials contained therein, located on or used in connection with the assets;

(c)          the clearance, restoration and remediation of the lands, groundwater and water bottoms covered or burdened by any lease, units, or otherwise affected by the assets and the cleanup and complete reclamation of the sea floor portion of leases, wells or units associated with the assets;

(d)          the removal, remediation and abatement of any petroleum material, any contamination or pollution (including the Release of any Hazardous Materials, including naturally occurring radioactive material, waste, saltwater, cuttings, muds, crude oil, or petroleum product) of surface soils and water, subsurface soils, air, groundwater, or any vessel, piping, equipment, tubing or subsurface structure or strata associated with the assets; and

(e)          any other closure, decommissioning or end-of-life activity required to comply with Law (including Environmental Law) or Licenses.

“Delaware Secretary of State” has the meaning set forth in Section 1.1(a) of this Agreement.

“DGCL” has the meaning set forth in the Recitals of this Agreement.

“Disclosure Letter” has the meaning set forth in Article V of this Agreement.

“Dissenting Shares” means shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a stockholder of the Company, or owned by a Beneficial Owner of Company Common Stock, as applicable, who has not voted in favor of the First Company Merger or consented thereto in writing or by electronic transmission and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL.

“Dissenting Stockholder” has the meaning set forth in Section 2.5 of this Agreement.

“DLLCA” has the meaning set forth in the Recitals of this Agreement.

“EDGAR” has the meaning set forth in Article V of this Agreement.

“Effect” means any effect, event, development, change, state of facts, condition, circumstance or occurrence.

“Effective Time” has the meaning set forth in Section 1.1(a) of this Agreement.

“Eligible Shares” has the meaning set forth in Section 2.1 of this Agreement.

“Emergency” means a sudden or unexpected event that causes, or risks causing, imminent or immediate (a) substantial damage to all or a material portion of the assets, facilities or property of any Party, (b) death or serious bodily injury to any Person, (c) damage or substantial risk of damage to natural resources (including endangered or protected wildlife) or the environment or (d) any other compromise of the health or safety of a Person.

“Encumber” has the meaning set forth in Section 6.1 of this Agreement.

“Encumbrance” has the meaning set forth in Section 6.1 of this Agreement.

“Environmental Law” means any Law (including any Maritime Guideline) enacted or in effect on or prior to the Closing Date relating to: (a) pollution or the protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), wildlife, or natural resources, (b) the handling, use, disposal, Release or threatened Release of, or exposure to any Hazardous Materials or (c) public or worker health and safety (solely to the extent relating to exposure to any Hazardous Materials).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 3.1 of this Agreement.

“Exchange Fund” has the meaning set forth in Section 3.1 of this Agreement.

“Exchange Ratio” has the meaning set forth in Section 2.1 of this Agreement.

“Excluded Shares” means any shares of Company Common Stock owned by Parent, the Company or their respective Subsidiaries immediately prior to the Effective Time, excluding any such shares of Company Common Stock owned by a Company Benefit Plan or held on behalf of third parties.

“Existing Securityholders Agreement” means that certain Securityholders Agreement, dated as of September 4, 2020, by and among Company and the other parties thereto, as amended by that certain Amendment No. 1 thereto on December 2, 2021, and as further amended by that certain Amendment No. 2 thereto on July 7, 2023, as may be further amended, restated or supplemented.

“Filings” has the meaning set forth in Section 5.4(a) of this Agreement.

“Financial Assurances” means the bonds, letters of credit, guarantees and other financial assurances, posted by such Party, its Subsidiaries or any of their Affiliates with Governmental Entities (including BOEM) or third parties and relating to the assets, including any sinking fund, reserve, bond, escrow, cash deposit or other financial instrument.

“First Certificate of Merger” has the meaning set forth in Section 1.1(a) of this Agreement.

“First Company Merger” has the meaning set forth in the Recitals of this Agreement.

“Foreign Investment Law” means any applicable Law that provides for the review, clearance or notification of transactions on grounds of national security or other national or public interest, including any state, national or multi-jurisdictional applicable Law that is designed or intended to prohibit, restrict or regulate actions by foreigners to acquire interests in or control over domestic equities, securities, entities, assets, land or interests.

“Fraud” with respect to any Party means actual and intentional common law fraud under Delaware common law by such Party in the making of any representation or warranty by such Party in Article V or Article VI, or in any certificate delivered by such Party pursuant to Article VIII (and excludes any theory of fraud premised upon equitable fraud, constructive fraud, negligent misrepresentation or omission, recklessness or negligence).

“GAAP” has the meaning set forth in Section 6.8(e) of this Agreement.

“Governance Period” has the meaning set forth in Section 4.1(j) of this Agreement.

“Governance Policy” has the meaning set forth in Section 4.1(j) of this Agreement.

“Government Contract” means with respect to any Person any material Contract for the delivery of supplies or provision of services by or between such Person on the one hand and any (i) Governmental Entity (other than any arbitrator or arbitral body) on the other or (ii) by or between a Person as a subcontractor at any tier and any other Person in connection with any contract with a Governmental Entity (other than any arbitrator or arbitral body).

“Governmental Entity” means any United States, non-United States, supranational or transnational governmental (including public international organizations), quasi-governmental, regulatory or self-regulatory authority, agency, commission, body, department or instrumentality or any court, tribunal or arbitrator or arbitral body (public or private) or other entity or subdivision thereof or other legislative, executive or judicial entity or subdivision thereof, in each case, of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, temporary, preliminary or permanent injunction, decree, ruling or award entered by or with any Governmental Entity (other than any arbitrator or arbitral body).

“Hazardous Materials” means (a) any material, substance or waste or pollutant or contaminant that is defined or regulated by, or for which liability or standards of conduct may be imposed pursuant to, any Environmental Law due to its dangerous or deleterious properties or characteristics, and (b) for the avoidance of doubt petroleum, petroleum products and by-products or wastes, asbestos and asbestos-containing materials, polychlorinated biphenyls, toxic mold, urea formaldehyde foam insulation, radon gas, per- and polyfluoroalkyl substances and radioactive substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person and a date of determination, without duplication, all obligations or undertakings by such Person: (i) for borrowed money (including deposits or advances of any kind to such Person); (ii) evidenced by bonds, debentures, notes, other debt securities or similar instruments; (iii) for capitalized leases or to pay the deferred and unpaid purchase price of property, equipment, goods or services (including the maximum amount payable of any “earn-out” or similar payment, whether or not contingent); (iv) pursuant to securitization or factoring programs or arrangements; (v) pursuant to guarantees and arrangements having the economic effect of a guarantee of any Indebtedness of any other Person (other than between or among any of Parent and its wholly owned Subsidiaries or between or among any of the Company and its wholly owned Subsidiaries); (vi) to maintain or cause to be maintained the financing, financial position or financial covenants of others; (vii) for net cash payment obligations of such Person under Swaps, or other similar hedging Contracts or arrangements that would be payable upon termination (including upon early termination) thereof (assuming termination on the date of determination); (viii) letters of credit (whether or not cash collateralized), bank guarantees and banker’s acceptances, surety bonds, and other similar Contracts or arrangements entered into by or on behalf of such Person, but in each case, only to the extent drawn or called (and not paid in full or otherwise discharged); or (ix) to pay accrued and unpaid interest, prepayment penalties, premiums, breakage costs, late charges, penalties, make-whole payments, collection fees, termination fees, and other similar fees relating to any Indebtedness described in the foregoing clauses (i) through (viii) above (to the extent due and owing).

“Insurance Policies” has the meaning set forth in Section 5.13 of this Agreement.

“Integration Planning Committee” has the meaning set forth in Section 4.1(f) of this Agreement.

“Intellectual Property” means all intellectual property rights anywhere in the world (whether foreign, state or domestic, registered or unregistered), including rights arising under or with respect to: (i) patents and utility models of any kind, patent applications, including provisional applications, statutory invention registrations, inventions, discoveries and invention disclosures (whether or not patented), and all related continuations, continuations-in-part, divisional, reissues, re-examinations, substitutions, and extensions thereof, (ii) trademarks, service marks, trade dress, logos, Internet domain names, uniform resource locators, social and mobile media identifiers and other similar identifiers of origin, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (iii) copyrights, mask works, rights in, industrial designs, and works of authorship (including computer software and documentation), applications, source code, and object code, and databases, whether registered or unregistered, derivative works thereof, and any registrations, renewals and applications for registration thereof, (iv) trade secrets and other rights in know-how and confidential or proprietary information, including in any technical data, specifications, designs, techniques, processes, methods, inventions, discoveries, software and algorithms, and (v) all other intellectual, proprietary, moral, and similar rights recognized by applicable Law.

“Intended Tax Treatment” has the meaning set forth in Section 7.12(c) of this Agreement.

“Intervening Event” means any material Effect that was not known or reasonably foreseeable by the Parent Board on the Signing Date (or, if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable by such board of directors as of the Signing Date), which Effect or consequences, as applicable, become known by such board of directors prior to the time the Parent receives the Requisite Parent Vote; provided, that: (a) in no event shall the receipt, existence or terms of an Acquisition Proposal or a Superior Proposal or any inquiry or communications relating thereto, or any matter relating thereto or consequence thereof, be taken into account for purposes of determining whether an Intervening Event has occurred; (b) in no event shall any changes in the market price or trading volume of Parent Common Stock or the fact that Parent meets, exceeds or fails to meet internal or published projections, forecasts or revenue or earnings predictions for any period constitute an Intervening Event, except that the underlying cause or causes of such change or fact may be taken into account for purposes of determining whether an Intervening Event has occurred; (c) in no event shall any Effect resulting from any action taken or omitted by the Company or Parent, as applicable, that is required to be taken or omitted by the Company or Parent, as applicable, pursuant to this Agreement be taken into account for purposes of determining whether an Intervening Event has occurred; or (d) in no event shall any Effect resulting from changes after the Signing Date in general economic or business conditions in the United States or elsewhere in the world (including the prices of oil, gas, natural gas, condensates or natural gas liquids, refined products or other commodities for the Parties’ raw material inputs and end products) be taken into account for purposes of determining whether an Intervening Event has occurred.

“International Trade Laws” means all applicable Laws, rules, and regulations relating to (i) export, re-export, transfer or import controls, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations, and the EU Dual Use Regulation; (ii) customs and import Laws, including the Laws and regulations administered by U.S. Customs and Border Protection; and (iii) the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury.

“IRS” has the meaning set forth in Section 5.7(a) of this Agreement.

“IT Assets” means computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, networks, data communications lines and all other information technology equipment and all associated documentation.

“Jones Act” has the meaning set forth in Section 5.18 of this Agreement.

“Jones Act Anti-Dilution Warrant Agreement” means the Jones Act Anti-Dilution Warrant Agreement, dated as of September 4, 2020, between Hornbeck Offshore Services, Inc. and Computershare, Inc. and Computershare Trust Company, N.A.

“Jones Act Provisions” has the meaning set forth in Section 5.3 of this Agreement.

“Knowledge” means (a) with respect to the Company or any of its Subsidiaries, the actual knowledge of the Persons listed on Section 10.7(b) of the Company Disclosure Letter and (b) with respect to Parent or any of its Subsidiaries, the actual knowledge of the Persons listed on Section 10.7(c) of the Parent Disclosure Letter, in each case after reasonable inquiry.

“Labor Agreement” has the meaning set forth in Section 5.8(a) of this Agreement.

“Laws” means any federal, state, local, foreign, international or transnational law, act, statute, ordinance, common law, rule, regulation, standard, judgment, determination, Governmental Order, writ, injunction, decree, arbitration award, treaty, or requirement of any Governmental Entity.

“Leased Real Property” with respect to the Company or Parent, means all leasehold or subleasehold estates and other rights to use and occupy any land, buildings, structures, improvements, fixtures or other interest in Real Property held by the Company and/or any of its Subsidiaries or Parent and/or any of its Subsidiaries, as applicable.

“Letter of Transmittal” has the meaning set forth in Section 3.2(a) of this Agreement.

“Licenses” means all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions, plans, decrees and Governmental Orders issued or granted by a Governmental Entity.

“LLC Sub” has the meaning set forth in the introductory paragraph of this Agreement.

“Maritime Guidelines” means any U.S., international or non-U.S. Law, treaty, code of practice, convention, protocol, guideline or similar requirement or restriction concerning or relating to a Company Vessel or Parent Vessel, as applicable, and to which a Company Vessel or Parent Vessel (as applicable) is subject and required to comply with, imposed, published or promulgated by any Governmental Entity, the International Maritime Organization, such Company Vessel’s or Parent Vessel’s classification society or the insurer(s) of such Company Vessel or Parent Vessel, as applicable.

“Material Adverse Effect” with respect to the Company or Parent, means any Effect that: (a) is materially adverse to the business, financial condition or results of operations of such Party and its Subsidiaries, taken as a whole; or (b) prevents or materially impairs the ability of such Party to consummate the Transactions; provided, however, that, for purposes of the foregoing clause (a) only, none of the following, alone or in combination, shall be deemed to constitute a Material Adverse Effect, or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:

(A)
Effects generally affecting: (1) the economy, credit, capital, securities or financial markets in the United States or elsewhere in the world, including changes to interest rates and exchange rates; or (2) political, regulatory or business conditions in any jurisdiction in which such Party or any of its Subsidiaries has material operations or where any of such Party’s or any of its Subsidiaries’ products or services are sold;

(B)
Effects that are the result of factors generally affecting the oil and gas services industry, including changes in or Effects generally affecting the prices or supply and demand of oil, gas, natural gas, natural gas liquids or other commodities, or any industry, markets or geographical areas in which such Party and its Subsidiaries operate;

(C)
any loss of, or adverse Effect in, the relationship of such Party or any of its Subsidiaries, contractual or otherwise, with customers, suppliers, financing sources, partners or similar relationship to the extent caused by the entry into, announcement or consummation of the Transactions;

(D)	the performance by any Party of its obligations to the extent expressly required under this Agreement (other than such obligations under Section 7.1);

(E)	any action taken (or not taken) by such Party or any of its Subsidiaries at the written request of the other Party, which action taken (or not taken) is not required under the terms of this Agreement;

(F)
changes or modifications, and prospective changes or modifications, in GAAP or in any Law of general applicability, including the repeal thereof, or in the interpretation or enforcement thereof, after the Signing Date;

(G)
any failure, in and of itself, by such Party to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period; provided, that the exception in this clause (G) shall not prevent or otherwise affect a determination that any Effect underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Material Adverse Effect (if not otherwise falling within any of the exceptions in clauses (A) through (F) or (H) and (I));

(H)
any Effect resulting from acts of war (whether or not declared), civil disobedience, cyberattack, hostilities, sabotage, terrorism, geopolitical conditions, military actions or the escalation or worsening of any of the foregoing, any hurricane, flood, tornado, earthquake or other weather or natural disaster, or any outbreak or worsening of illness, pandemic or other public health event or any other force majeure event, whether or not caused by any Person;

(I)
(1) a decline in the market price, or change in trading volume, in and of itself, of the shares of common stock of such Party on the NYSE, if applicable; or (2) any ratings downgrade or change in ratings outlook for any Party or any of its Subsidiaries; provided, that the exceptions in this clause (I) shall not prevent or otherwise affect a determination that any Effect underlying such decline or change has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Material Adverse Effect (if not otherwise falling within any of the exceptions in clauses (A) through (H));

provided, that, with respect to clauses (A), (B), (E) and (H), such Effect may be taken into account in determining whether a Material Adverse Effect has occurred to the extent such Effect disproportionately adversely affects such Party and its Subsidiaries, taken as a whole, compared to other companies and their respective Subsidiaries, taken as a whole, of comparable size, operating in the industries in which such Party and its Subsidiaries operate, but, in such event, only the incremental disproportionate impact of any such Effect will be taken into account in determining whether a Material Adverse Effect has occurred.

“Material Contract” has the meaning set forth in Section 5.14(a) of this Agreement.

“MBCA” has the meaning set forth in the Recitals of this Agreement.

“Measurement Date” has the meaning set forth in Section 6.1 of this Agreement.

“Merger Consideration” has the meaning set forth in Section 2.1 of this Agreement.

“Mergers” has the meaning set forth in the Recitals of this Agreement.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 3(37) of ERISA or Section 4001(a)(3) of ERISA.

“New Board” has the meaning set forth in Section 4.1(d) of this Agreement.

“New Jones Act Warrant” means a Warrant (as defined in the A&R Jones Act Warrant Agreement) issued pursuant to the A&R Jones Act Warrant Agreement in accordance with the terms of this Agreement or Amendment No. 2 to the Creditor Warrant Agreement.

“New Plans” has the meaning set forth in Section 7.11(a) of this Agreement.

“New Securityholders Agreement” has the meaning set forth in the recitals of this Agreement.

“NISPOM” means the National Industrial Security Program Operating Manual.

“NISPOM Rule” means 32 CFR Part 117.

“Non-U.S. Benefit Plans” has the meaning set forth in Section 5.7(h) of this Agreement.

“NYSE” means the New York Stock Exchange, Inc.

“Optional Parent Vote” means, collectively, the approval of: (i) the submission to jurisdiction provisions set forth in Article XIV of the Parent Certificate of Incorporation upon Conversion by the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote on such matter; (ii) the provisions limiting liability of officers set forth in Article VII of the Parent Certificate of Incorporation upon Conversion by the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote on such matter; (iii) the removal of the supermajority amendment approval requirements set forth in Article XI of the Parent’s existing Articles of Incorporation from the Parent Certificate of Incorporation upon Conversion by the holders of 80% of the outstanding shares of Parent Common Stock entitled to vote on such matter; and (iv) the corporate opportunities provisions set forth in Article IX of the Parent Certificate of Incorporation upon Conversion by the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote on such matter, in each case, at a meeting of the Parent shareholders duly called and held for such purpose (the matters set forth in clauses (i) through (iv), collectively, the “Optional Parent Vote Matters”).

“Ordinary Course” means, with respect to an action taken by any Person, that such action is in the ordinary course of business and consistent with the past practices of such Person.

“Organizational Documents” means: (i) with respect to any Person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as applicable, and bylaws, or comparable documents; (ii) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents; (iii) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, or comparable documents; (iv) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document or comparable documents; and (v) with respect to any other Person that is not an individual, its comparable organizational documents.

“Outside Date” has the meaning set forth in Section 9.1(b)(i) of this Agreement.

“Owned Real Property” with respect to the Company or Parent, means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company and/or any of its Subsidiaries or Parent and/or any of its Subsidiaries, as applicable.

“Parent” has the meaning set forth in the introductory paragraph of this Agreement.

“Parent ABL Credit Agreement” means the Loan, Security and Guaranty Agreement, dated as of September 30, 2021, by and among the Company, Helix Well Ops Inc., Helix Robotics Solutions, Inc., Deepwater Abandonment Alternatives, Inc., Alliance Offshore, L.L.C., Triton Diving Services, LLC, Alliance Energy Services, LLC, Helix Well Ops (U.K.) Limited, Helix Robotics Solutions Limited, Helix International Group Holdings (U.K.) Limited, the financial institutions party thereto from time to time as Lenders (as defined in the Parent ABL Credit Agreement), and Bank of America, N.A., as agent and security trustee for the Lenders, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Parent Benefit Plan” means any Benefit Plan that is entered into, sponsored or maintained by Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries contributes or is obligated to contribute or to which Parent or any of its Subsidiaries has any current or contingent liability.

“Parent Board” has the meaning set forth in the Recitals of this Agreement.

“Parent Bylaws upon Conversion” has the meaning set forth in the Recitals of this Agreement.

“Parent Certificate of Incorporation upon Conversion” has the meaning set forth in the Recitals of this Agreement.

“Parent Coastwise Vessel” has the meaning set forth in Section 6.6(c) of this Agreement.

“Parent Common Stock” has the meaning set forth in the Recitals of this Agreement.

“Parent Consents” has the meaning set forth in the Recitals of this Agreement.

“Parent Credit Agreements” means the (i) Parent ABL Credit Agreement and (ii) Credit Agreement, dated as of August 16, 2000, by and among Cal Dive I – Title XI, Inc., as shipowner, Govco Incorporated, as primary lender, Citibank, N.A., as the alternate lender, Citibank International plc, as facility agent and Citicorp North America, Inc., as administrative agent for the primary lender and commercial paper holder of the primary lender, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Parent Designees” has the meaning set forth in Section 4.1(d) of this Agreement.

“Parent Disclosure Letter” has the meaning set forth in Article V of this Agreement.

“Parent Equity Awards” means, collectively, the Parent Restricted Stock Awards, the Parent RSU Awards and the Parent PSU Awards.

“Parent Expense Amount” has the meaning set forth in Section 9.2(d)(i) of this Agreement.

“Parent Indebtedness Payoff Amount” has the meaning set forth in Section 7.7 of this Agreement.

“Parent Parties” has the meaning set forth in the introductory paragraph of this Agreement.

“Parent Preferred Stock” has the meaning set forth in Section 6.1 of this Agreement.

“Parent PSU Award” means each award of performance share units that is subject, in whole or in part, to performance-based vesting and that has been granted under the Parent Stock Plans.

“Parent Recommendation” has the meaning set forth in Section 6.2 of this Agreement.

“Parent Restricted Stock Award” means each award of restricted Parent Common Stock that is subject to vesting, repurchase or other lapse restriction and that has been granted under the Parent Stock Plans.

“Parent RSU Award” means each award of restricted stock units that is subject solely to time-based vesting and that has been granted under the Parent Stock Plans.

“Parent Senior Notes” means the 9.750% Senior Notes due 2029 issued pursuant to that certain Indenture, dated as of December 1, 2023, by and between the Parent and The Bank of New York Mellon Trust Company, N.A., as trustee.

“Parent Senior Notes Indenture” means the indenture governing the Parent Senior Notes, as may be amended, supplemented or otherwise modified in accordance with its terms.

“Parent Shareholders Meeting” means the meeting of shareholders of Parent to be held in connection with the Mergers, as may be adjourned or postponed from time to time.

“Parent Stock Plans” means, collectively, the 2005 Long Term Incentive Plan of Helix, Inc., as amended from time to time, and any other plans or arrangements of Parent providing for the compensatory grant of equity, equity-based, phantom, or other long-term incentive awards.

“Parent Sub” has the meaning set forth in the introductory paragraph of this Agreement.

“Parent Sub Stockholder Consent” has the meaning set forth in Section 7.18 of this Agreement.

“Parent Tax Representation Letter” has the meaning set forth in Section 7.12(b) of this Agreement.

“Parent Termination Fee” means an amount in cash equal to $40,500,000.

“Parent Vessel” means a Vessel owned, leased or operated by any Parent Party or any Subsidiary of Parent, including well intervention vessels, liftboats, offshore supply vessels, dive support vessels, heavy lift derrick barges, and crew boats.

“Parent’s Counsel” has the meaning set forth in Section 7.12(b) of this Agreement.

“Parties” has the meaning set forth in the introductory paragraph of this Agreement.

“Party” has the meaning set forth in the introductory paragraph of this Agreement.

“Payoff Letters” has the meaning set forth in Section 7.7 of this Agreement.

“Permitted Encumbrances” means: (i) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, vendors’, operators’, landlords’ or other like Encumbrances, if any, arising or incurred in the Ordinary Course that are not yet due and payable or delinquent and: (A) relate to obligations as to which there is no default on the part of the Company, Parent or any of their Subsidiaries, as applicable, and that do not materially detract from the value of or materially interfere with the use of any of the assets of the Party and its Subsidiaries as currently conducted; or (B) are being contested in good faith through appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP; (ii) Encumbrances arising under original purchase price conditional sales contracts, purchase-money security interests, equipment financings, and capital or finance leases with third parties entered into in the Ordinary Course, containing terms consistent with arm’s length transactions of a similar type and only on the assets so acquired, financed or leased; (iii) Rights-of-Way, covenants, conditions, restrictions and other similar matters of record affecting title and other matters of record or Encumbrances (other than those constituting Encumbrances for the payment of Indebtedness), if any, of such Person’s Owned Real Property or Leased Real Property that do not or would not, individually or in the aggregate, impair in any material respect the value, use or occupancy of such property for the purposes for which such properties are at present, or planned to be, used or occupied as of the Signing Date; (iv) Encumbrances for Taxes or other governmental charges: (A) that are not yet due or payable; or (B) that are being contested in good faith through appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP; (v) deposits made in the Ordinary Course to secure surety bonds, performance bonds and similar obligations issued in the Ordinary Course in connection with the businesses of the Party and its Subsidiaries; (vi) Encumbrances not created by the Party or its Subsidiaries that affect the underlying fee interest of a Leased Real Property that do not, individually or in the aggregate, impair in any material respect the use or occupancy of the assets of the Party and its Subsidiaries, taken as a whole; (vii) pledges or deposits in connection with workers’ compensation, unemployment insurance, social security and other similar legislation arising in the Ordinary Course; (viii) Encumbrances securing the Indebtedness and other obligations under the Company Credit Agreements and the Parent Credit Agreements, as applicable, (ix) with respect to Rights-of-Way, restrictions on the exercise of any of the rights under a granting instrument that are set forth therein or in another executed agreement, that is of public record or to which the Party or any of its Subsidiaries otherwise has access, between the parties thereto; (x) with respect to a Vessel of a Party: (A) Encumbrances for master, officer and crew wages (including the wages of the master) that are incurred and are outstanding in the Ordinary Course with usual maritime practice and: (1) are not yet overdue; or (2) are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, and such Encumbrance would not reasonably be expected to have a Material Adverse Effect; (B) Encumbrances for salvage (including contract salvage) or general average, and Encumbrances for wages of stevedores employed by the owner of such Vessel, which, in each case, (1) has existed for not more than 60 days, or (2) is being contested in good faith by appropriate proceedings and proceedings for which adequate reserves have been established in accordance with GAAP, and such Encumbrance would not reasonably be expected to have a Material Adverse Effect; (C) shipyard Encumbrances, Encumbrances for necessaries and other Encumbrances arising under applicable Law in the Ordinary Course in operating, maintaining and repairing such Vessel (other than those referred to in the foregoing clause (A) and (B)), which, in each case, (1) has existed for not more than 60 days, or (b) are being contested in good faith by appropriate proceedings and proceeding for which adequate reserves have been established in accordance with GAAP, and such Encumbrance would not reasonably be expected to have a Material Adverse Effect; (D) Encumbrances for damages arising from maritime torts (1) in respect of which a bond or other security has been posted on behalf of the Party or any of its subsidiaries with the appropriate court to prevent the arrest or secure the release of such Vessel from arrest within 45 days of seizure, or (2) which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, and such proceedings would not reasonably be expected to have a Material Adverse Effect; (E) Encumbrances for charters or contracts of employment of such Vessel, (F) other common law maritime Encumbrances or Encumbrances arising under the Federal Maritime Lien Act (or similar state statute); (xi) bankers’ Encumbrances, rights of setoff or recoupment and other Encumbrances in favor of banks, securities intermediaries and other depositary or custodial institutions, in each case arising by operation of law or under customary documentation in connection with cash‑management, deposit, securities account or custodial arrangements entered into in the Ordinary Course; (xii) landlords’ or lessors’ Encumbrances and interests under leases and subleases entered into in the Ordinary Course and permitted under the terms of the applicable lease or sublease; (xiii) non‑exclusive licenses (and sublicenses) of Intellectual Property granted in the Ordinary Course; and (xiv) specified Encumbrances described in Section 10.7(d) of such Party’s Disclosure Letter.

“Person” means an individual, corporation (including not-for-profit), Governmental Entity, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, unincorporated organization, other entity of any kind or nature or group (as defined in Section 13(d)(3) of the Exchange Act).

“Personal Data” means any information that, directly or indirectly, identifies, describes or can be linked to a natural person, or any information that is otherwise considered personal information, personal data, or personally identifiable information under applicable Law.

“Plan of Conversion” has the meaning set forth in the Recitals of this Agreement.

“Predecessor Warrant” has the meaning set forth in Section 2.3(b).

“Proceeding” means any action, cause of action, claim, demand, litigation, suit, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.

“Proxy Statement/Prospectus” has the meaning set forth in Section 7.3(a) of this Agreement.

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Registration Rights Agreement” has the meaning set forth in the recitals of this Agreement.

“Registration Rights Agreement Parties” means, collectively, those Persons listed in Section 10.7(a) of the Company Disclosure Letter.

“Registration Statement” has the meaning set forth in Section 7.3(a) of this Agreement.

“Regulatory Remedy” has the meaning set forth in Section 7.5(d)(ii) of this Agreement.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration of Hazardous Materials into or through the environment.

“Reports” has the meaning set forth in Section 6.8(a) of this Agreement.

“Representatives” has the meaning set forth in Section 7.2(a) of this Agreement.

“Requisite Company Approval” has the meaning set forth in Section 5.3 of this Agreement.

“Requisite Parent Vote” has the meaning set forth in Section 5.3 of this Agreement.

“Requisite Parent Vote Matters” has the meaning set forth in Section 5.3 of this Agreement.

“Rights of Way” has the meaning set forth in Section 5.17 of this Agreement.

“Sarbanes-Oxley Act” has the meaning set forth in Section 6.8(a) of this Agreement.

“Sanctioned Person” has the meaning set forth in Section 5.9(f) of this Agreement.

“Sanctions” has the meaning set forth in Section 5.9(f) of this Agreement.

“SEC” has the meaning set forth in Section 2.3(d) of this Agreement.

“Second Certificate of Merger” has the meaning set forth in Section 1.1(b) of this Agreement.

“Second Company Merger” has the meaning set forth in the Recitals of this Agreement.

“Second Company Merger Effective Time” has the meaning set forth in Section 1.1(b) of this Agreement.

“Second Merger Approval” has the meaning set forth in Section 5.3 of this Agreement.

“Securities Act” has the meaning set forth in Section 2.3(d) of this Agreement.

“Service Provider” means any current or former employee, officer, director or independent contractor (who is a natural person) of the Company or Parent or any of their respective Subsidiaries, as applicable.

“Share Increase” has the meaning set forth in Section 5.3 of this Agreement.

“Share Issuance” has the meaning set forth in Section 5.3 of this Agreement.

“Significant Subsidiary” has the meaning ascribed to such term in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act.

“Subsidiary” means, with respect to any Person, any other Person of which (a) at least a majority of the securities or ownership interests of such other Person is directly or indirectly owned or controlled by such Person, or (b) the power to vote or direct voting of sufficient voting securities, other voting rights or voting partner interests to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries.

“Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal (except that the references in the definition thereof to “20% or more” shall be deemed to be references to “50% or more”) made after the Signing Date that the Parent Board has determined in good faith, after consultation with its outside legal counsel and its financial advisor: (a) would, if consummated, result in a transaction more favorable from a financial point of view to Parent’s shareholders than the Transactions; and (b) is reasonably likely to be consummated on the terms proposed, in the case of each of clauses (a) and (b), taking into account any legal, financial, regulatory and stockholder approval requirements, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, the identity of the Person or Persons making the proposal and any other aspects considered relevant by the Parent Board including any revisions to the terms of this Agreement proposed by the Company pursuant to Section 7.2(d)(ii).

“Surviving Company” has the meaning set forth in the Recitals of this Agreement.

“Surviving Corporation” has the meaning set forth in the Recitals of this Agreement.

“Swap” has the meaning given to such term in Section 1(a)(47) of the Commodity Exchange Act.

“Tail Period” has the meaning set forth in Section 7.14(b) of this Agreement.

“Tail Policies” has the meaning set forth in Section 7.14(b) of this Agreement.

“Takeover Statute” has the meaning set forth in Section 7.15 of this Agreement.

“Tax” means all federal, state, local and foreign income, windfall or other profits, capital gain, franchise, premium, gross receipts, environmental, customs duty, capital stock, severances, stamp, transfer, payroll, sales, employment, unemployment, disability, social security, use, property, withholding, excise, production, conservation, fuel, ad valorem, value added, occupancy, net worth, estimated, alternative or add-on minimum, and any other taxes, duties or assessments in the nature of a tax, together with all interest, penalties and additional amounts imposed with respect to such amounts and any interest in respect of such penalties and additional amounts.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, statements, schedules, estimates, claims for refund, and information returns), including any attachments thereto and any amendments or modifications thereof, supplied to or required to be supplied to a Tax authority relating to Taxes.

“Trading Day” means any day on which shares of Parent Common Stock or Converted Parent Common Stock are traded on the NYSE.

“Transactions” has the meaning set forth in the Recitals of this Agreement.

“Treasury Regulation” means Part 1 of Title 26, Chapter I, Subchapter A of the Code of Federal Regulations.

“Union” has the meaning set forth in Section 5.8(a) of this Agreement.

“Vessel” means, at any time (a) each vessel owned by a Party or a Subsidiary of a Party, and (b) each vessel (i) owned by a third party and (ii) either (A) managed by the Party or a Subsidiary of a Party pursuant to a management agreement or (B) chartered by the Party or a Subsidiary of the Party pursuant to a bareboat or demise charter.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law.

“Willful Breach” means a material breach of this Agreement that is the result of a willful, deliberate or intentional act or failure to act where the breaching party has actual knowledge that the taking of such act or failure to take such act would, or would be reasonably expected to, cause a material breach of this Agreement.

10.8          Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement, dated as of February 1, 2026, between the Company and Parent (the “Confidentiality Agreement”), constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, negotiations, understandings and representations and warranties, whether oral or written, with respect to such matters, except for the Confidentiality Agreement, which shall remain in full force and effect until the Closing.

10.9          No Other Representations or Warranties; Non-Reliance. Except for the representations and warranties made by such Party in Article V or in Article VI or in any certificate delivered by such Party pursuant to Article VIII, neither such Party nor any other Person makes any express or implied representation or warranty with respect to such Party or any of its Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the Transactions, and such Party expressly disclaims any such other representations or warranties. Each Party expressly disclaims reliance upon any representations, warranties or statements relating to a Party or its Subsidiaries whatsoever, express or implied, beyond those expressly given by such Party in Article V and in Article VI and in any certificate delivered by such Party pursuant to Article VIII. In particular, without limiting the foregoing, neither such Party nor any other Person makes or has made, and each Party acknowledges that neither such Party nor any other Person has made, any representation or warranty to any other Party or any of such other Party’s Affiliates or Representatives with respect to: (a) any financial projection, forecast, estimate, budget or prospect information relating to such Party, any of its Affiliates or any of their respective businesses that may have been made available to a Party or any of its Representatives (including in certain “data rooms,” “virtual rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions) unless such material or information is otherwise the subject of any representation or warranty herein; or (b) except for the representations and warranties made by such Party in Article V or in Article VI or in any certificate delivered by such Party pursuant to Article VIII, any oral or written information made available to any other Party or any of such other Party’s Affiliates or Representatives in the course of their evaluation of such Party, the negotiation of this Agreement or in the course of the Transactions. Nothing in this Section 10.9 shall limit a Party’s remedies in the event of Fraud.

10.10          Third-Party Beneficiaries. The Company and Parent hereby agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than Parent, the Company and their respective successors, legal representatives and permitted assigns any rights or remedies, express or implied, hereunder, including the right to rely upon the representations and warranties set forth in this Agreement, except with respect to (i) Section 4.1(d) (Board of Directors of Parent), Section 4.1(e) (Officers of Parent), Section 4.1(g) (Committees of the New Board) and Section 4.1(j) (Governance Period), (ii) Section 7.14 (Indemnification; Directors’ and Officers’ Insurance) and (iii) after the Effective Time and subject to the consummation of the Mergers, the provisions of Article II relating to the payment of the Merger Consideration, and any cash in lieu of any fractional shares payable pursuant thereto, which shall inure to the benefit of, and be enforceable by, holders of Eligible Shares as of immediately prior to the Effective Time to the extent necessary to receive the consideration and amounts due to such Persons thereunder. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 10.2 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the Signing Date, the Closing Date or as of any other date.

10.11          Fulfillment of Obligations. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action. Any obligation of one Party to another Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

10.12          Non-Recourse. Unless expressly agreed to otherwise by the Parties in writing, this Agreement may only be enforced against, and any Proceeding in connection with, arising out of or otherwise resulting from this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions may only be brought against the Persons expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future Service Provider, incorporator, manager, member, partner, stockholder, other equity holder or Persons in a similar capacity, controlling person, Affiliate or other Representative of any Party or of any Affiliate of any Party, or Service Provider, incorporator, manager, member, partner, stockholder, other equityholder or Persons in similar capacity, controlling person, Affiliate or other Representative of any of the foregoing (excluding, for the avoidance of doubt, the Parties) and any of their respective successors, Representatives and permitted assigns, shall have any liability or other obligation for any obligation of any Party under this Agreement or for any Proceeding in connection with, arising out of or otherwise resulting from this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions.

10.13          Severability. The provisions of this Agreement shall be deemed severable, and the illegality, invalidity or unenforceability of any provision of this Agreement shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable: (a) a suitable and equitable provision shall be substituted therefor in order to carry out, insofar as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision; and (b) neither the remainder of this Agreement and the application of such provision to other Persons or circumstances shall be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

10.14          Interpretation; Construction.

(a)          The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. All article, section, subsection, schedule, annex and exhibit references used in this Agreement are to articles, sections, subsections, schedules, annexes and exhibits to this Agreement unless otherwise specified. The exhibits, schedules and annexes attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)          If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear and any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall only be a reference to such Law as of the Signing Date. Currency amounts referenced herein are in U.S. Dollars.

(c)          Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d)          Each representation and warranty in this Agreement is given independent effect so that if a particular representation and warranty proves to be incorrect or is breached, the fact that another representation and warranty concerning the same or similar subject matter is correct or is not breached, whether such other representation and warranty is more general or more specific, narrower or broader or otherwise, will not affect the incorrectness or breach of such particular representation and warranty.

(e)          Documents or other information or materials will be deemed to have been “made available” by the Company or Parent, as applicable, if such documents, information or materials have been: (i) posted to the “Project Helios” virtual data room managed by Parent hosted with Intralinks or the “Project Odyssey” virtual data room managed by the Company hosted by Venue, in each case prior to 5:00 p.m. (Eastern time) on the second day prior to the Signing Date; (ii) filed with or furnished to the SEC and available on EDGAR at least twenty-four hours prior to the Signing Date.

(f)          All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g)          The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

10.15          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party may assign any of its rights or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law or otherwise, directly or indirectly, without the prior written consent of the other Party.

10.16          Disclosure Letters.

(a)          The Disclosure Letters are arranged in separate parts corresponding to the numbered and lettered Sections contained in this Agreement respectively. The information disclosed in any numbered or lettered Section of each Disclosure Letter, shall be deemed to relate to and to qualify any other Section of such Disclosure Letter, to the extent that the relevance of such item to such other Section of such Disclosure Letter is reasonably apparent on its face. Where the terms of a Contract or other disclosure item have been referenced, summarized or described, such reference, summary or description does not purport to be a complete statement of the material terms of such Contract or disclosure item and such disclosures are qualified in their entirety by the specific details of such Contract or disclosure item.

(b)          The mere inclusion of any information in a Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in such Disclosure Letter, that such information is required to be listed in such Disclosure Letter or that such items are material to the disclosing party. No disclosure in the Disclosure Letters relating to any possible or alleged breach or violation of applicable Law or Contract shall be construed as an admission or indication that any such breach or violation exists or has actually occurred, or as an admission against any interest of any party hereto or any of its Subsidiaries or its or their respective directors or officers. In disclosing information in a Disclosure Letter, the disclosing party expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The headings, if any, of the individual sections of each Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Letter and the Parent Disclosure Letter are qualified in their entireties by reference to specific provisions of this Agreement, and are not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company or the Parent Parties, as applicable, except as and to the extent provided in this Agreement.

(c)          The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Disclosure Letters is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the Parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(d)          The disclosure of any information in a particular section or subsection of the Parent Disclosure Letter, or the Company Disclosure Letter, as applicable, shall be deemed disclosure of such information with respect to the corresponding section or subsection of this Agreement and any other section or subsection of this Agreement to which the relevance of such disclosure is readily apparent on the face of such disclosure.

10.17          Exclusive Remedy. Except in the case of Fraud, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement shall be pursuant to the provisions set forth in this Agreement. In furtherance of the foregoing, except in the case of Fraud, each party hereto hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties and their Affiliates and each of their respective representatives arising under or based upon any Law, including with respect to the Comprehensive Environmental Response, Compensation, and Liability Act and any other Environmental Law, except pursuant to the provisions set forth in this Agreement.

[The remainder of this page is intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

HORNBECK OFFSHORE SERVICES, INC.

By:	/s/ Todd M. Hornbeck
Name:	Todd M. Hornbeck
Title:	President and Chief Executive Officer

HELIX ENERGY SOLUTIONS GROUP, INC.

By:	/s/ Scotty Sparks
Name:	Scotty Sparks
Title:	Executive Vice President and
Chief Operating Officer

ODYSSEY SUB, INC.

By:	/s/ Erik Staffeldt
Name:	Erik Staffeldt
Title:	President

HERCULES SUB LLC

By: Helix Energy Solutions Group, Inc.,
its sole member

By:	/s/ Scotty Sparks
Name:	Scotty Sparks
Title:	Executive Vice President and
Chief Operating Officer

Exhibit A

Plan of Conversion

Final Form
CONFIDENTIAL

PLAN OF CONVERSION
OF
HELIX ENERGY SOLUTIONS GROUP, INC.,
A MINNESOTA CORPORATION
TO
HELIX ENERGY SOLUTIONS GROUP, INC.,
A DELAWARE CORPORATION

This Plan of Conversion (the “Plan”), dated as of [●], 2026, is hereby adopted by Helix Energy Solutions Group, Inc., a Minnesota corporation, in order to set forth the terms, conditions and procedures governing its conversion from a Minnesota corporation to a Delaware corporation pursuant to Minnesota Statutes Sections 302A.682-692 of the Minnesota Business Corporations Act, as amended (the “MBCA”), and Section 265 of the Delaware General Corporation Law, as amended (the “DGCL”).

1.          Converting Corporation. The name of the converting corporation is Helix Energy Solutions Group, Inc., a corporation organized under the laws of the State of Minnesota (the “Converting Company”).

2.          Converted Corporation. The name of the converted company shall be Helix Energy Solutions Group, Inc., a corporation organized under the laws of the State of Delaware (the “Converted Company”).

3. Conversion.

(a)          At the Effective Time (as defined in Section 5 below), the Converting Company shall be converted to the Converted Company pursuant to Section 302A.691 of the MBCA and Section 265 of the DGCL (the “Conversion”).

(b)          The Converting Company intends for the Conversion to constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, and for this Plan to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

4.          Filings. As promptly as practicable following the date hereof, the Converting Company shall cause the Conversion to be effective by:

(a)          executing and filing (or causing to be executed and filed) Articles of Conversion pursuant to Section 302A.686 of the MBCA in a form reasonably acceptable to any officer of the Converting Company (the “Minnesota Articles of Conversion”) with the Minnesota Secretary of State;

(b)          executing and filing (or causing to be executed and filed) a Certificate of Conversion pursuant to Sections 103 and 265 of the DGCL in a form reasonably acceptable to any officer of the Converting Company (the “Delaware Certificate of Conversion”) with the Delaware Secretary of State; and

(c)          executing, acknowledging and filing (or causing to be executed, acknowledged and filed) a Certificate of Incorporation of Helix Energy Solutions Group, Inc. in the form set forth on Exhibit A hereto (the “Delaware Certificate of Incorporation”) with the Delaware Secretary of State.

5.          Effective Time. The Conversion shall become effective upon the filing and effectiveness of the Minnesota Articles of Conversion, the Delaware Certificate of Conversion and the Delaware Certificate of Incorporation with the applicable secretary of state (the time of the effectiveness of the Conversion, the “Effective Time”).

6.          Organizational Documents of Converted Company. From and after the Effective Time, the certificate of incorporation of the Converted Company shall be in the form set forth on Exhibit A hereto, until amended in accordance with its terms and applicable law, and the bylaws of the Converted Company shall be substantially in the form set forth on Exhibit B hereto (the “Delaware Bylaws”), until amended in accordance with its terms and applicable law.

7.          Effect on Common Stock. Upon the terms and subject to the conditions of this Plan, at the Effective Time, by virtue of the Conversion and without any further action on the part of the Converting Company or its shareholders, each share of issued Common Stock, no par value per share, of the Converting Company (“Converting Company Common Stock”) shall convert into one validly issued, fully paid and nonassessable share of Common Stock, par value $0.00001 per share, of the Converted Company (“Converted Company Common Stock”). At and after the Effective Time, all of the outstanding certificates that immediately prior to the Effective Time represented shares of Converting Company Common Stock shall be deemed for all purposes to continue to evidence ownership of and to represent the same number of shares of Converted Company Common Stock into which the shares represented by such certificates have been converted as provided herein. Following the Effective Time, all Converting Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of Converting Company Common Stock immediately prior to the Effective Time shall cease to have any rights with respect thereto.

8.          Effect on Outstanding Stock Options, Warrants, Restricted Stock Units, Performance Share Units and Other Rights. Upon the terms and subject to the conditions of this Plan, at the Effective Time, by virtue of the Conversion and without any further action on the part of the Converting Company or its shareholders, each option, warrant, restricted stock unit, performance share unit or other right to acquire shares of Converting Company Common Stock outstanding immediately prior to the Effective Time shall convert into an equivalent option, warrant, restricted stock unit, performance share unit or other right to acquire, upon the same terms and conditions as were in effect immediately prior to the Effective Time, the same number of shares of Converted Company Common Stock.

9.          Effect on Employee Benefit, Incentive Compensation or Other Similar Plans. Upon the terms and subject to the conditions of this Plan, at the Effective Time, by virtue of the Conversion and without any further action on the part of the Converting Company or its shareholders, each employee benefit plan, incentive compensation plan or other similar plan to which the Converting Company is a party shall continue to be a plan of the Converted Company. To the extent that any such plan provides for the issuance of Converting Company Common Stock, at the Effective Time, such plan shall be deemed to provide for the issuance of Converted Company Common Stock. A number of shares of Converted Company Common Stock shall be reserved for issuance under such plan or plans equal to the number of shares of Converting Company Common Stock so reserved immediately prior to the Effective Time.

10.          Directors and Officers of Converted Company. The members of the board of directors and the officers of the Converting Company immediately prior to the Effective Time shall continue in office following the Effective Time as the directors and officers of the Converted Company, respectively, until the expiration of their respective terms of office and until their successors have been duly elected and have qualified, or until their earlier death, resignation or removal. Each committee of the board of directors of the Converting Company immediately prior to the Effective Time shall be constituted as a committee of the board of directors of the Converted Company on the same terms and with the same powers and authority as the applicable committee of the board of directors of the Converting Company as of immediately prior to the Effective Time, and the members of each committee of the board of directors of the Converting Company immediately prior to the Effective Time shall be the members of each such committee of the board of directors of the Converted Company, each to serve at the pleasure of the board of directors of the Converted Company.

2

11.          Effect of Conversion. From and after the Effective Time, the Conversion shall, for all purposes of the laws of the State of Minnesota, have the effects set forth in Section 302A.691 Subdivision 2 and shall, for all purposes of the laws of the State of Delaware, have the effects set forth in Section 265(f) of the DGCL. The Converting Company shall not be required to wind up its affairs or pay its liabilities and distribute its assets, and the Conversion shall not be deemed a dissolution of the Converting Company and shall constitute a continuation of the existence of the Converting Company in the form of a Delaware corporation. The Converted Company shall be the same entity as the Converting Company. The Conversion shall not be deemed to affect any obligations or liabilities of the Converting Company incurred prior to the Conversion or the personal liability of any person incurred prior to the Conversion.

12.          Implementation and Interpretation. This Plan shall be implemented and interpreted, prior to the Effective Time, by the board of directors of the Converting Company and, upon the Effective Time, by the board of directors of the Converted Company, (a) each of which shall have full power and authority to delegate and assign any matters covered hereunder to any other party(ies), including, without limitation, any officers of the Converting Company or the Converted Company, as the case may be, and (b) the interpretations and decisions of which shall be final, binding, and conclusive on all parties.

13.          Amendment. This Plan may be amended or modified by the board of directors of the Converting Company at any time prior to the Effective Time, provided that such an amendment shall not alter or change (a) the amount or kind of shares or other securities to be received hereunder by the shareholders of the Converting Company; (b) any term of the Delaware Certificate of Incorporation or the Delaware Bylaws, other than changes permitted to be made without stockholder approval by the MBCA; or (c) any of the terms and conditions of this Plan if such alteration or change would adversely affect the shareholders of the Converting Company.

14.          Termination or Deferral. At any time prior to the Effective Time, this Plan may be terminated and the Conversion may be abandoned by action of the board of directors of the Converting Company, notwithstanding the approval of this Plan by the shareholders of the Converting Company, and the consummation of the Conversion may be deferred for a reasonable period of time if, in the opinion of the board of directors of the Converting Company, such action would be in the best interests of the Converting Company and its shareholders. In the event of termination of this Plan, this Plan shall become void and of no effect and there shall be no liability on the part of the Converting Company, its board of directors or shareholders with respect thereto.

15.          Third-Party Beneficiaries. This Plan shall not confer any rights or remedies upon any person other than as expressly provided herein.

16.          Severability. Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Plan.

[Signature Page Follows]

*          *          *

3

IN WITNESS WHEREOF, the undersigned has executed this Plan of Conversion as of [●], 2026.

HELIX ENERGY SOLUTIONS GROUP, INC.,
a Minnesota corporation

By:
Name:
Title:

EXHIBIT A

DELAWARE CERTIFICATE OF INCORPORATION

(See attached)

EXHIBIT B

DELAWARE BYLAWS

(See attached)

Exhibit B

Parent Certificate of Incorporation upon Conversion

Final Form CONFIDENTIAL

CERTIFICATE OF INCORPORATION OF

HELIX ENERGY SOLUTIONS GROUP, INC.1

ARTICLE
I NAME

The name of the Corporation is Helix Energy Solutions Group, Inc. (the “Corporation”).

ARTICLE II
TERM

The Corporation shall have perpetual existence.

ARTICLE III
PURPOSE

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, “Delaware Law”).

ARTICLE IV
REGISTERED AGENT

The street address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

ARTICLE V
CAPITALIZATION

5.1          Capitalization. The Corporation has authority to issue up to [410,000,000] shares of capital stock, consisting of up to [400,000,000] shares of common stock, par value $0.00001 per share (the “Common Stock”), and up to [10,000,000] shares of preferred stock, par value $0.00001 per share (the “Preferred Stock”). The authorized number of shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote, and no separate vote of such class or series of stock the authorized number of which is to be increased or decreased shall be necessary to effect such change.

1 Note to Draft: Each of Article VII, as it applies to officers, Article IX, Section 12.3 and Article XIV are to be included (or in the case of Section 12.3, excluded) only upon receipt of the Optional Parent Vote in respect of such provision.

5.2	Preferred Stock.

(a)          The board of directors (the “Board”) of the Corporation is hereby expressly authorized, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(b)          Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (the “Certificate”) (including any certificate of designation relating to such series of Preferred Stock).

5.3	Common Stock.

(a)	Voting.

(i)          Subject to Article XV, and subject to Delaware Law, each holder of Common Stock shall be entitled to one vote for each outstanding share of Common Stock held by such holder at all meetings of stockholders (and written actions in lieu of meetings if and when applicable); provided that any share of capital stock of the Corporation held by the Corporation shall have no voting rights.

(ii)          Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Certificate (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any certificate of designation relating to any series of Preferred Stock) or pursuant to Delaware Law. Except as otherwise provided in this Certificate or required by Applicable Law, the holders of Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of such series of Preferred Stock) on all matters submitted to a vote of the stockholders generally.

(iii)          The holders of shares of Common Stock shall not have cumulative voting rights.

2

(b)          Dividends. Subject to Applicable Law and rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends and other distributions in cash, property of the Corporation or shares of the Corporation’s capital stock, the holders of Common Stock will be entitled to receive dividends when, as and if declared by the Board.

(c)          Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock as to distributions upon dissolution or liquidation or winding up, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder.

(d)          Exchange for Jones Act Warrants. Any holder of Common Stock may, at its election, exercisable by written notice to the Corporation (including in connection with a transfer of such shares), exchange any shares of Common Stock for Jones Act Warrants exercisable for the same number of shares of Common Stock except to the extent such exchange would result in Non-U.S. Citizens beneficially owning, in the aggregate, more than the Permitted Percentage of each class or series of the capital stock of the Corporation. Any holder of Common Stock may exercise such right at any time and from time to time, with respect to all or any portion of its shares of Common Stock and may similarly elect to receive Jones Act Warrants in lieu of shares of Common Stock upon any exercise of any warrants or other securities exercisable or exchangeable for or convertible into shares of Common Stock. Upon receipt of notice of any such election from a holder of Common Stock, the Corporation shall issue or cause to be issued the applicable Jones Act Warrants promptly and in any event within two business days after receipt of such notice (or on such later date as such holder would have been entitled to receive shares of Common Stock upon the exercise of the applicable warrants or other securities exercisable or exchangeable for or convertible into shares of Common Stock).

5.4          Withholding. All actual or constructive payments, dividends and distributions on, or in redemption of, the Common Stock, Preferred Stock, Jones Act Warrants, Anti-Dilution Warrants or Demand Notes, shall be subject to withholding and backup withholding of tax to the extent required by law, and amounts withheld, if any, shall be treated as received by the holders of such Common Stock, Preferred Stock, Jones Act Warrants, Anti-Dilution Warrants or Demand Notes, as the case may be, in respect of which such amounts were withheld. The Corporation shall have the right to take measures necessary to obtain cash to satisfy the Corporation’s withholding requirements with respect to any non-cash, deemed or constructive payment, dividend or distribution to the holders, including by retaining, selling or liquidating property of the applicable holders held by the Corporation in its custody or over which it has control. Each holder shall indemnify the Corporation and its Affiliates for, and hold harmless the Corporation and its Affiliates from and against, any and all withholding tax, including penalties and interest, payable by or assessed against the Corporation or any of its Affiliates in respect of the Common Stock, Preferred Stock, Jones Act Warrants, Anti-Dilution Warrants or Demand Notes held by such holder.

ARTICLE VI
MANAGEMENT

6.1          Board of Directors. Except as otherwise provided in this Certificate or Delaware Law, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

6.2          Number of Directors. Subject to the rights granted to any holders of any one or more series of Preferred Stock then-outstanding or the rights granted pursuant to the Securityholders Agreement, the number of directors which shall constitute the Board (each a “Director” and together, the “Directors”) shall be fixed from time to time pursuant to resolutions of the Board.

6.3          Classes of Directors. The Directors of the Corporation, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II, and Class III.

6.4          Election and Term of Office. The term of office of the initial Class II Directors shall expire at the first annual meeting of stockholders following the Effective Date, the term of office of the initial Class I Directors shall expire at the second annual meeting of stockholders after the Effective Date, and the term of office of the initial Class III Directors shall expire at the third annual meeting of the stockholders after the Effective Date. At each annual meeting of stockholders after the Effective Date, Directors elected to replace those of a class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting after their election and until their respective successors shall have been duly elected and qualified. Subject to the rights granted to any holders of any one or more series of Preferred Stock then-outstanding, each such Director shall hold office until the annual meeting of stockholders for the year in which such Director’s term expires and his or her successor shall have been duly elected and qualified, or until his or her earlier death, resignation, removal or retirement. Election of Directors need not be by written ballot unless the Bylaws of the Corporation (as amended and/or restated from time to time, the “Bylaws”) shall so provide.

6.5          Newly-Created Directorships and Vacancies. Subject to the rights of any holders of any one or more series of Preferred Stock then-outstanding or the rights granted pursuant to the Securityholders Agreement, any newly created directorship on the Board that results from an increase in the number of Directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled only by a majority of the Directors then in office, even if less than a quorum, or by a sole remaining Director (and not by stockholders), in each case subject to Jones Act Compliance. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

6.6          Removal and Resignation of Directors. Subject to the rights granted pursuant to the Securityholders Agreement, any or all of the Directors may be removed at any time with or without cause, but only by the affirmative vote of stockholders representing at least 68% of the voting power of all then-outstanding shares of stock of the Corporation entitled to vote thereon, voting as a single class. A Director may resign at any time from the Board by delivering his or her resignation in writing or by electronic transmission to the Board or to the Corporate Secretary of the Corporation. Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event, and unless otherwise specified therein, the acceptance of a resignation shall not be necessary to make it effective.

6.7          Director and Officer Citizenship. Notwithstanding anything to the contrary in this Certificate, the Bylaws or the Securityholders Agreement, (i) all of the executive Officers of the Corporation, including the Chief Executive Officer, shall be U.S. Citizens, and (ii) the Corporation shall take all necessary action to cause in all events the Board to be in Jones Act Compliance, including (A) each of the Chairperson and the Lead Independent Director, if any, shall in all events be a U.S. Citizen and (B) no more than a minority of the number of Directors necessary to constitute a quorum of the Board (in order for the Corporation to continue as a U.S. Citizen) (or any committee thereof) shall be Non-U.S. Citizens.

6.8          Rights of Holders of Preferred Stock. Notwithstanding the provisions of this Article VI, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately or together by series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies, and other features of such directorship shall be subject to the rights of such series of Preferred Stock. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional Directors, then upon commencement and for the duration of the period during which such right continues (i) the then otherwise total authorized number of Directors of the Corporation shall automatically be increased by such specified number of Directors, and the holders of such Preferred Stock shall be entitled to elect the additional Directors so provided for or fixed pursuant to said provisions, and (ii) each such additional Director shall serve until such Director’s successor shall have been duly elected and qualified, or until such Director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, disqualification, or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional Directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification, or removal of such additional Directors, shall forthwith terminate (in which case each such Director thereupon shall cease to be qualified as, and shall cease to be, a Director), and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

ARTICLE VII
LIABILITY OF DIRECTORS AND OFFICERS

7.1          No Personal Liability. To the fullest extent permitted by Delaware Law, no Director or Officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director [or Officer], as applicable. All references in this Article VII to a Director shall also be deemed to refer to such other Person or Persons, if any, who, pursuant to a provision set forth in this Certificate in accordance with Section 141(a) of Delaware Law, exercise or perform any of the powers or duties otherwise conferred or imposed upon the Board by Delaware Law.

7.2          Amendment or Repeal. Any amendment, repeal or elimination of this Article VII, or the adoption of any provision of this Certificate inconsistent with this Article VII, shall not affect its application with respect to an act or omission by a Director [or Officer] occurring before such amendment, adoption, repeal or elimination. With respect to any act or omission occurring prior to the Effective Date, this Certificate shall not negatively impact the rights of any Director [or Officer] under the then-effective certificate of incorporation, which shall continue to govern. [Solely for purposes of this Article VII, “Officer” has the meaning provided in Section 102(b)(7) of Delaware Law.]

ARTICLE VIII
INDEMNIFICATION

8.1          Right to Indemnification and Advancement. Each Person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement, without limitation, as a witness) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a Director, advisory director, board observer or officer of the Corporation or, while a Director, advisory director, board observer or officer of the Corporation, is or was serving at the request of the Corporation as a director, advisory director, board observer, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, advisory director, board observer or officer or in any other capacity while serving as a director, advisory director, board observer or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by Applicable Law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), and any other penalties and amounts paid or to be paid in settlement) actually and reasonably incurred by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, advisory director, board observer, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful, and, except as provided in Section 7.01 of the Bylaws with respect to proceedings to enforce rights to indemnification and advance of expenses (as defined below), the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized in the specific case by the Board. In addition to the right to indemnification conferred herein, an indemnitee shall also have the right, to the fullest extent not prohibited by law, to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (an “advance of expenses”); provided, however, that if and to the extent that Delaware Law requires, an advance of expenses shall be made only upon delivery to the Corporation of an undertaking (an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Section 8.1 or otherwise. The Corporation may also, by action of the Board, provide indemnification and advancement to employees and agents of the Corporation. Any reference to an officer of the Corporation in this Article VIII shall be deemed to refer exclusively to the Chief Executive Officer, President, Chief Financial Officer, General Counsel, Controller, Treasurer and Corporate Secretary of the Corporation appointed pursuant to Article 5 of the Bylaws, and to any Executive or Senior Vice President, Vice President, Assistant Secretary, Assistant Controller or other officer of the Corporation appointed by the Board pursuant to Article 5 of the Bylaws, and any reference to an officer of any other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors or equivalent governing body of such other entity pursuant to the certificate of incorporation and bylaws or equivalent organizational documents of such other enterprise. The fact that any Person who is or was an employee of the Corporation or an employee of any other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such Person is or may be an officer of the Corporation or of such other enterprise shall not result in such Person being constituted as, or being deemed to be, an officer of the Corporation or of such other enterprise for purposes of this Article VIII unless such Person’s appointment to such office was approved by the Board pursuant to Article 5 of the Bylaws.

8.2          Service for Subsidiaries. Any Person serving as a director, advisory director, board observer, officer, partner, member, trustee, administrator, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, at least 50% of whose equity interests are owned by the Corporation (a “subsidiary” for purposes of this Article VIII) shall be conclusively presumed to be serving in such capacity at the request of the Corporation. Any indemnification or advance of expenses under this Article VIII owed by the Corporation as a result of such Person’s service shall only be in excess of, and shall be secondary to, the indemnification or advance of expenses available from the applicable subsidiary, if any, and any applicable insurance policies.

8.3          Reliance. Persons who on or after the Effective Date become or remain Directors, advisory directors, board observers or officers of the Corporation or who, while a Director, advisory director, board observer or officer of the Corporation, become or remain a director, advisory director, board observer, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Article VIII in entering into or continuing such service. To the fullest extent permitted by law, the rights to indemnification and to the advance of expenses conferred in this Article VIII shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to (and on) the Effective Date. Any amendment, alteration or repeal of this Article VIII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

8.4          Non-Exclusivity of Rights; Continuation of Rights of Indemnification. The rights to indemnification and to the advance of expenses conferred in this Article VIII shall not be exclusive of any other right which any Person may have or hereafter acquire under this Certificate or under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise. All rights to indemnification under this Article VIII shall be deemed to be a contract between the Corporation and each Director, advisory director, board observer or officer of the Corporation who serves or served in such capacity at any time while this Article VIII is in effect. Any repeal or modification of this Article VIII or repeal or modification of relevant provisions of Delaware Law or any other applicable laws shall not in any way diminish any rights to indemnification and advance of expenses of such Director, advisory director, board observer or officer or the obligations of the Corporation arising hereunder with respect to any proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such repeal or modification.

8.5          Merger or Consolidation. For purposes of this Article VIII, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, advisory directors, board observers, officers and employees or agents, so that any Person who is or was a director, advisory director, board observer, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, advisory director, board observer, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VIII with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

8.6          Savings Clause. To the fullest extent permitted by law, if this Article VIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and advance expenses to each Person entitled to indemnification under Section 8.1 of this Certificate as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties and any other penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Person and for which indemnification and advance of expenses is available to such person pursuant to this Article VIII to the fullest extent permitted by any applicable portion of this Article VIII that shall not have been invalidated.

ARTICLE IX CORPORATE OPPORTUNITIES

9.1          [Corporate Opportunities. Notwithstanding any duty otherwise existing at law or in equity, to the fullest extent permitted by Applicable Law, the Corporation agrees that:

(a)          Each of the Investors, each of the Investor Directors, and any member of the Investor Group, and any one or more of the respective managers, directors, principals, officers, employees and other representatives of each such Person or their respective Affiliates (the foregoing Persons being referred to, collectively, as “Identified Persons”) may now engage, may continue to engage, or may, in the future, engage in the same or similar activities or lines of business as those in which the Corporation or any of its Affiliates, directly or indirectly, now engage or may engage or other business activities that overlap with, are complementary to, or compete with those in which the Corporation or any of its Affiliates, directly or indirectly, now engage or may engage (any such activity or line of business, an “Opportunity”). No Identified Person shall, as a result of its capacity as such, have any duty to refrain, directly or indirectly, from (i) engaging in any Opportunity or (ii) otherwise competing with the Corporation or any of its Affiliates. No Identified Person shall, as a result of its capacity as such, have any duty or obligation to refer or offer to the Corporation or any of its Affiliates any Opportunity except for any Identified Person who is a Director, who shall have the duty to refer or offer to the Corporation any Opportunity that is expressly first presented in writing to such Director in his or her capacity as a Director or if knowledge of such Opportunity is first acquired by such Director solely as a result of such Director’s position as a Director, and the Corporation hereby renounces any interest or expectancy of the Corporation in, or in being offered, an opportunity to participate in any other Opportunity which may be a corporate (or analogous) or business opportunity for the Corporation or any of its Affiliates.

(b)          In the event that any Identified Person acquires knowledge of a potential transaction or other corporate (or analogous) or business opportunity which may be an Opportunity for the Corporation or any of its Affiliates, such Identified Person shall have no duty to communicate or offer such Opportunity to the Corporation or any of its Affiliates and shall not be liable to the Corporation or any of its stockholders for breach of any purported fiduciary duty by reason of the fact that such Identified Person pursues or acquires such Opportunity for itself (or any of its Affiliates), or offers or directs such Opportunity to another Person (including any Affiliate of such Identified Person). Notwithstanding the foregoing, each Identified Person who is a Director shall have the duty to communicate or offer to the Corporation any Opportunity that is expressly first presented in writing to such Director in his or her capacity as a Director or if knowledge of such Opportunity is first acquired by such Director solely as a result of such Director’s position as a Director, and the Corporation does not waive any claims in respect of breaches of fiduciary duty arising therefrom. For the avoidance of doubt, none of the waivers of the corporate opportunities doctrine or related duties set forth in this Section 9.1 shall apply to any Officer, employee or consultant of the Corporation or any of its Subsidiaries or any Director other than an Investor Director.

(c)          The Identified Persons may now own, may continue to own, and from time to time may acquire and own, investments in one or more Persons (such Persons, collectively, “Related Companies”) that are direct competitors of, or that otherwise may have interests that do or could conflict with those of, the Corporation or any of its Affiliates, and (i) the enjoyment, exercise and enforcement of the rights, interests, privileges, powers and benefits granted or available to the Identified Persons under this Certificate or the Bylaws shall not be in any manner reduced, diminished, affected or impaired, and the obligations of the Identified Persons under this Certificate or the Bylaws shall not be in any manner augmented or increased, by reason of any act, circumstance, occurrence or event arising from or in any respect relating to (A) the ownership by an Identified Person of any interest in any Related Company, (B) the affiliation of any Related Company with an Identified Person or (C) any action taken or omitted by an Identified Person in respect of any Related Company, (ii) no Identified Person shall, by reason of such ownership, affiliation or action, become subject to any fiduciary duty to the Corporation or any of its Affiliates, (iii) none of the duties imposed on an Identified Person, whether by contract or law, do or shall limit or impair the right of any Identified Person lawfully to compete with the Corporation or any of its Affiliates and (iv) except as set forth in Sections 9.1(a) and 9.1(b), the Identified Persons are not and shall not be obligated to disclose to the Corporation or any of its Subsidiaries or Affiliates any information related to their respective businesses or opportunities, including acquisition opportunities, and shall not be obligated to refrain from or in any respect to be restricted in competing against the Corporation or any of its Affiliates in any such business or as to any such opportunities.

(d)          In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate (or analogous) or business opportunity shall not be deemed to be an Opportunity for the Corporation or any of its Affiliates if it is an opportunity (i) that the Corporation is not legally able or contractually permitted to undertake or (ii) which the Board has affirmatively elected to refrain from continued evaluation or pursuing.

Any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.]

ARTICLE X
MEETINGS OF STOCKHOLDERS

10.1          Consent of Stockholders in Lieu of Meeting. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

10.2          Special Meetings of the Stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board or the Chairperson.

10.3          Annual Meetings of the Stockholders. An annual meeting of stockholders for the election of Directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board or a duly authorized committee thereof; provided, that the Board may in its sole discretion determine that any such meeting shall, in addition to or instead of a physical location, be held by means of remote communication (including virtually).

ARTICLE XI
BUSINESS COMBINATIONS

The Corporation shall not be governed by or subject to the provisions of Section 203 of Delaware Law as now in effect or hereafter amended, or any successor statute thereto.

ARTICLE XII
AMENDMENT

12.1          Amendment of Certificate of Incorporation. Notwithstanding anything contained in this Certificate to the contrary, in addition to any vote required by Applicable Law, the following provisions in this Certificate, including any relevant definitions, as applied to such provisions, may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least sixty six and two thirds percent (66 2/3%) in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Articles VI, VII, IX, X, XI, this XII, XIV and XV.

12.2          Amendment of Bylaws. Subject, in all respects, to the consent rights and any other limitations set forth in this Certificate, the Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate. Notwithstanding anything to the contrary contained in this Certificate or any provision of law that might otherwise permit a lesser vote of the stockholders, in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designation relating to any series of Preferred Stock), the Bylaws or Applicable Law, stockholders of the Corporation may only alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or adopt any provision inconsistent therewith with the affirmative vote of the holders of at least sixty six and two-thirds percent (66 2/3%) in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

12.3          [Certain Amendments. Notwithstanding anything to the contrary herein, the affirmative vote of the holders of at least eighty percent (80%) in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, is required to amend, alter, repeal or rescind, in whole or in part, or to adopt any provision inconsistent therewith or herewith, provisions of this Certificate or the Bylaws relating to: (i) the taking of less than unanimous stockholder action without a meeting; (ii) the right of stockholders to call a special meeting; (iii) the number, election and term of the Corporation’s Directors; (iv) the procedures for the removal of Directors or filling vacancies on the Board; and (v) fixing a quorum for meetings of stockholders.]

ARTICLE XIII
INCORPORATOR

The name and mailing address of the sole incorporator are as follows:

NAME	MAILING ADDRESS

[●]	[●]

ARTICLE XIV
SUBMISSION TO JURISDICTION

[Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation (including any action or proceeding brought under the Securities Act of 1933, as amended, or the Exchange Act), (ii) any action asserting a claim of breach of fiduciary duty owed by any Director, advisory director, board observer, Officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its Directors, advisory directors, board observers, Officers or employees arising pursuant to any provision of Delaware Law, this Certificate or the Bylaws, (iv) any action asserting a claim against the Corporation, its Directors, advisory directors, board observers, Officers or employees governed by the internal affairs doctrine, or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of Delaware Law, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction, in which case a federal district court of the United States of America located in the State of Delaware shall be the exclusive forum.

If any provision or provisions of this Article XIV shall be held to be invalid, illegal or unenforceable as applied to any Person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XIV (including, without limitation, each portion of any sentence of this Article XIV containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other Persons and circumstances shall not in any way be affected or impaired thereby.

Any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XIV.]

ARTICLE XV
JONES ACT COMPLIANCE

15.1          Certain Definitions. For the purposes of this Article XV, in addition to the applicable definitions set forth in Article XVI, the following terms shall have the meanings specified below:

(a)          “transfer” shall mean any transfer of beneficial ownership of shares of the capital stock of the Corporation, including (i) original issuance of shares, (ii) issuance of shares upon the exercise, conversion or exchange of any securities of the Corporation, including Jones Act Warrants, and (iii) transfer by merger, transfer by testamentary disposition, transfer pursuant to a court order or arbitration award, or other transfer by operation of law.

(b)          “transferee” shall mean any Person receiving beneficial ownership of shares of the capital stock of the Corporation, including any recipient of shares resulting from (i) the original issuance of shares, (ii) the issuance of shares upon the exercise, conversion or exchange of any securities of the Corporation, including Jones Act Warrants, or (iii) transfer by merger, transfer by testamentary disposition, transfer pursuant to a court order or arbitration award, or other transfer by operation of law; all references to “transferees” shall also include, and the provisions of this Article XV (including, without limitation, requirements to provide citizenship certifications, affidavits and other information) shall apply to, any beneficial owner on whose behalf a transferee is acting as custodian, nominee, fiduciary, purchaser representative or in any other capacity.

15.2          Restrictions on Ownership of Shares by Non-U.S. Citizens. Non-U.S. Citizens shall not be permitted to beneficially own, individually or in the aggregate, more than the applicable Permitted Percentage of each class or series of the capital stock of the Corporation. To help ensure that at no time Non-U.S. Citizens, individually or in the aggregate, become the beneficial owners of more than the applicable Permitted Percentage of the issued and outstanding shares of any class or series of capital stock of the Corporation, and to enable the Corporation to comply with any requirement that it be, and submit any documents and other information as reasonable to demonstrate that it is, a U.S. Citizen under any Applicable Law or under any contract with the United States government (or any agency thereof), the Corporation shall have the power to take the actions prescribed in Section 15.3 through 15.8. The provisions of this Article XV are intended to ensure that the Corporation continues to qualify as a U.S. Citizen under the Jones Act so that the Corporation does not cease to be qualified: (a) under the Jones Act to own and operate vessels in the U.S. Coastwise Trade; (b) to operate vessels under an agreement with the United States government (or any agency thereof); (c) to be a party to a maritime security program agreement with the United States government (or any agency thereof), under 46 U.S.C. Chapter 531 or any successor statute thereto, with respect to vessels owned, chartered or operated by the Corporation; (d) to maintain a construction reserve fund under 46 U.S.C. Chapter 533 or any successor statute thereto; (e) to maintain a capital construction fund under 46 U.S.C. Chapter 535 or any successor statute thereto; or (f) to own, charter, or operate any vessel where the costs of construction, modification, or reconstruction have been financed, in whole or in part, by obligations guaranteed by the United States government (or any agency thereof) under 46 U.S.C. Chapter 537 or any successor statute thereto. The Board (or any duly authorized committee thereof, or any Officer of the Corporation who shall have been duly authorized by the Board or any such committee thereof) is specifically authorized to make all determinations and to adopt and effect all policies and measures necessary or desirable, in accordance with Applicable Law and this Certificate, to fulfill the purposes or implement the provisions of this Article XV; provided, however, that determinations with respect to redemptions of any Excess Shares (as defined below) shall be made only by the Board (or any duly authorized committee thereof).

15.3	Dual Share System.

(a)          To implement the requirements set forth in Section 15.2, the Corporation may, but is not required to, institute a dual share system such that: (i) each certificate and/or book entry (in the case of uncertificated shares) representing shares of each class or series of capital stock of the Corporation that are beneficially owned by a U.S. Citizen shall be marked “U.S. Citizen” and each certificate and/or book entry (in the case of uncertificated shares) representing shares of each class or series of capital stock of the Corporation that are beneficially owned by a Non-U.S. Citizen shall be marked “Non-U.S. Citizen”, but with all such certificates and/or book entries (in the case of uncertificated shares) to be identical in all other respects and to comply with all provisions of the laws of the State of Delaware; (ii) an application to transfer shares shall be set forth on the back of each certificate or made available by the Corporation (in the case of book entry shares) in which a proposed transferee of title to shares shall apply to the Corporation to transfer the number of shares indicated therein and shall certify as to the citizenship of such proposed transferee; (iii) a certification shall be submitted by such proposed transferee (which may include as part thereof a form of affidavit), upon which the Corporation and its transfer agent (if any) shall be entitled (but not obligated) to rely conclusively, stating whether such proposed transferee is a U.S. Citizen; and (iv) the stock transfer records of the Corporation may be maintained in such manner as to enable the percentages of the shares of each class or series of the Corporation’s capital stock that are beneficially owned by U.S. Citizens and by Non-U.S. Citizens to be confirmed. The Board (or any duly authorized committee thereof, or any Officer of the Corporation who shall have been duly authorized by the Board or any such committee thereof) is authorized to take such other ministerial actions or make such interpretations of this Certificate as it may deem necessary or advisable in order to implement a dual share system consistent with the requirements set forth in Section 15.2 and to ensure compliance with such system and such requirements.

(b)          A conspicuous statement shall be set forth on the face or back of each certificate and/or on each book entry (in the case of uncertificated shares) representing shares of each class or series of capital stock of the Corporation to the effect that: (i) such shares and the beneficial ownership thereof are subject to restrictions on transfer set forth in this Certificate; and (ii) the Corporation will furnish, without charge, to each stockholder of the Corporation who so requests a copy of this Certificate.

15.4	Restrictions on Transfers.

(a)          No shares of any class or series of the capital stock of the Corporation may be transferred to a Non-U.S. Citizen or a holder of record that will hold such shares for or on behalf of a Non-U.S. Citizen if, upon completion of such transfer, the number of shares of such class or series beneficially owned by Non-U.S. Citizens individually or in the aggregate would exceed the applicable Permitted Percentage for such class or series. Any transfer or purported transfer of beneficial ownership of any shares of any class or series of capital stock of the Corporation, the effect of which would be to cause Non-U.S. Citizens individually or in the aggregate to beneficially own shares of any class or series of capital stock of the Corporation in excess of the applicable Permitted Percentage for such class or series, shall, to the fullest extent permitted by law, be void ab initio and ineffective, and, to the extent that the Corporation or its transfer agent (if any) knows that such transfer or purported transfer would, if completed, be in violation of the restrictions on transfers to Non-U.S. Citizens set forth in this Article XV, neither the Corporation nor its transfer agent (if any) shall register such transfer or purported transfer on the stock transfer records of the Corporation and neither the Corporation nor its transfer agent (if any) shall recognize the transferee or purported transferee thereof as a stockholder of the Corporation with respect to such shares for any purpose whatsoever (including for purposes of voting, dividends and other distributions) except to the extent necessary to effect any remedy available to the Corporation under this Article XV. In no event shall any such registration or recognition make such transfer or purported transfer effective unless the Board (or any duly authorized committee thereof, or any Officer of the Corporation who shall have been duly authorized by the Board or any such committee thereof) shall have expressly and specifically authorized the same.

(b)          In connection with any proposed or purported transfer of shares of any class or series of the capital stock of the Corporation, any transferee or proposed or purported transferee of shares may be required by the Corporation or its transfer agent (if any) to deliver (i) a certification by such transferee or proposed or purported transferee (which may include as part thereof a form of affidavit) upon which the Corporation and its transfer agent (if any) shall be entitled (but not obligated) to rely conclusively, stating whether such transferee or proposed or purported transferee is a U.S. Citizen, and (ii) such other documentation and information concerning the citizenship of such transferee or proposed or purported transferee (as applicable) under Section 15.8 as the Corporation may request in its sole discretion. Registration and recognition of any transfer of shares may be denied by the Corporation upon refusal to furnish, or failure to adequately so evidence as requested, any of the foregoing citizenship certifications, documentation or information requested by the Corporation. Each proposed or purported transferor of such shares shall reasonably cooperate with any requests from the Corporation to facilitate the transmission of requests for such citizenship certifications and such other documentation and information to the proposed or purported transferee and such proposed or purported transferee’s responses thereto.

(c)          In the event that any transferee is a Non-U.S. Citizen and fails to disclose that it is a Non-U.S. Citizen at the time that it acquires title to shares of capital stock, (i) the Corporation may in its sole discretion direct its transfer agent to mark such shares “Non-U.S. Citizen” and (ii) irrespective of whether the number of shares of such class or series beneficially owned by Non-U.S. Citizens individually or in the aggregate exceed the applicable Permitted Percentage for such class or series, the Corporation may in its sole discretion treat such shares as Excess Shares until the earlier to occur of (x) the shares are transferred to a U.S. Citizen, (y) the shares are redeemed by the Corporation or (z) twelve months following the next annual meeting of stockholders (unless at such time the Permitted Percentage is exceeded).

(d)          Notwithstanding any of the provisions of this Article XV, the Corporation shall be entitled (but not obligated) to rely, without limitation, on the stock transfer and other stockholder records of the Corporation (and its transfer agent, if any) for the purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies, and otherwise conducting votes of stockholders.

15.5          Excess Shares. If on any date, including, without limitation, any record date (each, an “Excess Share Date”), the number of shares of any class or series of capital stock of the Corporation beneficially owned by Non-U.S. Citizens individually or in the aggregate should exceed the applicable Permitted Percentage with respect to such class or series of capital stock, irrespective of the date on which such event becomes known to the Corporation (such shares in excess of the applicable Permitted Percentage of such applicable class or series of capital stock, the applicable “Excess Shares”), then the shares of such class or series of capital stock of the Corporation that constitute Excess Shares for purposes of this Article XV shall be (x) those shares that have been purported to be acquired by or purported to become beneficially owned by Non-U.S. Citizens, starting with the most recent purported acquisition of beneficial ownership of such shares by a Non-U.S. Citizen and including, in reverse chronological order of purported acquisition, all other purported acquisitions of beneficial ownership of such shares by Non-U.S. Citizens from and after the purported acquisition of beneficial ownership of such shares by a Non-U.S. Citizen that first caused such applicable Permitted Percentage to be exceeded, or (y) those shares purported to be beneficially owned by Non-U.S. Citizens that exceed the applicable Permitted Percentage as the result of any repurchase or redemption by the Corporation of shares of its capital stock, starting with the most recent purported acquisition of beneficial ownership of such shares by a Non-U.S. Citizen and going in reverse chronological order of purported acquisition; provided, however, that: (a) the Corporation shall have the sole power to determine, in the exercise of its reasonable judgment, those shares of such class or series that constitute Excess Shares in accordance with the provisions of this Article XV; (b) the Corporation may, in its reasonable discretion, rely on any documentation provided by Non-U.S. Citizens with respect to the date and time of their purported acquisition of beneficial ownership of Excess Shares; (c) if the purported acquisition of beneficial ownership of more than one Excess Share occurs on the same date and the time of purported acquisition is not definitively established, then the order in which such purported acquisitions shall be deemed to have occurred on such date shall be determined by lot or by such other method as the Corporation may, in its reasonable discretion, deem appropriate; (d) Excess Shares that result from a determination that a beneficial owner has ceased to be a U.S. Citizen shall be deemed to have been acquired, for purposes of this Article XV, as of the date that such beneficial owner ceased to be a U.S. Citizen; and (e) the Corporation may adjust upward to the nearest whole share the number of shares of such class or series deemed to be Excess Shares. Any determination made by the Corporation pursuant to this Section 15.5 as to which shares of any class or series of the Corporation’s capital stock constitute Excess Shares of such class or series shall be conclusive and shall be deemed effective as of the applicable Excess Share Date for such class or series.

15.6	Redemption.

(a)          In the event that (i) Section 15.4(a) would not be effective for any reason to prevent the transfer of beneficial ownership of any Excess Share of any class or series of the capital stock of the Corporation to a Non-U.S. Citizen (including by reason of the applicability of Section 15.9), (ii) a change in the status of a Person from a U.S. Citizen to a Non-U.S. Citizen causes a share of any class or series of capital stock of the Corporation of which such Person is the beneficial owner to constitute an Excess Share, (iii) any repurchase or redemption by the Corporation of shares of its capital stock causes any share of any class or series of capital stock of the Corporation beneficially owned by Non-U.S. Citizens individually or in the aggregate to exceed the applicable Permitted Percentage and thereby constitute an Excess Share, or (iv) a beneficial owner of a share of any class or series of capital stock of the Corporation has been determined to be or is to be treated as a Non-U.S. Citizen pursuant to Section 15.7 or 15.8, respectively, and the beneficial ownership of such share by such Non-U.S. Citizen results in such share constituting an Excess Share, then, the Corporation, by action of the Board (or any duly authorized committee thereof), in its sole discretion, shall have the power to redeem such Excess Share in accordance with this Section 15.6, unless the Corporation does not have sufficient lawfully available funds to permit such redemption or such redemption is not otherwise permitted under Delaware Law or other provisions of Applicable Law; provided, however, that the Corporation shall not have any obligation under this Section 15.6 to redeem any one or more Excess Shares.

(b)          Until such time as any Excess Shares subject to redemption by the Corporation pursuant to this Section 15.6 are so redeemed by the Corporation at its option and beginning on the first Excess Share Date for the classes or series of the Corporation’s capital stock of which such Excess Shares are a part, to the fullest extent permitted by Applicable Law:

(i)          the holders of such Excess Shares subject to redemption shall (so long as such Excess Shares exist) not be entitled to any voting rights with respect to such Excess Shares; and

(ii)          the Corporation shall (so long as such Excess Shares exist) pay into a segregated account dividends and any other distributions (upon liquidation or otherwise) in respect of such Excess Shares.

Full voting rights shall be restored to any shares of a class or series of capital stock of the Corporation that were previously deemed to be Excess Shares, and any dividends or distributions with respect thereto that have been previously paid into a segregated account shall be due and paid solely to the holders of record of such shares, promptly after such time as, and to the extent that, such shares have ceased to be Excess Shares (including as a result of the sale of such shares to a U.S. Citizen prior to the issuance of a Redemption Notice pursuant to Section 15.6(c)(iii)), provided, however, that such shares have not been already redeemed by the Corporation at its option pursuant to this Section 15.6.

(c)          The terms and conditions of redemptions by the Corporation of Excess Shares of any class or series of the Corporation’s capital stock under this Section 15.6 shall be as follows:

(i)          the per share redemption price (the “Redemption Price”) for each Excess Share shall be paid by the issuance of one Jones Act Warrant (or such higher number of Jones Act Warrants or a fraction of a Jones Act Warrant, as the case may be, then exercisable for one share of such applicable class or series of Excess Shares) for each Excess Share; provided, however, that if the Corporation determines that such Jones Act Warrant would be treated as capital stock under the Jones Act or that the Corporation may not issue such Jones Act Warrant for any reason, then the Redemption Price shall be paid, as determined by the Board (or any duly authorized committee thereof) in its sole discretion, (A) in cash (by wire transfer or bank or cashier’s check), (B) by the issuance of Redemption Notes or (C) by any combination of cash and Redemption Notes (it being understood that all Excess Shares of the same class or series of capital stock of the Corporation being redeemed in the same transaction or any series of related transactions shall be redeemed for the same amount per Excess Share and in the same form of consideration);

(ii)          with respect to the portion of the Redemption Price being paid in whole or in part by cash and/or by the issuance of Redemption Notes, such portion of the Redemption Price shall be an amount equal to, in the case of cash, or a principal amount equal to, in the case of Redemption Notes, the sum of (A) the Fair Market Value of such Excess Share as of the date of redemption of such Excess Share plus (B) an amount equal to the amount of any dividend or any other distribution (upon liquidation or otherwise) declared in respect of record of such Excess Share prior to the date on which such Excess Share is called for redemption and which amount has been paid into a segregated account by the Corporation pursuant to Section 15.6(b) (which shall be in full satisfaction of any right of the holder to any amount(s) in such segregated account to the extent relating to such Excess Share);

(iii)          written notice of the redemption of the Excess Shares containing the information set forth in Section 15.6(c)(v), together with a letter of transmittal to accompany certificates, if any, representing the Excess Shares that have been called for redemption, shall be given either by hand delivery or by overnight courier service or by first-class mail, postage prepaid, to each holder of record of the Excess Shares to be redeemed, at such holder’s last known address as the same appears on the stock register of the Corporation (the “Redemption Notice”), unless such notice is waived in writing by any such holder(s);

(iv)          the date on which the Excess Shares shall be redeemed (the “Redemption Date”) shall be the later of (A) the date specified in the Redemption Notice sent to the record holder of the Excess Shares (which shall not be earlier than the date of such notice), and (B) the date on which the Corporation has irrevocably deposited in trust with a paying agent or set aside for the benefit of such record holder consideration sufficient to pay the Redemption Price to such record holders of such Excess Shares in Jones Act Warrants, cash and/or Redemption Notes;

(v)          each Redemption Notice to each holder of record of the Excess Shares to be redeemed shall specify (A) the Redemption Date (as determined pursuant to Section 15.6(c)(iv)), (B) the number and the class or series of shares of capital stock to be redeemed from such holder as Excess Shares (and, to the extent such Excess Shares are certificated, the certificate number(s) representing such Excess Shares), (C) the Redemption Price and the manner of payment thereof, (D) the place where certificates for such Excess Shares (if such Excess Shares are certificated) are to be surrendered for cancellation, (E) any instructions as to the endorsement or assignment for transfer of such certificates (if any) and the completion of the accompanying letter of transmittal, and (F) the fact that all right, title and interest in respect of the Excess Shares to be redeemed (including, without limitation, voting, dividend and distribution rights) shall cease and terminate on the Redemption Date, except for the right to receive the Redemption Price, without interest;

(vi)          on and after the Redemption Date, all right, title and interest in respect of the Excess Shares selected for redemption (including, without limitation, voting and dividend and distribution rights) shall forthwith cease and terminate, such Excess Shares shall no longer be deemed to be outstanding shares for any purpose, including, without limitation, for purposes of voting or determining the total number of shares entitled to vote on any matter properly brought before the stockholders for a vote thereon or receiving any dividends or distributions (and may be either cancelled or held by the Corporation as treasury stock), and the holders of record of such Excess Shares shall thereafter be entitled only to receive the Redemption Price, without interest; and

(vii)          upon surrender of the certificates (if any) for any Excess Shares so redeemed in accordance with the requirements of the Redemption Notice and the accompanying letter of transmittal (and otherwise in proper form for transfer as specified in the Redemption Notice), the holder of record of such Excess Shares shall be entitled to payment of the Redemption Price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate (or certificates), to the extent such shares were certificated, shall be issued representing the shares not redeemed, without cost to the holder of record. On the Redemption Date, to the extent that dividends or other distributions (upon liquidation or otherwise) with respect to the Excess Shares selected for redemption were paid into a segregated account in accordance with Section 15.6(b)(ii), then, to the fullest extent permitted by Applicable Law, such amounts shall be released to the Corporation upon the completion of such redemption.

(d)          Nothing in this Section 15.6 shall prevent the recipient of a Redemption Notice from transferring its Common Stock before the Redemption Date if such transfer is otherwise permitted under this Certificate and Applicable Law and the recipient provides notice of such proposed or purported transfer to the Corporation along with the documentation and information required under Sections 15.4(b) and 15.8 establishing that the proposed or purported transferee is a U.S. Citizen to the satisfaction of the Corporation in its reasonable discretion before the Redemption Date. If such conditions are met, the Board (or any duly authorized committee thereof) shall withdraw the Redemption Notice related to such shares, but otherwise the redemption thereof shall proceed on the Redemption Date in accordance with this Section 15.6 and the Redemption Notice.

15.7          Citizenship Determinations. The Corporation shall have the power to determine, in the exercise of its reasonable judgment including, at its option, with the advice of counsel, the citizenship of the beneficial owners and the transferees or proposed or purported transferees of any class or series of the Corporation’s capital stock for the purposes of this Article XV. In determining the citizenship of any beneficial owners or their transferees or proposed or purported transferees of any class or series of the Corporation’s capital stock, the Corporation may, absent other available information to the contrary, rely on the stock transfer records of the Corporation and the citizenship certifications required under Section 15.4(b) and the written statements and affidavits required under Section 15.8 given by the beneficial owners or their transferees or proposed or purported transferees, in each case whether such certifications, written statements or affidavits have been given on their own behalf or on behalf of others, to prove the citizenship of such beneficial owners, transferees or proposed or purported transferees (or any beneficial owners for whom such transferees or proposed or purported transferees are acting as fiduciaries or nominees). The determination of the citizenship of such beneficial owners, transferees or proposed or purported transferees (and any beneficial owners for whom such transferees or proposed or purported transferees are acting as fiduciaries or nominees) may also be subject to documents and other information as the Corporation may deem reasonable pursuant to Section 15.8(b). The determination of the Corporation at any time as to the citizenship of such beneficial owners, transferees or proposed or purported transferees in accordance with the provisions of Article XV shall be conclusive.

15.8	Requirement to Provide Citizenship Information.

(a)          In furtherance of the requirements of Section 15.2, and without limiting any other provision of this Article XV, the Corporation may require the beneficial owners of shares of any class or series of the Corporation’s capital stock to confirm their citizenship status from time to time in accordance with the provisions of this Section 15.8, and, as a condition to acquiring and having beneficial ownership of shares of any class or series of capital stock of the Corporation, every beneficial owner of any such shares must comply with the following provisions:

(i)          promptly upon a beneficial owner’s acquisition of beneficial ownership of five (5%) percent or more of the outstanding shares of any class or series of capital stock of the Corporation, and at such other times as the Corporation may determine by written notice to such beneficial owner, such beneficial owner must provide to the Corporation a written statement or an affidavit, as specified by the Corporation, duly signed, stating the name and address of such beneficial owner, the number of shares of each class or series of capital stock of the Corporation beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, a statement as to whether such beneficial owner is a U.S. Citizen, and such other information and documents required by the U.S. Coast Guard or the U.S. Maritime Administration under the Jones Act, including 46 C.F.R. part 355;

(ii)          promptly upon request by the Corporation, any beneficial owner must provide to the Corporation a written statement or an affidavit, as specified by the Corporation, duly signed, stating the name and address of such beneficial owner, the number of shares of each class or series of capital stock of the Corporation beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, a statement as to whether such beneficial owner is a U.S. Citizen, and such other information and documents required by the U.S. Coast Guard or the U.S. Maritime Administration under the Jones Act, including 46 C.F.R. part 355;

(iii)          promptly upon request by the Corporation, any beneficial owner must provide to the Corporation a written statement or an affidavit, as specified by the Corporation, duly signed, stating the name and address of such beneficial owner, together with reasonable documentation of the date and time of such beneficial owner’s acquisition of beneficial ownership of the shares of any class or series of capital stock of the Corporation specified by the Corporation in its request;

(iv)          promptly after becoming a beneficial owner, every beneficial owner must provide, or authorize such beneficial owner’s broker, dealer, custodian, depositary, nominee or similar agent with respect to the shares of each class or series of the Corporation’s capital stock beneficially owned by such beneficial owner to provide, to the Corporation such beneficial owner’s address and other contact information as may be requested by the Corporation; and

(v)          every beneficial owner must provide to the Corporation, at any time such beneficial owner ceases to be a U.S. Citizen, as promptly as practicable but in no event less than five business days after the date such beneficial owner becomes aware that it has ceased to be a U.S. Citizen, a written statement, duly signed, stating the name and address of the beneficial owner, the number of shares of each class or series of capital stock of the Corporation beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, and a statement as to such change in status of such beneficial owner to a Non-U.S. Citizen.

(b)          The Corporation may at any time require documents and other information as it may request as reasonable, in addition to the citizenship certifications required under Section 15.4(b) and the written statements and affidavits required under Section 15.8(a), of the citizenship of the beneficial owner or the transferee or proposed or purported transferee of shares of any class or series of the Corporation’s capital stock.

(c)          In the event that (i) the Corporation requests in writing (in which express reference is made to this Section 15.8) from a beneficial owner of shares of any class or series of the Corporation’s capital stock a citizenship certification required under Section 15.4(b), a written statement, an affidavit and/or reasonable documentation required under Section 15.8(a) as reasonable to confirm citizenship required under Section 15.8(b), and (ii) such beneficial owner fails to provide the Corporation with the requested documentation by the date set forth in such written request, then, to the fullest extent permitted by Applicable Law: (A)(x) the voting rights of such beneficial owner’s shares of the Corporation’s capital stock shall be suspended, and (y) any dividends or other distributions (upon liquidation or otherwise) with respect to such shares shall be paid into a segregated account, until such requested documentation is submitted in form and substance reasonably satisfactory to the Corporation, subject to the other provisions of this Article XV; provided, however, that the Corporation shall have the power, in its sole discretion, to extend the date by which such requested documentation must be provided and/or to waive the application of sub-clauses (x) and/or (y) of this clause (ii)(A) to any of the shares of such beneficial owner in any particular instance; and (B) the Corporation, upon approval by the Board (or any duly authorized committee thereof) in its sole discretion, shall have the power to treat such beneficial owner as a Non-U.S. Citizen unless and until the Corporation receives the requested documentation confirming that such beneficial owner is a U.S. Citizen.

(d)          In the event that (i) the Corporation requests in writing (in which express reference is made to this Section 15.8) from the transferee or proposed or purported transferee of, shares of any class or series of the Corporation’s capital stock a citizenship certification required under Section 15.4(b), a written statement, an affidavit and/or reasonable documentation required under Section 15.8(a) or under Section 15.8(b), and (ii) such Person fails to submit the requested documentation in form and substance reasonably satisfactory to the Corporation, subject to the other provisions of this Article XV, by the date set forth in such written request, the Corporation, acting through its Board (or any duly authorized committee thereof, or any Officer of the Corporation who shall have been duly authorized by the Board or any such committee thereof), shall have the power, in its sole discretion, to refuse to accept any application to transfer ownership of such shares (if any) or to register such shares on the stock transfer records of the Corporation and may prohibit and/or void such transfer, including by placing a stop order with the Corporation’s transfer agent (if any), until such requested documentation is so submitted and the Corporation is satisfied that the proposed or purported transfer of shares will not result in Excess Shares.

15.9          Severability. Each provision of this Article XV is intended to be severable from every other provision. If any one or more of the provisions contained in this Article XV is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of any other provision of this Article XV shall not be affected, and this Article XV shall be construed as if the provisions held to be invalid, illegal or unenforceable had never been contained herein.

ARTICLE XVI
ADDITIONAL DEFINED TERMS

16.1          Except as otherwise set forth in this Certificate, the following terms used in this Certificate shall have the meanings specified below:

(a)          “Affiliate” of any specified Person means (i) each other Person who, directly or indirectly, controls, is controlled by or is under common control with such specified Person and (ii) each Affiliated Fund of such specified Person, and the term “control” (including the terms “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract (including proxy) or otherwise; provided, however, that (x) none of the Investors and their respective Affiliates shall be considered an Affiliate of the Corporation or its controlled Affiliates; (y) none of the Corporation and its controlled Affiliates shall be considered Affiliates of any Investor or its respective Affiliates; and (z) the Investors and their respective Affiliates shall not be considered Affiliates of each other solely by virtue of being party to the Securityholders Agreement or their investments in the Corporation.

(b)          “Affiliated Fund” means, with respect to any Person, a fund, investment vehicle, managed account (including separately managed accounts) or other entity now or hereafter existing that is directly or indirectly controlled, managed, advised or sub-advised by (i) such Person, (ii) such Person’s or any of such Person’s Affiliates’ investment manager, advisor or subadvisor or (iii) an Affiliate of (x) such Person or (y) such Person’s or any of such Person’s Affiliates’ investment manager, advisor or subadvisor (in each case, excluding any portfolio company of such Person).

(c)          “Anti-Dilution Warrant” means a warrant to purchase a Demand Note issued pursuant to and in accordance with the Jones Act Warrant Agreement to the holders of Jones Act Warrants, which warrant shall have the terms set forth in and as governed by the Anti-Dilution Warrant Agreement.

(d)          “Anti-Dilution Warrant Agreement” means that certain Amended and Restated Jones Act Anti-Dilution Warrant Agreement, dated as of the Effective Date, by and between the Corporation and Computershare, Inc. and Computershare Trust Company, N.A., collectively as warrant agent, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

(e)          “Applicable Law” means all applicable provisions of (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority; (ii) any consents or approvals of any Governmental Authority; and (iii) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

(f)	“Chairperson” means the chair of the Board.

(g)          “Commission” means the United States Securities and Exchange Commission.

(h)          “Demand Note” means a non-interest-bearing demand note issuable in connection with the exercise of an Anti-Dilution Warrant pursuant to the terms of the Anti-Dilution Warrant Agreement.

(i)          “Effective Date” means the date on which this Certificate was filed with the Secretary of State of the State of Delaware.

(j)          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

(k)          “Fair Market Value” shall mean, with respect to a share of Common Stock, (i) at any time the Common Stock is listed or quoted for trading on the New York Stock Exchange, the NYSE American, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, OTC Bulletin Board or any other national securities exchange, the arithmetic average of the daily VWAP of a share of Common Stock for the ten (10) consecutive trading days on which shares of Common Stock traded immediately preceding the date of measurement; or (ii) otherwise, the value of a share of Common Stock as reasonably determined in good faith by the Board assuming such asset was sold in an arm’s-length transaction between a willing buyer and a willing seller occurring on the date of valuation, taking into account all relevant factors determinative of value (and giving effect to any transfer taxes payable in connection with such sale). For all purposes hereunder, the determination of the Fair Market Value by the Board (or compensation committee or similar committee of the Board) shall be deemed conclusive, final and binding (and shall not be subject to collateral attack for any reason).

(l)          “Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, including the U.S. Coast Guard, and the U.S. Maritime Administration, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

(m)          “Investor” has the meaning specified in the Securityholders Agreement as in effect on the Effective Date.

(n)          “Investor Director” has the meaning specified in the Securityholders Agreement as in effect on the Effective Date.

(o)          “Investor Group” has the meaning specified in the Securityholders Agreement as in effect on the Effective Date.

(p)          “Jones Act” shall mean, collectively, the U.S. citizenship and cabotage laws principally contained in 46 U.S.C. § 50501(a), (b) and (d) and 46 U.S.C. Chapters 121 and 551 and any successor statutes thereto, together with the rules and regulations promulgated thereunder by the U.S. Coast Guard and the U.S. Maritime Administration and their practices enforcing, administering and interpreting such laws, statutes, rules and regulations, in each case as amended or supplemented from time to time, relating to the ownership and operation of U.S.-flag vessels (each, a “U.S. Vessel”) for the carriage or transport of merchandise or passengers in the coastwise trade of the United States of America within the meaning of 46 U.S.C. Chapter 551 and any successor thereto as amended or supplemented from time to time (“U.S. Coastwise Trade”).

(q)	“Jones Act Compliance” means compliance by the Corporation with the

U.S. citizenship requirements of the Jones Act to be eligible to own and operate U.S. Vessels in U.S. Coastwise Trade or to obtain a coastwise endorsement.

(r)          “Jones Act Warrant Agreement” means the [Amended and Restated] Jones Act Warrant Agreement, dated as of the Effective Date, by and between the Corporation and Computershare, Inc. and Computershare Trust Company, N.A., collectively as warrant agent, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

(s)          “Jones Act Warrants” means warrants to purchase a number of shares of Common Stock on the terms set forth in and as governed by the Jones Act Warrant Agreement. In accordance with the terms of the Jones Act Warrant Agreement, a holder of Jones Act Warrants (or its proposed or purported transferee) who cannot establish to the satisfaction of the Corporation that it is a U.S. Citizen shall not be permitted to exercise its Jones Act Warrants to the extent the receipt of the Common Stock upon exercise thereof would cause such shares of Common Stock to constitute Excess Shares if they were issued. Holders of Jones Act Warrants, as such, shall not have any rights or privileges of stockholders of the Corporation, including, without limitation, any rights to vote, to receive dividends or distributions, to exercise any preemptive rights, or to receive notices, in each case, as stockholders of the Corporation, until they exercise their Jones Act Warrants and receive shares of Common Stock.

(t)	“Non-U.S. Citizen” means any Person who is not a U.S. Citizen.

(u)	“Officer” means an officer of the Corporation.

(v)          “Permitted Percentage” shall mean, with respect to any class or series of capital stock of the Corporation: (i) with respect to all Non-U.S. Citizens in the aggregate, 21% of the shares of such class or series of capital stock of the Corporation from time to time issued and outstanding; and (ii) with respect to any individual Non-U.S. Citizen, 4.9% of the shares of such class or series of capital stock of the Corporation from time to time issued and outstanding; provided, however, that if the percentage of any class or series of capital stock outstanding on the Effective Date that is owned by Non-U.S. Citizens in the aggregate shall exceed 21% of the outstanding shares of such class or series on the Effective Date, the Permitted Percentage (insofar as it relates to clause (i) of the definition of Permitted Percentage) shall be the lesser of (x) the minimum percentage owned by Non-U.S. Citizens in the aggregate on or subsequent to the Effective Date and

(y) 24% and shall continue to be the Permitted Percentage until the first subsequent date that the percentage of such class or series owned by Non-U.S. Citizens decreases to 21% or less, and from such subsequent date forward, the Permitted Percentage as contemplated in clause (i) of the definition of Permitted Percentage shall be 21%.

(w)          “Person” means any individual, firm, partnership, limited liability or other company, corporation, joint venture or other entity, and shall include any successor (by merger, business combination or otherwise) of such entity.

(x)          “Redemption Notes” shall mean interest-bearing promissory notes of the Corporation with a maturity of not more than 10 years from the date of issue and bearing interest at a fixed rate equal to the yield on the U.S. Treasury Note having a maturity comparable to the term of such Redemption Notes as published in The Wall Street Journal or comparable publication at the time of the issuance of the Redemption Notes. Such Redemption Notes shall be governed by the terms of an indenture to be entered into by and between the Corporation and a trustee, as may be amended from time to time. Redemption Notes shall be redeemable at par plus accrued but unpaid interest.

(y)          “Securityholders Agreement” means the Securityholders Agreement, dated as of the Effective Date, by and among the Corporation and the holders listed therein, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

(z)          “Subsidiary” of any Person means (i) a corporation a majority of whose outstanding shares of capital stock or other equity securities with voting power, under ordinary circumstances, to elect directors (or similar function) is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, (ii) each other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, (A) is the general partner of such Person or (B) has (x) at least a majority ownership interest or (y) the power to elect or direct the election of the directors or other governing body of such Person.

(aa) “U.S. Citizen” means a citizen of the United States which is eligible and qualified to own and operate U.S. Vessels in the U.S. Coastwise Trade.

(bb) “U.S. Coastwise Trade” has the meaning ascribed to such term in the definition of “Jones Act” in this Certificate.

(cc) “U.S. Vessel” has the meaning ascribed to such term in the definition of “Jones Act” in this Certificate.

(dd) “VWAP” means, for any trading day, the price for shares of Common Stock determined by the daily volume weighted average price per share of Common Stock for such trading day on the New York Stock Exchange, the NYSE American, the NASDAQ Global Select Market, the NASDAQ Global Market, or the NASDAQ Capital Market, as the case may be, in each case, for the regular trading session (including any extensions thereof, without regard to pre-open or after hours trading outside of such regular trading session), or if shares of Common Stock are not listed or quoted on the New York Stock Exchange, the NYSE American, the NASDAQ Global Select Market, the NASDAQ Global Market, or the NASDAQ Capital Market, as reported by the principal U.S. national or regional securities exchange on which shares of Common Stock are then listed or quoted, whichever is applicable, as published by Bloomberg at 4:15 P.M., New York City time (or 15 minutes following the end of any extension of the regular trading session), on such trading day.

16.2          Construction. Whenever the context requires, the gender of all words used in this Certificate includes the masculine, feminine and neuter forms and the singular form of words shall include the plural and vice versa. All references to Articles, Sections and subsections refer to articles, sections and subsections of this Certificate. Whenever the words “include,” “includes” or “including” are used in this Certificate, they shall be deemed to be followed by the words “without limitation.”

IN WITNESS WHEREOF, the undersigned, being the incorporator hereinabove named, makes and files this Certificate of Incorporation, and does hereby declare and certify that said instrument is [its/her/his] act and deed and that all facts stated herein are true, and accordingly, has executed this Certificate of Incorporation this day of, 2026.

[●]

By:
Name: [●]
Incorporator

Exhibit C

Parent Bylaws upon Conversion

Final Form
CONFIDENTIAL

BYLAWS OF

HELIX ENERGY SOLUTIONS GROUP, INC.

Adopted [●], 2026

ARTICLE 1
DEFINITIONS

As used in these Bylaws of Helix Energy Solutions Group, Inc. (these “Bylaws”), unless the context otherwise requires, the terms “advance of expenses,” “Common Stock,” “indemnitee,” “Jones Act,” “Jones Act Warrants,” “Non-U.S. Citizen,” “Person,” “Preferred Stock,” “undertaking,” “U.S. Citizen,” and “U.S. Coastwise Trade” shall have the same meanings as ascribed to those terms in the Corporation’s Certificate of Incorporation as in effect on the date hereof (as it may be amended and/or restated from time to time, the “Certificate of Incorporation”). Capitalized terms used but not otherwise defined herein shall have the meanings as ascribed to those terms in the Certificate of Incorporation.

ARTICLE 2
OFFICES

Section 2.01 Registered Office. The registered office of Helix Energy Solutions Group, Inc. (the “Corporation”) is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

Section 2.02 Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors of the Corporation (the “Board”) may from time to time determine or the business of the Corporation may require.

Section 2.03 Books. The books of the Corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board, or as the business of the Corporation may require.

ARTICLE 3
MEETINGS OF STOCKHOLDERS

Section 3.01 Time and Place of Meetings. All meetings of stockholders shall be held at such place, either within or without the State of Delaware, on such date and at such time as may be determined from time to time by the Board (or the Chairperson of the Board in the absence of a designation by the Board). The Board may, in its sole discretion, determine that a meeting of stockholders of the Corporation shall not be held at any place, but may instead be held solely or partially by means of remote communication in the manner authorized by the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, “Delaware Law”).

Section 3.02 Annual Meetings. The annual meeting of the stockholders shall be held for the election of directors and for the transaction of such other business as may properly come before the meeting in accordance with these Bylaws held at such date, time, and place, if any, as shall be determined by the Board and stated in the notice of the meeting. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

Section 3.03 Special Meetings. Special meetings of stockholders may only be called in the manner provided in the Certificate of Incorporation and may be held at such place, if any, either inside or outside the State of Delaware, on such date and at such time, and for such purpose or purposes, as the Board or the Chairperson of the Board shall determine and state in the notice of meeting, if any. The Board or the Chairperson of the Board, whichever calls the special meeting, may postpone, reschedule or cancel any previously scheduled special meeting of stockholders.

Section 3.04 Adjournments. Any meeting of the stockholders, annual or special, may be adjourned from time to time to reconvene at the same or some other place, if any, and, except as provided in this Section 3.04, notice need not be given of any such adjourned meeting if the time, place, if any, thereof and the means of remote communication, if any, are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (iii) set forth in the notice of meeting. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date is fixed for stockholders entitled to vote at the adjourned meeting, the Board or the Chairperson of the Board, as applicable, shall fix a new record date for notice of the adjourned meeting and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at the adjourned meeting as of the record date fixed for notice of the adjourned meeting.

Section 3.05 Notice. Notice of the place (if any), date, hour, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting), and means of remote communication, if any, of every meeting of stockholders shall be given by the Corporation not less than ten days nor more than 60 days before the meeting (unless a different time is specified by law) to every stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting. Notices of special meetings shall also specify the purpose or purposes for which the meeting has been called. Except as otherwise provided herein or permitted by applicable law, notice to stockholders shall be in writing and delivered personally or mailed to the stockholders at their address appearing on the books of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, notice of meetings may be given to stockholders by means of electronic transmission in accordance with applicable law. Notice of any meeting need not be given to any stockholder who shall, either before or after the meeting, submit a waiver of notice or who shall attend such meeting, except when the stockholder attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of the meeting shall be bound by the proceedings of the meeting in all respects as if due notice thereof had been given.

Section 3.06 Stockholders List. The Corporation shall, no later than the tenth day before each meeting of stockholders, prepare a complete list of the stockholders entitled to vote at said meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address and the number of shares of capital stock of the Corporation registered in the name of each stockholder not later than the tenth day before each meeting of the stockholders. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of ten days ending on the day before the meeting date in the manner provided by law. Except as provided by applicable law, the stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger and the list of stockholders or to vote in person or by proxy at any meeting of stockholders.

Section 3.07 Quorum. Unless otherwise required by law, the Certificate of Incorporation or these Bylaws, at each meeting of the stockholders, a majority in voting power of the then-outstanding shares of stock of the Corporation entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum. The chair of the meeting shall have the power to adjourn meetings of stockholders for any reason from time to time and, if a quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall also have the power, by the affirmative vote of a majority in voting power thereof, to adjourn the meeting from time to time, in the manner provided in Section 3.04, until a quorum shall be present or represented. A quorum, once established, shall not be broken by the subsequent withdrawal of enough votes to leave less than a quorum. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.

Section 3.08 Organization. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of the stockholders as it shall deem appropriate. At every meeting of the stockholders, the Chairperson of the Board, or such other director or officer of the Corporation designated by the Board, shall act as chair of, and preside at, the meeting; provided that the chair of the meeting shall be a U.S. Citizen. The Secretary or, in the Secretary’s absence or inability to act, the person whom the chair of the meeting shall appoint secretary of the meeting, shall act as secretary of the meeting and keep the minutes thereof. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chair of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations, and procedures and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting. Such rules, regulations, or procedures, whether adopted by the Board or prescribed by the chair of the meeting, may include, without limitation, the following:

(a)	the establishment of an agenda or order of business for the meeting;

(b)          the determination of when the polls shall open and close for any given matter to be voted on at the meeting;

(c)          rules and procedures for maintaining order at the meeting and the safety of those present;

(d)          limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies, or such other persons as the chair of the meeting shall determine;

(e)          restrictions on entry to the meeting after the time fixed for the commencement thereof;

(f)	limitations on the time allotted to questions or comments by participants; and

(g)          restrictions on the use of cell phones, audio or video recording devices and other devices at the meeting.

Section 3.09          Voting; Proxies.

(a)          General. Unless otherwise required by law or provided in the Certificate of Incorporation, each stockholder shall be entitled to one vote, in person or by proxy, for each share of capital stock entitled to vote on the subject matter under consideration held by such stockholder. Voting at meetings of stockholders need not be by written ballot.

(b)          Election of Directors. Subject, if applicable, to the rights of the holders of any class or series of Preferred Stock, including to elect additional directors under specific circumstances, unless otherwise required by law, the Certificate of Incorporation or these Bylaws, each director nominee shall be elected by a majority of the votes cast by the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors; provided that director nominees shall be elected by a plurality of the votes cast by the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors in the case of a Contested Election (as defined below). For purposes of this Section 3.09(b), “a majority of the votes cast” means that the number of shares voted “for” a director must exceed the number of shares voted “against” such director’s election, and neither abstentions nor broker non-votes shall count as votes cast for or against a director’s election, and a “Contested Election” means an election of directors at a meeting of stockholders at which a quorum is present where (x) the Secretary receives notice that one or more stockholders have proposed to nominate one or more persons for election or re-election to the Board, which notice purports to be in compliance with the advance notice requirements for stockholder nominations set forth in these Bylaws, irrespective of whether the Board at any time determines that any such notice is not in compliance with such requirements, and (y) such proposed nomination or nominations have not been formally and irrevocably withdrawn by such stockholder or stockholders on or prior to the date that is 14 days in advance of the date the Corporation files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission.

(c)          Other Matters. Unless otherwise required by law, the Certificate of Incorporation, or these Bylaws, any matter, other than the election of directors, brought before any meeting of stockholders at which a quorum is present shall be decided by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter.

(d)          Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to a corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Such authorization must be in writing and executed by the stockholder or his or her authorized officer, director, employee, or agent. To the extent permitted by law, a stockholder may authorize another person or persons to act for him or her as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization, or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that the electronic transmission either sets forth or is submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. A copy, facsimile transmission, or other reliable reproduction of a writing or transmission authorized by this Section 3.09(d) may be substituted for or used in lieu of the original writing or electronic transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile transmission, or other reproduction shall be a complete reproduction of the entire original writing or transmission. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date. Should a proxy designate two or more persons to act as proxies, unless such instrument shall provide the contrary, a majority of such persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, each proxy so attending shall be entitled to exercise such powers in respect of the same portion of the shares as he or she is of the proxies representing such shares.

Section 3.10 Inspectors at Meetings of Stockholders. In advance of any meeting of the stockholders, the Corporation shall appoint one or more inspectors, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors may appoint or retain other persons or entities to assist the inspector or inspectors in the performance of their duties. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders, the inspector or inspectors may consider such information as is permitted by applicable law. No person who is a candidate for office at an election may serve as an inspector at such election. When executing the duties of inspector, the inspector or inspectors shall:

(a)          ascertain the number of shares outstanding and the voting power of each;

(b)          determine the shares represented at the meeting and the validity of proxies and

(c)          count all votes and ballots;

(d)          determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and

(e)          certify their determination of the number of shares represented at the meeting and their count of all votes and ballots.

Section 3.11          Fixing the Record Date.

(a)          In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board or the Chairperson of the Board, as applicable, may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board or the Chairperson of the Board, and which record date shall not be more than 60 nor less than ten days before the date of such meeting. If no record date is fixed by the Board or the Chairperson of the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, unless such record date is more than 60 days before the date of such adjourned meeting; provided, however, that the Board or the Chairperson of the Board, whichever called the meeting, may fix a new record date for the determination of stockholders entitled to notice of or to vote at the adjourned meeting.

(b)          In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion, or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

(c)          If no record date has been fixed by the Board and prior action is required by Delaware Law, the record date for determining stockholders entitled to consent to corporate action in accordance with Section 228 of Delaware Law shall be the close of business on the day on which the Board adopts the resolution taking such action.

Section 3.12          Advance Notice of Stockholder Nominations and Proposals.

(a)          Annual Meetings. At a meeting of the stockholders, only such nominations of persons for the election of directors and such other business shall be conducted as shall have been properly brought before the meeting. Subject to the Certificate of Incorporation, to be properly brought before an annual meeting, nominations or such other business must be:

(i)          specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board or any committee thereof;

(ii)          otherwise properly brought before the meeting by or at the direction of the Board or any committee thereof; or

(iii)          otherwise properly brought before an annual meeting by a Proposing Stockholder.

In addition, any proposal of business (other than the nomination of persons for election to the Board) must be a proper matter for stockholder action. For business (including, but not limited to, director nominations) to be properly brought before an annual meeting by a Proposing Stockholder pursuant to Section 3.12(a)(iii), the Proposing Stockholder must have delivered timely notice thereof pursuant to this Section 3.12(a), in writing (electronic transmission not sufficient) to the Secretary even if such matter is already the subject of any notice to the stockholders or Public Disclosure from the Board. To be timely, a Proposing Stockholder’s notice for an annual meeting must comply with the requirements of this Section 3.12 and must be delivered to the principal executive offices of the Corporation in proper written form: (A) if such meeting is to be held on a day which is not more than 30 days in advance of the anniversary of the previous year’s annual meeting or not later than 70 days after the anniversary of the previous year’s annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the previous year’s annual meeting (which prior year’s annual meeting shall, for purposes of the Corporation’s annual meeting of stockholders to be held in 2027, be deemed to have occurred on May 13, 2026); and (B) with respect to any other annual meeting of stockholders, including in the event that no annual meeting was held in the previous year, not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of: (1) the 90th day prior to the annual meeting and (2) the close of business on the tenth day following the first date of Public Disclosure of the date of such meeting. In no event shall an adjournment, recess, rescheduling or postponement of an annual meeting, or the Public Disclosure thereof, commence a new notice time period (or extend any notice time period). Notwithstanding anything in this paragraph to the contrary, in the event that the number of directors to be elected to the Board is increased and there is no Public Disclosure by the Corporation naming all of the nominees for director proposed by the Board or specifying the size of the increased Board at least ten days prior to the last day a Proposing Stockholder may deliver a notice of nominations in accordance with the second sentence of this paragraph, a Proposing Stockholder’s notice required by this Section 3.12 shall also be considered timely, but only with respect to proposed nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which Public Disclosure of such increase is first made by the Corporation.

(b)          Stockholder Nominations. Subject to the Certificate of Incorporation, for the nomination of any person or persons for election to the Board pursuant to Section 3.12(a)(iii) or Section 3.12(d), a Proposing Stockholder’s notice to the Secretary must be timely (pursuant to Section 3.12(a)) and must set forth or include:

(i)          As to each individual, if any, whom the Proposing Stockholder proposes to nominate for election or reelection to the Board:

(A)          the name, citizenship, age, business address, and residence address of such proposed nominee;

(B)          the principal occupation or employment of such proposed nominee (at present and for the past five years);

(C)          the Specified Information of such proposed nominee as if such person were a Holder (except that no disclosure will be required hereunder with respect to any Related Person of any proposed nominee unless such Related Person is also a Related Person of a Holder);

(D)          all information relating to such proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

(E)          a complete and accurate description of all agreements, arrangements and understandings between such proposed nominee, on the one hand, and each Holder and any Related Person, on the other hand, during the prior three years, including, without limitation, a complete and accurate description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years between the proposed nominee and such parties, (including, without limitation, all biographical and related party transaction and other information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K under the Securities Act of 1933, as amended, if any Holder or any Related Person were the “registrant” for purposes of such rule and such proposed nominee were a director or executive officer of such registrant); and

(F)          a complete and accurate, signed written questionnaire with respect to the background and qualification of such proposed nominee (which questionnaire shall be provided by the Secretary upon written request of any stockholder of record identified by name within five Business Days of such written request) and a written statement and agreement executed by such proposed nominee acknowledging that such person:

(1)          consents to being named in any proxy statement as a nominee and to serving as a director if elected,

(2)          if elected, intends to serve as a director for the full term for which such person is standing for election, and

(3)          makes the following representations: (I) that the proposed nominee has read and agrees to adhere to the Bylaws, all publicly disclosed corporate governance, conflict of interest, confidentiality, stock ownership and trading policies and guidelines of the Corporation applicable to directors, including with regard to securities trading, and (II) that the proposed nominee is not and will not become a party to any Voting Commitment that has not been disclosed to the Corporation or any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, and (III) that the proposed nominee is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification that has not been disclosed to the Corporation in connection with such person’s nomination for director or service as a director; and

(ii)	as to each Holder:

(A)          the citizenship of such Holder and each Related Person of such Holder, as well as a representation whether such person is a U.S. Citizen;

(B)          the name and address of the Proposing Stockholder as they appear on the Corporation’s books and of any other Holder and any Related Person of any Holder;

(C)          a description of any agreement, arrangement, or understanding with respect to such nomination between or among the Proposing Stockholder or the beneficial owner, if any, on whose behalf the nomination is being made and any other person;

(D)          the class and number of shares of the Corporation which are directly or indirectly owned by such Holder or any Related Person of such Holder (beneficially and of record); provided, that for purposes of this Section 3.12, any such person shall in all events be deemed to beneficially own any shares of the Corporation as to which such person has a right to acquire beneficial ownership at any time in the future other than pursuant to any Jones Act Warrants (whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition or both);

(E)          a description of any Derivative Instrument directly or indirectly owned or held, including beneficially, by such Holder or any Related Person of such Holder, and any Short Interest held by such Holder or any Related Person of such Holder within the last twelve (12) months in any class or series of the shares or other securities of the Corporation;

(F)          a description of any proxy, contract, arrangement, understanding or relationship pursuant to which such Holder or any Related Person of such Holder has any right to vote or has granted a right to vote any shares of stock or any other security of the Corporation;

(G)          a description of any agreement, arrangement or understanding with respect to any rights to dividends or payments in lieu of dividends on the shares of the Corporation owned beneficially by such Holder or any Related Person of such Holder that are separated or separable from the underlying shares of stock or other security of the Corporation;

(H)          any direct or indirect legal, economic or financial interest (including Short Interest) of such Holder and any Related Person of such Holder, if any, in the outcome of any (x) vote to be taken at any meeting of stockholders of the Corporation or (y) any meeting of stockholders of any other entity with respect to any matter that is related, directly or indirectly, to any nomination or business proposed by any Holder under these Bylaws;

(I)          any direct or indirect interest of such Holder or any Related Person of such Holder in any contract with or litigation involving the Corporation, any Affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement);

(J)          any material pending or threatened action, suit or proceeding (whether civil, criminal, investigative, administrative or otherwise) in which such Holder or any Related Person of such Holder is, or is reasonably expected to be made, a party or material participant involving the Corporation or any of its officers, directors or employees, or any Affiliate of the Corporation, or any officer, director or employee of such Affiliate;

(K)          any other information relating to such Holder or any Related Person of such Holder that would be required to be disclosed in a proxy statement and form or proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the business proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

(L)          a certification that such Holder and each Related Person of such Holder has complied with all applicable federal, state and other legal requirements in connection with its acquisition of shares or other securities of the Corporation and such person’s acts or omissions as a stockholder of the Corporation;

(M)          a representation that the Proposing Stockholder is a holder of record of shares of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

(N)          a representation as to whether the Proposing Stockholder intends to (x) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to elect such proposed nominees and/or approve or adopt any other business proposed to be brought, (y) otherwise to solicit proxies from stockholders in support of such nominations or other business proposed to be brought, if applicable, and/or (z) solicit proxies in support of any proposed nominee in accordance with Rule 14a-19 promulgated under the Exchange Act;

(O)          in the case of a nomination or nominations, the information and statement required by Rule 14a-19(b) of the Exchange Act (or any successor provision);

(P)          the names and addresses of other stockholders (including beneficial owners) known by such Holder or Related Person of such Holder to provide financial or otherwise material support with respect to such proposals and/or nominations (it being understood that delivery of a revocable proxy to such proponent does not in itself require disclosure hereunder), and to the extent known the class and number of all shares of the Corporation owned beneficially or of record by each such other stockholder or other beneficial owner;

(Q)          in the event that the Proposing Stockholder is a Non-U.S. Citizen, a representation by the Proposing Stockholder that it disclosed its status as a Non-U.S. Citizen to its broker, the Corporation’s transfer agent or the Corporation at the time of its acquisition of shares of capital stock of the Corporation; and

(R)          a representation by the Proposing Stockholder as to the accuracy of the information set forth in the notice.

The Corporation and the Board may, as a condition to any such business (including, but not limited to, director nominations) being deemed properly brought before a meeting of stockholders, require any Holder or any proposed nominee to deliver to the Secretary within five Business Days of any such request, such other information as may be reasonably required by the Board, in its sole discretion, including (x) such other information as may be reasonably requested by the Board, in its sole discretion, to determine (I) the eligibility of such proposed nominee to serve as an independent director of the Corporation, (II) whether such proposed nominee qualifies as an “independent director” or “audit committee financial expert,” or otherwise meets heightened standards of independence, under applicable law, securities exchange rule or regulation or any publicly disclosed corporate governance guideline or committee charter of the Corporation, and (III) whether the citizenship of the proposed nominee would result in the Corporation losing its status as a U.S. Citizen under the Jones Act or (y) such other information that the Board determines, in its sole discretion, could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

(c)          Other Stockholder Proposals. For all business other than director nominations, a Proposing Stockholder’s notice to the Secretary must be timely (pursuant to Section 3.12(a)) and must set forth as to each matter the Proposing Stockholder proposes to bring before the meeting:

(i)	a brief description of the business desired to be brought before the meeting;

(ii)	the reasons for conducting such business at the meeting;

(iii)          the text of any proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws or the Certificate of Incorporation, the language of the proposed amendment);

(iv)          any other information relating to such stockholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder;

(v)          a description of all agreements, arrangements, or understandings between each Holder and each Related Person of such Holder and any other person or persons (including their names) in connection with the proposal of such business; and

(vi)          any material interest of each Holder and each Related Person of any Holder in such business, including any anticipated benefit therefrom to such Holder or such Related Person.

(d)          Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders called by the Board or the Chairperson of the Board at which directors are to be elected pursuant to the Corporation’s notice of meeting:

(i)	by or at the direction of the Board or any committee thereof;

(ii)	as provided in the Certificate of Incorporation; or

(iii)          provided that the Board or the Chairperson of the Board has determined that directors shall be elected at such meeting, if otherwise properly brought before the special meeting by a Proposing Stockholder.

In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, a Proposing Stockholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the Proposing Stockholder delivers a timely notice in writing that complies with the requirements of Section 3.12(b) to the Secretary at its principal executive offices not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of: (x) the 90th day prior to such special meeting; or (y) the tenth day following the date of the first Public Disclosure of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall the Public Disclosure of an adjournment, recess, rescheduling or postponement of a special meeting commence a new time period (or extend any notice time period).

(e)          Updates and Supplements. In addition, to be considered timely, a Proposing Stockholder’s notice shall be further updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten Business Days prior to the meeting or any adjournment, recess, rescheduling or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than five Business Days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight Business Days prior to the date for the meeting or any adjournment, recess, rescheduling or postponement thereof in the case of the update and supplement required to be made as of ten Business Days prior to the meeting or any adjournment, recess, rescheduling or postponement thereof. In addition, if the Proposing Stockholder has delivered to the Corporation a notice relating to director nominations, the Proposing Stockholder shall deliver to the Corporation not later than eight Business Days prior to the date of the meeting or any adjournment, recess, rescheduling or postponement thereof reasonable evidence that it has complied with the requirements of Rule 14a-19 of the Exchange Act (or any successor provision). For the avoidance of doubt, the obligation to update and supplement set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business and/or resolutions proposed to be brought before a meeting of stockholders.

(f)          Effect of Noncompliance. Subject to the designation rights set forth in the Certificate of Incorporation, only such persons who are nominated in accordance with the procedures set forth in this Section 3.12 shall be eligible to be elected at any meeting of stockholders of the Corporation to serve as directors and only such other business shall be conducted at a meeting as shall be brought before the meeting in accordance with the procedures set forth in this Section 3.12, as applicable. Except as otherwise provided by law, the Certificate of Incorporation, or these Bylaws, the Board shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws. If any proposed nomination was not made or proposed in compliance with this Section 3.12, or other business was not made or proposed in compliance with this Section 3.12, then except as otherwise required by law, the chair of the meeting shall have the power and duty to declare that such nomination or other business was not properly brought before the meeting and in accordance with the provisions of these Bylaws, and that such nomination shall be disregarded or that such proposed other business shall not be transacted. Notwithstanding anything in these Bylaws to the contrary, unless otherwise required by law, if a Proposing Stockholder intending to propose business or make nominations at an annual or special meeting or propose a nomination at a special meeting pursuant to this Section 3.12 does not provide the information required under this Section 3.12 to the Corporation or the Proposing Stockholder (or a qualified representative of the Proposing Stockholder) does not appear at the meeting to present the proposed business or nominations, such business or nominations shall not be considered, notwithstanding that proxies in respect of nominations or other business may have been received by the Corporation. For the avoidance of doubt, if the Proposing Stockholder provides notice pursuant to Rule 14a-19(b) under the Exchange Act and such Proposing Stockholder subsequently either (x) notifies the Corporation that such Proposing Stockholder no longer intends to solicit proxies in support of director nominees other than the Corporation’s nominees in accordance with Rule 14a-19 under the Exchange Act or (y) fails to comply with the requirements of Rule 14a-19 under the Exchange Act (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that the stockholder has satisfied the requirements of Rule 14a-19 under the Exchange Act), then the nomination of such proposed nominee for election or reelection to the Board will be disregarded and no vote on the election of such proposed nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation). If a stockholder of record identified by name has a bona fide question as to the meaning or interpretation of any provision of these Bylaws, such stockholder of record may request clarification from the Secretary in writing, and the Secretary shall respond within ten Business Days of such request.

(g)          Rule 14a-8. This Section 3.12 shall not apply to a proposal proposed to be made by a stockholder if the stockholder has notified the Corporation of the stockholder’s intention to present the proposal at an annual or special meeting only pursuant to and in compliance with Rule 14a-8 under the Exchange Act and such proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such meeting.

(h)	For the purposes of this Section 3.12:

(i)          “Affiliate” has the meaning ascribed to such term under Rule 12b-2 of the Exchange Act (or any successor provision).

(ii)          “Associate” has the meaning ascribed to such term under Rule 12b-2 of the Exchange Act (or any successor provision).

(iii)          “Business Day” means any day other than Saturday or Sunday or a day on which commercial banks are authorized or required by law to be closed in Delaware;

(iv)          the “close of business” means 5:00 p.m. local time at the Corporation’s principal executive offices, and if an applicable deadline falls on the “close of business” on a day that is not a Business Day, then the applicable deadline shall be deemed to be the close of business on the immediately preceding Business Day;

(v)          “delivered” shall mean and require both (i) hand delivery, overnight courier service, or by United States certified or registered mail, return receipt requested, in each case to the Secretary at the principal executive offices of the Corporation, and (ii) electronic mail to the Secretary;

(vi)          “Derivative Instrument” means any Short Interest, profits interest, option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class of shares of the Corporation or with a value derived in whole or in part from the value of any class of shares of the Corporation, or any derivative or synthetic arrangement having the characteristics of a long position in any class of shares of the Corporation, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class of shares of the Corporation, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class of shares of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class of shares of the Corporation, through the delivery of cash or other property, or otherwise, and without regard to whether the Holder and any Related Person may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation;

(vii)          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

(viii)          “Holder” means any of the Proposing Stockholder and the beneficial owner or beneficial owners, if any, on whose behalf the Proposing Stockholder proposes to bring any business or submit any nominations for consideration at a meeting of stockholders of the Corporation;

(ix)          “Proposing Stockholder” means a stockholder of the Corporation (a) proposing to put forth any proposed business or nominations at a meeting of stockholders in accordance with these Bylaws, (b) who is a stockholder of record at the time the notice provided for in this Section 3.12 is delivered to the Secretary, on the record date for the determination of stockholders entitled to notice of and to vote at such meeting and at the time of such meeting, (c) who is entitled to vote at the meeting, and (d) who complies with the notice procedures set forth in this Section 3.12;

(x)          “Public Disclosure” shall mean a disclosure made in a press release reported by the Dow Jones News Services, The Associated Press, or a comparable national news service or in a document filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act;

(xi)          A “Related Person” of any Holder means (x) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A, or any successor instructions) with any such Holder in a solicitation of proxies in respect of any business or director nomination proposed by such Holder, (y) any Affiliate or Associate of such Holder, and (z) any person who is a member of a “group” (as such term is used in Rule 13d-5 under the Exchange Act (or any successor provision)) with such Holder;

(xii)          “Short Interest” means any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving any Holder or any Related Person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class of the shares of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Holder or any Related Person with respect to any class of the shares or other securities of the Corporation, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class of the shares or other securities of the Corporation;

(xiii)          “Specified Information” means the information required to be disclosed pursuant to subclauses (D)–(J) of Section 3.12(b)(ii), provided, however, that the Specified Information shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who otherwise would be required to disclose Specified Information under these Bylaws solely as a result of being the stockholder directed to prepare and submit, on behalf of a beneficial owner, the notice required by this Section 3.12; and

(xiv)          “Voting Commitment” means any agreement, arrangement, or understanding with, or any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question.

Section 3.13 Stockholder Action by Written Consent. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote only to the extent permitted by the Certificate of Incorporation and in accordance with applicable law.

ARTICLE 4
DIRECTORS

Section 4.01 General Powers. Except as otherwise provided in Delaware Law or the Certificate of Incorporation and subject to the terms of the Securityholders Agreement, dated as of April 22, 2026 (as it may be amended, supplemented, restated or modified from time to time, the “Securityholders Agreement”), the business and affairs of the Corporation shall be managed by or under the direction of the Board.

Section 4.02 Number, Election and Term of Office. The number of directors shall be determined as set forth in Section 6.2 of the Certificate of Incorporation, and the term of each director shall be as set forth in the Certificate of Incorporation. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders. Following the Effective Date (as defined in the Certificate of Incorporation) and subject to the rights granted pursuant to the Securityholders Agreement, all directors shall be nominated by the Corporate Governance and Nominating Committee of the Board.

Section 4.03 Citizenship Requirement for Directors. No more than a minority of the number of directors necessary to constitute a quorum of the Board (in order for the Corporation to continue as a U.S. Citizen) (or any committee thereof) shall be Non-U.S. Citizens.

Section 4.04 Chair. The Board shall vote to elect the Chairperson annually by a majority vote of the Board. Any director elected as Chairperson of the Board in accordance with this Section 4.04 shall hold such office until such time as a replacement Chairperson of the Board has been elected by a majority vote of the Board. The Chairperson of the Board shall preside at all meetings of the stockholders of the Corporation and shall have such other powers and perform such other duties (including, without limitation, as applicable, as an officer of the Corporation) as may be prescribed by the Board or provided in these Bylaws. The Chairperson of the Board, any Vice Chairperson of the Board and any other person who chairs a meeting of the Board or the stockholders shall be a U.S. Citizen.

Section 4.05 Lead Independent Director. For so long as the Certificate of Incorporation requires a lead independent director (the “Lead Independent Director”), the Board shall maintain a Lead Independent Director Charter setting forth the qualifications and eligibility requirements for, and duties and responsibilities of, the Lead Independent Director.

Section 4.06 Quorum and Manner of Acting. Except as otherwise provided by these Bylaws, the Certificate of Incorporation, or required by applicable law, the presence of a majority of the total number of directors on the Board shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board, and, except as otherwise expressly required by Delaware Law or by the Certificate of Incorporation, the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board. When a meeting is adjourned to another time or place (whether or not a quorum is present), notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Board may transact any business which might have been transacted at the original meeting. If a quorum shall not be present at any meeting of the Board, the directors present thereat shall adjourn the meeting, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 4.07 Time and Place of Meetings. The Board shall hold its meetings at such place, either within or without the State of Delaware, and at such time as may be determined from time to time by the Board (or the Chairperson of the Board in the absence of a determination by the Board, or the Chief Executive Officer in the absence of a determination by the Board and in the Chairperson’s absence).

Section 4.08 Annual Meeting. The Board shall meet for the purpose of organization, the election of officers and the transaction of other business, as soon as practicable after each annual meeting of stockholders, on the same day and at the same place where such annual meeting shall be held; provided, that, subject to the remaining provisions of this Section 4.08, the failure to hold such meeting of the Board at such time and place shall not be a breach of these Bylaws. Notice of such meeting need not be given. In the event such annual meeting is not so held, the annual meeting of the Board may be held at such place either within or without the State of Delaware, on such date and at such time as shall be specified in a notice thereof given as hereinafter provided in Section 4.11 herein or in a waiver of notice thereof signed by any director who chooses to waive the requirement of notice.

Section 4.09 Regular Meetings. After the place and time of regular meetings of the Board shall have been determined and notice thereof shall have been once given to each member of the Board, regular meetings may be held without further notice being given.

Section 4.10 Special Meetings. Special meetings of the Board may be called by (i) the Chairperson of the Board, (ii) the Chief Executive Officer, (iii) the Lead Independent Director, (iv) the President, or (v) at least two members of the Board. Notice of special meetings of the Board shall be given to each director at least two (2) days before the date of the meeting in such manner as is determined by the Board.

Section 4.11 Notice of Meetings and Business to be Discussed. Written notice of each meeting of the Board shall be given to each director which shall state the date, time, place of the meeting and the purpose or purposes for which the meeting is called. Only business within the purposes described in the notice may be conducted at any special meeting. Subject to Section 4.10, written notice of any meeting shall be given at least three (3) days prior to such meeting, which notice may be waived in writing or by a director attending such meeting. Attendance by a director at a meeting shall constitute a waiver of notice of such meeting except when the director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting was not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special Board or Board committee meeting need be specified in any waiver of notice.

Section 4.12 Committees. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation, and may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board establishing such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter expressly required by Delaware Law to be submitted to the stockholders for approval (other than nominations for persons for election as directors) or (b) adopting, amending or repealing any bylaw of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required. No more than a minority of the number of directors necessary to constitute a quorum of any committee of the Board shall be Non-U.S. Citizens. The chair of any committee of the Board, any vice chair of any committee of the Board and any other person who chairs a meeting of any committee of the Board shall be a U.S. Citizen.

Section 4.13 Action by Consent. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions, are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper or electronic form.

Section 4.14 Telephonic Meetings. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or such committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 4.15 Resignation. Any director may resign from the Board at any time by giving notice to the Board or to the Secretary of the Corporation. Any such notice must be in writing or by electronic transmission to the Board or to the Secretary of the Corporation. The resignation of any director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 4.16 Vacancies. Except as otherwise provided by law and subject to the Certificate of Incorporation and the Securityholders Agreement, vacancies occurring in any directorship (whether by death, resignation, retirement, disqualification, removal or other cause) and newly created directorships resulting from any increase in the number of directors shall be filled in accordance with the Certificate of Incorporation. Any director elected to fill a vacancy shall serve for the unexpired term of his or her predecessor in office and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal. Any director elected to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been elected and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

Section 4.17 Removal. Directors of the Corporation may be removed in the manner provided in the Certificate of Incorporation and applicable law.

Section 4.18 Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have authority to fix the compensation of directors, including fees and reimbursement of expenses.

ARTICLE 5
OFFICERS

Section 5.01          Officers; Limitations.

(a)          The executive officers of the Corporation shall be a Chief Executive Officer, President, Chief Financial Officer, General Counsel, one or more Executive or Senior Vice Presidents and a Corporate Secretary who shall have the duty, among other things, to record the proceedings of the meetings of stockholders and directors in a book kept for that purpose. The Corporation may also have such other executive officers, including one or more Controllers, as the Board may in its discretion appoint. One person may hold the offices and perform the duties of any two (2) or more of said offices, except that no one person shall hold the offices and perform the duties of President and Corporate Secretary.

(b)	Each of the executive officers of the Corporation shall be U.S. Citizens.

Section 5.02 Appointment, Term of Office and Remuneration. The officers of the Corporation shall be appointed by the Board in the manner determined by the Board. Each such officer shall hold office until his or her successor is appointed, or until his or her earlier death, resignation or removal. Subject to any delegation made pursuant to Section 5.03, the remuneration of all officers of the Corporation shall be fixed by the Board. Any vacancy in any office shall be filled in such manner as the Board shall determine.

Section 5.03 Subordinate Officers. In addition to the executive officers enumerated in Section 5.01 herein, the Corporation may have a Treasurer, one or more Vice Presidents, Assistant Secretaries and Assistant Controllers and such other subordinate officers, agents and employees as the Board may deem necessary, each of whom shall hold office for such period as the Board may from time to time determine; provided, however, that a Non-U.S. Citizen may not exercise or be delegated any authority or duties that in any way relate to the exercise of authority or performance of duties associated with the functions of the Chairperson or the President nor may such person be granted or delegated any authority to bind the Corporation. The Board may delegate to any executive officer the power to appoint, remove and remunerate any such subordinate officers, agents or employees.

Section 5.04 Removal. Any officer may be removed, with or without cause, at any time, by resolution adopted by a majority of the Board, except that subordinate officers may be removed in such manner and by such persons as the Board shall otherwise permit.

Section 5.05 Resignations. Any officer may resign at any time by giving notice to the Board (or to the Chief Executive Officer). Any such notice must be in writing. The resignation of any officer shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice, unless the Corporation provides such officer with written notice that such resignation shall be effective as of a date after such notice is delivered, but prior to the date set forth in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 5.06 Powers and Duties. The officers of the Corporation shall have such powers and perform such duties incident to each of their respective offices and such other duties as may from time to time be conferred upon or assigned to them by the Board.

ARTICLE 6
CAPITAL STOCK

Section 6.01 Certificates for Stock; Uncertificated Shares. The shares of the Corporation need not be represented by certificates, and the Board may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares or a combination of certificated and uncertificated shares. Any such resolution that shares of a class or series will only be uncertificated shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation; provided that all shares shall be uncertificated as of the date of adoption of these Bylaws. Except as otherwise required by Delaware Law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of shares represented by certificates of the same class and series shall be identical. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by two authorized officers representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a .pdf. In case any officer, transfer agent or registrar who has signed or whose .pdf signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Corporation shall not have power to issue a certificate in bearer form.

Section 6.02 U.S. Citizenship Requirement. At no time shall Non-U.S. Citizens be permitted to beneficially own, individually or in the aggregate, more than the Permitted Percentage of each class or series of the capital stock of the Corporation.

Section 6.03          Dual Share System.

(a)          If the Board has determined pursuant to the Certificate of Incorporation to use a dual share system, the Corporation shall instruct its transfer agent to maintain two separate stock records for each class or series of its capital stock: (i) a record of shares owned by U.S. Citizens and (ii) a record of shares owned by Non-U.S. Citizens.

(b)          Certificates and/or book entries (in the case of uncertificated shares) representing shares of each class or series of the capital stock of the Corporation shall be marked either “U.S. Citizen” or “Non-U.S. Citizen,” but shall be identical in all other respects. Shares owned by U.S. Citizens shall be represented by U.S. Citizen certificates and/or book entries, and shares owned by Non-U.S. Citizens shall be represented by Non-U.S. Citizen certificates and/or book entries. Whether shares are owned by U.S. Citizens or by Non-U.S. Citizens shall be determined in accordance with the Certificate of Incorporation.

Section 6.04          Transfer of Shares.

(a)          Shares of the stock of the Corporation may be transferred on the record of stockholders of the Corporation by the holder thereof or by such holder’s duly authorized attorney upon surrender of a certificate therefor properly endorsed or upon receipt of proper transfer instructions from the registered holder of uncertificated shares or by such holder’s duly authorized attorney and upon compliance with appropriate procedures for transferring shares in uncertificated form, unless waived by the Corporation; provided however that such transfer must comply with the Certificate of Incorporation and applicable law, including the Jones Act.

(b)          Without limiting the applicable provisions of the Certificate of Incorporation, shares of any class or series of capital stock represented by a U.S. Citizen certificate and/or book entry, or represented by a Non-U.S. Citizen certificate and/or book entry determined by the Corporation to be held by or on behalf of a U.S. Citizen, may not be transferred, and shares of any class or series of the capital stock of the Corporation may not be issued (upon original issuance), to a Non-U.S. Citizen or a holder of record that will hold such shares for or on behalf of a Non-U.S. Citizen if, upon completion of such transfer or issuance, Non-U.S. Citizens, individually or in the aggregate, will own shares of such class or series of the capital stock represented by Non-U.S. Citizen certificates and/or book entries and represented by U.S. Citizen certificates and/or book entries determined by the Corporation to be held by or on behalf of Non-U.S. Citizens in excess of the Permitted Percentage of such class or series.

Section 6.05 Authority for Additional Rules Regarding Transfer. The Board shall have the power and authority to make all such rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificated or uncertificated shares of the stock of the Corporation (in each case, solely to the extent consistent with the Certificate of Incorporation and the Securityholders Agreement), as well as for the issuance of new certificates in lieu of those which may be lost or destroyed, and may require of any stockholder requesting replacement of lost or destroyed certificates, bond in such amount and in such form as they may deem expedient to indemnify the Corporation, and/or the transfer agents, and/or the registrars of its stock against any claims arising in connection therewith.

ARTICLE 7
INDEMNIFICATION

Section 7.01 Procedure for Indemnification. Any claim for indemnification or advance of expenses by an indemnitee under Article VIII of the Certificate of Incorporation shall be addressed by the Corporation promptly, and in any event within 30 days (or, in the case of an advance of expenses, 10 Business Days, provided that the director, advisory director, board observer or officer has delivered the undertaking contemplated by Section 8.1 of the Certificate of Incorporation if required), upon the written request of the indemnitee. If the Corporation denies a written request for indemnification or advance of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days (or, in the case of an advance of expenses, 10 Business Days, provided that the indemnitee has delivered the undertaking contemplated by Section 8.1 of the Certificate of Incorporation if required), the right to indemnification or advances as granted by Article VIII of the Certificate of Incorporation shall be enforceable by the indemnitee in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation to the fullest extent permitted by applicable law. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses where the undertaking required pursuant to Section 8.1 of the Certificate of Incorporation, if any, has been tendered to the Corporation) that the claimant has not met the applicable standard of conduct which make it permissible under Delaware Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proof shall be on the Corporation to the fullest extent permitted by law. Neither the failure of the Corporation (including the Board, a committee thereof, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Delaware Law, nor an actual determination by the Corporation (including the Board, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 7.02 Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was or has agreed to become a director, advisory director, board observer, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, advisory director, board observer, officer, partner, member, trustee, administrator, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under Delaware Law.

ARTICLE 8
GENERAL PROVISIONS

Section 8.01 Dividends. Subject to limitations contained in Delaware Law and the Certificate of Incorporation, the Board may declare and pay dividends upon the shares of capital stock of the Corporation, which dividends may be paid either in cash, in property or in shares of the capital stock of the Corporation.

Section 8.02 Year. The fiscal year of the Corporation shall commence on January 1 and end on December 31 of each year.

Section 8.03 Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware.” The seal may be used by causing it or a .pdf thereof to be impressed, affixed or otherwise reproduced.

Section 8.04 Actions with Respect to Securities Owned by the Corporation. The Board may authorize any Person, on behalf of the Corporation, to attend, vote at and grant proxies to be used at any meeting, and to take comparable actions in respect of actions by written consent in lieu of a meeting, of holders of any stock and other securities of other entities (except the Corporation) owned or held by the Corporation for itself. The Person so designated shall be a U.S. Citizen. If the Board has not so authorized anyone, the Chief Executive Officer or the Chief Executive Officer’s delegate shall have authority to perform such function.

Section 8.05 Amendments. These Bylaws may be amended, altered or repealed, and new bylaws adopted, only in the manner set forth in the Certificate of Incorporation.

Exhibit D

Registration Rights Agreement

Final Form
CONFIDENTIAL

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2026 and effective as of the Effective Time (as defined herein) (except as otherwise provided herein), is made and entered into by and among Helix Energy Solutions Group, Inc., a Minnesota corporation (the “Company”), each Person (as defined herein) listed on the signature pages hereto (the “Initial Holders”), and any other Person who executes a Joinder and becomes a party hereto from time to time in accordance with this Agreement. Except as otherwise specified herein, all capitalized terms used in this Agreement are defined in Exhibit A attached hereto.

WHEREAS, the Company, Odyssey Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub Inc.”), Hercules Sub LLC, a Delaware limited liability company and direct, wholly owned subsidiary of the Company (“Merger Sub LLC”), and Hornbeck Offshore Services, Inc., a Delaware corporation (“Hornbeck”), entered into that certain Agreement and Plan of Merger, dated as of the date herewith (the “Merger Agreement”), pursuant to which, among other things, (i) the Company will convert from a Minnesota corporation to a Delaware corporation in accordance with Section 265 of the General Corporation Law of the State of Delaware and Section 302A.682 of the Minnesota Business Corporations Act and the Plan of Conversion attached as Exhibit A to the Merger Agreement (the “Conversion”), (ii) following the Conversion, Merger Sub Inc. will merge with and into Hornbeck (the “First Merger”), with Hornbeck surviving the First Merger as a wholly owned subsidiary of the Company (the “Surviving Corporation”), and (iii) immediately following the First Merger, the Surviving Corporation will merge with and into Merger Sub LLC (the “Second Merger”), with Merger Sub LLC surviving the Second Merger as a wholly owned subsidiary of the Company;

WHEREAS, as a result of the Conversion, each issued and outstanding share of Company common stock, no par value, will be converted into one share of common stock, par value $0.00001 per share, of the Company following the Conversion (the “Common Stock”);

WHEREAS, in connection with the closing of the transactions contemplated by the Merger Agreement (the “Closing” and such date of closing, the “Closing Date”), among other things, the Initial Holders will receive shares of Common Stock pursuant to the First Merger and the Company will change its name to “Hornbeck Offshore Services, Inc.”;

WHEREAS, in connection with the execution of the Merger Agreement, the Company and each of the Initial Holders have entered into this Agreement to set forth certain understandings among themselves with respect to, among other things, the registration of securities owned by the Holders; and

WHEREAS, except for Section 9(u), which is effective upon execution of this Agreement on the date hereof, this Agreement shall become effective automatically immediately prior to the effective time of the First Merger (the “Effective Time”) on the Closing Date.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Section 1.          Shelf Registration.

(a)          Initial Shelf Registration. The Company shall use reasonable best efforts to file with the SEC a Registration Statement for a Shelf Registration (the “Initial Shelf Registration Statement”), as soon as practicable after the Closing Date, but in any event within five Business Days of the later of (x) the Closing Date and (y) the date on which the Company has filed with the SEC such audited and interim historical financial statements of Hornbeck and pro forma financial statements related to the Merger as are required to be included in the Initial Shelf Registration Statement, covering, subject to Section 7, the public resale of all of the Registrable Securities (determined upon the consummation of the Closing) on a delayed or continuous basis and shall use its reasonable best efforts to cause such Initial Shelf Registration Statement to be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) (an “Automatic Shelf Registration Statement”). The Initial Shelf Registration Statement shall be on Form S-3 or, if Form S-3 is not then available to the Company, on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of the Registrable Securities and shall contain a prospectus in such form as to permit the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. As soon as practicable following the effective date of the Initial Shelf Registration Statement, but in any event within three Business Days of such date, the Company shall notify the Holders of the effectiveness of such Initial Shelf Registration Statement.

(b)          Subsequent Shelf Registrations. The Company shall use reasonable best efforts to maintain a Shelf Registration Statement for the benefit of the Holders in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf Registration Statement continuously effective, available for use by each Holder and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. If any Shelf Registration Statement ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 1(e) and Section 7, use its reasonable best efforts to as promptly as reasonably practicable cause such Shelf Registration Statement to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration Statement), including, if necessary, amending such Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf Registration Statement or filing an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two Business Days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its reasonable best efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an Automatic Shelf Registration Statement if the Company is a WKSI at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. As soon as practicable following the effective date of any Subsequent Shelf Registration, but in any event within three Business Days of such date, the Company shall notify the Holders of the effectiveness of such Subsequent Shelf Registration.

(c)          Underwritten Shelf Takedowns.

(i)          At any time and from time to time while a Shelf Registration Statement is and remains effective, any one or more Holder(s) may request (such requesting Holder(s), the “Initiating Holders”) to sell all or any portion of its or their Registrable Securities in an underwritten offering that is registered pursuant to such Shelf Registration Statement (each a “Shelf Offering”); provided, in each case, that the Company shall not be obligated to effect any Shelf Offering unless the Initiating Holders reasonably expect gross proceeds of at least $50,000,000 from such Shelf Offering; provided, further, that the Company shall have no obligation to effect a Shelf Offering prior to the Lock-Up Release Date. The Initiating Holders of a Shelf Offering shall deliver to the Company a written notice (a “Shelf Offering Notice”) specifying the number of Registrable Securities that such Initiating Holders desire to sell pursuant to such Shelf Offering. As promptly as practicable, but in no event later than two Business Days after receipt of a Shelf Offering Notice, the Company will give written notice of such Shelf Offering Notice to all other Holders of Registrable Securities (other than any Opt-Out Holder) that have been identified as selling stockholders in such Shelf Registration Statement and are otherwise permitted to sell in such Shelf Offering, which such notice shall request that each such Holder specify, within seven days after the Company’s receipt of the Shelf Offering Notice, the maximum number of such Holder’s Registrable Securities such Holder desires to dispose of in such Shelf Offering. The Company, subject to Section 1(d) and Section 7, will include in such Shelf Offering all Registrable Securities with respect to which the Company has received timely written requests for inclusion. The Company will, as expeditiously as possible (and in any event within 14 days after the receipt of a Shelf Offering Notice), but subject to Section 1(e), use reasonable best efforts to consummate such Shelf Offering.

(ii)          The Company shall select the investment banker(s) and manager(s) to administer any Shelf Offering, subject to the same being acceptable to the Applicable Approving Party.

(iii)          All determinations as to whether to complete any Shelf Offering and as to the timing, manner, price and other terms of any Shelf Offering contemplated by this Section 1(c) shall be determined by the Applicable Approving Party, and the Company shall use reasonable best efforts to cause any Shelf Offering to occur in accordance with such determinations as promptly as practicable.

(iv)          The Company will, at the request of any Holder participating in a Shelf Offering pursuant to this Section 1(c), file any prospectus supplement or any post-effective amendments and otherwise take any action necessary to include therein all disclosure and language deemed necessary or advisable by such Holder(s) to effect such Shelf Offering.

(d)          Priority on Shelf Offerings. Except as provided in Section 1(j), the Company will not include in any Shelf Offering any securities which are not Registrable Securities without the prior written consent of the Applicable Approving Party. If the managing underwriters of a Shelf Offering advise the Company in writing that in their opinion the number of Registrable Securities and (if permitted hereunder) other securities requested to be included in such offering exceeds the maximum dollar amount or maximum number of Registrable Securities and other securities (if any), which can be sold therein without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company will include in such offering (prior to the inclusion of any securities which are not Registrable Securities) (i) first, the number of Registrable Securities requested to be included by any Holder which, in the opinion of such underwriters, can be sold, without any such adverse effect, pro rata among such Holders on the basis of the number of Registrable Securities owned by each such Holder; and (ii) thereafter, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (ii), the Common Stock of other Persons that the Company is obligated to include in such offering pursuant to separate written contractual arrangements and that can be sold without any such adverse effect. Notwithstanding anything to the contrary herein, the Registrable Securities of a Holder and one or more of its Affiliates that are permitted to be included in any such underwritten offering after application of the priorities set forth in this Section 1(d) may be allocated amongst such affiliated Holders in such Holders’ sole discretion.

(e)          Restrictions on Shelf Offerings and Use of Shelf Registration Statements.

(i)          The Company may postpone, for up to 60 days (or with the consent of the Applicable Approving Party, a longer period) (the “Suspension Period”), the filing or the effectiveness of a Registration Statement pursuant to Section 1(a) or Section 1(b) or suspend the use of a prospectus that is part of a Shelf Registration Statement (and therefore suspend sales of the Registrable Securities covered by such Shelf Registration Statement) by providing written notice to the Holders if the following conditions are met: (A) the Company determines that the offer or sale of Registrable Securities would reasonably be expected to have a material adverse effect on any proposal or plan by the Company or any Subsidiary to engage in any material acquisition of assets or stock (other than in the ordinary course of business) or any material merger, consolidation, tender offer, recapitalization, reorganization, financing or other transaction involving the Company and (B) upon advice of counsel, the sale of Registrable Securities pursuant to the Registration Statement would require disclosure of material non-public information not otherwise required to be disclosed under applicable law, and either (x) the Company has a bona fide business purpose for preserving the confidentiality of such transaction, (y) disclosure would have a material adverse effect on the Company or the Company’s ability to consummate such transaction, or (z) such transaction renders the Company unable to comply with SEC requirements, in each case under circumstances that would make it impractical or inadvisable to cause the Registration Statement (or such filings) to become effective or to promptly amend or supplement the Registration Statement on a post effective basis, as applicable. The Company may delay or suspend the effectiveness of a Shelf Registration Statement pursuant to this Section 1(e)(i) only once in any 12-month period (for avoidance of doubt, in addition to the Company’s rights and obligations under Section 4(a)(vi)) unless additional delays or suspensions are approved by the Applicable Approving Party.

(ii)          In the case of an event that causes the Company to suspend the use of a Shelf Registration Statement as set forth in Section 1(e)(i) above or pursuant to Section 4(a)(vi) (a “Suspension Event”), the Company will give a notice to the Holders whose Registrable Securities are registered pursuant to such Shelf Registration Statement (a “Suspension Notice”) to suspend sales of the Registrable Securities and such notice must state generally the basis for the notice and that such suspension will continue only for so long as the Suspension Event or its effect is continuing. Each Holder agrees not to effect any sales of its Registrable Securities pursuant to such Shelf Registration Statement (or such filings) at any time after it has received a Suspension Notice from the Company and prior to receipt of an End of Suspension Notice (as defined below). A Holder may recommence effecting sales of the Registrable Securities pursuant to the Shelf Registration Statement (or such filings) following further written notice to such effect (an “End of Suspension Notice”) from the Company, which End of Suspension Notice will be given by the Company to the Holders promptly following the conclusion of any Suspension Event (and in any event during the permitted Suspension Period). Notwithstanding any provision herein to the contrary, if the Company gives a Suspension Notice with respect to any Shelf Registration Statement pursuant to this Section 1(e), the Company will extend the period of time during which such Shelf Registration Statement will be maintained effective pursuant to this Agreement by the number of days during the period from the date of receipt by the Holders of the Suspension Notice to and including the date of receipt by the Holders of the End of Suspension Notice and provide copies of the supplemented or amended prospectus necessary to resume sales, with respect to each Suspension Event.

(f)          Block Trades; Other Coordinated Offerings.

(i)          From and after the Lock-Up Release Date, notwithstanding any other provision of this Section 1, but subject to Section 1(e), at any time and from time to time when an effective Shelf Registration Statement is on file with the SEC, if any one or more 5% Holder(s) desire to engage in (x) an underwritten registered offering with the assistance of the Company not involving a “roadshow,” an offer commonly known as a “block trade” (an “Underwritten Block Trade”), or (y) or other coordinated registered offering (other than an “at the market” offering) with the assistance of the Company through a broker, sales agent, distribution agent or placement agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, reasonably expected to result in aggregate gross proceeds to such Holder(s) of at least $25,000,000, then notwithstanding the time periods set forth in Section 1(c)(i), such Holder(s) shall notify the Company of the Underwritten Block Trade or Other Coordinated Offering (such notifying Holder(s), the “Block Trade Initiating Holders”) not less than three Business Days prior to the day such offering is first anticipated to commence and the Company shall use its reasonable best efforts to facilitate such Underwritten Block Trade or Other Coordinated Offering; provided that the Block Trade Initiating Holders shall use reasonable best efforts to coordinate with the Company and any underwriters, brokers, sales agents, distribution agents or placement agents prior to making such request in order to facilitate preparation of the prospectus and other offering documentation related to the Underwritten Block Trade or Other Coordinated Offering. Upon receiving notice of an Underwritten Block Trade (but not an Other Coordinated Offering) from the Block Trade Initiating Holders, the Company will promptly notify the other 5% Holders (other any Opt-Out Holder), if any, and, only if requested by the Block Trade Initiating Holders, all other Holders, of such Underwritten Block Trade and such notified Holders (each, a “Potential Participant”) may elect whether or not to participate no later than the next Business Day (i.e. two Business Days prior to the day such offering is to commence) (unless a longer period is agreed to by the Block Trade Initiating Holders), and the Company will as expeditiously as possible use its best efforts to facilitate such Underwritten Block Trade (which may close as early as one Business Day after the date it commences); provided further that, notwithstanding the provisions of Section 1(c)(i), no Holder (other than a 5% Holder) will be permitted to participate in an Underwritten Block Trade without the written consent of the Block Trade Initiating Holders. Any Potential Participant’s request to participate in an Underwritten Block Trade shall be binding on the Potential Participant. For the avoidance of doubt, solely with respect to Holders party to the Securityholders Agreement, any Underwritten Block Trade or Other Coordinated Offering shall remain subject to the transfer restrictions set forth in the Securityholders Agreement if such Securityholders Agreement is then in effect with respect to such Holder.

(ii)          Prior to the filing of any applicable “red herring” prospectus or prospectus supplement used in connection with a Underwritten Block Trade or Other Coordinated Offering, a majority-in-interest of the Block Trade Initiating Holders shall have the right to withdraw upon written notification to the Company, the underwriter or underwriters (if any) and any brokers, sales agents, distribution agents or placement agents (if any) of their intention to withdraw from such Underwritten Block Trade or Other Coordinated Offering.

(iii)          Notwithstanding anything to the contrary in this Agreement, Section 2 shall not apply to an Underwritten Block Trade or Other Coordinated Offering initiated by Block Trade Initiating Holders pursuant to this Agreement.

(iv)          The Block Trade Initiating Holders in an Underwritten Block Trade or Other Coordinated Offering shall have the right to select the underwriters and any brokers, sales agents or placement agents (if any) for such Underwritten Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable, nationally recognized investment banking firms reasonably acceptable to the Company).

(g)          Other Registration Rights. The Company shall not, without the prior written consent of the Majority Holders, enter into any agreement with any current or future holder of any securities of the Company that would allow such current or future holder to require the Company to include securities in any Registration Statement filed by the Company for other Holders unless such securities are included in the applicable Registration Statement on a basis that is expressly subordinate to the rights of the Holders of Registrable Securities hereunder; provided that, with the prior approval of the Majority Holders, the Company may grant rights to employees of the Company and its Subsidiaries to participate in Piggyback Underwritten Offerings so long as they sign a Joinder.

(h)          Revocation of Shelf Offering Notice. At any time prior to the “pricing” of any offering relating to a Shelf Offering Notice, the applicable Initiating Holders may revoke or withdraw such Shelf Offering Notice on behalf of all Holders participating in such Shelf Offering without liability to such Holders (including, for the avoidance of doubt and if applicable, the other Participating 5% Holders), in each case by providing written notice to the Company.

(i)          Confidentiality; Opt-Out Notices.

(i)          Each Holder agrees to treat as confidential the receipt of any notice hereunder (including notice of a Shelf Offering Notice and a Suspension Notice) and the information contained therein, and not to disclose or use the information contained in any such notice (or the existence thereof) without the prior written consent of the Company until such time as the information contained therein is or becomes available to the public generally (other than as a result of disclosure by such Holder in breach of the terms of this Agreement).

(ii)          Any Holder may deliver notice (an “Opt-Out Notice”) to the Company requesting that such Holder not receive notice from the Company of any proposed Shelf Offering, Piggyback Underwritten Offering or Underwritten Block Trade; provided, however, that such Holder may later revoke any such Opt-Out Notice by giving notice to the Company of such revocation. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), the Company shall not deliver any notice to such Opt-Out Holder pursuant to Section 1(c)(i), Section 1(f)(i) or Section 2.2(a), as applicable, and such Opt-Out Holder shall no longer be entitled to the rights associated with any such notice.

(j)          Warrant Shares. If any Holder(s) desire to sell Warrant Shares issuable upon exercise of outstanding Warrants pursuant to a Shelf Offering, a Piggyback Underwritten Offering or an Underwritten Block Trade in accordance with this Agreement, the Company (x) in its sole discretion, may elect to or (y) if such Holder(s) desire to sell at least 100,000 Warrant Shares in such offering, upon the written request of such Holder(s), shall, issue and sell shares of Common Stock for its own account in lieu of including (and in satisfaction of its obligation hereunder to include) all (but not less than all) Warrant Shares proposed to be sold in such offering by any Holders (after giving effect to Section 1(d), Section 2(c) or Section 2(d), as applicable) and use the proceeds therefrom to repurchase from such Holder(s) the Warrants that are exercisable for all such Warrant Shares substantially contemporaneously with the closing of such offering (a “Synthetic Secondary”). The purchase price to be paid by the Company for each Warrant repurchased pursuant to a Synthetic Secondary in connection with a Shelf Offering, a Piggyback Underwritten Offering or an Underwritten Block Trade shall be: (a) in the case of Jones Act Warrants, the Underwriter Purchase Price multiplied by the Warrant Share Number; and (b) in the case of Creditor Warrants, if any, the product of (x) the Underwriter Purchase Price, less the Warrant Exercise Price, multiplied by (y) the Warrant Share Number. The Company and each Holder agree to enter into customary warrant repurchase agreements in connection with any Synthetic Secondary providing for the foregoing terms which, for the avoidance of doubt, are intended to result in the same proceeds to such Holders from the repurchase of Warrants as would be received by such Holders had they exercised such Warrants and sold the underlying Warrant Shares in the applicable Shelf Offering, Piggyback Underwritten Offering or Underwritten Block Trade. Any shares of Common Stock to be sold by the Company in a Synthetic Secondary for the purpose of repurchasing a Holder’s Warrants will be deemed to be Warrant Shares of such Holder for purposes of determining compliance with the terms of this Agreement (including, but not limited to, underwriter cutbacks pursuant to Section 1(d), Section 2(c) and Section 2(d)).

Section 2.          Piggyback Registrations.

(a)          Right to Piggyback. If the Company proposes to file an Underwritten Offering Filing for an underwritten offering of its own account or for the account of any other stockholders of the Company who have been granted registration rights (a “Piggyback Underwritten Offering”), then the Company shall give written notice of such proposed Piggyback Underwritten Offering to all of the Holders of Registrable Securities (other than any Opt-Out Holder) as soon as practicable but not less than five Business Days before the anticipated filing date of Underwritten Offering Filing, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing underwriter or underwriters in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include such number of Registrable Securities as such Holders may request in writing within five days after receipt of such written notice. Each Holder of Registrable Securities shall then have four Business Days after the date on which such Holder received notice pursuant to this Section 2(a) to request inclusion of Registrable Securities in the Piggyback Underwritten Offering (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder and such other information as is reasonably required to effect the inclusion of such Registrable Securities). If no request for inclusion from a Holder is received within such period, such Holder shall have no further right to participate in such Piggyback Underwritten Offering. All such Holders proposing to distribute their Registrable Securities through a Piggyback Underwritten Offering under this Section 2(a) shall enter into an underwriting agreement in customary form with the underwriter(s) selected for such Piggyback Underwritten Offering by the Company; provided that any participating Holder may withdraw its request for inclusion at any time prior to executing the underwriting agreement. The Company shall use reasonable best efforts to cause the managing underwriter or underwriters of a proposed Piggyback Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this Section 2(a) to be included in a Piggyback Underwritten Offering on the same terms and conditions as any similar securities of the Company included in such Piggyback Underwritten Offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof.

(b)          Priority on Primary Offerings. If a Piggyback Underwritten Offering is an underwritten primary offering on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such offering exceeds the Maximum Number of Securities, the Company will include in such Piggyback Underwritten Offering (i) first, the securities the Company proposes to sell, (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the number of Registrable Securities requested to be included in such offering by any Holder which, in the opinion of such underwriters, can be sold, without any adverse effect, pro rata among such Holders on the basis of the number of Registrable Securities owned by each such Holder and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), other securities requested to be included in such offering which, in the opinion of the underwriters, can be sold without any adverse effect. Notwithstanding anything to the contrary herein, the Registrable Securities of a Holder and one or more of its Affiliates that are permitted to be included in any such Piggyback Underwritten Offering that is an underwritten primary offering after application of the priorities set forth in this Section 2(b) may be allocated amongst such affiliated Holders in such Holders’ sole discretion.

(c)          Priority on Secondary Offerings. If a Piggyback Underwritten Offering is an underwritten secondary offering on behalf of holders of the Company’s Equity Securities (other than pursuant to Section 1 hereof), and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such offering exceeds the number which can be sold in such offering without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, the Company will include in such Piggyback Underwritten Offering (i) first, the securities requested to be included therein by the holders initially requesting such offering which, in the opinion of the underwriters, can be sold without any such adverse effect, (ii) second, the number of Registrable Securities requested to be included in such offering by any Holder which, in the opinion of such underwriters, can be sold, without any such adverse effect, pro rata among such Holders on the basis of the number of Registrable Securities owned by each such Holder and (iii) third, other securities requested to be included in such offering which, in the opinion of the underwriters, can be sold without any such adverse effect. Notwithstanding anything to the contrary herein, the Registrable Securities of a Holder and one or more of its Affiliates that are permitted to be included in any such Piggyback Underwritten Offering that is an underwritten secondary offering after application of the priorities set forth in this Section 2(c) may be allocated amongst such affiliated Holders in such Holders’ sole discretion.

(d)          Right to Terminate Registration. The Company will have the right to terminate or withdraw any Piggyback Underwritten Offering initiated by it under this Section 2, whether or not any Holder of Registrable Securities has elected to include securities in such offering.

(e)          Selection of Underwriters. The Company shall select the investment banker(s) and manager(s) for any Piggyback Underwritten Offering.

Section 3.          Holdback Agreements.

(a)          Holders. Each 5% Holder agrees that in connection with any underwritten Public Offering, and upon request from the managing underwriter(s) for that offering, that Holder shall not, without the prior written consent of that managing underwriter(s), during such period as is reasonably requested by the managing underwriter(s) (which period shall in no event be longer than three days prior to and 90 days after the pricing of such offering), (i) offer, sell, contract to sell, pledge or otherwise dispose of (including sales pursuant to Rule 144), directly or indirectly, any Registrable Securities, (ii) enter into a transaction which would have the same effect as described in clause (i) above, (iii) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences or ownership of any Registrable Securities, whether such transaction is to be settled by delivery of such Registrable Securities, in cash or otherwise (each of (i), (ii) and (iii) above, a “Sale Transaction”), or (iv) publicly disclose the intention to enter into any Sale Transaction. The restrictions in this Section 3(a) shall not apply to offers or sales of Registrable Securities that are included in an offering pursuant to Sections 1 or 2 of this Agreement and shall be applicable to the Holders only if, for so long as and to the extent that the Company, all the directors and executive officers of the Company, each selling stockholder included in such offering and each other Person holding or beneficially owning at least 10% of the outstanding Common Stock are subject to the same restrictions. Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the managing underwriter(s) that are consistent with the provisions of this Section 3(a) and are necessary to give further effect to those provisions.

(b)          The Company. To the extent requested by the managing underwriter(s) for the applicable offering, the Company shall not effect any sale registered under the Securities Act of Equity Securities during the period commencing three days prior to and ending 90 days after the pricing of an underwritten Public Offering pursuant to Section 1 of this Agreement, other than a registration (i) pursuant to a Registration Statement on Form S-8 (or other registration solely relating to an offering or sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit arrangement), (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule to Rule 145), (iii) in connection with any dividend or distribution reinvestment or similar plan or (iv) as consideration to any third-party seller in connection with the bona fide acquisition by the Company or any subsidiary of the Company of the assets or securities of any Person in any transaction approved by the Company’s board of directors. Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the managing underwriter(s) that are consistent with the provisions of this Section 3(b) and are necessary to give further effect to those provisions.

Section 4.          Registration Procedures.

(a)          Company Obligations. Whenever the Company is required to register any Registrable Securities pursuant to this Agreement, one or more Holders have initiated a Shelf Offering, Underwritten Block Trade or Other Coordinated Offering, or in connection with any Piggyback Underwritten Offering, the Company will use reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company will as expeditiously as possible:

(i)          prepare and file with (or submit confidentially to) the SEC a Registration Statement, and all amendments and supplements thereto and related prospectuses, with respect to such Registrable Securities and use reasonable best efforts to cause such Registration Statement to become effective, all in accordance with the Securities Act and all applicable rules and regulations promulgated thereunder (provided that before filing or confidentially submitting a Registration Statement or prospectus or any amendments or supplements thereto, the Company will furnish to the counsel selected by the Applicable Approving Party copies of all such documents proposed to be filed or submitted, which documents will be subject to the review and comment of such counsel);

(ii)          notify each Holder of (A) the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for that purpose, (B) the receipt by the Company or its counsel of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (C) the effectiveness of each Registration Statement filed hereunder;

(iii)          prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for a period ending when all of the securities covered by such Registration Statement have been disposed of in accordance with the intended methods of distribution by the sellers thereof set forth in such Registration Statement (but not in any event before the expiration of any longer period required under the Securities Act or, if such Registration Statement relates to an underwritten Public Offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with sale of Registrable Securities by an underwriter or dealer) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement;

(iv)          furnish, without charge, to each seller of Registrable Securities thereunder and each underwriter, if any, such number of copies of such Registration Statement, each amendment and supplement thereto, the prospectus included in such Registration Statement (including each preliminary prospectus) (in each case including all exhibits and documents incorporated by reference therein), each amendment and supplement thereto, each Free Writing Prospectus and such other documents as such seller or underwriter, if any, may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller (the Company hereby consenting to the use in accordance with all applicable laws of each such Registration Statement, each such amendment and supplement thereto, and each such prospectus (or preliminary prospectus or supplement thereto) or Free Writing Prospectus by each such seller of Registrable Securities and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Registration Statement or prospectus);

(v)          use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph or (B) consent to general service of process in any such jurisdiction or (C) subject itself to taxation in any such jurisdiction);

(vi)          notify in writing each seller of such Registrable Securities (A) promptly after it receives notice thereof, of the date and time when such Registration Statement and each post-effective amendment thereto has become effective or a prospectus or supplement to any prospectus relating to a Registration Statement has been filed and when any registration or qualification has become effective under a state securities or blue sky law or any exemption thereunder has been obtained, (B) promptly after receipt thereof, of any request by the SEC for the amendment or supplementing of such Registration Statement or prospectus or for additional information, and (C) at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event or of any information or circumstances as a result of which the prospectus included in such Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, subject to Section 1(e), if required by applicable law or to the extent requested by the Applicable Approving Party, the Company will use reasonable best efforts to promptly prepare and file a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading and (D) if at any time the representations and warranties of the Company in any underwriting agreement, securities sale agreement, or other similar agreement, relating to the offering shall cease to be true and correct;

(vii)          (A) use reasonable best efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if not so listed, to be listed on a securities exchange and, without limiting the generality of the foregoing, to arrange for at least two market markers to register as such with respect to such Registrable Securities with FINRA, and (B) comply (and continue to comply) with the requirements of any self-regulatory organization applicable to the Company, including without limitation all corporate governance requirements;

(viii)          use reasonable best efforts to provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such Registration Statement;

(ix)          enter into and perform such customary agreements (including, as applicable, underwriting agreements in customary form) and take all such other actions as the Applicable Approving Party or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, making available the executive officers of the Company and participating in “road shows,” investor presentations, marketing events and other selling efforts and effecting a stock or unit split or combination, recapitalization or reorganization);

(x)          make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition or sale pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate and business documents and properties of the Company as will be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors, employees, agents, representatives and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such Registration Statement and the disposition of such Registrable Securities pursuant thereto;

(xi)          take all actions to ensure that any Free Writing Prospectus utilized in connection with any Shelf Offering, Piggyback Underwritten Offering, Underwritten Block Trade or Other Coordinated Offering hereunder complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, prospectus supplement and related documents, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(xii)          otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement, which earnings statement will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(xiii)          permit any Holder which, in its sole and exclusive judgment, might be deemed to be an underwriter or a controlling person of the Company, to participate in the preparation of such registration or comparable statement and to allow such Holder to provide language for insertion therein, in form and substance satisfactory to the Company, which in the reasonable judgment of such Holder and its counsel should be included;

(xiv)          use reasonable best efforts to (A) maintain eligibility to use Form S-3 (or any successor form under the Securities Act) as provided herein for the sale of Registrable Securities and (B) prevent the issuance of any stop order suspending the effectiveness of a Registration Statement, or the issuance of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Common Stock included in such Registration Statement for sale in any jurisdiction use, and in the event any such order is issued, reasonable best efforts to obtain promptly the withdrawal of such order;

(xv)          use reasonable best efforts to cause such Registrable Securities covered by such Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities;

(xvi)          cooperate with the Holders covered by the Registration Statement and the managing underwriter or agent, if any, to facilitate the timely preparation and delivery of certificates, if any, representing Registrable Securities to be sold and not bearing any restrictive legends (or arrange for book entry transfer of securities in the case of uncertificated securities), and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriter, or agent, if any, or such Holders may request at least two Business Days prior to any proposed sale of Registrable Securities to the underwriters;

(xvii)          if requested by any managing underwriter, include in any prospectus or prospectus supplement updated financial or business information for the Company’s most recent period or current quarterly period (including estimated results or ranges of results) if required for purposes of marketing the offering in the view of the managing underwriter;

(xviii)          take no direct or indirect action prohibited by Regulation M under the Exchange Act; provided, however, that to the extent that any prohibition is applicable to the Company, the Company will take such action as is necessary to make any such prohibition inapplicable;

(xix)          cooperate with each Holder covered by the Registration Statement and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with the preparation and filing of applications, notices, registrations and responses to requests for additional information with FINRA, the New York Stock Exchange, Nasdaq or any other national securities exchange on which the shares of Common Stock are or are to be listed, and to the extent required by the rules and regulations of FINRA, retain a qualified independent underwriter acceptable to the managing underwriter;

(xx)          in the case of any underwritten offering, use reasonable best efforts to obtain, and deliver to the underwriter(s), in the manner and to the extent provided for in the applicable underwriting agreement, one or more cold comfort letters from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters;

(xxi)          use reasonable best efforts to provide (A) a legal opinion of the Company’s outside counsel, dated the effective date of such Registration Statement addressed to the Company, (B) on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a Shelf Offering, Piggyback Underwritten Offering, Underwritten Block Trade or Other Coordinated Offering, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the closing date of the applicable sale, (1) one or more legal opinions of the Company’s outside counsel, dated such date, in form and substance as customarily given to underwriters in an underwritten public offering or, in the case of a non-underwritten offering, to the broker, placement agent or other agent of the Holders assisting in the sale of the Registrable Securities and (2) one or more “negative assurances letters” of the Company’s outside counsel, dated such date, in form and substance as is customarily given to underwriters in an underwritten public offering or, in the case of a non-underwritten offering, to the broker, placement agent or other agent of the Holders assisting in the sale of the Registrable Securities, in each case, addressed to the underwriters, if any, or, if requested, in the case of a non-underwritten offering, to the broker, placement agent or other agent of the Holders assisting in the sale of the Registrable Securities and (3) customary certificates executed by authorized officers of the Company as may be requested by any Holder or any underwriter of such Registrable Securities;

(xxii)          if the Company files an Automatic Shelf Registration Statement covering any Registrable Securities, use reasonable best efforts to remain a WKSI (and not become an ineligible issuer (as defined in Rule 405 under the Securities Act)) during the period during which such Automatic Shelf Registration Statement is required to remain effective;

(xxiii)          if the Company does not pay the filing fee covering the Registrable Securities at the time an Automatic Shelf Registration Statement is filed, pay such fee at such time or times as the Registrable Securities are to be sold;

(xxiv)          if an Automatic Shelf Registration Statement covering Registrable Securities has been outstanding for at least three years, at the end of the third year, refile a new Automatic Shelf Registration Statement covering the Registrable Securities, and, if at any time when the Company is required to re-evaluate its WKSI status the Company determines that it is not a WKSI, use reasonable best efforts to refile the Shelf Registration Statement on Form S-3 and, if such form is not available, Form S-1 and keep such Registration Statement effective during the period during which such Registration Statement is required to be kept effective; and

(xxv)          if requested by any Holder, cooperate with such Holder and with the managing underwriter or agent, if any, on reasonable notice to facilitate any Charitable Gifting Event and to prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to permit any such recipient Charitable Organization to sell in the underwritten offering if it so elects.

(b)          Officer Obligations. Each Holder that is an officer of the Company agrees that if and for so long as he or she is employed by the Company or any Subsidiary thereof, he or she will participate fully in the sale process in a manner customary for persons in like positions and consistent with his or her other duties with the Company, including the preparation of the Registration Statement and the preparation and presentation of any road shows.

(c)          Automatic Shelf Registration Statements. If the Company files any Automatic Shelf Registration Statement for the benefit of the holders of any of its securities other than the Holders, the Company agrees that, at the request of any 5% Holder whose Registrable Securities are not then covered by an effective Automatic Shelf Registration Statement, it will include in such Automatic Shelf Registration Statement such disclosures as may be required by Rule 430B in order to ensure that the 5% Holders may be added to such Shelf Registration Statement at a later time through the filing of a prospectus supplement rather than a post-effective amendment. If the Company has filed any Automatic Shelf Registration Statement for the benefit of the holders of any of its securities other than the Holders, the Company shall, at the request of any 5% Holder, file any post-effective amendments necessary to include therein all disclosure and language necessary to ensure that the holders of Registrable Securities may be added to such Shelf Registration Statement.

(d)          Additional Information. The Company may require each seller of Registrable Securities as to which any registration or offering is being effected to furnish the Company such information regarding such seller and the distribution of such securities as the Company may from time to time reasonably request in writing, as a condition to such seller’s participation in such registration or offering.

(e)          In-Kind Distributions. If any Holder (and/or any of their Affiliates) seeks to effectuate an in-kind distribution of all or part of their Registrable Securities to their respective direct or indirect equityholders, the Company will, subject to any applicable lock-ups and other applicable restrictions on Transfer (including restrictions set forth under the Jones Act and applicable securities laws), reasonably cooperate with and assist such Holder and the Company’s transfer agent to facilitate such in-kind distribution in the manner reasonably requested by such Holder (including the delivery of instruction letters by the Company or its counsel to the Company’s transfer agent, the delivery of customary legal opinions by counsel to the Company and the delivery of the Registrable Securities without restrictive legends, to the extent no longer applicable); provided, however, that the Company may request any such Holder to deliver to the Company representation letters regarding such Holder’s compliance with the Securities Act and the rules and regulations promulgated thereunder, as may be applicable.

(f)          Suspended Distributions. Each Person participating in a registration hereunder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4(a)(vi), such Person will immediately discontinue the disposition of its Registrable Securities pursuant to the Registration Statement until such Person’s receipt of the copies of a supplemented or amended prospectus as contemplated by Section 4(a)(vi), subject to the Company’s compliance with its obligations under Section 4(a)(vi).

(g)          Registrable Securities Transactions. If requested by any Holder in connection with any transaction involving any Registrable Securities (including any sale or other Transfer in accordance with this Agreement of such securities without registration under the Securities Act, any margin loan with respect to such securities) not otherwise prohibited (including by this Agreement or any other restrictions on Transfer, such as restrictions set forth under the Jones Act and applicable securities laws), the Company agrees to provide such Holder with customary and reasonable assistance to facilitate such transaction, including, without limitation, (i) such action as such Holder may reasonably request from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act, (ii) entering into an “issuer’s agreement” in connection with any margin loan with respect to such securities in customary form (which, for the avoidance of doubt, shall not require the Company to provide registration rights to any lender or its transferees or waive any terms or conditions of its Insider Trading Policy, this Agreement or any other restrictions on Transfer, such as restrictions set forth under the Jones Act and applicable securities laws), (iii) issuing such directions to any transfer agent, registrar or depositary, as applicable, as may be reasonably required for such transaction, (iv) using reasonable best efforts to obtain from outside counsel and deliver to the transfer agent, registrar or depositary such legal opinions, if appropriate and subject to receipt of any reasonably requested representation letters required to support such opinions, as are customary for the transaction of this type and are reasonably requested by the same, and (v) taking or causing to be taken such other actions as are reasonably necessary (in each case on a timely basis) in order to cause any legends, notations or similar designations restricting transferability of the Registrable Securities held by such Holder to be removed and to rescind any transfer restrictions with respect to such Registrable Securities, in each case, to the extent no longer applicable; provided, however, that such Holder shall deliver to the Company, in form and substance reasonably satisfactory to the Company and the transfer agent, representation letters regarding such Holder’s compliance the Securities Act and the rules and regulations promulgated thereunder, as may be applicable, or as otherwise requested by the transfer agent. Notwithstanding anything to the contrary, the Company shall have no obligation to obtain or bear the cost of any medallion guarantee (or provide any indemnification in lieu thereof) required by any transfer agent, registrar or depositary with respect to such requested transaction or provide similar assurances or be responsible for the actions or status of such Holder or its transferees.

(h)          Other. To the extent that any of the Participating 5% Holders is or may be deemed to be an “underwriter” of Registrable Securities pursuant to any SEC comments or policies, the Company agrees that (i) the indemnification and contribution provisions contained in Section 6 shall be applicable to the benefit of such Participating 5% Holder in their role as an underwriter or deemed underwriter in addition to their capacity as a holder and (ii) such Participating 5% Holder shall be entitled to conduct the due diligence which they would normally conduct in connection with an offering of securities registered under the Securities Act, including without limitation receipt of customary opinions and comfort letters addressed to such Participating 5% Holder.

Section 5.          Registration Expenses. All expenses incident to the Company’s performance of or compliance with this Agreement and/or in connection with any Shelf Registration Statement, Piggyback Underwritten Offering, Shelf Offering, Underwritten Block Trade or Other Coordinated Offering shall be paid by the Company, including, without limitation: (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC, FINRA, the New York Stock Exchange, Nasdaq or any other national securities exchange on which the shares of Common Stock are or are to be listed, (ii) all fees and expenses in connection with compliance with any securities or “blue sky” laws, (iii) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company or other depositary and of printing prospectuses and Company Free Writing Prospectuses if reasonably requested by a Holder of Registrable Securities included in the Registration Statement), (iv) all fees and disbursements of counsel for the Company and of all independent certified public accountants of the Company (including the expenses of any special audit and cold comfort letters required by or incident to such performance), (v) Securities Act liability insurance or similar insurance if the Company so desires, or the underwriters so require in accordance with then-customary underwriting practice, (vi) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange on which similar securities of the Company are then listed, (vii) all applicable rating agency fees with respect to the Registrable Securities, (viii) all fees and disbursements of legal counsel for the Company, (ix) all reasonable fees and disbursements of one legal counsel for all selling Holders selected by the Applicable Approving Party (which may be the same counsel as selected for the Company), together with any necessary local counsel (not to exceed one local counsel in each relevant jurisdiction) as may be required by the Participating 5% Holders, (x) any fees and disbursements of underwriters customarily paid by issuers in connection with secondary sales of securities, (xi) all fees and expenses of any experts or other Persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement and (xii) all expenses related to marketing the sale of the Registrable Securities, including expenses related to conducting a “road-show.” All such expenses are referred to herein as “Registration Expenses.” The Company shall not be required to pay, and each Person that sells securities pursuant to a Shelf Registration Statement, Piggyback Underwritten Offering, Shelf Offering, Underwritten Block Trade or Other Coordinated Offering hereunder will bear and pay, all underwriting discounts and commissions applicable to the Registrable Securities sold for such Person’s account and all transfer taxes (if any) attributable to the sale of Registrable Securities (provided that the Company shall bear and pay all underwriting discounts and commissions applicable to any shares of Common Stock sold by the Company in lieu of Holders’ Warrant Shares pursuant to a Synthetic Secondary, and the purchase price of the Warrants to be repurchased by the Company in connection therewith shall be net of such underwriting discounts and commissions).

Section 6.          Indemnification and Contribution.

(a)          By the Company. The Company will indemnify and hold harmless, to the fullest extent permitted by law and without limitation as to time, each Holder, such Holder’s officers, directors employees, agents, fiduciaries, stockholders, managers, partners, members, affiliates, direct and indirect equityholders, consultants and representatives, and any successors and assigns thereof, and each Person who controls such holder (within the meaning of the Securities Act) (the “Indemnified Parties”) against all losses, claims, actions, damages, liabilities and expenses (including with respect to actions or proceedings, whether commenced or threatened, and including reasonable attorney fees and expenses) (collectively, “Losses”) caused by, resulting from, arising out of, based upon or related to any of the following (each, a “Violation”) by the Company: (i) any untrue or alleged untrue statement of material fact contained in (A) any Registration statement, prospectus, preliminary prospectus or Free Writing Prospectus, or any amendment thereof or supplement thereto or (B) any application or other document or communication (in this Section 6, collectively called an “application”) executed by or on behalf of the Company or based upon written information furnished by or on behalf of the Company filed in any jurisdiction in order to qualify any securities covered by such registration under the “blue sky” or securities laws thereof, (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Securities Act or any other similar federal or state securities laws or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance. In addition, the Company will reimburse such Indemnified Party for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such Losses. Notwithstanding the foregoing, the Company will not be liable in any such case to the extent that any such Losses result from, arise out of, are based upon, or relate to an untrue statement, or omission, made in such Registration Statement, any such prospectus, preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto, or in any application, in reliance upon, and in conformity with, written information prepared and furnished in writing to the Company by any Indemnified Party expressly for use therein or by any Indemnified Party’s failure to deliver a copy of the Registration Statement or prospectus or any amendments or supplements thereto after the Company has furnished such Indemnified Party with a sufficient number of copies of the same as requested by such Indemnified Party. In connection with an underwritten offering, the Company will indemnify such underwriters, their officers and directors, and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Indemnified Parties or as otherwise agreed to in the underwriting agreement executed in connection with such underwritten offering. Such indemnity and reimbursement of expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party and shall survive the transfer of such securities by such seller.

(b)          By Holders. In connection with any Registration Statement in which a Holder is participating, each such Holder will furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or prospectus and, to the extent permitted by law, will indemnify the Company, its officers, directors, employees, agents and representatives, and each Person who controls the Company (within the meaning of the Securities Act) against any Losses resulting from (as determined by a final and appealable judgment, order or decree of a court of competent jurisdiction) any untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided that the obligation to indemnify will be individual, not joint and several, for each Holder and will be limited to the net amount of proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Company and the Holders hereby acknowledge and agree that, unless otherwise expressly agreed to in writing by a Holder, the only information furnished or to be furnished to the Company for use in any Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto are statements specifically relating to (i) the beneficial ownership of Company Securities by such Holder and its Affiliates, (ii) the name and address of such Holder and (c) any additional information about such Holder or the plan of distribution (other than for an underwritten Public Offering) required by law or regulation to be disclosed in any such document.

(c)          Claim Procedure. Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice will impair any Person’s right to indemnification hereunder only to the extent such failure has prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. In such instance, the conflicted indemnified parties will have a right to retain one separate counsel, chosen by the majority of the conflicted indemnified parties involved in the indemnification and approved by the Applicable Approving Party, at the expense of the indemnifying party.

(d)          Contribution. If the indemnification provided for in this Section 6 is held by a court of competent jurisdiction to be unavailable to, or is insufficient to hold harmless, an indemnified party or is otherwise unenforceable with respect to any Loss referred to herein, then such indemnifying party will contribute to the amounts paid or payable by such indemnified party as a result of such Loss, (i) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such Loss as well as any other relevant equitable considerations or (ii) if the allocation provided by clause (i) of this Section 6(d) is not permitted by applicable law, then in such proportion as is appropriate to reflect not only such relative fault but also the relative benefit of the Company on the one hand and of the sellers of Registrable Securities and any other sellers participating in the Registration Statement on the other in connection with the statement or omissions which resulted in such Losses, as well as any other relevant equitable considerations; provided that the maximum amount of liability in respect of such contribution will be limited, in the case of each seller of Registrable Securities, to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Securities effected pursuant to such registration. The relative fault of the indemnifying party and of the indemnified party will be determined by reference to, among other things, whether the untrue (or, as applicable alleged) untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just or equitable if the contribution pursuant to this Section 6(d) were to be determined by pro rata allocation or by any other method of allocation that does not take into account such equitable considerations. The amount paid or payable by an indemnified party as a result of the Losses referred to herein will be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending against any action or claim which is the subject hereof. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e)          Release. No indemnifying party will, except with the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(f)          Non-exclusive Remedy; Survival. The indemnification and contribution provided for under this Agreement will be in addition to any other rights to indemnification or contribution that any indemnified party may have pursuant to law or contract (and the Company and its Subsidiaries shall be considered the indemnitors of first resort in all such circumstances to which this Section 6 applies) and will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of Registrable Securities and the termination or expiration of this Agreement.

Section 7.          Cooperation with Underwritten Offerings. No Person may participate in any underwritten registration or offering hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements (including, without limitation, pursuant to the terms of any over-allotment or “green shoe” option requested by the underwriters; provided that no Holder will be required to sell more than the number of Registrable Securities such Holder has requested to include in such registration) and (ii) completes, executes and delivers all questionnaires, powers of attorney, stock powers, custody agreements, indemnities, underwriting agreements and other documents and agreements required under the terms of such underwriting arrangements or as may be reasonably requested by the Company and the lead managing underwriter(s). To the extent that any such agreement is entered into pursuant to, and consistent with, Section 3, Section 4 and/or this Section 7, the respective rights and obligations created under such agreement will supersede the respective rights and obligations of the Holders, the Company and the underwriters created thereby with respect to such registration.

Section 8.          Joinder; Additional Parties. The Company may from time to time (with the prior written consent of the Majority Holders) permit any Person who acquires Common Stock (or rights to acquire Common Stock) to become a party to this Agreement and to be entitled to and be bound by all of the rights and obligations as a Holder by obtaining an executed joinder to this Agreement from such Person in the form of Exhibit B attached hereto (a “Joinder”). Upon the execution and delivery of a Joinder by such Person, the Common Stock beneficially owned by such Person and all shares of Common Stock issuable upon conversion or exercise of any Company Securities beneficially owned by such Person shall become Registrable Securities, and such Person shall be deemed to be a Holder hereunder.

Section 9.          General Provisions.

(a)          Transfer Restrictions.

(i)          Except as permitted pursuant to Section 9(a)(ii), during the Lock-Up Period, each Holder, individually and not jointly, agrees with the Company (and only with the Company) that it shall not Transfer any Lock-Up Securities beneficially owned or owned of record by such Holder without the prior written consent of the Company. Notwithstanding anything to the contrary herein, the Company may terminate the Lock-Up Period at any time prior to the Scheduled Lock-Up Release Date; provided that any such early termination of the Lock-Up Period (i) may, in the Company’s sole discretion, be subject to the satisfaction of one or more conditions precedent and (ii) shall apply to all, but not less than all, Holders. Upon any determination by the Company to terminate the Lock-Up Period prior to the Scheduled Lock-Up Release Date, the Company shall use commercially reasonable efforts to notify all Holders of the expected Lock-Up Release Date as promptly as practicable, but in any event no later than two Business Days after such determination. If any such early termination of the Lock-Up Period is subject to the satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the Lock-Up Release Date may be delayed until such time as any or all such conditions shall be satisfied or waived; provided that in no event shall such Lock-Up Release Date be delayed to a date later than the Scheduled Lock-Up Release Date. Any termination or waiver of the Lock-Up Period by the Company pursuant to this Section 9(a) shall be subject to prior approval by the Company’s board of directors (or a duly authorized committee thereof).

(ii)          Notwithstanding the provisions set forth in Section 9(a)(i), Transfers of Lock-Up Securities are permitted (i) as a bona fide gift or charitable contribution; (ii) if such Holder is a natural person, (A) to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of such Holder of Lock-Up Securities or any other person with whom such Holder has a relationship by blood, marriage or adoption not more remote than first cousin; (B) by will or intestate succession upon the death of the Holder; or (C) pursuant to a qualified domestic order, court order or in connection with a divorce settlement; (iii) if such Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the Holder; (B) to partners, limited liability company members, or stockholders of the Holder, including, for the avoidance of doubt, where the Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; or (C) by virtue of the laws of the state or jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity; (iv) pursuant to transactions in the event of completion of a liquidation, merger, consolidation, stock exchange, reorganization, tender offer or other similar transaction which results in all of the Company’s security holders having the right to exchange their shares of Common Stock for cash, securities or other property; (v) pursuant to sales by a Holder and its Permitted Transferees of shares of Common Stock or Warrants in an aggregate amount not to exceed 3,100 shares (with Warrants being considered the sale of the number of shares of Common Stock for which such Warrants are then exercisable for purposes of this limitation); (vi) to the Company in connection with the repurchase of such Holder’s Lock-Up Securities in connection with the termination of such Holder’s employment with the Company pursuant to contractual agreements with the Company; (vii) to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of Common Stock of the Company or the vesting of Company stock-based awards; or (viii) in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of Common Stock of the Company or for the purpose of paying the exercise price of such options or for paying taxes due as a result of the exercise of such options, the vesting of such options or stock awards; provided, however, that in the case of clauses (i) through (iv), prior to any such Transfer, such permitted transferees, to the extent not already party hereto, must enter into a written agreement agreeing to be bound by the restrictions in this Section 9(a); provided further, in each case, that such Transfer complies with any other applicable restrictions on Transfer (including restrictions set forth under the Jones Act and applicable securities laws). Notwithstanding anything to the contrary in this Section 9(a)(ii), during the Lock-Up Period, each Holder of Lock-Up Securities shall be permitted to establish a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act; provided that such plan does not provide for the Transfer of Lock-Up Securities during the Lock-Up Period.

(iii)          Each Holder of Lock-Up Securities hereby represents and warrants that as of the Effective Time it has and, except as contemplated by this Section 9(a), for the duration of the Lock-Up Period will have, good and marketable title to its Lock-Up Securities, free and clear of all liens, encumbrances, and claims that could impact the ability of such Holder to comply with the foregoing restrictions. Each such Holder agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of any Lock-Up Securities during the Lock-Up Period.

(iv)          As promptly as practicable following the Lock-Up Release Date, the Company shall take or cause to be taken such actions as are reasonably necessary in order to cause any legends, notations or similar designations restricting transferability of the Lock-Up Securities held by each Holder to be removed and to rescind any transfer restrictions with respect to such Lock-Up Securities, in each case, to the extent no longer applicable; provided, however, that the Company may request any such Holder to deliver to the Company, in form and substance reasonably satisfactory to the Company, representation letters regarding such Holder’s compliance with the Securities Act and the rules and regulations promulgated thereunder, as may be applicable.

(b)          Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and the Majority Holders; provided that amendments to the provisions of Section 9(a) and any related defined terms that are adverse to Holders (for the avoidance of doubt, any extension of the Scheduled Lock-Up Release Date shall be deemed to be an amendment adverse to the Holders) shall additionally require the prior written consent of each Holder adversely impacted; provided further that no such amendment, modification or waiver that would treat a specific Holder or group of Holders of Registrable Securities in a manner materially and adversely different than any other Holder or group of Holders will be effective against such Holder or group of Holders without the consent of the holders of a majority of the Registrable Securities that are held by the group of Holders that is materially and adversely affected thereby. The failure or delay of any Person to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such Person thereafter to enforce each and every provision of this Agreement in accordance with its terms. A waiver or consent to or of any breach or default by any Person in the performance by that Person of his, her or its obligations under this Agreement will not be deemed to be a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person under this Agreement.

(c)          Remedies. Each of the parties to this Agreement acknowledges and agrees that the rights of each party under this Agreement are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each party to this Agreement agrees that, in addition to any other available remedies a party to this Agreement may have in equity or at law, each party to this Agreement shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement in the Chosen Courts without necessity of posting a bond or other form of security or proof of damages. In the event that any action or proceeding should be brought in equity to enforce the provisions of this Agreement, no party to this Agreement shall allege, and each party to this Agreement waives the defense, that there is an adequate remedy at law. The pursuit of specific performance or other equitable remedies by any party to this Agreement will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at law or in equity) to which such party may be entitled at any time. Any and all remedies herein expressly conferred upon a party to this Agreement will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party to this Agreement of any one remedy will not preclude the exercise at any time of any other remedy.

(d)          Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited, invalid, illegal or unenforceable in any respect under any applicable law or regulation in any jurisdiction, such prohibition, invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such prohibited, invalid, illegal or unenforceable provision had never been contained herein.

(e)          Entire Agreement. Except as otherwise provided herein, this Agreement contains the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way including the other documents referred to herein.

(f)          Successors and Assigns. Except as otherwise provided herein, this Agreement will bind and inure to the benefit and be enforceable by the Company and its successors and permitted assigns and the Holders and their respective successors and permitted assigns (whether so expressed or not).

(g)          Notices. Any notice, demand or other communication to be given under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered personally to the recipient, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; but if not, then on the next Business Day, (iii) one Business Day after it is sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) three Business Days after it is mailed to the recipient by first class mail, return receipt requested. Such notices, demands and other communications will be sent, as applicable, to the Company at the address specified below, or to the applicable Holder(s) at the address specified on the signature page hereto or any Joinder and to any holder, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Any party may change such party’s address for receipt of notice by giving prior written notice of the change to the sending party as provided herein. The Company’s address is:

Helix Energy Solutions Group, Inc.
3505 West Sam Houston Parkway North, Suite 400
Houston, Texas 77043
Attention:	Ken Neikirk
[***]
E-mail:	[***]
[***]

With a copy to (which shall not constitute notice):

Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002
Attention:	Travis Wofford
E-mail:	[***]

(h)          Business Days. If any time period for giving notice or taking action hereunder expires on a day that is not a Business Day, the time period will automatically be extended to the Business Day immediately following such Saturday, Sunday or legal holiday.

(i)          Governing Law. The corporate law of the State of Delaware will govern all issues and questions concerning the relative rights of the Company and its equityholders. All issues and questions concerning the construction, validity, interpretation and enforcement of this Agreement and the exhibits and schedules hereto will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(j)          MUTUAL WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

(k)          CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY IN THE STATE OF DELAWARE (OR, SOLELY IF THE COURT OF CHANCERY IN THE STATE OF DELAWARE DECLINES SUBJECT MATTER JURISDICTION, IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE OR STATE COURTS OF DELAWARE, LOCATED IN WILMINGTON) (THE “CHOSEN COURTS”), FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH HEREIN WILL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS PARAGRAPH. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE CHOSEN COURTS, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(l)          No Recourse. Notwithstanding anything to the contrary in this Agreement, the Company and each Holder agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement, will be had against any current or future director, officer, employee, general or limited partner or member of any Holder or any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Holder or any current or future member of any Holder or any current or future director, officer, employee, partner or member of any Holder or of any Affiliate or assignee thereof, as such for any obligation of any Holder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

(m)          Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The use of the word “including” in this Agreement will be by way of example rather than by limitation.

(n)          No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party.

(o)          Counterparts. This Agreement may be executed in multiple counterparts (which may be by electronic transmission, including, PDF or DocuSign), any one of which need not contain the signature of more than one party, but all such counterparts taken together will constitute one and the same agreement.

(p)          Electronic Delivery. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent executed and delivered by means of a photographic, photostatic, facsimile or similar reproduction of such signed writing using a facsimile machine or electronic mail will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

(q)          Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Holder agrees to execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and the transactions contemplated hereby.

(r)          Dividends, Recapitalizations, Etc. If at any time or from time to time there is any change in the capital structure of the Company by way of a stock split, stock dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment will be made in the provisions hereof so that the rights and privileges granted hereby will continue.

(s)          No Third-Party Beneficiaries. No term or provision of this Agreement is intended to be, or shall be, for the benefit of any Person not a party hereto, and no such other Person shall have any right or cause of action hereunder, except as otherwise expressly provided herein.

(t)          Current Public Information. At all times after the Company has filed a registration statement with the SEC pursuant to the requirements of either the Securities Act or the Exchange Act, the Company will file all reports required to be filed by it under the Securities Act and the Exchange Act and will take such further action as the Majority Holders may reasonably request, all to the extent required to enable such Holders to sell Registrable Securities, unless otherwise agreed by the Majority Holders.

(u)          Effectiveness. Except for this Section 9(u), which is effective upon execution of this Agreement on the date hereof, this Agreement is effective as of the Effective Time on the Closing Date. In the event that the Merger Agreement is terminated prior to the consummation of the transactions contemplated thereby, this Agreement and all the terms hereunder shall also terminate without any further action of the parties hereto, regardless of any other provisions set forth in this Agreement.

(v)          Term. This Agreement shall terminate with respect to any Holder and each of its Affiliates that is a Holder upon the later of (x) the first anniversary of the Closing Date and (y) the date on which (A) such Holder’s Total Ownership Percentage is less than 5% and (B) such Holder’s Registrable Securities are eligible for resale under Rule 144 without volume or manner-of-sale restrictions and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1). Notwithstanding the foregoing, the provisions of Section 5, Section 6 and this Section 9 shall survive any such termination. Upon the written request of the Company, each Holder agrees to promptly deliver a certificate to the Company setting forth the number of Registrable Securities then beneficially owned by such Holder.

****

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

HELIX ENERGY SOLUTIONS GROUP, INC.

By:
Name:
Title:

HOLDERS:

[●]

By:
Name:
Title:

Address: [●]

Email: [●]

EXHIBIT A

DEFINITIONS

“2% Holder” at any time of determination means each Holder that has a Security Ownership Percentage at such time greater than or equal to 2%.

“5% Holder” at any time of determination means each Holder that has a Security Ownership Percentage at such time greater than or equal to 5%.

“Affiliate” of any specified Person means (i) each other Person who, directly or indirectly, controls, is controlled by or is under common control with such specified Person and (ii) each Affiliated Fund of such specified Person, and the term “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract (including proxy) or otherwise; provided, however, that no Holder shall be deemed an Affiliate of any other Holder and no Holder shall be deemed an Affiliate of the Company or any of its Subsidiaries (or vice versa), in each case solely on account of ownership of Company Securities or being party to the Securityholders Agreement.

“Affiliated Fund” means, with respect to any Person, a fund, pooled investment vehicle, managed account (including separately managed accounts) or other entity now or hereafter existing that is directly or indirectly controlled, managed, advised or sub-advised by (i) such Person, (ii) such Person’s or any of such Person’s Affiliates’ investment manager, advisor or subadvisor or (iii) an Affiliate of (x) such Person or (y) such Person’s or any of such Person’s Affiliates’ investment manager, advisor or subadvisor (in each case, excluding, except for the purpose of calculating beneficial ownership of Fully Diluted Securities, any portfolio company of such Person).

“Agreement” has the meaning set forth in the preamble.

“Applicable Approving Party” means a majority (as measured by the aggregate number of Registrable Securities included in the applicable offering or registration) of the Holders that are participating or requesting to participate in the applicable offering or registration.

“Application” has the meaning set forth in Section 6(a).

“Automatic Shelf Registration Statement” has the meaning set forth in Section 1(a).

“Business Day” means a day that is not a Saturday or Sunday or a day on which banks in New York City are authorized or requested by law to close.

“Charitable Gifting Event” means any transfer by a Holder, or any subsequent transfer by such Holder’s members, partners or other employees, in connection with a bona fide gift to any Charitable Organization on the date of, but prior to, the execution of the underwriting agreement entered into in connection with any underwritten offering.

“Charitable Organization” means a charitable organization as described by Section 501(c)(3) of the Internal Revenue Code of 1986, as in effect from time to time.

“Chosen Courts” has the meaning set forth in Section 9(k).

“Closing” has the meaning set forth in the recitals.

“Closing Date” has the meaning set forth in the recitals.

“Common Stock” has the meaning set forth in the recitals.

“Common Stock Equivalents” means, without duplication, Common Stock and any warrants (including the Creditor Warrants, if any, and Jones Act Warrants), options, securities or other rights exercisable for or convertible or exchangeable into, directly or indirectly, Common Stock, whether exercisable, convertible or exchangeable at the time of issuance or upon the passage of time or the occurrence of some future event, including, for greater clarity, restricted stock units, performance stock units or any substantially similar award, whether or not settled in Common Stock or a Common Stock Equivalent, if the value of such award is derived from or measured in part or in full from the value of the Common Stock or a Common Stock Equivalent.

“Company” has the meaning set forth in the preamble and shall include its successor(s).

“Company Securities” means (i) the Common Stock, (ii) the Warrants, (iii) all other Common Stock Equivalents and Equity Securities of the Company and (iv) all securities, bonds, notes, guarantees, indebtedness, options or other rights or instruments exercisable or exchangeable for or convertible into any of the foregoing.

“Conversion” has the meaning set forth in the recitals.

“Creditor Warrant Agreement” means the Creditor Warrant Agreement dated as of September 4, 2020, among Hornbeck, and Computershare, Inc. and Computershare Trust Company, N.A., collectively as warrant agent, with respect to the Creditor Warrants, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Creditor Warrants” means warrants to purchase a number of shares of Common Stock on the terms set forth in and as governed by the Creditor Warrant Agreement, if any, which warrants will, except as otherwise set forth in an amendment to the Creditor Warrant Agreement in connection with Closing, automatically and without any action on the part of any Person, be converted into the right to receive a number of shares of Common Stock (or, in accordance with the applicable Jones Act restrictions to be set forth in the Company’s certificate of incorporation upon Closing, Jones Act Warrants to acquire such Common Stock).

“Effective Time” has the meaning set forth in the recitals.

“End of Suspension Notice” has the meaning set forth in Section 1(e)(ii).

“Equity Interest” in any Person means all of the units, membership interests, partnership interests, trust interests or shares of capital stock of, or other ownership or profit interests in, such Person.

“Equity Security” means with respect to any Person, (i) any of the Equity Interests of such Person, (ii) any of the options, warrants or other rights for the purchase or acquisition from such Person of Equity Interests of such Person, and (iii) any security, bond, note, guarantee, indebtedness, option or other right or instrument exercisable or exchangeable for or convertible into any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

“Family Group” means with respect to any individual, such individual’s current or former spouse, their respective parents, descendants of such parents (whether natural or adopted) and the spouses of such descendants, any trust, limited partnership, corporation or limited liability company established solely for the benefit of such individual or such individual’s current or former spouse, their respective parents, descendants of such parents (whether natural or adopted) or the spouses of such descendants.

“FINRA” means the Financial Industry Regulatory Authority.

“First Merger” has the meaning set forth in the recitals.

“Free Writing Prospectus” means a free-writing prospectus, as defined in Rule 405.

“Fully Diluted Securities” means the aggregate number of issued and outstanding shares of Common Stock after giving effect to a hypothetical exercise of all of the issued and outstanding Jones Act Warrants (and not, for the avoidance of doubt, the Creditor Warrants, if any) into shares of Common Stock, without regard to whether such Jones Act Warrants are then exercisable in accordance with their respective terms or the terms of the Company’s organizational documents (but disregarding and without giving effect to the issuance, conversion or exercise, as applicable, of any Common Stock, Common Stock Equivalent or other Equity Security of the Company issued or issuable pursuant to any Company equity incentive plan). References to the Fully Diluted Securities beneficially owned by any Holder shall be to the aggregate number of issued and outstanding shares of Common Stock beneficially owned by such Holder and, without duplication, its Affiliates, after giving effect to such hypothetical exercise.

“Holder” means a holder of Registrable Securities who is a party to this Agreement (including by way of Joinder), including its Permitted Transferees who hold Registrable Securities.

“Hornbeck” has the meaning set forth in the preamble.

“Indemnified Parties” has the meaning set forth in Section 6(a).

“Initial Holders” has the meaning set forth in the preamble.

“Initial Shelf Registration Statement” has the meaning set forth in Section 1(a).

“Joinder” has the meaning set forth in Section 8.

“Jones Act” means the Merchant Marine Act of 1920 and the Shipping Act, 1916, as amended, and the rules and regulations promulgated thereunder.

“Jones Act Warrant Agreement” means the Amended and Restated Jones Act Warrant Agreement to be entered into on the Closing Date by and between the Company and Computershare, Inc. and Computershare Trust Company, N.A., collectively as warrant agent, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Jones Act Warrants” means warrants to purchase a number of shares of Common Stock on the terms set forth in and as governed by the Jones Act Warrant Agreement, which warrants will be assumed by the Company pursuant to the Jones Act Warrant Agreement in connection with the Closing.

“Lock-Up Period” means the period beginning on the Closing Date and ending on the earlier of (x) the Scheduled Lock-Up Release Date and (y) the termination of the Lock-Up Period by the Company in accordance with Section 9(a)(i).

“Lock-Up Release Date” means the date of the termination or expiration of the Lock-Up Period, whether by its terms or by the earlier agreement of the Company.

“Lock-Up Securities” means (A) Common Stock (solely to the extent (i) issued as consideration pursuant to the First Merger, including, for the avoidance of doubt, any shares of Common Stock issued in respect of Creditor Warrants in connection with the First Merger pursuant to the terms of the Creditor Warrant Agreement; (ii) issued or issuable upon the exercise of stock options or warrants outstanding as of immediately following the Closing in respect of stock options or warrants of Hornbeck outstanding immediately prior to the Closing; or (iii) issued or issuable upon the vesting of restricted stock units or performance restricted stock units outstanding as of immediately following the Closing in respect of restricted stock units or performance restricted stock units of Hornbeck outstanding immediately prior to the Closing), (B) Creditor Warrants, if any, and Jones Act Warrants (in each case, solely to the extent issued in connection with the transactions contemplated by the Merger Agreement in respect of warrants to purchase Hornbeck common stock outstanding immediately prior to the Closing) and (C) any shares of Common Stock issued or issuable upon exercise of Creditor Warrants or Jones Act Warrants referred to in the foregoing clause (B).

“Losses” has the meaning set forth in Section 6(a).

“Majority Holders” means the holders of the majority of the Registrable Securities.

“Maximum Number of Securities” has the meaning set forth in Section 1(d).

“Merger Agreement” has the meaning set forth in the recitals.

“Merger Sub Inc.” has the meaning set forth in the recitals.

“Merger Sub LLC” has the meaning set forth in the recitals.

“Opt-Out Holder” means a Holder that has delivered to the Company an Opt-Out Notice, and has not revoked such Opt-Out Notice, pursuant to Section 1(i)(ii).

“Opt-Out Notice” has the meaning set forth in Section 1(i)(ii).

“Other Coordinated Offering” has the meaning set forth in Section 1(f)(i).

“Participating 5% Holders” means any 5% Holder(s) participating in a Shelf Offering, Piggyback Underwritten Offering, Underwritten Block Trade or Other Coordinated Offering.

“Permitted Transferee” means any transferee pursuant to a Transfer of Company Securities (i) in the case of a Holder that is an individual, by such Holder to or among such Holder’s Family Group (including, without limitation, for estate planning purposes) or pursuant to applicable laws of descent and distribution, provided that (x) Company Securities may not be Transferred to a Holder’s spouse in connection with a divorce proceeding and (y) any Holder that is a trust or estate planning vehicle or entity must remain for the benefit of the same person(s) for so long as such trust holds Company Securities or (ii) in the case of any Holders, to any of their respective Affiliates (other than the Company or any of its Subsidiaries), in each case of clauses (i) and (ii), that is a party to this Agreement or agrees to become party to, and be bound to the same extent as its transferor by, the terms of this Agreement by signing a Joinder.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Piggyback Underwritten Offering” has the meaning set forth in Section 2(a).

“Public Offering” means any sale or distribution by the Company, one of its Subsidiaries and/or Holders to the public of Common Stock or other securities convertible into or exchangeable for Common Stock pursuant to an offering registered under the Securities Act.

“Registrable Securities” means (i) all shares of Common Stock beneficially owned by any Holder, (ii) all shares of Common Stock issuable upon conversion or exercise of any Company Securities beneficially owned by any Holder, and (iii) any Equity Securities of the Company or any Subsidiary issued or issuable with respect to the securities referred to in clauses (i) and (ii) above by way of dividend, distribution, split or combination of securities, or any recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities will cease to be Registrable Securities when they have been (a) sold or distributed pursuant to a Public Offering, (b) sold in compliance with Rule 144, or (c) repurchased by the Company or a Subsidiary of the Company.

“Registration Expenses” has the meaning set forth in Section 5.

“Registration Statement” means a registration statement of the Company in the form required to register under the Securities Act and other applicable law the resale of the Registrable Securities in accordance with the intended plan of distribution of each Holder of Registrable Securities included therein, and including any prospectus, amendments and supplements to each such registration statement or prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Rule 144,” “Rule 158,” “Rule 405” and “Rule 415,” mean, in each case, such rule promulgated under the Securities Act (or any successor provision) by the SEC, as the same may be amended from time to time, or any successor rule then in force.

“Sale Transaction” has the meaning set forth in Section 3(a).

“Scheduled Lock-Up Release Date” means 180 days after the Closing Date.

“SEC” means the United States Securities and Exchange Commission.

“Second Merger” has the meaning set forth in the recitals.

“Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

“Security Ownership Percentage” of any Holder at any time of determination means a fraction (expressed as a percentage), (i) the numerator of which is the aggregate number of Fully Diluted Securities beneficially owned by such Holder and, without duplication, its Affiliates at such time and (ii) the denominator of which is the aggregate number of Fully Diluted Securities at such time beneficially owned by all Holders.

“Securityholders Agreement” means the Securityholders Agreement to be entered into on the Closing Date by and among the Company and the holders listed therein, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Shelf Offering” has the meaning set forth in Section 1(c)(i).

“Shelf Offering Notice” has the meaning set forth in Section 1(c)(i).

“Shelf Registration” has the meaning set forth in the definition of “Shelf Registration Statement.”

“Shelf Registration Statement” means a Registration Statement of the Company filed with the SEC on Form S-3 (or any successor form or other appropriate form under the Securities Act) for an offering to be made on a continuous or delayed basis pursuant to Rule 415 (or any similar rule that may be adopted by the SEC) (a “Shelf Registration”) or, if the Company is not then eligible to file on Form S-3, on Form S-1 or any other appropriate form under the Securities Act, or any successor rule that may be adopted by the SEC, and all amendments and supplements to such Registration Statement (including post-effective amendments), covering the Registrable Securities, as applicable, including the Initial Shelf Registration Statement and any Subsequent Shelf Registration.

“Subsequent Shelf Registration” has the meaning set forth in Section 1(b).

“Subsidiary” means, with respect to the Company, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more Subsidiaries of the Company or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons will be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or will be or control the managing director or general partner of such limited liability company, partnership, association or other business entity.

“Surviving Corporation” has the meaning set forth in the recitals.

“Suspension Event” has the meaning set forth in Section 1(e)(ii).

“Suspension Notice” has the meaning set forth in Section 1(e)(ii).

“Suspension Period” has the meaning set forth in Section 1(e)(i).

“Synthetic Secondary” has the meaning set forth in Section 1(j).

“Total Ownership Percentage” of any Holder at any time of determination means a fraction (expressed as a percentage), (i) the numerator of which is the aggregate number of Fully Diluted Securities beneficially owned by such Holder and, without duplication, its Affiliates at such time and (ii) the denominator of which is the aggregate number of outstanding Fully Diluted Securities.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, encumber, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security beneficially owned by a Person or any interest in any security beneficially owned by a Person, including derivative or similar transactions or arrangements whereby the voting or economic interest therein are transferred to another Person, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter Purchase Price” means the price per share of Common Stock to be paid by the underwriters in a Shelf Offering or Piggyback Underwritten Offering.

“Underwritten Offering Filing” means (a) with respect to a Shelf Offering, a preliminary prospectus supplement (or prospectus supplement if no preliminary prospectus supplement is used) to the Shelf Registration Statement relating to such Shelf Offering, and (b) with respect to a Piggyback Underwritten Offering, (i) a preliminary prospectus supplement (or prospectus supplement if no preliminary prospectus supplement is used) to an effective shelf Registration Statement (other than the Shelf Registration Statement) in which Registrable Securities could be included and the Holders could be named as selling security holders without the filing of a post-effective amendment thereto (other than a post-effective amendment that becomes effective upon filing) or (ii) a Registration Statement (other than the Shelf Registration Statement), in each case relating to such Piggyback Underwritten Offering.

“Violation” has the meaning set forth in Section 6(a).

“Warrant Exercise Price” means, with respect to Creditor Warrants at any time of determination, the exercise price per Warrant Share underlying such Creditor Warrants, if any, determined in accordance with the terms of the Creditor Warrant Agreement.

“Warrant Share Number” means, with respect to any Warrant at any time of determination, the number of shares of Common Stock issuable upon exercise of such Warrant, determined in accordance with the terms of the Creditor Warrant Agreement or Jones Act Warrant Agreement, as applicable.

“Warrant Shares” means, to the extent constituting Registrable Securities hereunder, shares of Common Stock issuable upon exercise of Warrants beneficially owned or held of record by a Holder.

“Warrants” means, collectively, the Jones Act Warrants and the Creditor Warrants, if any.

“WKSI” means a “well-known seasoned issuer” as defined under Rule 405.

EXHIBIT B

The undersigned is executing and delivering this Joinder pursuant to the Registration Rights Agreement dated as of __________________, 20__ (as amended, modified and waived from time to time, the “Registration Rights Agreement”), among Helix Energy Solutions Group, Inc., a Minnesota corporation (the “Company”), and the other persons named as parties therein (including pursuant to other Joinders). Capitalized terms used herein have the meaning set forth in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of, the Registration Rights Agreement as a Holder in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned will be deemed for all purposes to be a Holder thereunder, the undersigned hereby agrees that the undersigned hereby assumes and agrees to perform the covenants and obligations of a Holder under the Registration Rights Agreement, and the undersigned’s [ ] shares of Common Stock (including [ ] shares issuable upon conversion or exercise of Company Securities) received from Transferor will be deemed for all purposes to be Registrable Securities under the Registration Rights Agreement.

Accordingly, the undersigned has executed and delivered this Joinder as of the ___ day of ____________, 20___.

TRANSFEROR:

Signature

Print Name

Address:

TRANSFEREE:

Signature

Print Name

Address:

Agreed and Accepted as of

________________, 20___:

HELIX ENERGY SOLUTIONS GROUP, INC.

By:

Its:

Exhibit E

New Securityholders Agreement

Final Form
CONFIDENTIAL

SECURITYHOLDERS AGREEMENT

This SECURITYHOLDERS AGREEMENT (this “Agreement”), dated as of [●], 2026 (the “Signing Date”), is entered into by and among Helix Energy Solutions Group, Inc., a Minnesota corporation (the “Company”), and each of the Securityholders Party hereto (each, a “Party” and collectively, the “Parties”).

WHEREAS, the Company, Odyssey Sub, Inc., a Delaware corporation (“Merger Sub”), Hercules Sub, LLC, a Delaware limited liability company (“LLC Sub”), Hornbeck Offshore Services, Inc., a Delaware corporation (“HOS”), entered into the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of the Signing Date;

WHEREAS, pursuant to the Merger Agreement: (i) Merger Sub shall merge with and into HOS, with HOS continuing as the surviving entity and a wholly owned subsidiary of the Company (the “First Merger”); and (ii) immediately following the First Merger, HOS will merge with and into LLC Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with LLC Sub surviving the Second Merger as a wholly owned subsidiary of the Company;

WHEREAS, in connection with the First Merger, each share of common stock, par value $0.00001 per share, of HOS issued and outstanding as of immediately prior to the effective time of the First Merger will be exchanged into the right to receive shares of Common Stock as set forth in the Merger Agreement; and

WHEREAS, the Parties desire to enter into this Agreement to govern certain of the Securityholders’ rights, duties and obligations with respect to their ownership of Common Stock after consummation of the Mergers (the “Closing”, and the date of the Closing, the “Closing Date”).

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1          Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this Agreement: (i) none of the Securityholders or their Affiliates shall be considered an Affiliate of the Company or its Controlled Affiliates; (ii) none of the Company and its Controlled Affiliates shall be considered Affiliates of any Securityholder or any of their respective Affiliates; and (iii) the members of the Ares Investor Group shall not be considered Affiliates of the members of the Whitebox Investor Group and the members of the Whitebox Investor Group shall not be considered Affiliates of the members of the Ares Investor Group, in each case, solely by virtue of the execution and delivery of this Agreement or their investments in the Company; provided, that “Affiliate” shall not include any portfolio company of any investment fund affiliated with or managed by any Securityholder or its Affiliates.

“Agreement” has the meaning set forth in the recitals to this Agreement.

“Applicable Stock Exchange” has the meaning set forth in Section 4.1(b).

“Ares Investor Director” means any person listed on Exhibit A and identified as an Ares Investor Director, or any other person designated to replace such person in accordance with the terms of this Agreement.

“Ares Investor Group” means, collectively, each of: (i) ASSF IV HOS AIV 1, L.P.; (ii) ASOF HOS AIV 1, L.P.; (iii) ASSF IV HOS AIV 2, L.P.; (iv) ASOF HOS AIV 2, L.P.; (v) ASSF IV AIV B, L.P.; (vi) ASSF IV AIV B Holdings III, L.P.; (vii) ASOF Holdings I, L.P.; (viii) ASOF II Holdings I, L.P.; (ix) ASOF II A (DE) Holdings I, L.P.; (x) the two entities listed on Schedule I hereto; (xi) any fund, investment vehicle or account managed or advised by Ares Management LLC or its Affiliates; and (xii) each of their respective Affiliates. For purposes of this definition of Ares Investor Group, no such Person shall be considered to be an Affiliate of the Company or any of its Controlled Affiliates.

“Ares Investor” means ASOF Investment Management LLC, ASSF IV Operating Manager IV, L.P., or another Person or member of the Ares Investor Group as designated to the Company in writing by such Person.

“Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (a) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (b) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The term “Beneficially Own” and “Beneficial Ownership” shall have a correlative meaning. For the avoidance of doubt, for purposes of this Agreement, each Securityholder is deemed to Beneficially Own the shares of Common Stock, Common Stock Equivalents and other Equity Securities of the Company owned by it notwithstanding the fact that such shares are subject to this Agreement.

“Board” means the Board of Directors of the Company.

“Board Designation Expiration Date” has the meaning set forth in Section 3.1(d).

“Business Day” means a day that is not a Saturday or Sunday or a day on which banks in New York City are authorized or requested by Law to close.

“Chosen Courts” has the meaning set forth in Section 6.10.

“Closing” has the meaning set forth in the recitals to this Agreement.

“Closing Date” has the meaning set forth in the recitals to this Agreement.

“Common Stock” shall mean the common stock, par value $0.00001 per share, of the Company (following the Conversion (as defined in the Merger Agreement)) and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

2

“Common Stock Equivalents” means, without duplication, Common Stock and any warrants (including the Jones Act Warrants and Creditor Warrants), options, securities or other rights exercisable for or convertible or exchangeable into, directly or indirectly, Common Stock, whether exercisable for or convertible or exchangeable into, directly or indirectly, Common Stock, at the time of issuance or upon the passage of time or the occurrence of some future event, including, for greater clarity, restricted stock units, performance stock units or any substantially similar award, whether or not settled in Common Stock or a Common Stock Equivalent, if the value of such award is derived from or measured in part or in full from the value of the Common Stock or a Common Stock Equivalent.

“Company” has the meaning set forth in the recitals to this Agreement.

“Confidential Information” has the meaning set forth in Section 6.19.

“Control” (including the terms “Controls,” “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Creditor Warrant” means a warrant to purchase a number of shares of common stock of HOS, or, following Closing, Common Stock of the Company, issued pursuant to the Creditor Warrant Agreement, dated September 4, 2020, between the Company and Computershare, Inc. and Computershare Trust Company, N.A., collectively as warrant agent, as amended by the Amendment No. 1 to Creditor Warrant Agreement, dated December 10, 2024, as it may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “Creditor Warrant Agreement”).

“Creditor Warrant Agreement” has the meaning given to such term in the definition of “Creditor Warrant” in this Agreement.

“Director” has the meaning set forth in Section 3.5(a).

“Election Meeting” has the meaning set forth in Section 3.1(b)(i).

“Equity Interest” in any Person means all of the units, membership interests, partnership interests, trust interests or shares of capital stock of, or other ownership or profit interests in, such Person.

“Equity Security” means with respect to any Person: (i) any of the Equity Interests of such Person; (ii) any of the options, warrants or other rights for the purchase or acquisition from such Person of Equity Interests of such Person; and (iii) any security, bond, note, guarantee, indebtedness, option or other right or instrument exercisable or exchangeable for or convertible into any of the foregoing.

“Exchange Act” has the meaning set forth in Section 4.1(a)(iv) of this Agreement.

“Expiration Date” with respect to any Standstill Restricted Group means the earliest to occur of the date following the Closing Date that: (i) the Company’s 2028 annual meeting of its stockholders occurs; (ii) the 10th business day following the date on which all members of the applicable Investor Group cease to collectively Beneficially Own at least ten percent (10%) of the aggregate amount of Common Stock (including any Common Stock issuable pursuant to the Jones Act Warrants and the Creditor Warrants) then outstanding; (iii) a Third Party enters into an agreement with the Company to effect an Extraordinary Transaction; (iv) the Company waives the Standstill Restrictions or any equivalent restrictions with respect to any other Person or (v) following the Company’s 2027 annual meting of its stockholders, the applicable Investor irrevocably waives its right to designate for nomination an Investor Director pursuant to Section 3.1.

3

“Extraordinary Transaction” means any of the following involving the Company or any of its subsidiaries or its or their securities or all or substantially all of the assets or businesses of the Company and its subsidiaries: tender offer or exchange offer, merger, acquisition, amalgamation, reorganization, restructuring, recapitalization, disposition, distribution, split-off, spin-off, asset sale, joint venture, or other business combination, liquidation or dissolution.

“First Merger” has the meaning set forth in the recitals to this Agreement.

“Governance Committee” means the Nominating and Corporate Governance Committee of the Board or, if there is no such committee, the committee of the Board that performs the functions typically associated with a nominating and corporate governance committee.

“Governmental Entity” means any United States, non-United States, supranational or transnational governmental (including public international organizations), quasi-governmental, regulatory or self-regulatory authority, agency, commission, body, department or instrumentality or any court, tribunal or arbitrator or arbitral body (public or private) or other entity or subdivision thereof or other legislative, executive or judicial entity or subdivision thereof, in each case, of competent jurisdiction.

“HOS” has the meaning set forth in the recitals to this Agreement.

“Identified Person” has the meaning set forth in Section 3.5(a).

“Investor” means the Ares Investor or the Whitebox Investor and “Investors” means any of them.

“Investor Director” means any of an Ares Investor Director or a Whitebox Investor Director.

“Investor Group” means any of the Ares Investor Group or the Whitebox Investor Group.

“Joinder” means a joinder to this Agreement in the form attached as Exhibit B.

“Jones Act” means, collectively, the United States citizenship and cabotage laws principally contained in 46 U.S.C. § 50501(a), (b) and (d) and 46 U.S.C. Chapters 121 and 551 and any successor statutes thereto, together with the rules and regulations promulgated thereunder by the U.S. Coast Guard and the U.S. Maritime Administration and their practices enforcing, administering, and interpreting such laws, statutes, rules, and regulations, in each case as amended or supplemented from time to time, relating to the ownership and operation of U.S.-flag vessels (each, a “U.S. Vessel”) for the purposes of the carriage or transport of merchandise or passengers in the coastwise trade of the United States of America within the meaning of 46 U.S.C. Chapter 551 and any successor thereto as amended from time to time (“U.S. Coastwise Trade”).

4

“Jones Act Warrant” means a warrant to purchase a number of shares of common stock of HOS, or, following the Closing, Common Stock of the Company on the terms set forth in and as governed by the Jones Act Warrant Agreement.

“Jones Act Warrant Agreement” means the Jones Act Warrant Agreement dated September 4, 2020, by and between HOS and Computershare, Inc. and Computershare Trust Company, N.A., collectively as warrant agent, as amended by Amendment No. 1 to Jones Act Warrant Agreement, dated as of December 31, 2020; and, following the Closing, the Amended and Restated Jones Act Warrant Agreement dated as of the Closing Date, by and between the Company, as successor to HOS, and Computershare, Inc. and Computershare Trust Company, N.A., as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Law” means any law, rule, regulation, ordinance, code, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.

“LLC Sub” has the meaning set forth in the recitals to this Agreement.

“Merger Agreement” has the meaning set forth in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the recitals to this Agreement.

“Mergers” has the meaning set forth in the recitals to this Agreement.

“Necessary Action” means, with respect to a specified result, any and all actions necessary to cause such result, including executing any and all agreements and instruments that are required to achieve such result and making, or causing to be made, with any and all Governmental Entities, all filings, registrations or similar actions that are required to achieve such result (but, in each case, solely to the extent such actions are permitted by Law and are within such Party’s reasonable control).

“Non-Affiliated Director” means a director who qualifies as “independent” under the rules of the New York Stock Exchange or the rules of such other national securities exchange on which the Common Stock is then listed or trading and who is not an Investor Director.

“Opportunity” has the meaning set forth in Section 3.5(a).

“Organizational Documents” means the Company’s certificate of incorporation, bylaws and certificates of designations (if any), each as amended from time to time in accordance with its terms.

“Other Coordinated Offering” has the meaning given to such term in the Registration Rights Agreement.

5

“Party” or “Parties” has the meaning set forth in the recitals to this Agreement.

“Permitted Transferee” means: (i) any direct or indirect equityholder of a Securityholder who receives shares of Common Stock or other Equity Securities of the Company as a result of a distribution of Common Stock by such Securityholder (or any subsequent distribution of such shares of Common Stock by any such direct or indirect member of a Securityholder); and (ii) any member of the same Investor Group as the Transferor, in the case of (i) and (ii), that is a party to this Agreement or agrees to become party to, and be bound to the same extent as the transferor by, the terms of this Agreement by signing a Joinder.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity, and also includes any managed investment account.

“Proceeding” means any action, cause of action, claim, demand, litigation, suit, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.

“Prohibited Transferee” has the meaning set forth in Section 4.2(a)(i).

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Closing Date, by and among the Company and the initial holders signatory thereto, as it may be amended, supplemented, restated, amended and restated or otherwise modified from time to time.

“Related Companies” has the meaning set forth in Section 3.5(c).

“Representatives” has the meaning set forth in Section 6.19.

“Required Information” has the meaning set forth in Section 3.1(b)(ii).

“Sales Process” has the meaning set forth in Section 4.1(b).

“SEC” means the United States Securities and Exchange Commission.

“Second Merger” has the meaning set forth in the recitals to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Securityholder” means: (a) any Person (other than the Company) named on the signature pages to this Agreement; (b) any member of an Investor Group that is a Transferee of Equity Securities Beneficially Owned by another Securityholder in a Transfer that complies with the terms and conditions of this Agreement and who is required by this Agreement to agree to be bound by the terms and conditions of this Agreement.

6

“Shelf Offering” has the meaning given to such term in the Registration Rights Agreement.

“Signing Date” has the meaning set forth in the recitals to this Agreement.

“Standstill Restricted Group” has the meaning set forth in Section 4.1.

“Standstill Restrictions” has the meaning set forth in Section 4.1.

“Subject Policy” means each policy of the Board in place as of the Closing Date that was in effect and applicable to the other directors (a copy of which was provided to each Investor on or prior to the Signing Date or was available on the Closing Date on EDGAR or the Company’s website at helixesg.com), as such policies may be amended from time to time by the Company to comply with applicable law, rules and regulations, including stock exchange rules and guidelines, and each subsequent policy of the Board required by Law that is in effect and applicable to all Non-Affiliated Directors.

“Subject Securities” means: (a) Common Stock (i) Beneficially Owned or owned of record on the Closing Date, (ii) issued as consideration pursuant to the First Merger, including for the avoidance of doubt, any shares of Common Stock issued in respect of Creditor Warrants in connection with the First Merger pursuant to the terms of the Creditor Warrant Agreement or Jones Act Warrants in connection with the First Merger) or (iii) issued or issuable upon exercise of stock options or warrants outstanding as of immediately following the Closing in respect of stock options or warrants of HOS outstanding immediately prior to the Closing); (b) Jones Act Warrants (solely to the extent issued or issuable in respect of warrants to purchase HOS common stock outstanding as of immediately prior to the Closing) or Creditor Warrants; and (c) any shares of Common Stock issued or issuable upon exercise of Jones Act Warrants or Creditor Warrants referred to in the foregoing clause (b).

“Third Party” means any Person that is not: (a) a member of any Investor Group that continues to have the rights to designate for nomination at least one (1) Investor Director pursuant to Section 3.1; (b) the Company; (c) a member of the Board; (d) an officer of the Company or (e) an Affiliate of any such Person.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, encumber, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or any interest in any security, including derivative or similar transactions or arrangements whereby the voting or economic interest therein are transferred to another Person or (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; provided, that in no event shall “Transfer” be deemed to include, or this Agreement be deemed to restrict or otherwise apply to, any sale, issuance, encumbrance, hypothecation, pledge or other disposition of Equity Securities of any Securityholder or any Person who directly or indirectly owns any Equity Securities of any Securityholder.

7

“U.S. Citizen” means any Person who is eligible and qualified to own and operate U.S. vessels in U.S. Coastwise Trade pursuant to the Jones Act.

“U.S. Coastwise Trade” has the meaning given such term in the definition of “Jones Act” in this Agreement.

“U.S. Vessel” has the meaning given to such term in the definition of “Jones Act” in this Agreement.

“Underwritten Block Trade” has the meaning given to such term in the Registration Rights Agreement.

“Underwritten Offering” means a sale of Common Stock to an underwriter for re-offering to the public (or a sale of Common Stock or Common Stock Equivalents to the Company as part of a sale of Common Stock by the Company to an underwriter for re-offering to the public) and includes a Shelf Offering and an Underwritten Block Trade.

“Voting Securities” means any equity securities of the Company that are entitled to vote generally in the election of directors.

“Whitebox Investor Director” means the person listed on Exhibit A and identified as the Whitebox Investor Director, or any other person designated to replace such person in accordance with the terms of this Agreement.

“Whitebox Investor Group” means, collectively, the Whitebox Investor and each of: (i) Whitebox Caja Blanca Fund, LP; (ii) Whitebox Relative Value Partners, L.P.; (iii) Whitebox GT Fund, LP; (iv) Whitebox Multi-Strategy Partners, L.P.; (v) Whitebox Credit Partners, LP; (vi) Pandora Select Partners, L.P.; and (vii) each of their respective Affiliates that is or becomes a shareholder. For purposes of this definition of Whitebox Investor Group, no such Person shall be considered to be an Affiliate of the Company or any of its Controlled Affiliates.

“Whitebox Investor” means the member of the Whitebox Investor Group owning the greatest number of Common Stock Equivalents of any member of the Whitebox Investor Group, or another member of the Whitebox Investor Group as designated to the Company in writing by such Person.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1          Representations and Warranties. Each Party represents and warrants to the other Party as follows: (i) such Party has all requisite corporate, limited partnership or limited liability power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, and the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by such Party have been duly authorized by all necessary corporate, limited partnership or limited liability company action on the part of such Party; (ii) this Agreement has been duly executed and delivered by such Party and, assuming the due execution and delivery by the other Parties to this Agreement, this Agreement constitutes a valid and binding agreement of such Party enforceable against such Party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and (iii) the execution, delivery and performance of this Agreement by such Party do not, and the consummation of the transactions contemplated by this Agreement will not, constitute or result in a breach or violation of or default under any Laws or agreements binding upon such Party, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, except for filings with the SEC by such Party or where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings and notifications, would not, either individually or in the aggregate, prevent or delay the performance by such Party of any of its obligations hereunder.

8

ARTICLE III
COVENANTS

Section 3.1          Designees.

(a)          On the Closing Date, the Company and the Board will take all Necessary Action to cause the Ares Investor Directors and the Whitebox Investor Director to be appointed to the Board. The Ares Investor Directors and the Whitebox Investor Director shall be “Company Designees” as such term is defined in the Merger Agreement.

(b)          From and after the Closing Date until the applicable Board Designation Expiration Date, subject to Section 3.4:

(i)          In connection with each annual or special meeting of stockholders of the Company at which directors are to be elected (each such annual or special meeting, an “Election Meeting”):

(A)          (I) the Ares Investor shall have the right to designate for nomination two (2) Ares Investor Directors during any time that the Ares Investor Group Beneficially Own, and have collectively Beneficially Owned at all times from the Closing Date through such Election Meeting, at least twenty percent (20%) of the outstanding Common Stock (including any Common Stock issuable pursuant to the Jones Act Warrants and the Creditor Warrants); and (II) one (1) Ares Investor Director during any time that the Ares Investor Group Beneficially Own, and have collectively Beneficially Owned at all times from the Closing Date through such Election Meeting at least ten percent (10%) of the outstanding Common Stock (including any Common Stock issuable pursuant to the Jones Act Warrants and the Creditor Warrants) but do not Beneficially Own, or have not collectively Beneficially Owned at all times from the Closing Date through such Election Meeting at least twenty percent (20%) of the outstanding Common Stock (including any Common Stock issuable pursuant to the Jones Act Warrants and the Creditor Warrants); and

9

(B)          the Whitebox Investor shall have the right to designate for nomination one (1) Whitebox Investor Director during any time that the Whitebox Investor Group Beneficially Own and have collectively Beneficially Owned at all times from the Closing Date through such Election Meeting at least ten percent (10%) of the outstanding Common Stock (including any Common Stock issuable pursuant to the Jones Act Warrants and the Creditor Warrants).

(ii)          Each Investor shall give written notice to the Governance Committee of its Investor Director designees no later than the date that is ninety (90) days before the first anniversary of the date that the Company’s annual proxy for the prior year was first mailed to the Company’s stockholders. Each Investor shall provide, or cause such individual to provide, to the Company, such information about such individual(s) and the nomination(s) to the Company at such times as the Company may reasonably request in order to ensure compliance with the applicable stock exchange rules and the applicable securities Laws, and to enable the Board or any committee thereof to make determinations required hereunder with respect to the qualifications of the individual to be an Investor Director (the “Required Information”); provided, however, that if an Investor fails to give such notice or the Required Information in a timely manner, then such Investor shall be deemed to have nominated the incumbent Investor Director in a timely manner. Each Investor shall also provide to the Company, in connection with providing the Required Information, evidence reasonably satisfactory to the Company that its Investor Group collectively Beneficially Owns the number of Common Stock Equivalents that is required to designate for nomination the Investor Director(s) pursuant to this Section 3.1(b) then being designated for nomination to the Board in connection with an Election Meeting.

(c)          From and after the Closing Date until the Board Designation Expiration Date for an Investor, the Company shall take all Necessary Action to cause the Board to include each Investor Director entitled to be designated for nomination by such Investor pursuant to Section 3.1(b) and otherwise to reflect the Board composition contemplated by Section 3.1, including the following: (i) at each Election Meeting, including the Investor Director(s) entitled to be designated for nomination by the Investors pursuant to Section 3.1(b) in the slate of nominees recommended by the Board to the Company’s stockholders for election as directors; (ii) soliciting proxies in order to obtain stockholder approval of the election of such Investor Director(s), including causing officers of the Company who hold proxies (unless otherwise directed by the Company stockholder submitting such proxy) to vote such proxies in favor of the election of such Investor Director(s); and (iii) causing such Investor Director(s) to be elected to the Board, including recommending that the Company’s stockholders vote in favor of such Investor Director(s) in any proxy statement used by the Company to solicit the vote of its stockholders in connection with each Election Meeting.

(d)          An Investor’s rights and the Company’s obligations under this Section 3.1 and Section 3.2 shall terminate on the earliest to occur of (with respect to each Investor and all members of its Investor Group, such Investor’s and its Investor Group’s “Board Designation Expiration Date”): (i) such Investor’s Investor Group cease to collectively Beneficially Own a “net long position” of at least ten percent (10%) of the then outstanding Common Stock (including any Common Stock issuable pursuant to the Jones Act Warrants and the Creditor Warrants); and (ii) such date that such Investor delivers to the Company a written notice irrevocably terminating its rights under this Section 3.1 and Section 3.2. Notwithstanding the foregoing, the failure of any Investor to exercise its nomination rights under this Section 3.1 or Section 3.2 with respect to any particular election cycle shall constitute a waiver of such rights solely with respect to that election cycle and shall not operate as, or be construed as, a waiver of such Investor’s nomination rights with respect to any subsequent election cycle or an irrevocable termination of its rights under this Section 3.1 and Section 3.2.

10

(e)          For the avoidance of doubt, the right granted to each Investor to designate for nomination one or more directors to the Board pursuant to this Section 3 is additive to, and not intended to limit in any way, the rights that each Investor may have to nominate, elect or remove directors under the Organizational Documents or Delaware General Corporation Law.

Section 3.2          Vacancies. Subject to Section 3.1 and Section 3.4, if at any time an Investor Director serving on the Board ceases to serve on the Board, whether due to the death, resignation, retirement, disqualification or removal from office as a member of the Board or otherwise, and the applicable Investor remains entitled to designate for nomination an Investor Director at such time pursuant to Section 3.1, the Board shall take all Necessary Action required to fill such resulting vacancy with such replacement designated by the applicable Investor as promptly as practicable. In furtherance thereof, if requested by the applicable Investor on a timely basis, the Company and the Board shall use their respective reasonable best efforts to promptly fill such vacancy.

Section 3.3          Compensation; Indemnification. Each Investor Director shall be entitled to the same expense reimbursement and advancement, exculpation and indemnification in connection with his or her role as a director as the other members of the Board (including by being offered the opportunity to enter into an indemnification agreement with the Company on the same form as has been entered into with other Non-Affiliated Directors), as well as reimbursement for reasonable and documented out-of-pocket expenses incurred in attending meetings of the Board or any committee of the Board of which such Investor Director is a member, if any, in each case to the same extent as the other members of the Board. Each Investor Director shall be also entitled to any retainer, compensation and equity compensation or other fees or compensation paid to the Non-Affiliated Directors for their services as a director, including any service on any committee of the Board. Each Investor Director shall, upon written notice to the Board and the Company, have the right to direct all or a portion of any payment due and payable to such Investor Director hereunder, to the Investor that nominated such Investor Director for appointment to the Board.

Section 3.4          Selection of Each Investor Director.

(a)          Notwithstanding anything to the contrary in this Agreement, no Investor shall be entitled to designate for nomination any Investor Director pursuant to Section 3.1 if the Governance Committee reasonably determines in good faith, on advice of legal counsel, that: (i) the election of such Investor Director to the Board would cause the Company to violate applicable Law; (ii) the election of such Investor Director would cause the Company not to be a U.S. Citizen; (iii) such Investor Director has been involved in any of the events that would be required to be disclosed in a registration statement on Form S-1 pursuant to Item 401(f)(2)-(8) of Regulation S-K under the Securities Act or is subject to any order, decree or judgment of any Governmental Entity prohibiting service as a director of any public company; or (iv) the election of such Investor Director would, in and of itself, cause the Company to fail to be in compliance with the rules or listing standards of the Applicable Stock Exchange (other than any “independence” rules or listing standards applicable to members of an audit committee of the Board). In any such case described in clauses (i), (ii), (iii) or (iv) of the immediately preceding sentence, the applicable Investor shall withdraw the designation of the proposed Investor Director, and, subject to the requirements of this Section 3.4(b) be permitted to designate a replacement therefor (which replacement Investor Director will also be subject to the requirements of this Section 3.4(b)). The Company hereby agrees that the Investor Director listed on Exhibit A to this Agreement would not be prohibited from serving on the Board pursuant to clause (i) of this Section 3.4(b).

11

(b)          Subject to Section 3.5, the Board may impose as a condition to an Investor Director serving on the Board that such Investor Director agree to, and be subject to, each Subject Policy. For the avoidance of doubt, no Subject Policy shall modify any of the rights and obligations of the parties to this Agreement, the Registration Rights Agreement, the Merger Agreement or any other agreement entered into between the parties in connection with the transactions contemplated by the Merger Agreement except to the extent necessary to comply with changes in applicable Law after the date hereof.

Section 3.5          Waiver of Corporate Opportunities. Notwithstanding any duty otherwise existing at law or in equity, to the fullest extent permitted by Law, the Company and the Investors agree that, from and after the Closing:

(a)          Each of the Securityholders, each of the Investor Directors, and any member of an Investor Group or any of the foregoing Persons’ respective Affiliates, and any one or more of the respective managers, directors, principals, officers, employees and other representatives of each such Person or their respective Affiliates (the foregoing Persons being referred to, collectively, as “Identified Persons”) may now engage, may continue to engage, or may, in the future, engage in the same or similar activities or lines of business as those in which the Company or any of its Affiliates, directly or indirectly, now engage or may engage or other business activities that overlap with, are complementary to, or compete with those in which the Company or any of its Affiliates, directly or indirectly, now engage or may engage (any such activity or line of business, an “Opportunity”). No Identified Person shall, as a result of its capacity as such, have any duty to refrain, directly or indirectly, from: (i) engaging in any Opportunity; or (ii) otherwise competing with the Company or any of its Affiliates. No Identified Person shall, as a result of its capacity as such, have any duty or obligation to refer or offer to the Company or any of its Affiliates any Opportunity except for any Identified Person who is a director of the Company (a “Director”), who shall have the duty to refer or offer to the Company any Opportunity that is expressly first presented in writing to such Director in his or her capacity as a Director or if knowledge of such Opportunity is first acquired by such Director solely as a result of such Director’s position as a Director, and the Company hereby renounces any interest or expectancy of the Company in, or in being offered, an opportunity to participate in any other Opportunity which may be a corporate (or analogous) or business opportunity for the Company or any of its Affiliates.

12

(b)          In the event that any Identified Person acquires knowledge of a potential transaction or other corporate (or analogous) or business opportunity which may be an Opportunity for the Company or any of its Affiliates, such Identified Person shall have no duty to communicate or offer such Opportunity to the Company or any of its Affiliates and shall not be liable to the Company or any stockholder of the Company for breach of any purported fiduciary duty by reason of the fact that such Identified Person pursues or acquires such Opportunity for itself (or any of its Affiliates), or offers or directs such Opportunity to another Person (including any Affiliate of such Identified Person). Notwithstanding the foregoing, each Identified Person who is a Director shall have the duty to communicate or offer to the Company any Opportunity that is expressly first presented in writing to such Director in his or her capacity as a Director or if knowledge of such Opportunity is first acquired by such Director solely as a result of such Director’s position as a Director, and the Company does not waive any claims in respect of breaches of fiduciary duty arising therefrom. For the avoidance of doubt, none of the waivers of the corporate opportunities doctrine or related duties set forth in this Section 3.5 shall apply to any officer, employee or consultant of the Company or any of its subsidiaries or any Director other than an Investor Director.

(c)          The Identified Persons may now own, may continue to own, and from time to time may acquire and own, investments in one or more Persons (such Persons, collectively, “Related Companies”) that are direct competitors of, or that otherwise may have interests that do or could conflict with those of, the Company or its Affiliates and any stockholders of the Company or any of their respective Affiliates, and: (i) the enjoyment, exercise and enforcement of the rights, interests, privileges, powers and benefits granted or available to the Identified Persons under this Agreement or the Company’s Organizational Documents shall not be in any manner reduced, diminished, affected or impaired, and the obligations of the Identified Persons under this Agreement or the Company’s Organizational Documents shall not be in any manner augmented or increased, by reason of any act, circumstance, occurrence or event arising from or in any respect relating to: (A) the ownership by an Identified Person of any interest in any Related Company; (B) the affiliation of any Related Company with an Identified Person; or (C) any action taken or omitted by an Identified Person in respect of any Related Company; (ii) no Identified Person shall, by reason of such ownership, affiliation or action, become subject to any fiduciary duty to the Company, any of the stockholders of the Company or any of their respective Affiliates; (iii) none of the duties imposed on an Identified Person, whether by contract or Law, do or shall limit or impair the right of any Identified Person lawfully to compete with the Company, any of its stockholders or any of their respective Affiliates; and (iv) except as set forth in Section 3.5(a) and Section 3.5(b), the Identified Persons are not and shall not be obligated to disclose to the Company or any of its Affiliates any information related to their respective businesses or opportunities, including acquisition opportunities, and shall not be obligated to refrain from or in any respect to be restricted in competing against the Company or any of its Affiliates in any such business or as to any such opportunities.

13

(d)          In addition to and notwithstanding the foregoing provisions of this Section 3.5, a corporate (or analogous) or business opportunity shall not be deemed to be an Opportunity for the Company or any of its Affiliates if it is an opportunity: (i) that the Company is not legally able or contractually permitted to undertake; or (ii) which the Board has affirmatively elected to refrain from continued evaluation or pursuing.

(e)          Any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Section 3.5.

(f)          The Company represents and warrants that the Board has irrevocably adopted and approved this Section 3.5 prior to the Closing and included this waiver in the Certificate of Incorporation of the Company upon Closing. The Company and the Board shall maintain this waiver in effect from and after the Closing for so long as this Agreement remains in effect. For the avoidance of doubt, prior to Closing, none of the Identified Persons shall have any obligations to the Company with respect to any Opportunity pursuant to any doctrine of corporate opportunity or otherwise.

Section 3.6          Amendment to Organizational Documents. From and after the Closing Date until the Board Designation Expiration Date for each Investor, the Company shall not amend, or propose to amend, the Organizational Documents in any manner that is inconsistent with or would nullify or supersede any of the terms of this Agreement or would prevent any Party from complying with its obligations hereunder unless such proposed amendment is approved by such Investor. Notwithstanding the foregoing, to the extent any such proposed amendment would uniquely and adversely affect the rights, obligations, or interests of any particular Securityholder or its Investor Group in a manner that is disproportionate to the effect on the other Securityholders or Investor Group such proposed amendment shall also require the prior written consent of such adversely affected Securityholder, which consent may be withheld in such Securityholder’s sole discretion. For the avoidance of doubt, this Section 3.6 shall not apply to any amendments to the Organizational Documents expressly contemplated by the Merger Agreement.

Section 3.7          Information and Access Rights.

(a)          The Company shall, and shall cause its subsidiaries to, keep proper books, records and accounts, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its subsidiaries consistent with past practice. For so long as an Investor Group is entitled to designate for nomination an Investor Director pursuant to Section 3.1(b), the Company shall permit such Investor Group and the applicable Investor Director’s respective designated representatives, at reasonable times and upon reasonable prior notice to the Company, to inspect, review and/or make copies and extracts from the books and records of the Company or any of its subsidiaries and to discuss the affairs, finances and condition of the Company and its subsidiaries with the personnel or senior management of the Company. For the avoidance of doubt, the rights to Company information granted under this Section 3.7(a) shall be permanently terminated if such Investor Group is no longer entitled to designate for nomination an Investor Director pursuant to Section 3.1.

14

(b)          Individuals associated with the Securityholders may from time to time serve on the Board (including as Investor Directors) or be observers to the Board or the equivalent governing body of the Company’s subsidiaries. The Company, on its behalf and on behalf of its subsidiaries, recognizes that such individuals: (i) will from time to time receive non-public information concerning the Company and its subsidiaries; and (ii) may (subject to applicable Law, any insider trading or other policies of the Company and the obligation to maintain the confidentiality of such information in accordance with Section 6.19) share such information with other individuals associated with the Securityholders. The Company, on behalf of itself and its subsidiaries, irrevocably consents to such sharing. Taking into account the common interest and joint defense doctrine as may be applicable that would permit the sharing of potentially privileged information without a resulting waiver, the Company shall not be required to disclose any privileged information where such disclosure would result in a waiver of the applicable privilege so long as the Company has used its best efforts to enter into an arrangement pursuant to which it may provide such information to the Investors without the loss of any such privilege and has notified the Investors that such information has not been provided.

(c)          For so long as an Investor Group is entitled to designate for nomination an Investor Director, at the request of a member of such Investor Group, the Company shall deliver or cause to be delivered to such Person, to the extent otherwise prepared by the Company: (i) operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its subsidiaries; and (ii) such other reports and information as may be reasonably requested by such Person.

ARTICLE IV
STANDSTILL; TRANSFER RESTRICTIONS

Section 4.1          Standstill Restrictions.

(a)          Without the prior written consent of the Company, each Securityholder party to this Agreement that is a member of an Investor Group (such Persons, with respect to any Investor Group, but excluding any unaffiliated third party accounts managed by an Affiliate of such Investor, such Investor Group’s “Standstill Restricted Group”) will not, and will cause their controlled Affiliates not to and will not cause or direct their other Affiliates to, from and after the Closing Date until the Expiration Date for such Standstill Restricted Group, except as expressly set forth in this Section 4.1 (the “Standstill Restrictions”):

(i)          acquire, or offer or agree to acquire, by purchase or otherwise, or direct any Person in the acquisition of record or Beneficial Ownership of or economic exposure to, any shares of Common Stock or any other Voting Securities, Common Stock Equivalents or Equity Securities of the Company, or engage in any swap or hedging transactions or other derivative agreements with respect to Voting Securities that would be reasonably likely to result in the applicable Standstill Restricted Group subsequently acquiring Beneficial Ownership of such Voting Securities, in each case, if such acquisition, offer, agreement or transaction, together with any shares of Common Stock, Voting Securities and swaps, hedging transactions and other derivatives with respect thereto then held by such Standstill Restricted Group, would result in such Standstill Restricted Group having Beneficial Ownership of more than thirty percent (30%) of the shares of Common Stock (including any Common Stock issuable pursuant to the Jones Act Warrants and the Creditor Warrants) outstanding at such time (provided, that this Section 4.1(a)(i) shall not restrict or prohibit (A) the exercise or conversion of Common Stock Equivalents into Common Stock by any Securityholder, (B) any increase in such Standstill Restricted Group’s percentage of Beneficial Ownership of Common Stock resulting solely from any action taken by the Company that reduces the total number of shares of Common Stock outstanding (including any share repurchase, redemption or cancellation), (C) any acquisition of Common Stock or Voting Securities pursuant to any pro rata stock dividend, stock split, rights offering, recapitalization or similar transaction offered or made available to all holders of Common Stock on a pro rata basis, or (D) any bona fide hedging or other derivative transaction entered into for the primary purpose of managing risk with respect to existing holdings of Voting Securities and not for the primary purpose of acquiring Beneficial Ownership of additional Voting Securities);

15

(ii)          enter into any commitment, agreement or arrangement with any Third Party regarding an Extraordinary Transaction (other than (A) a customary confidentiality agreement or (B) preliminary, non-binding discussions that do not create any binding or enforceable obligation), including any club, partnership or joint-bid with any Third Party with respect to an Extraordinary Transaction;

(iii)          initiate, participate in, seek, advise or encourage any Third Party with respect to or publicly support any “contested solicitation” for the election or removal of directors with respect to the Company or any proxy contest (other than by voting its shares of Voting Securities) or any tender offer or exchange offer with respect to the Company not approved and affirmatively recommended by the Board;

(iv)          form, join or in any other way participate in or act in concert as a partnership, limited partnership, syndicate or other “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to any Voting Securities or Jones Act Warrants, except discussions in the ordinary course of business with another Securityholder or members of another Investor Group that is not prohibited by the other provisions of this Section 4.1; or

(v)          (A) initiate, call or seek to call (publicly or otherwise), a special meeting of stockholders or any action by the written consent of the stockholders, (B) submit or present at any annual or special meeting of stockholders any proposal (binding or non-binding) for consideration for action by stockholders; or (C) engage in a “withhold the vote” or similar campaign.

16

(b)          This Section 4.1 shall not, in any way, prevent, restrict, encumber or limit: (i) the Securityholders from: (A) if the Board has previously authorized or approved the solicitation by the Company of bids or indications of interest in the potential acquisition of the Company or any of its assets or operations by auction or other sales process following the Closing Date (each, a “Sales Process”), participating in such Sales Process in accordance with any procedures established by the Company with respect to such Sales Process and, if selected as the successful bidder by the Company, completing the acquisition contemplated by such Sales Process; (B) engaging in confidential communications or discussions with, or submitting any non-public written proposals to, the Board or any of its members regarding any of the matters described in this Section 4.1; provided that such communications, discussions or proposal does not and would not reasonably be expected to require public disclosure of such communications, discussions or proposals by the Company, any Securityholder or any other Person; (C) taking any action necessary to comply with any applicable Law or any action required by any Governmental Entity or any requirement of the New York Stock Exchange, NASDAQ or any other national securities exchange on which the shares of Common Stock are then listed (the “Applicable Stock Exchange”) or (D) if any Third Party commences a tender offer or exchange offer (within the meaning of Rule 14d-2 under the Exchange Act) with respect to the Company or any of its subsidiaries or enters into a definitive agreement with the Company or any of its subsidiaries for an Extraordinary Transaction, (1) communicating with the Company or any of its subsidiaries, its shareholders or any other Person regarding such transaction, (2) opposing such transaction, (3) making a competing proposal, either alone or in concert with others, with respect to an Extraordinary Transaction and consummating such Extraordinary Transaction in accordance with its terms (and if such transaction was available on substantially the same terms to all holders of Voting Securities (which may exclude the proposing Securityholder and its Standstill Restricted Group), then Section 4(a)(i) shall not apply to an acquisition of Voting Securities as part of the consummation of such transaction), (4) soliciting proxies or consents in opposition to such transaction, or in favor of such competing proposal, or (5) taking or refraining from taking such actions as are necessary or appropriate in order to proceed with, facilitate, engage in, finance, further or complete any of foregoing actions described in the foregoing subclauses (1) through (4); provided that the foregoing clause (D) (x) will not relieve the Standstill Restricted Group of its obligations under Section 6.19 or under any other obligations of confidentiality to the Company and its subsidiaries and (y) will not be deemed to require the Company to make any public disclosures; (ii) any Investor Director then serving as a director on the Board from acting as a director or exercising and performing his or her duties (fiduciary and otherwise) as a director in accordance with applicable Law, the Company’s Organizational Documents and its related guidelines and any corporate governance guidelines and the rules of the Applicable Stock Exchange as then in effect; or (iii) any Transfer otherwise permitted by this Article IV.

(c)          Notwithstanding anything to the contrary in this Section 4.1, if any person or group other than any Securityholder or any of its Standstill Restricted Group initiates or publicly announces its intent to, or does initiate a proxy contest, solicitation, or other campaign to replace, remove or elect directors of the Company in opposition to the Company’s recommended slate of directors (each of the foregoing a “Hostile Action”), nothing in Section 4(a) shall prohibit or restrict any Securityholder or any member of its Standstill Restricted Group (who are at such time otherwise in compliance with Section 4(a) in all material respects) from: (i) communicating with the Company and/or its shareholders regarding such Hostile Action; provided that such communications, discussions or proposal does not and would not reasonably be expected to require public disclosure of such communications, discussions or proposals by the Company, any Securityholder or any other Person; and (ii) soliciting proxies or consents to oppose the Hostile Action; provided that no Securityholder or any other Standstill Restricted Group member shall be permitted to publicly propose any alternative slate of directors in response to any Hostile Action.

17

(d)          The Standstill Restrictions shall terminate automatically and cease to apply to any Securityholder in a Standstill Restricted Group, without further action of any Person, immediately upon the earlier of: (i) such Standstill Restricted Group’s Expiration Date or (ii) the Company’s material breach of this Agreement (and, if curable, the Company fails to cure such breach within ten (10) days of the date that such Securityholder provides written notice of such breach to the Company).

Section 4.2          Transfer Restrictions.

(a)          Without the prior written approval of a majority of directors then on the Board other than the applicable Investor Group’s Investor Director, no Securityholder member of such Standstill Restricted Group shall, until the Expiration Date for such Standstill Restricted Group:

(i)          knowingly Transfer any Subject Securities to (i) any Person or Group who is listed on Exhibit C or any of their respective subsidiaries that are known by such Securityholder to be subsidiaries of such Person or (ii) any successor (by merger or otherwise) to any Person or Group listed on Exhibit C (each, a “Prohibited Transferee”); or

(ii)          Transfer any Subject Securities to any Person or Group who, before and/or after giving effect to such Transfer, to the transferor’s knowledge, would Beneficially Own five percent (5%) or more of the outstanding shares of Common Stock (other than any person or Group entitled to file a Schedule 13G pursuant to Rule 13d-1(b)(1) under the Exchange Act that is not identified in the most recently published Sharkwatch “50” List as of such time).

(b)          Notwithstanding anything in this Agreement to the contrary, this Section 4.2 shall not apply to:

(i)          any Transfer solely to a Permitted Transferee;

(ii)          any Transfer effected through an Underwritten Offering or Other Coordinated Offering pursuant to a registration statement filed under the Securities Act (including pursuant to an exercise of the registration rights under the Registration Rights Agreement) so long as the Securityholders effecting any such Transfers instruct the managing underwriter(s) or distribution agent(s) of any such Underwritten Offering or the distribution agent(s) of any such Other Coordinated Offering to use reasonable best efforts to exclude (as potential purchasers) Prohibited Transferees from such Underwritten Offering or Other Coordinated Offering; or

18

(iii)          any Transfer effected through an open market transaction, block trade (whether or not an Underwritten Block Trade) or sale conducted through a dealer (whether acting as a principal or agent), market maker or broker so long as the Securityholders effecting any such Transfers instruct the underwriter, dealer, market maker or broker for any such transaction to use reasonable best efforts to exclude (as potential purchasers) Prohibited Transferees from such transaction.

(c)          “knowledge” for purposes of Section 4.2(a), means that the transferor shall be required to undertake reasonable inquiry into the identity of any potential purchaser(s), which shall be satisfied by:

(i)          reviewing (or causing the applicable transferor’s legal counsel to review) filings made by the prospective purchaser on the SEC’s EDGAR system in order to determine whether or not such purchaser Beneficially Owns five percent (5%) or more of the outstanding shares of Common Stock; and

(ii)          in the case of any Transfer (in one transaction or a series of transactions with any potential purchaser) of Subject Securities prohibited by this Section 4.2 and constituting one percent (1%) or more of the outstanding shares of Common Stock, causing such purchaser to execute a certification that such purchaser will not own five percent (5%) or more of the outstanding shares of Common Stock after giving effect to the proposed Transfer.

Section 4.3          Prohibited Transfers Void. Any attempt to Transfer any Subject Securities in violation of the terms of this Agreement shall be null and void ab initio and no right, title or interest therein or thereto shall be Transferred to the purported transferee. The Company will not give, and will not permit the Company’s transfer agent to give, any effect to such attempted Transfer on its records.

Section 4.4          Legends.

(a)          The Subject Securities held by a Securityholder, whether represented by certificates or in book-entry form, will bear a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE SECURITYHOLDERS AGREEMENT, DATED AS OF APRIL [●], 2026, AS IT MAY BE AMENDED FROM TIME TO TIME BY AND AMONG HELIX ENERGY SOLUTIONS GROUP, INC. (THE “COMPANY”) AND CERTAIN OF ITS SECURITYHOLDERS AND OTHER PERSONS (THE “SECURITYHOLDERS AGREEMENT”). THE SECURITYHOLDERS AGREEMENT CONTAINS, AMONG OTHER THINGS, SIGNIFICANT RESTRICTIONS ON THE TRANSFER OF THE SECURITIES OF THE COMPANY AND OTHER RESTRICTIONS ON THE ACTIONS BY CERTAIN STOCKHOLDERS OF THE COMPANY RELATING TO THE COMPANY AND/OR ITS SECURITIES. A COPY OF THE SECURITYHOLDERS AGREEMENT IS AVAILABLE UPON REQUEST FROM THE COMPANY.

19

(b)          The restrictive legends on any Subject Securities, including the legend in Section 4.4(a), shall be removed if: (i) such Subject Securities are sold pursuant to an effective registration statement; (ii) if such Subject Securities may be sold by the holder of such Subject Securities free of restrictions pursuant to Rule 144(b) under the Securities Act; or (iii) such Subject Securities are being sold, assigned or otherwise transferred pursuant to Rule 144 under the Securities Act; provided, that with respect to clause (ii) or (iii) above, the holder of such shares of Common Stock has provided all necessary documentation and evidence (which may include an opinion of counsel) as may reasonably be required by the Company to confirm that the legend may be removed under applicable securities Law. The Company shall cooperate with the applicable Securityholder of Subject Securities to effect removal of the legends on such shares pursuant to this Section 4.4(b) as soon as reasonably practicable after delivery of notice from such Securityholder that the conditions to removal are satisfied (together with any documentation required to be delivered by such Securityholder pursuant to the immediately preceding sentence). The Company shall bear all costs and expenses associated with the removal of a legend pursuant to this Section 4.4(b).

ARTICLE V
TERMINATION

Section 5.1          Termination. This Agreement (except with respect to the rights and obligations under Section 3.5 , which shall not be terminable) shall terminate upon the earliest to occur of: (a) the termination of the Merger Agreement in accordance with its terms; (b) with respect to any Securityholder, the Expiration Date of the members of such Securityholder’s Standstill Restricted Group; and (b) the mutual written consent of the parties. Notwithstanding the foregoing, (i) the provisions of this Agreement shall survive any such termination to the extent necessary for any Person to enforce any right of such Person that accrued hereunder prior to or on account of such termination, (ii) this Article V and Article VI (other than Section 6.19) shall survive any such termination and (iii) the rights and obligations of a Securityholder provided under Section 6.19 shall terminate as set forth in such section.

ARTICLE VI
MISCELLANEOUS

Section 6.1          Amendments and Waivers.

20

(a)          This Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by the Company and the Securityholders or, in the case of a waiver, by the Party(ies) against whom the waiver is to be effective.

(b)          The failure or delay of any Party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms. A waiver or consent to or of any breach or default by any Party in the performance by that Party of his, her or its obligations under this Agreement will not be deemed to be a consent or waiver to or of any other breach or default in the performance by that Party of the same or any other obligations of that Party under this Agreement.

Section 6.2          Remedies. Each of the Parties acknowledges and agrees that the rights of each Party under this Agreement are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies a Party may have in equity or at Law, each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement in the Chosen Courts without necessity of posting a bond or other form of security or proof of damages. In the event that any action or Proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party waives the defense, that there is an adequate remedy at Law. The pursuit of specific performance or other equitable remedies by any Party hereto will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at law or in equity) to which such Party may be entitled at any time. Any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise at any time of any other remedy.

Section 6.3          Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited, invalid, illegal or unenforceable in any respect under any applicable Law or regulation in any jurisdiction, such prohibition, invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such prohibited, invalid, illegal or unenforceable provision had never been contained herein.

Section 6.4          Entire Agreement. Except as otherwise provided herein, this Agreement (including the exhibits hereto) contains the complete agreement and understanding among the Parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way including the other documents referred to herein.

21

Section 6.5          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party may assign any of its rights or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law or otherwise, directly or indirectly, without the prior written consent of, each Investor (or relevant successor), in the case of the Company, or the Company, in the case of any Securityholder (or its relevant successor). Notwithstanding the foregoing, any Securityholder is permitted to assign its rights and obligations under this Agreement to any member of its Investor Group to whom it has transferred Common Stock and/or Common Stock Equivalents, subject to execution by such Person of a Joinder.

Section 6.6          Notices. Any notice, demand or other communication to be given under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered personally to the recipient, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; but if not, then on the next Business Day, (iii) one Business Day after it is sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) three Business Days after it is mailed to the recipient by first class mail, return receipt requested. Such notices, demands and other communications will be sent, as applicable, to the Company at the address specified below, or to the applicable Securityholder at the most recent address for such Securityholder as shown in the Company’s register of its stockholders, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Any Party may change such Party’s address for receipt of notice by giving prior written notice of the change to the sending party as provided herein. The Company’s address is:

Helix Energy Solutions Group, Inc.
3505 West Sam Houston Parkway North, Suite 400Houston, TX 77043
Attention:      Ken Neikirk
Email:              [***]

With copy, which shall not constitute notice, to

Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002
Attention: Travis Wofford
E-mail:        [***]

Section 6.7          Business Days. If any time period for giving notice or taking action hereunder expires on a day that is not a Business Day, the time period will automatically be extended to the Business Day immediately following such Saturday, Sunday or legal holiday.

Section 6.8          Governing Law. The corporate law of the State of Delaware will govern all issues and questions concerning the relative rights of the Company and its equityholders. All issues and questions concerning the construction, validity, interpretation and enforcement of this Agreement and the exhibits and schedules hereto will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

22

Section 6.9          MUTUAL WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

Section 6.10          CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY IN THE STATE OF DELAWARE (OR, SOLELY IF THE COURT OF CHANCERY IN THE STATE OF DELAWARE DECLINES SUBJECT MATTER JURISDICTION, IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE OR STATE COURTS OF DELAWARE, LOCATED IN WILMINGTON) (THE “CHOSEN COURTS”), FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH HEREIN WILL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS PARAGRAPH. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE CHOSEN COURTS, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 6.11          No Recourse. Notwithstanding anything to the contrary in this Agreement, the Company and each Securityholder agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement, will be had against any current or future director, officer, employee, general or limited partner or member of any Securityholder or any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Securityholder or any current or future member of any Securityholder or any current or future director, officer, employee, partner or member of any Securityholder or of any Affiliate or assignee thereof, as such for any obligation of any Securityholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

23

Section 6.12          Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The use of the word “including” in this Agreement will be by way of example rather than by limitation.

Section 6.13          No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party.

Section 6.14          Counterparts. This Agreement may be executed in multiple counterparts (which may be by electronic transmission, including, PDF or DocuSign), any one of which need not contain the signature of more than one Party, but all such counterparts taken together will constitute one and the same agreement.

Section 6.15          Electronic Delivery. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent executed and delivered by means of a photographic, photostatic, facsimile or similar reproduction of such signed writing using a facsimile machine or electronic mail will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party or party to any such agreement or instrument, each other Party or party thereto will re-execute original forms thereof and deliver them to all other parties. No Party or party to any such agreement or instrument will raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

Section 6.16          Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Securityholder and the Company agrees to execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and the transactions contemplated hereby.

Section 6.17          Dividends, Recapitalizations, Etc. If at any time or from time to time there is any change in the capital structure of the Company by way of a stock split, stock dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment will be made in the provisions hereof so that the rights and privileges granted hereby will continue.

Section 6.18          No Third Party Beneficiaries. No term or provision of this Agreement is intended to be, or shall be, for the benefit of any Person not a Party, and no such other Person shall have any right or cause of action hereunder, except as otherwise expressly provided herein. Notwithstanding the foregoing, each of Section 3.5 and Section 6.19 shall inure to the benefit of, and be enforceable by, the Identified Persons and Related Companies and Section 3.3 shall inure to the benefit of, and be enforceable by, each Investor Director.

24

Section 6.19          Confidentiality. For a period of one (1) year following the date on which no Investor Director appointed by the applicable Securityholder remains a director of the Company, each such Securityholder and Investor Director appointed by such Securityholder shall maintain the confidentiality of any confidential and proprietary information of the Company and its subsidiaries (“Confidential Information”) using the same standard of care, but in no event less than reasonable care, as it applies to its own confidential information, except that such Confidential Information may be disclosed: (i) by a Securityholder to its Affiliates and to its and their respective directors, managers, officers, employees, and authorized representatives (including attorneys, accountants, consultants, bankers, and financial advisors of such Securityholder or its Affiliates) (collectively, “Representatives”) who need to be provided such Confidential Information to assist such Securityholder in evaluating or reviewing its investment in securities of the Company if the applicable recipient has been previously informed by Securityholder of the confidential nature of such information and has been advised of their obligation to keep such information confidential; provided, that each of such Representatives shall be deemed to be bound by the provisions of this Section 6.19 and such Securityholder shall be responsible for any breach of this Section 6.19 by its Representatives; (ii) by a Securityholder to the current or prospective lenders, partners, members, or other investors of such Securityholder (or any direct or indirect investor in such Securityholder) or former partners, members, or other investors who retained an economic interest in such Securityholder (or such other investors) to the extent such disclosure is limited to customary disclosures made in the ordinary course of business by an investment fund to its current, prospective, or former investors or equity holders in respect of investments made thereby, including in connection with the disposition thereof, after obtaining assurance that confidential treatment will be accorded to such information (for the avoidance of doubt, without violation of applicable Law or disclosure of material nonpublic information or competitively sensitive information); (iii) by a Securityholder to any Permitted Transferee if the applicable recipient has been previously informed by Securityholder of the confidential nature of such information and has been advised of their obligation to keep such information confidential; provided, that each such Permitted Transferee shall be deemed to be bound by the provisions of this Section 6.19 and such Securityholder shall be responsible for any breach of this Section 6.19 by such Permitted Transferee; (iv) by any Securityholder or Representative to the extent that such Securityholder or its Representative has received advice from its counsel that it is legally compelled to do so or is required to do so pursuant to a subpoena or other order from a court of competent jurisdiction or other applicable Law or audit or inquiries by a regulator, bank examiner, or self-regulatory organization; provided, that prior to making such disclosure, such Securityholder or Representative, as the case may be, uses commercially reasonable efforts to preserve the confidentiality of the Confidential Information to the extent permitted by Law or regulator, bank examiner or self-regulatory organization, including providing prior written notice to and consulting with the Company regarding such disclosure and, if reasonably requested by the Company, assisting the Company, at the Company’s expense, in seeking a protective order to prevent the requested disclosure and taking legally available steps to resist or narrow such request (including obtaining assurance that confidential treatment will be accorded to such information); provided, however, that the Securityholder or Representative, as the case may be, discloses only that portion of the Confidential Information as is, based on the advice of its counsel, legally required; (v) notwithstanding the foregoing clause (iv), by any Securityholder or Representative, without the requirement to provide notice or take any other action under this Agreement, in connection with any audit or any examination by a regulator, bank examiner, or

25

self-regulatory organization with regulatory oversight over such Securityholder or Representative; provided, that such audit or examination is not specifically directed primarily at the Company, any of its subsidiaries or the Confidential Information, (vi) by any Securityholder for any Confidential Information which is publicly available (other than as a result of dissemination by such Securityholder in breach of this Agreement) or a matter of public knowledge generally; or (vii) by any Securityholder for Confidential Information that was known to such Securityholder on a non-confidential basis, without, to such Securityholder’s knowledge, breach of any confidentiality obligations to the Company or its Affiliates in respect thereof, prior to its disclosure by the Company or its Affiliates. Notwithstanding the foregoing, each Securityholder and each Person deemed to be bound by the provisions of this Section 6.19 shall maintain in accordance with the confidentiality obligations set forth in this Section 6.19 any information constituting trade secrets for such longer time as such information constitutes a trade secret of the Company as defined under 18 U.S.C. § 1839(3).

[Signature page follows.]

26

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

HELIX ENERGY SOLUTIONS GROUP, INC.

By:
Name:
Title:

Acknowledged and Agreed with respect to Section 3.1(a):

HORNBECK OFFSHORE SERVICES, INC.

By:
Name:
Title:

[Signature Page to New Securityholders Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

[SECURITYHOLDER]

By:
Name:	[●]
Title:	[●]

[Signature Page to New Securityholders Agreement]

EXHIBIT A

INITIAL INVESTOR DIRECTOR

[***]
Exhibit A-1

EXHIBIT B

FORM OF JOINDER

The undersigned is executing and delivering this Joinder pursuant to the Securityholders Agreement dated as of __________________, 20__ (as amended, modified and waived from time to time, the “Securityholders Agreement”), among Helix Energy Solutions Group, Inc., a Minnesota corporation (the “Company”), and the other persons named as parties therein (including pursuant to other Joinders). Capitalized terms used herein have the meaning set forth in the Securityholders Agreement.

By executing and delivering this Joinder to the Company, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of, the Securityholders Agreement as a Securityholder and member of the [Ares] // [Whitebox] Investor Group in the same manner as if the undersigned were an original signatory to the Securityholders Agreement, and the undersigned will be deemed for all purposes to be a Securityholder and a member of the [Ares] // [Whitebox] Investor Group thereunder.

Accordingly, the undersigned has executed and delivered this Joinder as of the ___ day of ____________, 20___.

Signature

Print Name

Address:

Agreed and Accepted as of

________________, 20___:

HELIX ENERGY SOLUTIONS GROUP, INC.

By:

Its:

Exhibit B-1

EXHIBIT C

PROHIBITED TRANSFEREES

[***]
Exhibit C-1

SCHEDULE I

ADDITIONAL ARES INVESTOR GROUP MEMBERS

[***]
Schedule I-1

Exhibit F

D&O Indemnification Agreement

Final Form
CONFIDENTIAL

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this “Agreement”) is made and entered into as of [●], 2026 between Hornbeck Offshore Services, Inc. (f/k/a Helix Energy Solutions Group, Inc.), a Delaware corporation (the “Company”), and [●] (“Indemnitee”).

WHEREAS, highly competent persons have become more reluctant to serve corporations as directors or officers or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the corporation;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that, to attract and retain qualified individuals, the Company will attempt to maintain on an ongoing basis, at its sole expense, liability insurance to protect persons serving the Company and its subsidiaries from certain liabilities. Although the furnishing of such insurance has been a customary and widespread practice among United States-based corporations and other business enterprises, the Company believes that, given current market conditions and trends, such insurance may be available to it in the future only at higher premiums and with more exclusions. At the same time, directors, officers and other persons in service to corporations or business enterprises are being increasingly subjected to expensive and time-consuming litigation relating to, among other things, matters that traditionally would have been brought only against the corporation or business enterprise itself. The certificate of incorporation (as amended or restated, the “COI”) and the bylaws (as amended or restated, the “Bylaws”) of the Company require indemnification of the officers and directors of the Company. Indemnitee may also be entitled to indemnification pursuant to the General Corporation Law of the State of Delaware (“DGCL”). The COI, the Bylaws and the DGCL expressly provide or contemplate that the indemnification provisions set forth therein are not exclusive, and, accordingly, contracts may be entered into between the Company and members of the Board, officers of the Company and other persons with respect to indemnification;

WHEREAS, the uncertainties relating to such insurance and to indemnification have increased the difficulty of attracting and retaining such persons;

WHEREAS, the Board has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Company and its stockholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future;

WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified;

WHEREAS, this Agreement is a supplement to and in furtherance of the COI, the Bylaws and any resolutions adopted pursuant thereto, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder; [and]

1

WHEREAS, Indemnitee may not be willing to serve or continue to serve as an officer or director without adequate protection, and the Company desires Indemnitee to serve or continue to serve in such capacity; Indemnitee is willing to serve, continue to serve and take on additional service for or on behalf of the Company on the condition that Indemnitee be so indemnified [.] [; and]

[WHEREAS, Indemnitee has certain rights to indemnification, advancement of expenses and/or insurance provided by other persons or entities with which they are associated.]

NOW, THEREFORE, in consideration of Indemnitee’s agreement to serve as an officer and/or a director from and after the date hereof, the parties hereto agree as follows:

1.          Indemnity of Indemnitee. Subject to the provisions of Section 9, the Company hereby agrees to hold harmless and indemnify Indemnitee to the fullest extent permitted by law, as such may be amended from time to time, if Indemnitee was or is, or is threatened to be made, a party to, or otherwise becomes involved in, any Proceeding (as hereinafter defined) by reason of Indemnitee’s Corporate Status (as hereinafter defined). In furtherance of the foregoing indemnification, and without limiting the generality thereof:

(a)          Proceedings other than Proceedings by or in the Right of the Company. Indemnitee shall be entitled to the rights of indemnification provided in this Section 1(a) if, by reason of Indemnitee’s Corporate Status, Indemnitee is, or is threatened to be made, a party to or participant in, or otherwise becomes involved in, any Proceeding other than a Proceeding by or in the right of the Company. Pursuant to this Section 1(a), Indemnitee shall be indemnified against all Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee, or on Indemnitee’s behalf, in connection with such Proceeding, or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and its subsidiaries, and with respect to any criminal Proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful. To the extent necessary or appropriate to provide Indemnitee with the intended benefits of this Agreement in respect of service to a subsidiary of the Company, the Company shall cause such subsidiary to indemnify and hold harmless Indemnitee to the same extent that the Company is obligated to do so.

(b)          Proceedings by or in the Right of the Company. Indemnitee shall be entitled to the rights of indemnification provided in this Section 1(b) if, by reason of Indemnitee’s Corporate Status, Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding brought by or in the right of the Company. Pursuant to this Section 1(b), Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee, or on Indemnitee’s behalf, in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company or its subsidiaries; provided, however, if applicable law so provides, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in such Proceeding as to which Indemnitee shall have been finally adjudged (and not subject to further appeal) by a court of competent jurisdiction to be liable to the Company in accordance with the limitation on liability set forth in the COI unless and only to the extent that the court in which the Proceeding was brought shall determine that Indemnitee is fairly and reasonably entitled to indemnification.

2

(c)          Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of Indemnitee’s Corporate Status, a party to or participant in and is successful, on the merits or otherwise, in any Proceeding or in defense of any claim, issue or matter therein, in whole or in part, Indemnitee shall be indemnified to the maximum extent permitted by law, as such may be amended from time to time, against all Expenses actually and reasonably incurred by Indemnitee, or on Indemnitee’s behalf, in connection with such Proceeding or any claim, issue or matter therein. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section 1(c) and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice shall be deemed to be a successful result as to such claim, issue or matter.

(d)          Indemnification of Nominating Member. If (i) Indemnitee is or was affiliated with one or more investment partnerships or limited liability companies that has invested directly or indirectly in the Company (a “Nominating Member”), (ii) the Nominating Member is, or is threatened to be made, a party to or a participant in any Proceeding, or any claim, issue or matter therein, and (iii) the Nominating Member’s involvement in the Proceeding, or any claim, issue or matter therein, results from any claim based on the Indemnitee’s service to the Company as a director or other fiduciary of the Company, the Nominating Member will be entitled to indemnification hereunder for Expenses, judgments, penalties, fines and amounts paid in settlement to the same extent as Indemnitee and advancement of Expenses, judgments, penalties, fines and amounts paid in settlement shall apply to any such indemnification of Nominating Member. The Company and Indemnitee agree that each Nominating Member is an express third-party beneficiary of the terms of this Section 1(d).

2.          Additional Indemnity. In addition to, and without regard to any limitations on, the indemnification provided for in Section 1 of this Agreement, the Company shall and hereby does, to the fullest extent permitted by applicable law, indemnify and hold harmless Indemnitee against all Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf if, by reason of Indemnitee’s Corporate Status, Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding (including a Proceeding by or in the right of the Company or its subsidiaries), or any claim, issue or matter therein. The only limitation that shall exist upon the Company’s obligations pursuant to this Agreement, other than those set forth in Section 9 hereof, shall be that the Company shall not be obligated to make any payment to Indemnitee that is finally determined (under the procedures, and subject to the presumptions, set forth in Sections 6 and 7 hereof) to be unlawful.

3.	Contribution.

3

(a)          Whether or not the indemnification provided in Sections 1 and 2 hereof is available, in respect of any threatened, pending or completed action, suit or Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or Proceeding), to the fullest extent permitted by applicable law, the Company shall pay, in the first instance, the entire amount of any judgment or settlement of such action, suit or Proceeding without requiring Indemnitee to contribute to such payment and the Company hereby waives and relinquishes any right of contribution it may have against Indemnitee. The Company shall not, without the Indemnitee’s prior written consent, enter into any such settlement of any action, suit or Proceeding (in whole or in part) unless such settlement (i) provides for a full and final release of all claims asserted against Indemnitee and (ii) does not impose any Expense, judgment, fine, penalty or limitation on Indemnitee.

(b)          Without diminishing or impairing the obligations of the Company set forth in the preceding subparagraph, if, for any reason, Indemnitee shall elect or be required to pay all or any portion of any judgment or settlement in any threatened, pending or completed action, suit or Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or Proceeding), to the fullest extent permitted by applicable law, the Company shall contribute to the amount of Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred and paid or payable by Indemnitee in proportion to the relative benefits received by the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such action, suit or Proceeding), on the one hand, and Indemnitee, on the other hand, from the transaction or events from which such action, suit or Proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such action, suit or Proceeding), on the one hand, and Indemnitee, on the other hand, in connection with the transaction or events that resulted in such expenses, judgments, fines or settlement amounts, as well as any other equitable considerations which the law may require to be considered. The relative fault of the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such action, suit or Proceeding), on the one hand, and Indemnitee, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary and the degree to which their conduct is active or passive.

(c)          To the fullest extent permitted by applicable law, the Company hereby agrees to fully indemnify and hold Indemnitee harmless from any claims of contribution which may be brought by officers, directors or employees of the Company, other than Indemnitee, who may be jointly liable with Indemnitee.

(d)          To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an otherwise indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding, and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents other than Indemnitee) and Indemnitee in connection with such event(s) and/or transaction(s).

4

4.          Indemnification for Expenses of a Witness. Notwithstanding any other provision of this Agreement, to the fullest extent permitted by applicable law and to the extent that Indemnitee is, by reason of Indemnitee’s Corporate Status, a witness, is made (or asked) to respond to discovery requests, or is otherwise asked to participate, in any Proceeding to which Indemnitee is not a party, Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith.

5.          Advancement of Expenses. Notwithstanding any other provision of this Agreement (other than Section 9), the Company shall advance, to the extent not prohibited by law, all Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding (or part of any Proceeding) not initiated by Indemnitee or any Proceeding initiated by Indemnitee with the prior approval of the Board as provided in Section 9(d), within 10 business days after the receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee. Any advances pursuant to this Section 5 shall be unsecured and interest free. In accordance with Section 7(d) of this Agreement, advances shall include any and all reasonable Expenses incurred pursuing an action to enforce this right of advancement, including Expenses incurred preparing and forwarding statements to the Company to support the advances claimed. This Section 5 shall not apply to a claim by Indemnitee for Expenses in a matter for which indemnity and advancement of expenses is excluded pursuant to Section 9.

6.          Procedures and Presumptions for Determination of Entitlement to Indemnification. It is the intent of this Agreement to secure for Indemnitee rights of indemnity that are as favorable as may be permitted under the DGCL and public policy of the State of Delaware. Accordingly, the parties agree that the following procedures and presumptions shall apply in the event of any question as to whether Indemnitee is entitled to indemnification under this Agreement:

(a)          To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request (including via email), including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that Indemnitee has requested indemnification. Notwithstanding the foregoing, any failure of Indemnitee to provide such a request to the Company, or to provide such a request in a timely fashion, shall not relieve the Company of any liability that it may have to Indemnitee unless, and to the extent that, such failure actually and materially prejudices the interests of the Company.

5

(b)          Upon written request by Indemnitee for indemnification pursuant to the first sentence of Section 6(a) hereof, a determination with respect to Indemnitee’s entitlement thereto shall be made in the specific case by one of the following four methods, which shall be at the election of the Board: (1) by a majority vote of the Disinterested Directors (as hereinafter defined), even though less than a quorum; (2) by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum; (3) if there are no Disinterested Directors, or if the Disinterested Directors so direct, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee; or (4) if so directed by the Board, by the stockholders of the Company; provided, however, that if a Change in Control has occurred, the determination with respect to Indemnitee’s entitlement to indemnification shall be made by Independent Counsel.

(c)          In the event the determination of entitlement to indemnification is to be made by Independent Counsel, the Independent Counsel shall be selected as provided in this Section 6(c). If a Change in Control has not occurred, the Independent Counsel shall be selected by the Board, and the Company shall give written notice to the Indemnitee advising Indemnitee of the identity of the Independent Counsel so selected. Indemnitee may, within 10 days after such written notice of selection shall have been given, deliver to the Company a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 12 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the Person so selected shall act as Independent Counsel. If a written objection is made and substantiated, the Independent Counsel selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit. If a Change in Control has occurred, the Independent Counsel shall be selected by the Indemnitee (unless the Indemnitee shall request that such selection be made by the Board, in which event the preceding sentence shall apply), and approved by the Board within 20 days after notification by Indemnitee, such approval to not be unreasonably withheld. If (i) an Independent Counsel is to make the determination of entitlement pursuant to this Section 6, and (ii) within 20 days after submission by Indemnitee of a written request for indemnification pursuant to Section 6(a) hereof, no Independent Counsel shall have been selected (including as a result of an objection to the selected Independent Counsel), either the Company or Indemnitee may petition the Court of Chancery of the State of Delaware or other court of competent jurisdiction for resolution of any objection which shall have been made by Indemnitee to the Company’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a Person selected by the court or by such other Person as the court shall designate, and the Person with respect to whom all objections are so resolved or the Person so appointed shall act as Independent Counsel under Section 6(b) hereof. The Company shall pay any and all reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in connection with acting pursuant to Section 6(b) hereof, and the Company shall pay all reasonable fees and expenses incident to the procedures of this Section 6(c), regardless of the manner in which such Independent Counsel was selected or appointed.

6

(d)          In making a determination with respect to entitlement to indemnification hereunder, the Person making such determination shall to the fullest extent permitted by law presume that Indemnitee is entitled to indemnification under this Agreement. Anyone seeking to overcome this presumption shall have the burden of proof to overcome such presumption and the burden of persuasion by clear and convincing evidence. Neither the failure of the Company (including by its directors, Independent Counsel or its stockholders, as applicable) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by its directors, Independent Counsel or its stockholders) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

(e)          Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is based on the records or books of account of the Enterprise (as hereinafter defined), including financial statements, or on information supplied to Indemnitee by the officers of the Enterprise in the course of their duties, or on the advice of legal counsel for the Enterprise or its board of directors or equivalent governing body (or any committees thereof) or on information or records given or reports made to the Enterprise or its board of directors or equivalent governing body (or any committees thereof) by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Enterprise or its board of directors or equivalent governing body (or any committees thereof). In addition, the knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement. Whether or not the foregoing provisions of this Section 6(e) are satisfied, it shall in any event be presumed that Indemnitee has at all times acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company. Anyone seeking to overcome this presumption shall have the burden of proof to overcome such presumption and the burden of persuasion by clear and convincing evidence.

(f)          If the Person empowered or selected under this Section 6 to determine whether Indemnitee is entitled to indemnification shall not have made a determination within 30 days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall to the fullest extent permitted by law be deemed to have been made and Indemnitee shall be entitled to such indemnification absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law; provided, however, that such 30-day period may be extended for a reasonable time, not to exceed an additional 15 days, if the Person making such determination with respect to entitlement to indemnification in good faith requires such additional time to obtain or evaluate documentation and/or information relating thereto; and provided, further, that the foregoing provisions of this Section 6(f) shall not apply if the determination of entitlement to indemnification is to be made by the stockholders pursuant to Section 6(b) of this Agreement and if (A) within 15 days after receipt by the Company of the request for such determination, the Board or the Disinterested Directors, if appropriate, resolve to submit such determination to the stockholders for their consideration at an annual meeting thereof to be held within 75 days after such receipt and such determination is made thereat, or (B) a special meeting of stockholders is called within 15 days after such receipt for the purpose of making such determination, such meeting is held for such purpose within 60 days after having been so called and such determination is made thereat.

7

(g)          Indemnitee shall cooperate with the Person making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such Person upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any costs or expenses (including reasonable attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the Person making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

(h)          The Company acknowledges that a settlement or other disposition short of final judgment may be successful if it permits a party to avoid expense, delay, distraction, disruption and uncertainty. In the event that any action, claim or Proceeding to which Indemnitee is a party is resolved in any manner other than by adverse judgment against Indemnitee (including, without limitation, settlement of such action, claim or Proceeding with or without payment of money or other consideration), it shall to the fullest extent permitted by law be presumed that Indemnitee has been successful on the merits or otherwise in such action, suit or Proceeding. Anyone seeking to overcome this presumption shall have the burden of proof to overcome such presumption and the burden of persuasion by clear and convincing evidence.

(i)          The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful.

7.	Remedies of Indemnitee.

(a)          In the event that (i) a determination is made pursuant to Section 6 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 5 of this Agreement, (iii) no determination of entitlement to indemnification is made pursuant to Section 6(b) of this Agreement within 30 days after receipt by the Company of the request for indemnification or (iv) payment of indemnification is not made within 15 days after a determination has been made that Indemnitee is entitled to indemnification or such determination is deemed to have been made pursuant to Section 6 of this Agreement, Indemnitee shall be entitled to an adjudication in an appropriate court of the State of Delaware, or in any other court of competent jurisdiction, of Indemnitee’s entitlement to such indemnification, contribution or advancement of Expenses. Alternatively, Indemnitee, at Indemnitee’s option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The Company shall not oppose Indemnitee’s right to seek any such adjudication or award in arbitration.

8

(b)          In the event that a determination shall have been made pursuant to Section 6(b) of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 7 shall be conducted in all respects as a de novo trial, or arbitration, on the merits, and Indemnitee shall not be prejudiced by reason of the adverse determination under Section 6(b). In any judicial proceeding or arbitration commenced pursuant to this Section 7, Indemnitee shall be presumed to be entitled to indemnification under this Agreement and the Company shall have the burden of proving Indemnitee is not entitled to indemnification or advancement of Expenses and shall have the burden of persuasion by clear and convincing evidence, as the case may be, and the Company may not refer to, or introduce into evidence, any determination pursuant to Section 6(b) of this Agreement adverse to Indemnitee for any purpose other than to establish its compliance with the terms of this Agreement. If Indemnitee commences a judicial proceeding or arbitration pursuant to this Section 7, Indemnitee shall not be required to reimburse the Company for any advances pursuant to Section 5 until a final, non-appealable determination is made with respect to Indemnitee’s entitlement to indemnification (as to which all rights of appeal have been exhausted or lapsed).

(c)          If a determination shall have been made pursuant to Section 6(b) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 7, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s misstatement not materially misleading, in connection with the application for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(d)          In the event that Indemnitee, pursuant to this Section 7, incurs costs, in a judicial or arbitration proceeding or otherwise, attempting to enforce Indemnitee’s rights under, or to recover damages for breach of, this Agreement, or to recover under any directors’ and officers’ liability insurance policies maintained by the Company, the Company shall pay on Indemnitee’s behalf, in advance, any and all Expenses actually and reasonably incurred by Indemnitee in such efforts, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement of Expenses or insurance recovery, to the fullest extent permitted by applicable law. It is the intent of the Company that, to the fullest extent permitted by applicable law, Indemnitee not be required to incur legal fees or other Expenses associated with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to Indemnitee hereunder.

9

(e)          The Company shall, to the fullest extent not prohibited by law, be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 7 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement.

(f)          Notwithstanding anything in this Agreement to the contrary, if a determination of entitlement to indemnification has not been made previously, no determination as to entitlement to indemnification under this Agreement shall be required to be made prior to the final disposition of the Proceeding.

8.          Non-Exclusivity; Survival of Rights; [Primacy of Indemnification;] Insurance; Subrogation.

(a)          The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the COI, the Bylaws, any agreement, a vote of stockholders, a resolution of directors or otherwise, of the Company. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in Indemnitee’s Corporate Status prior to such amendment, alteration or repeal. To the extent that a change in the DGCL, whether by statute or judicial decision, permits greater indemnification than would be afforded currently under the COI, Bylaws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

(b)          The Company shall, if commercially reasonable, obtain and maintain in effect during the entire period for which the Company is obligated to indemnify Indemnitee under this Agreement, one or more policies of insurance with reputable insurance companies to provide the directors, advisory directors, board observers and officers of the Company with coverage for losses from wrongful acts and omissions and to ensure the Company’s performance of its indemnification obligations under this Agreement. Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such officer, director, advisory directors or board observers under such policy or policies. In all such insurance policies, Indemnitee shall be named as an insured in such a manner as to provide Indemnitee with the same rights and benefits as are accorded to the most favorably insured of the Company’s directors, advisory directors, board observers and officers. At the time of the receipt of a notice of a claim pursuant to the terms hereof, the Company shall give prompt notice of the commencement of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

10

(c)          [The Company hereby acknowledges that Indemnitee has certain rights to indemnification, advancement of expenses and/or insurance provided by other persons or entities with which they are associated (collectively, the “Fund Indemnitors”). With respect to any amounts that are subject to indemnity under this Agreement and also subject to an indemnity obligation owed by Fund Indemnitors, the Company hereby agrees (i) that, as compared to the Fund Indemnitors, the Company is the indemnitor of first resort with respect to any rights to indemnification provided to Indemnitee herein (i.e., its obligations to Indemnitee are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Indemnitee is secondary), (ii) that the Company shall be required to advance the full amount of expenses incurred by Indemnitee and shall be liable for the full amount of all Expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement and the COI or Bylaws of the Company (or any other agreement between the Company and Indemnitee), without regard to any rights Indemnitee may have against the Fund Indemnitors, and (iii) that the Company irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of Indemnitee with respect to any claim for which Indemnitee has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Indemnitee against the Company. The Company and Indemnitee agree that the Fund Indemnitors are express third party beneficiaries of the terms of this Section 8(c).]1

(d)          [Except as provided in Section 8(c) above,] in the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee [(other than against the Fund Indemnitors)], who shall execute all papers reasonably required and take all action reasonably necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

(e)          [Except as provided in Section 8(c) above,] the Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable (or for which advancement of Expenses is provided) hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

(f)          [Except as provided in Section 8(c) above,] the Company’s obligation to indemnify or advance Expenses hereunder to Indemnitee who is or was serving at the request of the Company in a Corporate Status with any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount Indemnitee has actually received as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

____________
[1]	Note to Draft: Bracketed language in this Section 8 and reference to Section 8(c) to be included if Indemnitee has an Appointing Stockholder.

11

9.          Exception to Right of Indemnification. Notwithstanding any provision in this Agreement, the Company shall not be obligated under this Agreement to make any indemnity or advancement of Expenses in connection with any claim made against Indemnitee:

(a)          for which payment has actually been made to or on behalf of Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision; [provided, that the foregoing shall not affect the rights of Indemnitee or the Fund Indemnitors set forth in Section 8(c) above;] or

(b)          for an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Exchange Act (as hereinafter defined), or similar provisions of state statutory law or common law; or

(c)          for reimbursement to the Company of any bonus or other incentive-based or equity-based compensation or of any profits realized by Indemnitee from the sale of securities of the Company, in each case as required under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) or Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act in connection with an accounting restatement of the Company or the payment to the Company of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act);

(d)          in connection with any Proceeding (or any part of any Proceeding) initiated by Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Company or its directors, officers, employees or other indemnitees, unless (i) the Company has joined in or the Board authorized the Proceeding (or any part of any Proceeding) prior to its initiation, (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law, or

(iii) the Proceeding is one to enforce Indemnitee’s rights under this Agreement; or

(e)          any reimbursement of the Company by Indemnitee of any compensation pursuant to any compensation recoupment or clawback policy adopted by the Board or the compensation committee of the Board, including but not limited to any such policy adopted to comply with stock exchange listing requirements implementing Section 10D of the Exchange Act.

10.          Non-Disclosure of Payments. Except as expressly required by the securities laws of the United States of America or other applicable law, neither party shall disclose any payments under this Agreement unless prior approval of the other party is obtained. If any payment information must be disclosed, the Company shall afford the Indemnitee an opportunity to review all such disclosures and, if requested, to explain in such statement any mitigating circumstances regarding the events to be reported.

12

11.          Duration of Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), assigns, spouses, heirs, executors and personal and legal representatives.

12.	Definitions. For purposes of this Agreement:

(a)          “Beneficial Owner” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act; provided, however, that Beneficial Owner shall exclude any Person otherwise becoming a Beneficial Owner by reason of the stockholders of the Company approving a merger of the Company with another entity.

(b)          “Change in Control” shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the following events:

(i)          Acquisition of Stock by Third Party. Any Person (as defined below), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the Beneficial Owner (as defined above), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities, unless the change in relative Beneficial Ownership of the Company’s securities by any Person results solely from a reduction in the aggregate number of outstanding securities entitled to vote generally in the election of directors;

(ii)          Change in Board of Directors. During any period of 2 consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections 12(b)(i), 12(b)(iii) or 12(b)(iv)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members of the Board;

(iii)          Corporate Transactions. The effective date of a merger or consolidation of the Company with any other entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity; and

13

(iv)          Liquidation. The approval by the stockholders of the Company of a complete liquidation of the Company or an agreement or series of agreements for the sale or disposition by the Company of all or substantially all of the Company’s assets, or, if such approval is not required, the decision by the Board to proceed with such a liquidation, sale, or disposition in one transaction or a series of related transactions.

(c)          “Corporate Status” describes the status of a person who is or was a director, advisory director, officer, employee, agent or fiduciary of the Company, any direct or indirect subsidiary of the Company, or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that such person is or was serving at the express written request of the Company.

(d)          “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

(e)          “Enterprise” shall mean the Company and any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that Indemnitee is or was serving at the request of the Company as a director, officer, trustee, partner, managing member, employee, agent or fiduciary.

(f)          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(g)          “Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts and other professionals, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, ERISA excise taxes and penalties, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a Proceeding, or responding to, or objecting to, a request to provide discovery in any Proceeding. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding and any federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, including without limitation the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

14

(h)          “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past 5 years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any Person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. The Company agrees to pay the reasonable fees and disbursements of the Independent Counsel referred to above and to fully indemnify such counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

(i)          “Person” shall have the meaning as set forth in Sections 13(d) and 14(d) of the Exchange Act; provided, however, that Person shall exclude (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (iii) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(j)          “Proceeding” includes any threatened, pending or completed action, suit, claim, counterclaim, cross claim, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Company or otherwise and whether civil, criminal, administrative or investigative, in which Indemnitee was, is or will be involved as a party or otherwise, by reason of Indemnitee’s Corporate Status, by reason of any action taken by Indemnitee or of any inaction on Indemnitee’s part while acting in the capacity of its Corporate Status, or by reason of the fact that Indemnitee is or was serving at the request of the Company in a Corporate Status of another corporation, partnership, joint venture, trust or other enterprise; in each case whether or not Indemnitee is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement; including one pending on or before the date of this Agreement, but excluding one initiated by an Indemnitee pursuant to Section 7 of this Agreement to enforce Indemnitee’s rights under this Agreement.

13.          Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality, and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Section, paragraph or sentence of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (ii) such provision or provisions shall be deemed reformed to the fullest extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (iii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section, paragraph or sentence of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby. Without limiting the generality of the foregoing, this Agreement is intended to confer upon Indemnitee [and Nominating Member] indemnification rights to the fullest extent permitted by applicable laws.

15

14.	Enforcement and Binding Effect.

(a)          The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve with Corporate Status, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving or continuing to serve with Corporate Status.

(b)          Without limiting any of the rights of Indemnitee under the COI or Bylaws of the Company as they may be amended from time to time, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.

(c)          The indemnification and advancement of Expenses provided by, or granted pursuant to, this Agreement shall be binding upon and be enforceable by the parties hereto and their respective successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), shall continue as to an Indemnitee who has ceased to have Corporate Status, and shall inure to the benefit of Indemnitee and Indemnitee’s spouse, assigns, heirs, devisees, executors and administrators and other legal representatives.

(d)          The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

(e)          The Company and Indemnitee agree herein that a monetary remedy for breach of this Agreement, at some later date, may be inadequate, impracticable and difficult of proof, and further agree that such breach may cause Indemnitee irreparable harm. Accordingly, the parties hereto agree that Indemnitee may enforce this Agreement by seeking injunctive relief and/or specific performance hereof, without any necessity of showing actual damage or irreparable harm and that by seeking injunctive relief and/or specific performance, Indemnitee shall not be precluded from seeking or obtaining any other relief to which Indemnitee may be entitled. The Company and Indemnitee further agree that Indemnitee shall be entitled to such specific performance and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bonds or other undertaking in connection therewith. The Company acknowledges that in the absence of a waiver, a bond or undertaking may be required of Indemnitee by the court, and the Company hereby waives any such requirement of such a bond or undertaking.

16

15.          Modification and Waiver. No supplement, modification, termination or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

16.          Notice By Indemnitee. Indemnitee agrees promptly to notify the Company in writing upon being served with or otherwise receiving any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder. The failure to so notify the Company shall not relieve the Company of any obligation which it may have to Indemnitee under this Agreement or otherwise unless and only to the extent that such failure or delay materially prejudices the Company.

17.          Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (iii) 5 days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) 1 day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent:

(a)	To Indemnitee at the address set forth below Indemnitee’s signature hereto.

(b)	To the Company at:
[Helios]
[Address]
Attention: [●]
[Title]
E-mail: [●]

or to such other address as may have been furnished to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.

18.          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.          Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

20.          Usage of Pronouns. Use of the masculine pronoun shall be deemed to include usage of the feminine pronoun where appropriate.

17

21.          Governing Law and Consent to Jurisdiction. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict-of-laws rules. Except with respect to any arbitration commenced by Indemnitee pursuant to Section 7 of this Agreement, the Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Court of Chancery of the State of Delaware (the “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country, and (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

18

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first written above.

HORNBECK OFFSHORE SERVICES, INC.

By:
Name:
Title:

INDEMNITEE

Name

Address:

[Signature Page to Indemnification Agreement]

Exhibit G

Governance Policy

Final Form
CONFIDENTIAL

Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.

The Parent Board deems it advisable and in the best interest of Parent to agree to certain requirements of the Parent Board from the Effective Time until the end of the Governance Period. Except as may be approved by the affirmative vote of at least 75% of the directors then serving on the Parent Board (the Parent Board after the Effective Time being referred to as the “Combined Company Board”):

1.	Board Chairperson.

(a)
William L. Transier shall be appointed to serve as Chairperson of the Combined Company Board as of the Effective Time through the Governance Period. If, prior to the Effective Time, Mr. Transier is unwilling or unable to serve as Chairperson of the Combined Company Board as a result of illness, death, resignation or any other reason, then any replacement for such individual shall be selected by the majority of the other members designated to serve on the Combined Company Board. If, after the Effective Time but prior to the completion of the Governance Period, Mr. Transier is unwilling or unable to serve (or continue to serve) as Chairperson of the Combined Company Board as a result of illness, death, resignation or any other reason, then any replacement for such individual shall be selected by the majority of the remaining members of the Combined Company Board.

2.	Committee Chairpersons.

(a)
Audit Committee. A Parent Designee shall be appointed to serve as Chairperson of the Combined Company Board’s Audit Committee as of the Effective Time through the Governance Period. If, prior to the Effective Time, such Parent Designee is unwilling or unable to serve (or continue to serve) as Chairperson of the Combined Company Board’s Audit Committee as a result of illness, death, resignation or any other reason, then any replacement for such individual shall be selected by the Parent Board, who will be reasonably acceptable to the Company Board. If, after the Effective Time but prior to the completion of the Governance Period, such Parent Designee is unwilling or unable to serve (or continue to serve) as Chairperson of the Combined Company Board’s Audit Committee as a result of illness, death, resignation or any other reason, then any replacement for such individual shall be selected by the majority of the remaining members of the Combined Company Board.

(b)
Corporate Governance and Nominating Committee. A Parent Designee shall be appointed to serve as Chairperson of the Combined Company Board’s Corporate Governance and Nominating Committee as of the Effective Time through the Governance Period. If, prior to the Effective Time, such Parent Designee is unwilling or unable to serve (or continue to serve) as Chairperson of the Combined Company Board’s Corporate Governance and Nominating Committee as a result of illness, death, resignation or any other reason, then any replacement for such individual shall be selected by the Parent Board, who will be reasonably acceptable to the Company Board. If, after the Effective Time but prior to the completion of the Governance Period, such Parent Designee is unwilling or unable to serve (or continue to serve) as Chairperson of the Combined Company Board’s Corporate Governance and Nominating Committee as a result of illness, death, resignation or any other reason, then any replacement for such individual shall be selected by the majority of the remaining members of the Combined Company Board.

(c)
Compensation Committee. Bobby Jindal shall be appointed to serve as Chairperson of the Combined Company Board’s Compensation Committee as of the Effective Time through the Governance Period. If, prior to the Effective Time, Mr. Jindal is unwilling or unable to serve (or continue to serve) as Chairperson of the Combined Company Board’s Compensation Committee as a result of illness, death, resignation or any other reason, then any replacement for such individual shall be selected by the Company Board, who will be reasonably acceptable to the Parent Board. If, after the Effective Time but prior to the completion of the Governance Period, Mr. Jindal is unwilling or unable to serve (or continue to serve) as Chairperson of the Combined Company Board’s Compensation Committee as a result of illness, death, resignation or any other reason, then any replacement for such individual shall be selected by the majority of the remaining members of the Combined Company Board.

3.
Auditor. Subject to applicable Law and the rules of any appliable stock exchange, the Combined Company Board shall appoint Ernst & Young as the Parent’s independent auditor on commercially reasonable terms effective as of the Closing.

Exhibit G

Exhibit H

A&R Jones Act Warrant Agreement

Final Form

AMENDED AND RESTATED JONES ACT WARRANT AGREEMENT

By and Between

Hornbeck Offshore Services, Inc.,

AS ORIGINAL ISSUER,

And

Hornbeck Offshore Services, Inc. (f/k/a Helix Energy Solutions Group, Inc.),

AS COMPANY and SUCCESSOR-BY-MERGER TO ORIGINAL ISSUER

And

Computershare, Inc. and

Computershare Trust Company, N.A.,

collectively, AS WARRANT AGENT

[___, 2026]

i

Exhibits

Exhibit A-1	Form of Face of Global Jones Act Common Stock Warrant Certificate

Exhibit A-2	Form of Face of Individual Warrant Certificate

Exhibit A-3	Form of Election to Exercise Warrant for Holders of Direct Registration Warrants

Exhibit B	Form of Assignment

Exhibit C	Warrant Summary

Exhibit D	Form of Jones Act Anti-Dilution Warrant

Exhibit E	Form of Demand Note

ii

AMENDED AND RESTATED JONES ACT WARRANT AGREEMENT

This AMENDED AND RESTATED JONES ACT WARRANT AGREEMENT (this “Agreement”) is dated as of [___], 2026, by and between Hornbeck Offshore Services, Inc., a Delaware corporation, as original issuer (the “Hornbeck”), Hornbeck Offshore Services, Inc. (f/k/a Helix Energy Solutions Group, Inc.), a Delaware corporation, as successor issuer (the “Company”), Computershare, Inc., a Delaware corporation (“Computershare”), and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company (collectively, including any successors thereto, the “Warrant Agent”).

W I T N E S S E T H

WHEREAS, in connection with the financial restructuring of Hornbeck and certain of its subsidiaries (collectively, the “Debtors”) pursuant to the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization (the “Plan”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§101 et. seq., Hornbeck agreed to issue to certain creditors of Hornbeck as of immediately prior to the consummation of the restructuring contemplated by the Plan warrants (the “Existing Warrants”) which are exercisable or convertible to purchase shares of Hornbeck’s common stock, par value $0.00001 per share (“Hornbeck Common Stock”), subject to adjustment as provided in that certain Jones Act Warrant Agreement, dated as of September 4, 2020, between Hornbeck and the Warrant Agent, as amended by that certain Amendment No. 1 to Jones Act Warrant Agreement, dated December 31, 2020 (the “Original Warrant Agreement”), in each case to the extent each such creditor cannot establish to Hornbeck’s reasonable satisfaction (during the time period provided under the Plan) that it is or will continue to be a U.S. Citizen (as defined below) for purposes of Hornbeck’s compliance with the Jones Act (as defined below) and to the extent that the issuance of such shares of Common Stock under the Plan to such creditor would result in Excess Shares (as defined below) if they were issued;

WHEREAS, the Company, Odyssey Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub Inc.”), Hercules Sub LLC, a Delaware limited liability company and direct, wholly owned subsidiary of the Company (“Merger Sub LLC”), and Hornbeck, entered into that certain Agreement and Plan of Merger, dated as of  April 22, 2026 (the “Merger Agreement”), pursuant to which, among other things, (i) the Company converted from a Minnesota corporation to a Delaware corporation in accordance with Section 265 of the General Corporation Law of the State of Delaware and Section 302A.682 of the Minnesota Business Corporations Act and the Plan of Conversion attached as Exhibit A to the Merger Agreement (the “Conversion”), (ii) following the Conversion, Merger Sub Inc. will merge with and into Hornbeck (the “First Merger” and, the effective time of the First Merger, the “Effective Time”), with Hornbeck surviving the First Merger as a wholly owned subsidiary of the Company (the “Surviving Corporation”), and (iii) immediately following the First Merger, the Surviving Corporation will merge with and into Merger Sub LLC (the “Second Merger”), with Merger Sub LLC surviving the Second Merger as a wholly owned subsidiary of the Company;

1

WHEREAS, pursuant and subject to the terms and conditions of the Merger Agreement, at Effective Time, and in accordance with Section 6(e) of the Original Warrant Agreement, (i) each Existing Warrant that is outstanding immediately prior to the Effective Time will cease to be exercisable for shares of Hornbeck Common Stock and will instead be exercisable (on the terms and subject to the conditions of this Agreement) for a number of shares of common stock, $0.00001 par value per share, of the Company (“Common Stock”), equal to (x) the number of shares of Hornbeck Common Stock that were subject to each such Existing Warrant immediately prior to the Effective Time multiplied by (y) 10.27167 (such Existing Warrants, as so amended and adjusted, the “Warrants”) and (ii) the Warrants shall be assumed by the Company;

WHERAS, the Original Warrant Agreement may be amended if Holders (as defined in the Original Warrant Agreement) of at least seventy-five percent (75%) of the Existing Warrants, inclusive of the Ares, Highbridge and Whitebox Holders (each as defined in the Original Warrant Agreement) provide written consent to the Warrant Agent to the amendment;

WHEREAS, the Holders constituting, collectively, in excess of seventy-five percent (75%) of all Holders, inclusive of the Ares, Highbridge and Whitebox Holders (each as defined in the Original Warrant Agreement) have consented to the amendment of the Original Warrant Agreement;

WHEREAS, the Warrant Agent has received a certificate from an Appropriate Officer (as defined in the Original Warrant Agreement) of Hornbeck certifying that the amendments contained herein comply with Section 16 of the Original Warrant Agreement; and

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, Hornbeck desires to assign to the Company all of Hornbeck’s right, title and interest in and to the Original Warrant Agreement and the Warrants as of the Effective Time, the Company desires to assume, agree to pay, perform, satisfy and discharge in full, as the same become due, all of Hornbeck’s liabilities and obligations under the Original Warrant Agreement (as amended hereby) and the Warrants arising from and after the Effective Time, and the Company desires to amend and restate the Original Warrant Agreement as provided herein.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1.          Certain Defined Terms. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Section 1.

“Act of Bankruptcy” means, with respect to any Person, the occurrence of any of the following events, conditions or circumstances: (a) such Person files a voluntary petition in bankruptcy or files any petition or consent seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the Bankruptcy Code or any present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, or seeks or consents to, or acquiesces in, the appointment of any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its properties (the term “acquiesce,” as used in this definition, includes the failure to file a petition or motion to vacate or discharge any order, judgment or decree within twenty (20) days, after entry of such order, judgment or decree); or (b) such Person makes a general assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors.

“Affected Holder” has the meaning specified in Section 16 hereof.

2

“Affiliate” means, with respect to any Person, any Person who, directly or indirectly, Controls, is Controlled by or is under common Control with that Person; provided, however, that for the avoidance of doubt no Holder shall be deemed an affiliate of any other Holder solely on account of ownership of Equity Securities of the Company or being party to the Securityholders Agreement, and no Holder shall be deemed an affiliate of the Company solely on account of being party to the Securityholders Agreement.

“Agreement” has the meaning specified in the preamble hereof.

“Anti-Dilution Amount” means the amount determined in accordance with the following formula:

X – Y

Where:

X = if the Jones Act Anti-Dilution Warrant is issued to the Holder in respect of a dividend on the Common Stock in accordance with Section 6(h) of this Agreement, the amount equal to the product of (i) such dividend per share of Common Stock, multiplied by (ii) the number of shares of Common Stock underlying such Holder’s Warrant;

Y = the amount of withholding taxes paid or payable by the Company on behalf of such Holder in connection with the issuance of the Jones Act Anti-Dilution Warrant based on the amount computed for X without regard to this Y (other than any such withholding taxes paid from other amounts payable to such Holder).

“Applicable Law” means all applicable provisions of (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority, including the Jones Act; (ii) any consents or approvals of any Governmental Authority; and (iii) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Appropriate Officer” has the meaning specified in Section 3(c) hereof.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ § 101 et seq.

“Board” means the board of directors (or other applicable governing body) of the Company.

“Bylaws” means, with respect to any Person, such Person’s bylaws or similar organizational document, in each case, as may be amended from time to time.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which state or federally chartered banking institutions in New York City, New York are not required to be opened.

“Cash Closing” has the meaning specified in Section 6(g) hereof.

3

“Cash Sale” means any merger, consolidation or other similar transaction to which the Company is a party and in which holders of Common Stock as of immediately prior to the consummation of such transaction (other than with respect to treasury shares and any shares of Common Stock held by the purchasing party(ies) in such transaction) are entitled to receive consideration consisting solely of cash upon cancellation of such Common Stock in such transaction.

“Cashless Conversion” has the meaning specified in Section 5(c)(ii) hereof.

“Charter” means, with respect to any Person, such Person’s certificate or articles of incorporation, certificate of formation, articles of association or similar organizational document, in each case, as may be amended from time to time.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” has the meaning specified in the recitals hereof.

“Common Stock Equivalents” means, without duplication, Common Stock and any warrants (including the Warrants), options, securities or other rights exercisable for or convertible or exchangeable into, directly or indirectly, Common Stock, whether exercisable, convertible or exchangeable at the time of issuance or upon the passage of time or the occurrence of some future event, including, for greater clarity, restricted stock units, performance stock units or any substantially similar award, whether or not settled in Common Stock or a Common Stock Equivalent, if the value of such award is derived from or measured in part or in full from the value of the Common Stock or a Common Stock Equivalent.

“Company Liquidation Event” means any liquidation, dissolution or winding-up of the affairs of the Company, the termination of the legal existence of the Company or any Act of Bankruptcy or any other similar event or proceeding with respect to the Company, whether voluntary or involuntary, pursuant to which the holders of Common Stock are (subject to the liquidation preferences set forth in the Company’s Charter) entitled to receive consideration consisting solely of cash.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract (including proxy) or otherwise. The terms “Controlled”, “Controlled by” or “under common Control with” shall have correlative meanings.

“Conversion” has the meaning specified in the recitals hereof.

“Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable or exercisable for Common Stock, but excluding Options.

“Creditor Warrant Agreement” means the Creditor Warrant Agreement dated as of September 4, 2020, by and between Hornbeck and Computershare, Inc. and Computershare Trust Company, N.A., collectively as warrant agent, with respect to the Creditor Warrants, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

4

“Creditor Warrants” means warrants to purchase a number of shares of Hornbeck common stock on the terms set forth in and as governed by the Creditor Warrant Agreement.

“Definitive Warrants” has the meaning specified in Section 4(h)(i) hereof.

“Demand Note” means a non-interest bearing demand note issuable by the Company in the form attached as Exhibit E in connection with the exercise of a Jones Act Anti-Dilution Warrant.

“Depository” has the meaning specified in Section 3(b) hereof.

“Direct Registration Warrant” has the meaning specified in Section 3(a) hereof.

“Effective Date” means September 4, 2020.

“Effective Time” has the meaning specified in the recitals hereof.

“Equity Interest” in any Person means all of the units, membership interests, partnership interests, trust interests or shares of capital stock of, or other ownership or profit interests in, such Person.

“Equity Security” means with respect to any Person, (i) any of the Equity Interests of such Person, (ii) any of the options, warrants or other rights for the purchase or acquisition from such Person of Equity Interests of such Person, and (iii) any security, bond, note, guarantee, indebtedness, option or other right or instrument exercisable or exchangeable for or convertible into any of the foregoing.

“Excess Shares” has the meaning specified in the Company’s Charter.

“Exchange Act” has the meaning specified in Section 4(h)(i) hereof.

“Existing Warrants” has the meaning specified in the recitals hereof.

“Exercise Price” means the initial exercise price for the Warrants as set forth in Section 5(b) hereof.

“Expiration Date” has the meaning specified in Section 5(a) hereof.

“Fair Market Value” shall mean (i) with respect to Common Stock, at any time the Common Stock is listed or quoted for trading on the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, OTC Markets Group Inc. or any other national securities exchange, the arithmetic average of the daily VWAP of a share of Common Stock for the ten (10) consecutive trading days on which shares of Common Stock traded immediately preceding the date of measurement; or (ii) otherwise, the value of an asset as reasonably determined in good faith by the Board assuming such asset was sold in an arm’s-length transaction between a willing buyer and a willing seller occurring on the date of valuation, taking into account all relevant factors determinative of value (and giving effect to any transfer taxes payable in connection with such sale).  For all purposes hereunder, the determination of the Fair Market Value by the Board (or compensation committee or similar committee of the Board) shall be deemed conclusive, final and binding (and shall not be subject to collateral attack for any reason).

5

“First Merger” has the meaning specified in the recitals hereof.

“Fully Diluted Basis” means the aggregate number of issued and outstanding shares of Common Stock after giving effect to a hypothetical conversion, or exercise, as applicable, of all of the issued and outstanding Warrants into shares of Common Stock, without regard to whether such Warrants are then convertible or exercisable in accordance with their terms or the terms of the Company’s Charter (but disregarding and without giving effect to the issuance, conversion or exercise, as applicable, of any Common Stock, common stock equivalent or other equity security of the Company issued or issuable pursuant to any Company equity incentive plan).

“Funds” has the meaning specified in Section 12(q) hereof.

“Global Warrant Certificate” has the meaning specified in Section 3(b) hereof.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, including the U.S. Coast Guard and the U.S. Maritime Administration, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Holder” means the beneficial or registered holder or holders of Warrants, unless the context otherwise requires.

“Hornbeck” has the meaning specified in the preamble hereof.

“Hornbeck Common Stock” has the meaning specified in the recitals hereof.

“Individual Warrant Certificate” has the meaning specified in Section 3(b) hereof.

“Jones Act” shall mean, collectively, the U.S. citizenship and cabotage laws principally contained in 46 U.S.C. § 50501(a), (b) and (d), and 46 U.S.C. Chapters 121 and 551 and any successor statutes thereto, together with the rules and regulations promulgated thereunder by the U.S. Coast Guard and the U.S. Maritime Administration and their practices enforcing, administering and interpreting such laws, statutes, rules and regulations, in each case as amended or supplemented from time to time, relating to the ownership and operation of U.S.-flag vessels in the U.S. Coastwise Trade.

“Jones Act Anti-Dilution Warrant” means a warrant to purchase a Demand Note issued to a Holder in the form attached as Exhibit D.

“Merger Agreement” has the meaning specified in the recitals hereof.

“Merger Sub Inc.” has the meaning specified in the recitals hereof.

6

“Merger Sub LLC” has the meaning specified in the recitals hereof.

“Non-U.S. Citizen” means any Person who is not a U.S. Citizen.

“Options” means any warrants, including additional Warrants, or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.

“Original Warrant Agreement” has the meaning specified in the recitals hereof.

“Permitted Percentage” has the meaning set forth in the Company’s Charter.

“Person” means any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” has the meaning specified in the recitals hereof.

“Second Merger” has the meaning specified in the recitals hereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder.

“Securityholders Agreement” means that certain Securityholders Agreement, dated as of April 22, 2026, by and among the Company and each of the Securityholders party thereto, as may be amended from time to time.

“Settlement Date” means the date that is the third Business Day after a Warrant Exercise Notice is delivered.

“Signature Guarantee” has the meaning specified in Section 4(c)(ii).

“Surviving Corporation” has the meaning specified in the recitals hereof.

“U.S. Citizen” shall mean a citizen of the United States within the meaning of the Jones Act, eligible and qualified to own and operate U.S.-flag vessels in the U.S. Coastwise Trade.

“U.S. Coastwise Trade” shall mean the carriage or transport of merchandise or passengers in the coastwise trade of the United States of America within the meaning of 46 U.S.C. Chapter 551 and any successor statutes thereto, as amended or supplemented from time to time.

“VWAP” means, for any trading day, the price for shares of Common Stock determined by the daily volume weighted average price per share of Common Stock for such trading day on the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market, as the case may be, in each case, for the regular trading session (including any extensions thereof, without regard to pre-open or after hours trading outside of such regular trading session), or if shares of Common Stock are not listed or quoted on the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market, as reported by the principal U.S. national or regional securities exchange on which shares of Common Stock are then listed or quoted, whichever is applicable, as published by Bloomberg at 4:15 P.M., New York City time (or 15 minutes following the end of any extension of the regular trading session), on such trading day.

7

“Warrant Agent” has the meaning specified in the preamble hereof.

“Warrant Agent Office” has the meaning specified in Section 4(g)(iv) hereof.

“Warrant Certificate” has the meaning specified in Section 3(b) hereof.

“Warrant Exercise Notice” has the meaning specified in Section 5(c)(i) hereof.

“Warrant Register” has the meaning specified in Section 3(d) hereof.

“Warrant Shares” has the meaning specified in Section 3(a) hereof.

“Warrant Spread” has the meaning specified in Section 6(g) hereof.

“Warrant Statement” has the meaning specified in Section 3(b) hereof.

“Warrant Summary” has the meaning specified in Section 3(b) hereof.

“Warrants” has the meaning specified in the recitals hereof.

SECTION 2.        Assignment and Assumption; Consent; Appointment of Warrant Agent.

(a)          Assignment and Assumption. Pursuant to the First Merger, Hornbeck hereby assigns to the Company all of Hornbeck’s right, title and interest in and to the Original Warrant Agreement and the Warrants as of the Effective Time. Pursuant to the First Merger, the Company hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of Hornbeck’s liabilities and obligations under the Original Warrant Agreement (as amended hereby) and the Warrants arising from and after the Effective Time.

(b)        Consent. The Warrant Agent hereby consents to the assignment of the Original Warrant Agreement and the Warrants by Hornbeck to the Company pursuant to the First Merger and Section 2(a) hereof, effective as of the Effective Time, the assumption of the Warrants by the Company from Hornbeck pursuant to the First Merger and Section 2(a) hereof, effective as of the Effective Time, and the continuation of the Warrants in full force and effect from and after the Effective Time, subject at all times to this Agreement and to all of the provisions, covenants, agreements, terms and conditions of this Agreement.

(c)         Amendment. The Company and the Warrant Agent hereby amend and restate the Original Warrant Agreement in its entirety in the form of this Agreement as of the Effective Time, such that the rights and obligations of the Warrants issued under the Original Warrant Agreement shall be governed by the terms of this Agreement.

8

(d)        Appointment of Warrant Agent. The Company hereby confirms the appointment of the Warrant Agent to act as agent for the Company in accordance with the express terms and conditions set forth in this Agreement (and no implied terms and conditions), and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the express terms and conditions set forth in this Agreement.

SECTION 3.        Issuance of Warrants; Form, Execution and Delivery.

(a)         Issuance of Warrants. Immediately prior to the Effective Time, all outstanding Existing Warrants are in the form of book-entry registration on the books and records of the Warrant Agent. As of the Effective Time, each outstanding Existing Warrant shall be canceled and replaced with one Warrant in the form of book-entry registration on the books and records of the Warrant Agent (“Direct Registration Warrants”). Thereafter, at the Company’s option, the Company may, in its sole discretion, cause to be issued to the Depository one or more Global Warrant Certificates evidencing the Warrants and, in such event, the Company shall cause to be issued to the applicable registered Holders Warrants in the form of Global Warrant Certificates through the facilities of the Depository. Each Direct Registration Warrant and each Warrant evidenced by a Global Warrant Certificate or Individual Warrant Certificate shall entitle the Holder, upon proper exercise and payment or conversion of such Warrant, to receive from the Company, as adjusted as provided herein and subject to the Jones Act limitations on ownership of shares of Common Stock by Non-U.S. Citizens set forth in Section 5(m) and Section 5(n) hereof, if applicable, 10.27167 shares of Common Stock. The shares of Common Stock (as provided pursuant to Section 6 hereof) deliverable upon proper exercise or conversion of the Warrants are referred to herein as “Warrant Shares”.

(b)        Form of Warrant. Subject to Section 4 of this Agreement, each of the Warrants shall be issued (i) in certificated form in the form of one or more individual certificates (the “Individual Warrant Certificates”) in substantially the form of Exhibit A-2 attached hereto, with the form of assignment to be printed on the reverse thereof, in substantially the form set forth in Exhibit B attached hereto, and/or (ii) in the form of Direct Registration Warrants reflected on statements issued by the Warrant Agent from time to time to the Holders thereof reflecting such book-entry position (the “Warrant Statements”); provided, that following the Effective Time, the Company may, in its sole discretion, issue, and allow the Warrants to be exchanged for, beneficial interests in one or more global certificates (the “Global Warrant Certificates”) in substantially the form of Exhibit A-1 attached hereto, with the form of assignment to be printed on the reverse thereof, in substantially the form set forth in Exhibit B attached hereto.  Upon the issuance of the Global Warrant Certificates, any Individual Warrant Certificates or Direct Registration Warrants that are not subject to any transfer restrictions under applicable securities laws may be exchanged at any time for Global Warrant Certificates representing a corresponding number of Warrants, in accordance with Section 4(d) and the applicable procedures of the Depository and the Warrant Agent. The Warrant Statements representing Warrants shall include as an attachment thereto the “Warrant Summary” as set forth in Exhibit C attached hereto. The Global Warrant Certificates and Individual Warrant Certificates (collectively, the “Warrant Certificates”) and Warrant Statements may bear such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Agreement, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules and regulations of The Depository Trust Company or any successor thereof (the “Depository”) in the case of the Global Warrant Certificates, with any law or with any rules made pursuant thereto or with any rules of any securities exchange or as may be determined, consistently herewith and reasonably acceptable to the Warrant Agent and provided, in each case, that they do not affect the rights, duties, obligations, responsibilities, liabilities or indemnities of the Warrant Agent, by (i) in the case of Warrant Certificates, the Appropriate Officers executing such Warrant Certificates, as evidenced by their execution of the Warrant Certificates and (ii) in the case of Warrant Statements, any Appropriate Officer. The Global Warrant Certificates shall be deposited as and when appropriate with the Warrant Agent and registered in the name of Cede & Co. or any successor thereof, as the Depository’s nominee. Each Warrant Certificate shall represent such number of the outstanding Warrants as specified therein, and each shall provide that it shall represent the aggregate amount of outstanding Warrants from time to time endorsed thereon and that the aggregate amount of outstanding Warrants represented thereby may from time to time be reduced or increased, as appropriate, in accordance with the terms of this Agreement.

9

(c)         Execution of Warrants. Warrant Certificates issued by the Company shall be signed on behalf of the Company by its Chief Executive Officer, its President, its Chief Financial Officer, its General Counsel, its Treasurer or any Executive or Senior Vice President of the Company (each, an “Appropriate Officer”), and by the Corporate Secretary or any Assistant Corporate Secretary of the Company. Each such signature upon the Warrant Certificates may be in the form of an electronic signature of any such Appropriate Officer, Corporate Secretary or Assistant Corporate Secretary and may be imprinted or otherwise reproduced on the Warrant Certificates and for that purpose the Company may adopt and use the electronic signature of any Appropriate Officer, the Corporate Secretary or any Assistant Corporate Secretary who shall have been serving as an Appropriate Officer, the Corporate Secretary, or an Assistant Corporate Secretary at the time of entering into this Agreement or issuing such Warrant Certificate. If any Appropriate Officer, the Corporate Secretary or any Assistant Corporate Secretary who shall have signed any of the Warrant Certificates shall cease to be such Appropriate Officer, the Corporate Secretary or an Assistant Corporate Secretary before the Warrant Certificates so signed shall have been countersigned by the Warrant Agent or disposed of by the Company, such Warrant Certificates nevertheless may be countersigned and delivered or disposed of as though such Appropriate Officer, Corporate Secretary or Assistant Corporate Secretary had not ceased to be such Appropriate Officer, Corporate Secretary or Assistant Corporate Secretary, and any Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Warrant Certificate, shall be a proper Appropriate Officer, Corporate Secretary or Assistant Corporate Secretary, although at the date of the execution of this Agreement any such person was not such Appropriate Officer, Corporate Secretary or Assistant Corporate Secretary. Warrant Certificates shall be dated the date of countersignature by the Warrant Agent and shall represent one or more whole Warrants.

10

(d)      Countersignature. Upon receipt of a written order of the Company signed by an Appropriate Officer instructing the Warrant Agent to countersign and accompanied by Warrant Certificates duly executed on behalf of the Company, the Warrant Agent shall countersign (in manual, facsimile or electronic form) one or more Warrant Certificates evidencing the Warrants and shall deliver such Warrant Certificates to or upon such written order of the Company. Such written order of the Company shall specifically state the number of Warrants that are to be represented by such Warrant Certificate and the Warrant Agent may rely conclusively on such order. Each Warrant shall be, and shall remain, subject to the provisions of this Agreement until such time as all of the Warrants evidenced thereby shall have been duly exercised or converted or shall have expired or been canceled in accordance with the terms hereof. Each Holder shall be bound by all of the terms and provisions of this Agreement (a copy of which is available on request to the Corporate Secretary of the Company) and any amendments thereto as fully and effectively as if such Holder had signed the same. No Warrant Certificate shall be valid for any purpose, and no Warrant evidenced thereby shall be exercisable or convertible, until such Warrant Certificate has been countersigned by the manual, facsimile or electronic signature of the Warrant Agent. Such signature by the Warrant Agent upon any Warrant Certificate executed by the Company shall be conclusive evidence that such Warrant Certificate so countersigned has been duly issued hereunder. The Warrant Agent shall keep, at an office designated for such purpose, books (the “Warrant Register”) in which, subject to such reasonable regulations as it may prescribe, it shall register any Warrant Certificates or Direct Registration Warrants and exchanges and transfers of outstanding Warrants in accordance with the procedures set forth in Section 4 of this Agreement, all in form satisfactory to the Company and the Warrant Agent. The Company or the Warrant Agent may require payment of a sum sufficient to cover any stamp or other tax or other governmental charge that may be imposed on the Holder in connection with any such exchange or registration of transfer. The Warrant Agent shall have no obligation to effect an exchange or register a transfer unless and until any payments required by the immediately preceding sentence have been made. Prior to due presentment for registration of transfer or exchange of any Warrant in accordance with the procedures set forth in this Agreement, the Warrant Agent and the Company may deem and treat the Person in whose name any Warrant is registered as the absolute owner of such Warrant (notwithstanding any notation of ownership or other writing made in a Warrant Certificate by anyone), for the purpose of any exercise or conversion thereof, any distribution to the Holder thereof and for all other purposes.

(e)         Additional Warrants.  The Company may, without the consent of the Holders and notwithstanding anything to the contrary herein, reopen this Agreement and issue additional Warrants hereunder with the same terms as the Warrants initially issued hereunder (other than differences in the issue date) if the Company issues additional warrants, including if (i) the Company is required to issue such additional Warrants pursuant to its Charter, or (ii) the Company is issuing such additional Warrants to Holders in the manner and on the terms described in the Creditor Warrant Agreement and the Merger Agreement.  Prior to the issuance of any such additional Warrants, the Company shall deliver to the Warrant Agent such legal opinions and certificates as the Warrant Agent shall reasonably request.

SECTION 4.        Transfer or Exchange.

(a)        Transfer and Exchange of Global Warrant Certificates or Beneficial Interests Therein. The transfer and exchange of Global Warrant Certificates or beneficial interests therein shall be effected through the Depository, in accordance with the terms of this Agreement and the Warrant Certificates and the procedures of the Depository.

(b)         Exchange of a Beneficial Interest in a Global Warrant Certificate for an Individual Warrant Certificate or Direct Registration Warrant.

11

(i)        Any Holder of a beneficial interest represented by a Global Warrant Certificate may, upon request, exchange such beneficial interest for a Direct Registration Warrant or a Warrant represented by an Individual Warrant Certificate. A transferor of a beneficial interest represented by a Global Warrant Certificate (or the Depository or its nominee on behalf of such transferor) shall, but only to the extent required by the procedures of the Depository and the Warrant Agent in connection with such transfer or exchange, deliver to the Warrant Agent (I) written instructions or such other form of instructions as is customary for the Depository on behalf of any Person having a beneficial interest in a Global Warrant Certificate, and all other reasonably necessary information, and (II) an instruction of transfer in form reasonably satisfactory to the Warrant Agent which, with respect to a transfer of a Global Warrant Certificate only, shall be properly completed, duly authorized in writing and duly executed by the Holder thereof or by such Holder’s attorney. Upon satisfaction of the conditions in this Section 4(b)(i), the Warrant Agent shall cause, in accordance with the standing instructions and procedures existing between the Depository and the Warrant Agent, the number of Warrants represented by the Global Warrant Certificate to be reduced by the number of Warrants to be represented by an Individual Warrant Certificate or Direct Registration Warrant, as the case may be, to be issued in exchange for the beneficial interest of such Person in the Global Warrant Certificate and, following such reduction, (A) in the case of an exchange for an Individual Warrant Certificate (x) the Company shall issue and the Warrant Agent shall either manually, facsimile or electronically countersign an Individual Warrant Certificate representing the appropriate number of Warrants and (y) the Warrant Agent shall deliver such Individual Warrant Certificate to the registered Holder thereof, or (B) in the case of an exchange for a Direct Registration Warrant, the Warrant Agent shall register such Direct Registration Warrants in accordance with such written instructions from the Depository and deliver to such Holder a Warrant Statement.

(ii)         Warrants represented by an Individual Warrant Certificate issued in exchange for a beneficial interest in a Global Warrant Certificate pursuant to this Section 4(b) shall be issued in such names as the Depository, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Warrant Agent. The Warrant Agent shall deliver Individual Warrant Certificates evidencing such issuance to the Persons in whose names such Individual Warrant Certificates are so issued. Direct Registration Warrants issued in exchange for a beneficial interest in a Global Warrant Certificate pursuant to this Section 4(b) shall be registered in such names as the Depository, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Warrant Agent.

(c)        Transfer and Exchange of Individual Warrant Certificates or Direct Registration Warrants. When the registered Holder of an Individual Warrant Certificate or Direct Registration Warrant has presented to the Warrant Agent a written request:

(i)          to register the transfer of any Individual Warrant Certificate or Direct Registration Warrant; or

(ii)       to exchange any Individual Warrant Certificate or Direct Registration Warrant for a Direct Registration Warrant or an Individual Warrant Certificate, respectively, representing an equal number of Warrants of authorized denominations,

12

the Warrant Agent shall register the transfer or make the exchange as requested if (x) its customary requirements for such transactions are met and (y) such transfer or exchange otherwise satisfies the provisions of this Agreement; provided, however, that the Warrant Agent has received a written instruction of transfer or exchange, as applicable, in form reasonably satisfactory to the Warrant Agent, properly completed and duly executed by the Holder thereof or by his attorney, accompanied by a signature guarantee (“Signature Guarantee”) from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association, duly authorized in writing and a written order of the Company signed by an Appropriate Officer authorizing such exchange. A party requesting transfer of Warrants must provide any evidence of authority that may be reasonably required by the Warrant Agent.

(d)         Restrictions on Transfer and Exchange of Individual Warrant Certificates or Direct Registration Warrants for a Beneficial Interest in a Global Warrant Certificate. Neither an Individual Warrant Certificate nor a Direct Registration Warrant may be exchanged for a beneficial interest in a Global Warrant Certificate pursuant to this Agreement except, following the issuance of a Global Warrant Certificate by the Company, upon satisfaction of the requirements set forth below. Upon receipt by the Warrant Agent of the Company’s written approval and appropriate instruments of transfer, accompanied by a Signature Guarantee, with respect to an Individual Warrant Certificate or Direct Registration Warrant that is not subject to transfer restrictions under applicable securities laws, in form reasonably satisfactory to the Warrant Agent, together with written instructions directing the Warrant Agent to make, or to direct the Depository to make, an endorsement on the applicable Global Warrant Certificate to reflect an increase in the number of Warrants represented by such Global Warrant Certificate equal to the number of Warrants represented by such Individual Warrant Certificate or Direct Registration Warrant, and all other necessary information, then the Warrant Agent shall cancel such Individual Warrant Certificate or Direct Registration Warrant on the Warrant Register and cause, or direct the Depository to cause, in accordance with the standing instructions and procedures existing between the Depository and the Warrant Agent, the number of Warrants represented by such Global Warrant Certificate to be increased accordingly. Any such transfer shall be subject to the Company’s prior written approval.

(e)         Restrictions on Transfer and Exchange of Global Warrant Certificates. Notwithstanding any other provisions of this Agreement (other than the provision set forth in Section 4(f)), a Global Warrant Certificate may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.

(f)          Cancellation of Warrant Certificate.

(i)         At such time as all beneficial interests in Warrant Certificates and Direct Registration Warrants have been exchanged for Warrant Shares in accordance herewith, redeemed, repurchased or cancelled, all Warrant Certificates shall be returned to, or cancelled and retained pursuant to Applicable Law by, the Warrant Agent, upon written instructions from the Company reasonably satisfactory to the Warrant Agent.

13

(ii)         If at any time the Depository for the Global Warrant Certificates notifies the Company that the Depository is unwilling or unable to continue as Depository for the Global Warrant Certificates and a successor Depository for the Global Warrant Certificates is not appointed by the Company within ninety (90) days after delivery of such notice, then the Warrant Agent, upon written instructions signed by an Appropriate Officer of the Company, shall register Individual Warrants Certificates and Direct Registration Warrants, in an aggregate number equal to the number of Warrants represented by the Global Warrant Certificates, in exchange for such Global Warrant Certificates.

(g)          Obligations with Respect to Transfers and Exchanges of Warrants.

(i)         To permit registrations of transfers and exchanges, the Company shall execute and the Warrant Agent is hereby authorized to countersign, either by manual, facsimile or electronic signature, in accordance with the provisions of this Section 4, Warrant Certificates, as required pursuant to the provisions of this Section 4.

(ii)         All Warrant Certificates or Direct Registration Warrants issued upon any registration of transfer or exchange shall be the valid obligations of the Company, entitled to the same benefits under this Agreement as the Warrant Certificates or Direct Registration Warrants surrendered upon such registration of transfer or exchange.

(iii)        So long as the Depository, or its nominee, is the registered owner of a Global Warrant Certificate, the Depository or such nominee, as the case may be, will be considered the sole owner or Holder represented by such Global Warrant Certificate for all purposes under this Agreement, including, without limitation, for the purposes of (a) giving notices with respect to such Warrants and (b) registering transfers with respect to such Warrants. Neither the Company nor the Warrant Agent, in its capacity as registrar for such Warrants, will have any responsibility or liability for any aspect of the records relating to beneficial interests in a Global Warrant Certificate or for maintaining, supervising or reviewing any records relating to such beneficial interests.

(iv)        The Warrant Agent shall register the transfer of any outstanding Warrants in the Warrant Register at the Warrant Agent office designated for such purpose (the “Warrant Agent Office”) upon (a) receipt of all information required to be delivered hereunder, (b) if applicable, surrender of duly endorsed Warrant Certificates representing such Warrants, and (c) receipt of a completed form of assignment duly authorized in writing substantially in the form attached as Exhibit B hereto, as the case may be, duly signed by the Holder thereof or by the duly appointed legal representative thereof or by such Holder’s attorney, accompanied by a Signature Guarantee. Upon any such registration of transfer, a new Warrant Certificate or Warrant Statement, as the case may be, shall be issued to the transferee.

(v)        The Warrant Agent shall not undertake the duties and obligations of a stock transfer agent under this Agreement, or otherwise, including, without limitation, the duty to receive, issue or transfer Warrant Shares.

14

(h)          Definitive Warrants.

(i)          Beneficial interests represented by a Global Warrant Certificate deposited with the Depository or with the Warrant Agent pursuant to Section 3(b) shall be transferred to each beneficial owner thereof in the form of Warrant Certificates in a definitive form that is not deposited with the Depository or with the Warrant Agent as custodian for the Depository (“Definitive Warrants”) evidencing a number of Warrants equivalent to such owner’s beneficial interest in such Global Warrant Certificate, in exchange for such Global Warrant Certificate, only if such transfer complies with Section 4(a) and (i) the Depository notifies the Company in writing that it is unwilling or unable to continue as Depository for such beneficial interests represented by such Global Warrant Certificate or if at any time the Depository ceases to be a “clearing agency” registered under the Securities and Exchange Act of 1934, as amended, or the rules promulgated thereunder (the “Exchange Act”), and, in each such case, a successor Depository is not appointed by the Company within ninety (90) days of such notice or (ii) upon the request of any Holder or beneficial owner, if the Company shall be adjudged bankrupt or insolvent or makes an assignment for the benefit of its creditors or institutes proceedings to be adjudicated bankrupt or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization under federal bankruptcy laws or any other similar applicable federal or state law, or shall consent to the filing of any such petition, or shall consent to the appointment of a receiver or custodian of all or any substantial part of its property, or shall admit in writing its inability to pay or meet its debts as they mature, or if a receiver or custodian of it or all or any substantial part of its property shall be appointed, or if a public officer shall have taken charge or control of the Company or of its property or affairs, for the purpose of rehabilitation, conservation or liquidation.

(ii)       Any beneficial interests represented by a Global Warrant Certificate that are transferable to the beneficial owners thereof in the form of Definitive Warrants pursuant to this Section 4(h) shall be surrendered by the Depository to the Warrant Agent, to be so transferred, in whole or from time to time in part, without charge, and the Warrant Agent shall if directed by an Appropriate Officer of the Company countersign, by either manual, facsimile or electronic signature, and deliver to each beneficial owner in the name of such beneficial owner, upon such transfer of each portion of such beneficial interests represented by a Global Warrant Certificate, Definitive Warrants evidencing a number of Warrants equivalent to such beneficial owner’s beneficial interest in the Global Warrant Certificate. The Warrant Agent shall register such transfer in the Warrant Register, and upon such transfer the surrendered Global Warrant Certificate shall be cancelled by the Warrant Agent.

(iii)       All Definitive Warrants issued upon registration of transfer pursuant to this Section 4(h) shall be valid obligations of the Company, evidencing the same obligations of the Company and entitled to the same benefits under this Agreement and the Global Warrant Certificate surrendered for registration of such transfer.

(iv)        Subject to the provisions of Section 4(h)(ii), the registered Holder of a Global Warrant Certificate may grant proxies and otherwise authorize any Person to take any action that such Holder is entitled to take under this Agreement or the Warrants.

15

(v)        In the event of the occurrence of any of the events specified in Section 4(h)(i), the Company will promptly make available to the Warrant Agent a reasonable supply of Definitive Warrants necessary to comply with this Agreement in definitive, fully registered form.

(vi)        Neither the Company nor the Warrant Agent shall be liable or responsible for any registration or transfer of any Warrants that are registered or to be registered in the name of a fiduciary or the nominee of a fiduciary.

(i)          Company Charter and Bylaws.  Notwithstanding anything herein to the contrary, no Person may Transfer any Warrant except in compliance with the provisions of the Company’s Charter, the Company’s Bylaws and the Securityholders Agreement, if such Person is a party thereto and the Securityholders Agreement is then in effect with respect to such Person.

SECTION 5.        Duration and Exercise of Warrants.

(a)          Expiration Date. The Warrants may be exercised only during the period commencing on the Effective Date and expiring on the date on which no Warrants remain outstanding (the “Expiration Date”). After 5:00 p.m. New York City time on the Expiration Date, the Warrants will become void and without further legal effect, and all rights thereunder and all rights in respect thereof under this Agreement shall cease as of such time.

(b)        Exercise Price. The Exercise Price for the Warrants shall be $0.00001 per share of Common Stock (equal to the par value of $0.00001 per share of Common Stock).

(c)          Manner of Exercise.

(i)         Cash Payment. Subject to the provisions of this Agreement, including the Jones Act limitations on ownership and control of capital stock of the Company by Non-U.S. Citizens, including those set forth in Section 5(m) and Section 5(n) hereof and the adjustments contained in Section 6 hereof, each Warrant shall entitle the Holder thereof to purchase from the Company 10.27167 fully paid and nonassessable Warrant Share at the Exercise Price. All or any of the Warrants represented by a Warrant Certificate or in the form of Direct Registration Warrants may be exercised by the registered Holder thereof during normal business hours on any Business Day, by delivering (A) written notice of such election (a “Warrant Exercise Notice”) to exercise Warrants to the Company (at the address set forth in Section 15 hereof) and the Warrant Agent at the Warrant Agent Office, no later than 5:00 p.m., New York City time, on the Expiration Date, which Warrant Exercise Notice shall be (i) substantially in the “Form of Election” set forth in Exhibit A-1, in the case of Warrants represented by a Global Warrant Certificate or otherwise in accordance with applicable procedures of the Depository, (ii) substantially in the “Form of Election” set forth in Exhibit A-2, in the case of Warrants represented by Individual Warrant Certificates and (iii) substantially in the form set forth in Exhibit A-3, in the case of Direct Registration Warrants; and (B) by no later than 5:00 p.m., New York City time, on the Business Day immediately prior to the Settlement Date, such Warrants to the Warrant Agent (by book-entry transfer through the facilities of the Depository, if such Warrants are represented by a Global Warrant Certificate), accompanied by a Signature Guarantee and payment in full in respect of each Warrant that is exercised (which shall be made by delivery of a certified or official bank or bank cashier’s check payable to the order of the Company, or by wire transfer to an account specified in writing by the Company or the Warrant Agent in immediately available funds or, in respect of any Global Warrant Certificate, otherwise in accordance with applicable procedures of the Depository). Such payment shall be in an amount equal to the product of the number of Warrant Shares designated in such Warrant Exercise Notice multiplied by the Exercise Price for the Warrants being exercised, in each case as adjusted herein. Upon such surrender and payment, such Holder shall thereupon be entitled to receive the number of duly authorized, validly issued, fully paid and nonassessable Warrant Shares as set forth in Section 5(d), Section 5(h) and Section 5(i).

16

(ii)        Cashless Conversion. Subject to the provisions of this Agreement, the Holder shall have the right, in lieu of paying the Exercise Price of Warrants in cash, to instruct the Company in writing to reduce the number of Warrant Shares issuable pursuant to the conversion of such Warrants (the “Cashless Conversion”) in accordance with the following formula:

X = (Y × (A – B)) ÷ A

Where:

X =          the number of Warrant Shares to be issued to the Holder upon conversion of the Warrants

Y =          the total number of Warrant Shares for which the Holder has elected to exercise the applicable Warrants as of the day the Warrant Exercise Notice is delivered to the Warrant Agent

A =          the Fair Market Value of one Warrant Share determined as of the day the Warrant Exercise Notice is delivered to the Warrant Agent

B =          the exercise price which would otherwise be payable in cash for one Warrant Share determined as of the day the Warrant Exercise Notice is delivered to the Warrant Agent

If the Exercise Price of the aggregate number of Warrants being converted exceeds the Fair Market Value at the time of such conversion of the aggregate number of Warrant Shares issuable upon such conversion, then no Warrant Shares will be issuable pursuant to the Cashless Conversion. The Holder shall effect a Cashless Conversion by indicating on a duly executed Warrant Exercise Notice that the Holder wishes to effect a Cashless Conversion. Upon receipt of such election to effect a Cashless Conversion, the Warrant Agent will promptly request the Company to confirm the number of Warrant Shares issuable in connection with the Cashless Conversion. The Company shall calculate and transmit to the Warrant Agent in a written notice the number of Warrant Shares issuable in connection with any Cashless Conversion.

17

(d)          The number of Warrant Shares to be issued on such exercise or conversion will be determined by the Company (with written notice thereof to the Warrant Agent) in accordance with Section 5(c). The Warrant Agent shall have no duty or obligation to investigate or confirm whether the Company’s determination of the number of Warrant Shares to be issued on such exercise or conversion is accurate or correct, nor shall the Warrant Agent have any duty or obligation to take any action with regard to such Warrant exercise or conversion prior to being notified by the Company of the relevant number of Warrant Shares to be issued.

(e)         Except as otherwise provided herein, any exercise or conversion of a Warrant pursuant to the terms of this Agreement shall be irrevocable and shall constitute a binding agreement between the Holder and the Company, enforceable in accordance with its terms.

(f)          Upon receipt of a Warrant Exercise Notice pursuant to Section 5(c), the Warrant Agent shall:

(i)         examine such Warrant Exercise Notice and all other documents delivered to it by or on behalf of the Holder as contemplated hereunder to ascertain whether, on their face, such Warrant Exercise Notice and any such other documents have been executed and completed in accordance with their terms;

(ii)        endeavor to inform the Company of and cooperate with and assist the Company in resolving any inconsistencies between the Warrant Exercise Notice received and delivery of Warrants to the Warrant Agent’s account;

(iii)        advise the Company, no later than the Business Day after receipt of such Warrant Exercise Notice, of (a) the receipt of such Warrant Exercise Notice and, subject to Company’s approval, the number of Warrants to be exercised or converted in accordance with the terms of this Agreement, (b) the instructions with respect to delivery of the Warrant Shares deliverable upon such exercise or conversion, subject to the timely receipt from the Depository of the necessary information, and (c) such other information as the Company shall reasonably require;

(iv)       in the case of Warrants represented by a Global Warrant Certificate, liaise with the Depository and effect such delivery to the relevant accounts at the Depository in accordance with its requirements, if requested by the Company with the delivery of the Warrant Shares and all other necessary information by or on behalf of the Company for delivery to the Depository; and

(v)         notify the Company each month of the amount of any funds received by the Warrant Agent for payment of the aggregate Exercise Price in a given month and forward all such funds by the fifth (5th) Business Day of the following month by wire transfer to an account designated by the Company, provided that the Company shall pay wire transfer fees to the Warrant Agent for each such wire pursuant to the mutually agreed upon fee schedule referenced in Section 12(g).

18

(g)         All questions as to the validity, form and sufficiency (including time of receipt) of a Warrant exercise or conversion shall be determined by the Company in its sole discretion in good faith, which determination shall be final and binding. The Company reserves the right to reject any and all Warrant Exercise Notices that it determines are not in proper form or for which any corresponding agreement by the Company to exchange would, in the opinion of the Company, be unlawful or in violation of the Jones Act Restriction as determined in good faith. Such determination by the Company shall be final and binding on the Holders absent manifest error. Moreover, the Company reserves the absolute right to waive any of the conditions to the exercise or conversion of Warrants or defects in Warrant Exercise Notices with regard to any particular exercise or conversion of Warrants. Neither the Company nor the Warrant Agent shall be under any duty to give notice to the Holders of any irregularities in any exercise or conversion of Warrants, nor shall they incur any liability for the failure to give such notice.

(h)        As soon as reasonably practicable after the exercise or conversion of any Warrant (and in any event not later than five (5) Business Days thereafter), the Company shall issue, or otherwise deliver, in authorized denominations to or upon the order of the Holder, either: (A) if such Holder holds the Warrants being exercised or converted through the Depository’s book-entry transfer facilities, by same-day or next-day credit to the Depository for the account of such Holder or for the account of a participant in the Depository the number of Warrant Shares to which such Holder is entitled, in each case registered in such name and delivered to such account as directed in the Warrant Exercise Notice by such Holder or by the direct participant in the Depository through which such Holder is acting (or, if the Common Stock may not then be held in book-entry form through the facilities of the Depository, as set forth in clause (B)); (B) if such Holder holds the Warrants being exercised or converted in the form of Individual Warrant Certificates, a book-entry interest in the number of Warrant Shares to which such Holder is entitled on the books of the Company’s transfer agent or, at the Company’s option, by delivery to the address designated by such Holder in its Warrant Exercise Notice of a physical certificate or certificates representing the number of Warrant Shares to which such Holder is entitled, in fully registered form, registered in such name or names as may be directed by such Holder (or, if Common Stock at the time of such exercise is held through the facilities of the Depository, as set forth in the foregoing clause (A)); or (C) if such Holder holds the Warrants being exercised or converted in the form of Direct Registration Warrants, a book-entry interest in the number of Warrant Shares to which such Holder is entitled on the books and records of the Company’s transfer agent (or, if Common Stock at the time of such exercise is held through the facilities of the Depository, as set forth in the foregoing clause (A)).

If fewer than all of the Warrants evidenced by a Global Warrant Certificate surrendered upon the exercise or conversion of Warrants are exercised or converted at any time prior to the Expiration Date, the Warrant Agent shall cause a notation to be made to the records maintained by the Depository. Subject to Section 5(g), the Person in whose name any certificate or certificates, or any Warrant Exercise Notice, for the Warrant Shares are to be issued (or such Warrant Shares are to be registered, in the case of a book-entry transfer) upon exercise or conversion of a Warrant shall be deemed to have become the Holder of record of such Warrant Shares on the date such Warrant Exercise Notice is delivered.

19

(i)          No fractional Warrant Shares or scrip representing fractional Warrant Shares shall be issued upon any exercise or conversion of Warrants. In lieu of any fractional Warrant Share to which a Holder would otherwise be entitled upon an exercise of Warrants, such Holder shall be entitled to receive a cash payment equal to the value of such fractional Warrant Share based on the Fair Market Value of the Common Stock as of the applicable date of delivery of a Warrant Exercise Notice. The number of full Warrant Shares that shall be issuable upon an exercise of Warrants by a Holder at any time shall be computed on the basis of the aggregate number of Warrant Shares which may be issuable pursuant to the Warrants being exercised by that Holder at that time. The beneficial owners of the Warrants and the Holders, by their acceptance hereof, expressly agree to receive cash in lieu of any fractional Warrant Share in accordance with this Section 5(i) and hereby waive their right to receive a physical certificate representing such fractional Warrant Share upon exercise of any Warrant. Whenever a payment for fractional Warrant Shares is to be made by the Warrant Agent under any section of this Agreement, the Company shall (1) provide to the Warrant Agent in reasonable detail the facts related to such payments and the prices and/or formulas utilized in calculating such payments, and (2) provide sufficient monies to the Warrant Agent in the form of fully collected funds to make such payments. The Warrant Agent shall be fully protected in relying upon such a certificate and shall have no duty with respect to, and shall not be deemed to have knowledge of, any payment for fractional Warrant Shares or fractional shares under any section of this Agreement relating to the payment of fractional Warrant Shares or fractional shares unless and until the Warrant Agent shall have received such a certificate and sufficient monies.

(j)          If all of the Warrants evidenced by a Warrant Certificate have been exercised or converted, such Warrant Certificate shall be cancelled by the Warrant Agent. Such cancelled Warrant Certificate shall then be disposed of by or at the direction of the Company in accordance with Applicable Law. The Warrant Agent shall confirm such information to the Company in writing as promptly as practicable.

(k)        The Company shall pay all expenses in connection with, and all transfer taxes and similar governmental charges that may be imposed with respect to, the issuance or delivery of Warrant Shares upon exercise or conversion of Warrants (including any conversion under Section 5(n) below). The Warrant Agent shall not have any duty or obligation to take any action under any section of this Agreement that requires the payment of taxes and/or charges unless and until it is satisfied that all such payments have been made.

(l)          The Warrant Agent shall keep copies of this Agreement and any notices given or received hereunder for a period beginning on the date of this Agreement and ending no earlier than the first (1st) anniversary of the Expiration Date.

(m)      Jones Act Limitations on Warrant Exercise. Notwithstanding any of the other provisions of this Agreement, in order to facilitate the Company’s compliance with the Jones Act and the Jones Act Restriction concerning the ownership and control of the capital stock of the Company by Non-U.S. Citizens with regard to its continuing ability to operate its vessels in the coastwise trade of the United States and to comply with obligations of the Company under contracts that it may enter into from time to time with United States Governmental Authorities:

(i)          At the time of exercise or conversion of any Warrant, its Holder shall advise the Company whether or not it (or, if not the Holder, the Person that the Holder has designated to receive the Warrant Shares issuable upon exercise or conversion of such Warrant) is a U.S. Citizen. The Company may require a Holder (or, if not the Holder, the Person that the Holder has designated to receive the Warrant Shares issuable upon exercise or conversion of such Warrant) to provide it with such documents and other information as it may request as reasonable to confirm that the Holder (or, if not the Holder, the Person that the Holder has designated to receive the Warrant Shares issuable upon exercise or conversion of such Warrant) is a U.S. Citizen.

20

(ii)       Any Holder that cannot establish to the Company’s reasonable satisfaction that it (or, if not the Holder, the Person that the Holder has designated to receive the Warrant Shares issuable upon exercise or conversion of any Warrant) is a U.S. Citizen may not exercise or convert any Warrant to the extent the Warrant Shares deliverable upon exercise or conversion of such Warrant would constitute Excess Shares if they were issued, which shall be determined by the Company in its sole discretion at the time of any proposed exercise or conversion of such Warrant.  In such an event, the Company shall advise the Holder that its Warrant Exercise Notice will be processed at such time as the Warrant Shares deliverable upon exercise or conversion of such Warrant would not constitute Excess Shares if they were issued, which shall be determined by the Company in its sole discretion. Subject to Section 5(n) herein, any Warrant Exercise Notice which is delayed for processing because of Jones Act limitations and which subsequently becomes eligible for processing will be processed in the order that it is received by the Warrant Agent (provided that, if two or more Warrant Exercise Notices are submitted on the same day and the exercise or conversion of the full amount of the Warrants set forth in all such Warrant Exercise Notices will not be issued as a result of the application of this Section 5(m), then such Warrant Exercise Notices shall be processed pro-rata), provided that such Warrant Exercise Notice has been submitted in proper form and in full compliance with this Agreement and has not been withdrawn.

(iii)       Any sale, transfer or other disposition of any Warrant by any Holder that is a Non-U.S. Citizen to a Person who is a U.S. Citizen must be a complete transfer of such Holder’s interests in such Warrant and the Warrant Shares issuable upon its exercise or conversion to such Person with the transferor retaining no ownership of the Warrant or underlying Warrant Shares nor any ability to direct or control such Person. The foregoing restriction shall also apply to any Person that the Holder has designated to receive the Warrant Shares issuable upon exercise or conversion of any Warrant.

(iv)        Notwithstanding anything herein to the contrary, in the event that either (A) the Jones Act and other applicable laws are repealed or amended so that the ownership and control of the Common Stock by Non-U.S. Citizens is no longer restricted in any way or (B) the Company’s Charter is amended so that the ownership and control of the Common Stock by Non-U.S. Citizens is no longer restricted in any way, the provisions of this Section 5(m) shall no longer apply to any Holder or Warrant.

(n)        Automatic Exercise of Warrants held by Non-U.S. Citizens. The Company shall review its books and records and third party publicly available information, including the records of the Warrant Agent, at least quarterly to determine whether, in its sole discretion, some or all of the outstanding Warrants held by Non-U.S. Citizens may be converted into shares of Common Stock without exceeding the Permitted Percentage or resulting in the existence of Excess Shares.

21

(i)         If, after making such review, the Company determines, in its sole discretion, that conversion of some or all of the outstanding Warrants covered by a previously submitted Warrant Exercise Notice that has not been withdrawn, will not result in (and would not reasonably be expected to result in) ownership and control by Non-U.S. Citizens in the aggregate in excess of the Permitted Percentage, the Company shall effect the automatic conversion of (and any applicable Holder shall be deemed to have elected under Section 5(c)(ii) to convert) such amount of outstanding Warrants covered by a previously submitted Warrant Exercise Notice (without any further action required by any such Non-U.S. Citizen after its prior submission of a Warrant Exercise Notice, to the extent that such Holder has not withdrawn its Warrant Exercise Notice) into the total number of shares of Common Stock that the Company has so determined, in its sole discretion, may be issued at such time without causing the Permitted Percentage to be exceeded or Excess Shares being issued; provided, however, that any such conversion shall be subject to the terms herein, including without limitation the restrictions on the issuance of fractional Warrant Shares. Warrants shall be selected for conversion pro rata on a Fully Diluted Basis. Any such conversion shall be effected in a manner substantially the same as a Cashless Conversion hereunder. Following such conversion, the number of shares issuable pursuant to Warrants held by each such Holder shall be reduced automatically by the number of Warrant Shares actually issued to each such Holder pursuant to such conversion (or applied as part of the Cashless Conversion), and such Warrants so converted shall no longer be deemed outstanding.

(ii)         In the event of any conversion pursuant to this Section 5(n), the Company shall as promptly as practicable cause to be filed with the Warrant Agent and mailed to each Holder of Warrants subject to such conversion a notice specifying: (A) the date of such conversion which shall be considered the date of delivery of a Warrant Exercise Notice for purposes of determining the number of Warrant Shares issuable and settlement and ownership thereof; (B) the number of such Holder’s Warrants converted and the number of Warrant Shares to be issued to such Holder in respect of such Warrants; and (C) the place or places where any Warrant Certificates for such Warrants are to be surrendered and any other applicable procedures required by the Depository and the Warrant Agent to effect such conversion. The Warrant Agent shall be fully protected and authorized in relying upon such notice and shall not be liable for any action taken, suffered or omitted by it in accordance therewith.

(iii)        Notwithstanding anything herein to the contrary, all Warrant Shares issued pursuant to this Section 5(n) shall in all events be subject to all of the restrictions and remedies set forth in the Company’s Charter and the Company’s Bylaws, including, without limitation, in the event that Excess Shares are in fact issued upon the conversion of Warrants pursuant to this Section 5(n), regardless of any determination made by the Board under Section 5(n)(i); provided, that, in the event that either (A) the Jones Act and other applicable laws are repealed or amended so that the ownership and control of the Common Stock by Non-U.S. Citizens is no longer restricted in any way or (B) the Company’s Charter is amended so that the ownership and control of the Common Stock by Non-U.S. Citizens is no longer restricted in any way, the provisions of this Section 5(n) shall no longer apply to any Holder or Warrant.

22

(o)          Cost Basis Information.

(i)         In the event of a cash exercise of Warrants, the Company hereby instructs the Warrant Agent to record cost basis for newly issued Warrant Shares as reasonably determined by the Company prior to processing.

(ii)       In the event of a Cashless Conversion of Warrants, the Company shall provide the cost basis for Warrant Shares issued pursuant to such Cashless Conversion at the time the Company confirms the number of Warrant Shares issuable in connection with such Cashless Conversion to the Warrant Agent pursuant to Section 5 hereof.

(p)          [Intentionally Omitted.]

SECTION 6.        Adjustment of Number of Shares Purchasable or Number of Warrants; Anti-Dilution Warrants.

(a)          Below Market Issuances.

(i)          If the Company at any time or from time to time after the date hereof shall grant, issue or sell (whether directly or by assumption in a merger or otherwise) any additional shares of Common Stock, Options or Convertible Securities or shall fix a record date for the determination of holders of any Equity Securities to receive any additional shares of Common Stock, Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon such event, including upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities, shall be deemed to be additional Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of 5:00 PM (New York City time) on such record date; provided, that additional Common Stock shall not be deemed to have been issued unless the consideration per share of such additional Common Stock would be less than the Fair Market Value of each such share of Common Stock as of such date and immediately prior to such issuance, or such record date, as the case may be; provided, further, that, in any such case in which additional Common Stock is deemed to be issued, no further adjustments shall be made upon the subsequent issue of Convertible Securities or Common Stock upon the exercise of Options or the conversion or exchange of Convertible Securities.

(ii)         If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment pursuant to the terms of this Section 6(a), are revised (either automatically, pursuant to the provisions contained therein, or as a result of an amendment to such terms) to provide for either (i) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (ii) any increase or decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then, effective upon such increase or decrease becoming effective, the number of Warrant Shares issuable upon exercise or conversion of any Warrant computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such number of Warrant Shares issuable upon exercise or conversion of any Warrant as would have been obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security.

23

(iii)       If the terms of any Option or Convertible Security, the issuance of which did not result in an adjustment to the number of Warrant Shares issuable upon exercise or conversion of any Warrant pursuant to the terms of this Section 6(a) (either because the consideration per additional Common Stock subject thereto was equal to or greater than the-then Fair Market Value of each such share of Common Stock), are revised after the date hereof (either automatically, pursuant to the provisions contained therein, or as a result of an amendment to such terms) to provide for either (i) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (ii) any increase or decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended, and the additional Common Stock subject thereto shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(iv)       Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the number of Warrant Shares issuable upon exercise or conversion of any Warrant pursuant to the terms of this Section 6(a), the number of Warrant Shares issuable upon exercise or conversion of any Warrant shall be readjusted to such number of Warrant Shares issuable upon exercise or conversion of any Warrant as would have been obtained had such Option or Convertible Security never been issued.

(v)         Except as provided in Section 6(a)(vi) and except in the case of any event described in Section 6(b), Section 6(c), Section 6(d) or Section 6(e), in the event the Company shall at any time after the date hereof grant, sell or issue additional Common Stock (including additional Common Stock deemed to be issued pursuant to Section 6(a)(i)) without consideration or for consideration per share of Common Stock less than the Fair Market Value of each such share of Common Stock, then the number of Warrant Shares issuable upon exercise or conversion of any Warrant shall be increased pursuant to the formula below:

Ua =	Ub ×	Oa
Ob + Y
Where:

Ub = The number of Warrant Shares issuable for each Warrant before the adjustment

Ua = The number of Warrant Shares issuable for each Warrant after the adjustment

Oa = Number of shares of Common Stock outstanding immediately after the transaction in question on a Fully Diluted Basis

24

Ob = Number of shares of Common Stock outstanding immediately before the transaction in question on a Fully Diluted Basis

Y = Number of shares of Common Stock equal to the aggregate offering price of the shares of Common Stock being issued, divided by the Fair Market Value of one share of Common Stock as of the earlier of (a) the announcement date of the issuance of such Common Stock and (b) the date of issuance of such Common Stock

(i)         Notwithstanding anything in this Section 6 to the contrary, none of the grant, sale or issuance of (A) any Common Stock, Common Stock Equivalent or other Equity Security of the Company (including the grant, sale or issuance of any Common Stock, other Equity Security of the Company or Common Stock Equivalent upon conversion, exchange or exercise thereof) pursuant to any Company equity incentive plan, (B) the Warrants issued pursuant to this Agreement or the Company’s Charter (including the grant, sale or issuance of any Common Stock, other Equity Security of the Company or Common Stock Equivalent upon the exercise thereof), (C) [the Creditor Warrant Agreement], (D) shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security and such issuance has already resulted in an adjustment in accordance with this Section 6, (E) shares of Common Stock issued by the Company the proceeds of which are to be used to acquire an equivalent number of Common Stock of Common Stock Equivalents of any Company Securityholder (e.g. shares of Common Stock sold in a “synthetic secondary”), or (F) shares of Common Stock in an offering for cash for the account of the Company that is underwritten on a firm commitment basis and is registered under the Securities Act, shall be deemed to be a grant, sale or issuance of additional Common Stock for purposes of this Section 6. For the avoidance of doubt, no sale of shares of Common Stock or Common Stock Equivalents by any Company Securityholder will be deemed to be a grant, sale or issuance of additional Common stock for the purposes of this Section 6.

(b)        Stock Dividends, Subdivisions and Combinations of Shares. If after the date hereof the number of outstanding shares of Common Stock is increased by a share dividend or share distribution to all holders of Common Stock, in each case payable in shares of Common Stock, or a split, subdivision or combination of shares of Common Stock occurs, then, in any such event, the number of Warrant Shares issuable for each Warrant will be adjusted as follows: the number of Warrant Shares issuable pursuant to a valid exercise or conversion of Warrants immediately prior to such event shall be adjusted so that each Holder shall be entitled to receive upon the exercise or conversion of its Warrant the number of Warrant Shares that such Holder would have owned or would have been entitled to receive upon or by reason of such event had such Warrant been exercised or converted immediately prior to the occurrence of such event (without taking into account any limitations or restrictions on the exercisability of the Warrants). Any adjustment made pursuant to this Section 6(b) shall become effective (i) in the case of any such dividend or distribution, at the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution or (ii) in the case of any such split, subdivision or combination, at the open of business on the date on which such corporate action becomes effective.

25

(c)         Distributions of Certain Rights, Options and Warrants. If after the date hereof the Company distributes to holders of the Common Stock any Options or Convertible Securities entitling them to subscribe for or purchase shares of Common Stock at a price per share that is less than the Fair Market Value of one share of Common Stock as of the announcement date of such issuance, the number of Warrant Shares issuable for each Warrant will be increased pursuant to the formula below. Such increases shall be made successively whenever any such Options or Convertible Securities are distributed and shall become effective at the close of business on the record date for such distribution. To the extent that shares of Common Stock are not delivered at or prior to the expiration of such Options or Convertible Securities, the number of Warrant Shares issuable for each Warrant shall be readjusted to be the number of Warrant Shares issuable for each Warrant that would then be in effect had the adjustment with respect to the issuance of such Options or Convertible Securities been made on the basis of delivery of only the number of Warrant Shares actually delivered. In the event that such Options or Convertible Securities are not so issued, the number of Warrant Shares issuable for each Warrant shall be readjusted to be the number of Warrant Shares issuable for each Warrant that would then be in effect if such record date had not occurred. For purposes of this Section 6(c), in determining whether any Options or Convertible Securities entitle the Holders to subscribe for or purchase shares of Common Stock at less than such Fair Market Value of one share of Common Stock as of the announcement date of such issuance, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such Options or Convertible Securities and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board.

Ua =	Ub ×	Ob + X
Ob + Y
Where:

Ub = The number of Warrant Shares issuable for each Warrant before the adjustment

Ua = The number of Warrant Shares issuable for each Warrant after the adjustment

Ob = Number of Warrant Shares outstanding immediately before the transaction in question on a Fully Diluted Basis

X = Number of shares of Common Stock issuable pursuant to such Options or Convertible Securities

Y = Number of shares of Common Stock equal to the aggregate offering price of the shares of Common Stock issuable pursuant to such Options or Convertible Securities, divided by the Fair Market Value of one share of Common Stock as of earlier of (a) the announcement date of the issuance of such Options or Convertible Securities and (b) the date of issuance of such Options or Convertible Securities

26

(d)        Certain Other Dividends and Distributions. If after the date hereof the Company shall dividend or distribute to all holders of its shares of Common Stock any of its securities, evidences of its indebtedness, other assets or property of the Company (excluding cash) or rights, options or warrants to acquire any of its securities (including any such distribution made in connection with a merger or consolidation in which the Company is the resulting or surviving Person and shares of Common Stock are not changed or exchanged, but excluding any dividend or other distribution payable for which adjustment is made under Section 6(a), Section 6(b) or Section 6(c)), then in each such case the Warrant Shares issuable upon exercise or conversion of each Warrant outstanding immediately following the close of business on the record date for such distribution shall be increased to an amount determined pursuant to the formula below. Such increase shall become effective at the close of business on the record for such dividend or distribution. In the event that such dividend or distribution is not so paid or made, the number of Warrant Shares issuable upon exercise or conversion of each Warrant shall be readjusted, effective as of the date when the Board determines not to make such dividend or distribution, as the case may be, to be the number of Warrant Shares issuable upon exercise or conversion of each Warrant that would be in effect if such dividend or distribution had not been declared.

Ua =	Ub ×	M
M - D
Where:

Ub = The number of Warrant Shares issuable for each Warrant before the adjustment

Ua = The number of Warrant Shares issuable for each Warrant after the adjustment

M = Fair Market Value of one share of Common Stock immediately preceding the record date for such dividend or distribution

D = Fair Market Value of the dividend or distribution made per share of Common Stock as of such record date (determined for such purpose on the basis of the aggregate property distributed with respect to one share of Common Stock)

(e)      Reorganization; Reclassification; Merger.  Subject to Section 6(g), in the event of any (i) capital reorganization of the Company, (ii) reclassification of the stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of any event described in Section 6(b)), (iii) consolidation or merger of the Company with or into another Person, (iv) sale of all or substantially all of the Company’s assets to another Person or (v) other similar transaction, in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, each Warrant shall, immediately after such reorganization, reclassification, consolidation, merger, sale or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Warrant Shares then issuable upon exercise or conversion of any Warrant, be exercisable for the kind and number of shares of stock or other securities or assets of the Company or of the successor Person resulting from such transaction to which the Holder would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or similar transaction if the Holder had exercised or converted such Warrant in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or similar transaction and acquired the applicable number of Warrant Shares then issuable hereunder as a result of such exercise or conversion (without taking into account any limitations or restrictions on the exercisability of the Warrants); and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made with respect to the Holders’ rights under the Warrants to insure that the provisions of this Section 6 shall thereafter be applicable, as nearly as possible, to the Warrants in relation to any shares of stock, securities or assets thereafter acquirable upon exercise of the Warrants. The provisions of this Section 6(e) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or similar transactions. The Company shall not effect any such reorganization, reclassification, consolidation, merger, sale or similar transaction unless, prior to the consummation thereof, the successor Person (if other than the Company) resulting from such reorganization, reclassification, consolidation, merger, sale or similar transaction, shall assume, by written instrument substantially similar in form and substance to the Warrants, the obligation to deliver to any Holder such shares of stock, securities or assets which, in accordance with the foregoing provisions, such Holder shall be entitled to receive upon exercise or conversion of any Warrants.

27

(f)          [Reserved].

(g)       Cash Sales and Liquidations. Notwithstanding anything in this Agreement to the contrary, in the event of a Cash Sale or a Company Liquidation Event, the Company shall pay (or cause to be paid) to the Holders, with respect to each unexercised or unconverted Warrant outstanding immediately prior to the consummation of such Cash Sale or a Company Liquidation Event (the “Cash Closing”), cash in the amount equal to (x) the number of Warrant Shares underlying such Warrant immediately prior to the Cash Closing multiplied by (y) the excess, if any, of the cash consideration being paid for each share of Common Stock in such Cash Sale or a Company Liquidation Event minus the Exercise Price (such product, the “Warrant Spread”); provided, however, that no Holder shall be entitled to any payment hereunder with respect to any portion of such consideration that is contingent, deferred or escrowed unless and until such amounts are actually paid to the holders of the Common Stock. Upon the occurrence of a Cash Closing, all unexercised or unconverted Warrants outstanding immediately prior to the Cash Sale or a Company Liquidation Event shall automatically be terminated and cancelled and the Company shall thereupon cease to have any further obligations or liability with respect to the Warrants except as to the requirement to pay the Warrant Spread (subject to the limitations described in the prior sentence). For the avoidance of doubt, the Holders shall not be entitled to any payment with respect to any Cash Sale or a Company Liquidation Event in which the Exercise Price is greater than the consideration payable with respect to each share of Common Stock. Notwithstanding anything to the contrary in the foregoing, if the Company engages in a reclassification in which the Common Stock is reclassified into a combination of Common Stock and any other security, such reclassification will be treated as a reclassification subject to Section 6(e) with respect to the Common Stock portion thereof and a distribution subject to Section 6(c) or 6(d), as applicable, with respect to the other security portion thereof.

(h)          Cash Dividends on Common Stock.  If after the date hereof the Company declares at any time or from time to time any cash dividends on the shares of Common Stock, then in each such case the Company shall issue to each Holder a Jones Act Anti-Dilution Warrant.  Each such Jones Act Anti-Dilution Warrant will have an exercise price of $0.00 per share and shall be exercisable by U.S. Citizens only for a Demand Note that has an aggregate principal amount equal to the applicable Anti-Dilution Amount.

28

(i)          Other Changes. If, at any time or from time to time after the issuance of the Warrants but prior to the exercise or conversion in full thereof, the Company shall take any action which (i) affects the Common Stock and (ii) is similar to, or has an effect similar to, any of the actions described in any of Sections 6(a) through (h) (but not including any action described in any such Section) then, and in each such case, (x) with respect to actions similar to Sections 6(a) through (e), the number of Warrant Shares issuable upon exercise or conversion of each Warrant shall be adjusted, (y) with respect to actions similar to Section 6(g), payment of the Warrant Spread shall be made to each Holder based on the amount that such holders of Common Stock are entitled to receive under the Organizational Documents and (z) with respect to actions similar to Section 6(h), Jones Act Anti-Dilution Warrants shall be issued, which adjustment pursuant to clause (x), payment pursuant to clause (y) or issuance pursuant to clause (z) shall be made in such manner and at such time and on such terms as the Board determines would be equitable under such circumstances such that the economic benefits of such action that would accrue to the holders of Common Stock of the Company would as nearly as practicable also accrue to the Holders, which determination shall be evidenced in a resolution of the Board, a copy of which shall be mailed by the Warrant Agent (upon the written instruction of the Company) to each of the relevant Holders.

(j)        Notice of Adjustment. Whenever the Warrant Shares issuable or the rights of the Holder shall be adjusted or proposed to be adjusted as provided in this Section 6, the Company shall forthwith file with the Warrant Agent a statement, signed by an Appropriate Officer, stating in detail the facts requiring such adjustment, the impact of such adjustment on the number and kind of securities issuable upon exercise or conversion of the Warrants, the record date with respect to any such action, if applicable, and the approximate date on which such action is to take place. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 20 days prior to the taking of such proposed action. Until such notices or statements are received by the Warrant Agent, the Warrant Agent may presume conclusively for all purposes that no such adjustment has occurred. The Company shall also cause a notice setting forth the same information as set forth above to be sent by mail, first class, postage prepaid, to each registered Holder at its address appearing on the Warrant Register. The Company shall, within five (5) days following the event requiring any such adjustment, deliver to the Warrant Agent a certificate, signed by an Appropriate Officer, which (a) sets forth in reasonable detail (i) the event requiring such adjustment and (ii) the method by which such adjustment was calculated and (b) specifies any adjustments to the Warrants in effect following such event. The Warrant Agent shall be fully protected in relying on any such certificate and on any adjustment or statement therein contained and shall have no duty or liability with respect to, and shall not be deemed to have knowledge of any such adjustment or any such event unless and until it shall have received such certificate.

(k)        No Change in Warrant Terms on Adjustment. Irrespective of any adjustments in the number of Warrant Shares issuable upon exercise or conversion, Warrants theretofore or thereafter issued may continue to express the same prices and number of Warrant Shares as are stated in the similar Warrants issuable initially, or at some subsequent time, pursuant to this Agreement, and the number of Warrant Shares issuable upon exercise or conversion specified thereon shall be deemed to have been so adjusted (including for purposes of Section 5(n) hereof).

29

(l)          Treasury Shares. Shares of Common Stock at any time owned by the Company shall not be deemed to be outstanding for the purposes of any computation under this Section 6.

(m)        Exclusion of Certain Adjustments. No adjustment need be made for a change in the par value of the shares of Common Stock, provided, that the Exercise Price shall remain at $0.00001. All calculations under this Section 6 shall be made to the nearest one one-thousandth (1/1,000) of a share.

(n)       Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 6, the Company shall promptly take (and shall be permitted by the Holders to take) any action which may be necessary, including obtaining any stockholder approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all Warrant Shares that a Holder is entitled to receive upon exercise of a Warrant pursuant to this Section 6.

(o)        Redemptions. In the event the Board determines to return capital or any other amounts to the holders of Company Securities, the Company shall do so by offering to redeem or otherwise repurchase shares of Common Stock and Warrants on a pro rata basis (determined by reference to the relative ownership of the then outstanding shares of Common Stock and Warrants on a Fully Diluted Basis as of the date of such redemption or repurchase); provided, that this Section 6(o) shall not apply to any repurchase and cancellation of Warrants by the Company, including in connection with any tender offer or in connection with any repurchase of Warrants with proceeds from the sale of shares of Common Stock (e.g. a synthetic secondary).

SECTION 7.       Cancellation of Warrants. The Warrant Agent shall cancel all Warrant Certificates surrendered for exercise, conversion, exchange, substitution or transfer in whole or in part. Such cancelled Warrant Certificates shall thereafter be disposed of by the Warrant Agent upon written instructions from the Company reasonably satisfactory to the Warrant Agent and such Direct Registration Warrants shall be canceled by appropriate notation on the Warrant Register.

SECTION 8.      Mutilated or Missing Warrant Certificates. Upon receipt by the Company and the Warrant Agent from any Holder of evidence reasonably satisfactory to them of the ownership of and the loss, theft, destruction or mutilation of such Holder’s Warrant Certificate and a surety bond or indemnity reasonably satisfactory to them and holding the Warrant Agent and Company harmless, and in case of mutilation upon surrender and cancellation thereof, and absent notice to Warrant Agent that such Warrant Certificates have been acquired by a bona fide purchaser, the Company will execute and the Warrant Agent will countersign and deliver in lieu thereof a new Warrant Certificate of like tenor and representing an equal number of Warrants to such Holder; provided, that in the case of mutilation, no bond or indemnity shall be required if such Warrant Certificate in identifiable form is surrendered to the Company or the Warrant Agent for cancellation. Upon the issuance of any new Warrant Certificate under this Section 8, the Company may require the payment of a sum sufficient to cover any stamp tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the reasonable fees and expenses of the Warrant Agent) in connection therewith. Every new Warrant Certificate executed and delivered pursuant to this Section 8 in lieu of any lost, stolen, destroyed or mutilated Warrant Certificate shall be entitled to the same benefits of this Agreement equally and proportionately with any and all other Warrant Certificates, whether or not the allegedly lost, stolen or destroyed Warrant Certificate shall be at any time enforceable by anyone. The provisions of this Section 8 are exclusive and shall preclude (to the extent lawful) all other rights or remedies with respect to the replacement of lost, stolen, destroyed or mutilated Warrant Certificates.

30

SECTION 9.      Reservation of Shares. The Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, solely for issuance and delivery upon exercise or conversion of Warrants, the full number of Warrant Shares from time to time issuable upon the exercise or conversion of all Warrants and any other outstanding warrants, options or similar rights, from time to time outstanding. All Warrant Shares shall be duly authorized and, when issued upon such exercise or conversion of the Warrants, shall be duly and validly issued, and (if applicable) fully paid and nonassessable, free from all taxes, liens, charges, security interests, encumbrances and other restrictions created by or through the Company and issued without violation (i) of any preemptive or similar rights of any stockholder of the Company and (ii) by the Company of any Applicable Law or governmental regulation.

SECTION 10.     Legends. The Warrants originally were issued in reliance upon the exemption from the registration requirements of Section 5 of the Securities Act provided by section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The Warrants shall be stamped or otherwise imprinted with a legend, and the Warrant Statements shall include a restrictive notation with respect to such Warrants, in substantially the following form:

“THE WARRANTS REPRESENTED BY THIS CERTIFICATE (AND THE SHARES ISSUABLE PURSUANT THERETO) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THAT ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.”

Any legend or restrictive notation referenced in this Section 10 shall be removed from the Warrant Certificates or Warrant Statements at any time after the restrictions described in such legend or restrictive notation cease to be applicable; provided that the Company may request from any Holder opinions, certificates or other evidence that such restrictions have ceased to be applicable before removing such legend or restrictive notation.

SECTION 11.      Notification of Certain Events; Corporate Action.

(a)          In the event of:

31

(i)          any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution of any kind, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class, any other securities or any property, or to receive any other right or interest of any kind, or any other event referred to in Sections 6(a) through (h); or

(ii)         (A) any reclassification of the capital stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a subdivision or combination), (B) the consolidation or merger of the Company with or into any other Person (other than a consolidation or merger in which the Company is the continuing Person and which does not result in any change in the shares of Common Stock), (C) the sale or transfer of the properties and assets of the Company as, or substantially as, an entirety to another Person, or (D) a tender or exchange offer for Common Stock; or

(iii)        the voluntary or involuntary dissolution, liquidation, or winding up of the Company;

the Company shall cause to be filed with the Warrant Agent and delivered to each Holder a notice specifying (x) the date or expected date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of any such dividend, distribution or right, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, or right are to be determined, and the amount and character of such dividend, distribution or right, or (y) the date or expected date on which any such reorganization, reclassification, consolidation, merger, sale, transfer, exchange offer, dissolution, liquidation or winding up is expected to become effective, and the time, if any such time is to be fixed, as of which holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for the securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, transfer, exchange offer, dissolution, liquidation or winding up. Such notice shall be delivered not less than ten (10) calendar days prior to such date therein specified, in the case of any such date referred to in clause (x) of the preceding sentence, and not less than twenty (20) calendar days prior to such date therein specified, in the case of any such date referred to in clause (y) of the preceding sentence.

(b)         Failure to give the notice contemplated by Section 11(a) hereof within the time provided or any defect therein shall not affect the legality or validity of any such action.

(c)         The Company agrees that, for so long as any Warrants are outstanding, it shall not increase the par value of the Common Stock or amend or modify its Charter or Bylaws in a manner that would prevent the Company from issuing the Common Stock issuable upon exercise of the Warrants. The Company shall not, and shall not permit or cause any of its subsidiaries to, take any action to avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, including through any amendment of its Charter and Bylaws (and any equivalent organizational documents of its subsidiaries) or any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities.

32

SECTION 12.     Warrant Agent. The Warrant Agent undertakes the duties and obligations expressly imposed by this Agreement upon the terms and conditions set forth in this Section 12.

(a)         Limitation on Liability. The Warrant Agent shall not by countersigning Warrant Certificates or by any other act hereunder be accountable with respect to or be deemed to make any representations as to the validity or authorization of the Warrants or the Warrant Certificates (except as to its countersignature thereon), as to the validity, authorization or value (or kind or amount) of any Warrant Shares or other property delivered or deliverable upon exercise or conversion of any Warrant, or as to the purchase price of such Warrant Shares or other property. The Warrant Agent shall not (i) be liable for any recital or statement of fact contained herein or in the Warrant Certificates or for any action taken, suffered or omitted by the Warrant Agent in the belief that any Warrant Certificate or any other document or any signature is genuine or properly authorized unless such action or omission was taken or omitted to be taken in bad faith, gross negligence or willful misconduct (which bad faith, gross negligence or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction), (ii) be responsible for determining (x) compliance by any Person with the provisions set forth in Section 5(m) or (y) whether any facts exist that may require any adjustment of the number of Warrant Shares, or with respect to the nature or extent of any such adjustments when made, or with respect to the method of adjustment employed, (iii) be responsible for any failure on the part of the Company to issue, transfer or deliver any Warrant Shares or property upon the surrender of any Warrant for the purpose of exercise or conversion or to comply with any other of the Company’s covenants and obligations contained in this Agreement or in the Warrant Certificates or (iv) be liable for any action taken, suffered or omitted to be taken in connection with this Agreement, except for its own bad faith, gross negligence or willful misconduct (which bad faith, gross negligence or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction) for which the Warrant Agent shall be liable. Notwithstanding anything in this Agreement to the contrary, in no event shall the Warrant Agent be liable for special, indirect, punitive, incidental or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Warrant Agent has been advised of the likelihood of the loss or damage and regardless of the form of the action. Notwithstanding anything to the contrary stated herein, any liability of the Warrant Agent under this Agreement shall be limited to the lesser of (i) amount of fees, but not including reimbursable expenses, paid by the Company to the Warrant Agent during the twelve (12) months immediately preceding the event for which recovery from the Warrant Agent is being sought, and (ii) $50,000.

(b)         Instructions. The Warrant Agent is hereby authorized to accept advice or instructions with respect to the performance of its duties hereunder from an Appropriate Officer and to apply to any such officer for advice or instructions. The Warrant Agent shall be fully protected and authorized in relying upon the most recent advice or instructions received by any such officer. The Warrant Agent shall not be liable for any action taken, suffered or omitted by it in accordance with the advice or instructions of any such officer.

33

(c)         Agents. The Warrant Agent may execute and exercise any of the rights and powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys, agents or employees, and the Warrant Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys, agents or employees or for any loss to the Company resulting from such neglect or misconduct, provided that the Warrant Agent acts without gross negligence, willful misconduct or bad faith (each as determined by a final judgment of a court of competent jurisdiction) in the selection and continued employment thereof. The Warrant Agent shall not be under any obligation or duty to institute, appear in, or defend any action, suit or legal proceeding in respect hereof, but this provision shall not affect the power of the Warrant Agent to take such action as the Warrant Agent may consider necessary in the performance of its duties hereunder. The Warrant Agent shall promptly notify the Company in writing of any claim made or action, suit or proceeding instituted against the Warrant Agent arising out of or in connection with this Agreement.

(d)         Cooperation. The Company will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further acts, instruments and assurances as may reasonably be required by the Warrant Agent in order to enable the Warrant Agent to carry out or perform its duties under this Agreement.

(e)         Agent Only. The Warrant Agent shall act solely as agent for the Company in accordance with the terms and conditions hereof and does not assume any obligation or relationship of agency or trust with any Holders. The Warrant Agent shall not be liable except for the performance of such duties as are expressly set forth herein, and no implied covenants or obligations shall be read into this Agreement against the Warrant Agent, whose duties and obligations shall be determined solely by the express provisions hereof.

(f)        Right to Counsel. The Warrant Agent may at any time consult with legal counsel satisfactory to it (who may be legal counsel for the Company), and the Warrant Agent shall incur no liability or responsibility to the Company or to any Holder for any action taken, suffered or omitted by the Warrant Agent in the absence of bad faith in accordance with the opinion or advice of such counsel.

(g)        Compensation. The Company agrees to pay the Warrant Agent reasonable compensation for all services rendered by it hereunder in accordance with a mutually agreed upon fee schedule and to reimburse the Warrant Agent for its reasonable expenses incurred by the Warrant Agent hereunder (including reasonable counsel fees and expenses) in connection with the acceptance, negotiation, preparation, delivery, administration, execution, modification, waiver, delivery, enforcement or amendment of the Agreement and the exercise and performance of its duties hereunder.

(h)        Accounting and Payment. The Warrant Agent shall account to the Company with respect to Warrants exercised or converted and pay to the Company all moneys received by the Warrant Agent on behalf of the Company on the purchase of Warrant Shares through the exercise of Warrants pursuant to the procedures set forth in Section 5(f)(v). The Warrant Agent shall advise the Company by electronic transmission at the end of each day the number of Warrant Exercise Notices received, and, if known, the identity of the Holder(s) of the Warrant(s) exercised or converted.

34

(i)          No Conflict. Subject to Applicable Law, the Warrant Agent and any stockholder, affiliate, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities (including, for the avoidance of doubt, bonds, notes and warrants) of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Subject to Applicable Law, nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other Person including, without limitation, acting as trustee under an indenture.

(j)          Resignation; Termination. The Warrant Agent may resign its duties and be discharged from all further duties and liabilities hereunder (except liabilities arising prior to resignation as a result of the Warrant Agent’s bad faith, gross negligence or willful misconduct (which bad faith, gross negligence or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction)) after giving thirty (30) calendar days’ prior written notice to the Company. In the event the transfer agency relationship in effect between the Company and Warrant Agent terminates, the Warrant Agent shall be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the effective date of such termination. The Company may remove the Warrant Agent upon thirty (30) calendar days’ written notice, and the Warrant Agent shall thereupon in like manner be discharged from all further duties and liabilities hereunder, except as have been caused by the Warrant Agent’s bad faith, gross negligence or willful misconduct (which bad faith, gross negligence or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction) prior to its removal. The Company shall cause to be mailed promptly (by first class mail, postage prepaid) to each registered Holder at such Holder’s last address as shown on the register of the Company, at the Company’s expense, a copy of such notice of resignation or notice of removal, as the case may be. Upon such resignation or removal the Company shall promptly appoint in writing a new warrant agent. If the Company shall fail to make such appointment within a period of thirty (30) calendar days after it has been notified in writing of such resignation by the resigning Warrant Agent or after such removal, then the Holder of any Warrant may apply to any court of competent jurisdiction for the appointment of a new warrant agent. Pending appointment of a successor to the Warrant Agent, either by the Company or by such a court, the duties of the Warrant Agent shall be carried out by the Company. Any successor warrant agent, whether appointed by the Company or by such a court, shall be a Person, formed under the laws of the United States or of any state thereof and authorized under such laws to conduct a shareholder services business, be subject to supervision and examination by a federal or state authority, and have a combined capital and surplus of not less than $50,000,000 as set forth in its most recent published annual report of condition; or in the case of such capital and surplus requirement, a controlled affiliate of such a Person meeting such capital and surplus requirement. After acceptance in writing of such appointment by the new Warrant Agent, such successor Warrant Agent shall be vested with the same powers, rights, duties and responsibilities under this Agreement as if it had been originally named herein as the Warrant Agent, without any further assurance, conveyance, act or deed; but if for any reason it shall be necessary or expedient to execute and deliver any further assurance, conveyance, act or deed, the same shall be done at the expense of the Company and shall be legally and validly executed and delivered by the resigning or removed Warrant Agent; provided that, such predecessor Warrant Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing. Not later than the effective date of any such appointment, the Company shall send notice thereof to the resigning or removed Warrant Agent and shall forthwith cause a copy of such notice to be mailed (by first class, postage prepaid) to each registered Holder at such Holder’s last address as shown on the register of the Company. Failure to give any notice provided for in this Section 12(j), or any defect in any such notice, shall not affect the legality or validity of the resignation of the Warrant Agent or the appointment of a successor Warrant Agent, as the case may be.

35

(k)         Merger, Consolidation or Change of Name of Warrant Agent. Any Person into which the Warrant Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Warrant Agent shall be a party, or any Person succeeding to all or substantially all of the agency business of the Warrant Agent shall be the successor to the Warrant Agent hereunder without the execution or filing of any document or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor Warrant Agent under the provisions of Section 12(j). If at the time such successor to the Warrant Agent shall succeed under this Agreement, any of the Warrant Certificates shall have been countersigned but not delivered, any such successor to the Warrant Agent may adopt the countersignature of the original Warrant Agent; and if at that time any of the Warrant Certificates shall not have been countersigned, any successor to the Warrant Agent may countersign such Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent; and in all such cases such Warrant Certificates shall have the full force and effect provided in the Warrant Certificates and in this Agreement. If at any time the name of the Warrant Agent shall be changed and at such time any of the Warrants shall have been countersigned but not delivered, the Warrant Agent whose name has changed may adopt the countersignature under its prior name; and if at that time any of the Warrants shall not have been countersigned, the Warrant Agent may countersign such Warrants either in its prior name or in its changed name; and in all such cases such Warrants shall have the full force and effect provided in the Warrants and in this Agreement.

(l)        Indemnity. The Company agrees to indemnify the Warrant Agent, and to hold it harmless against, any and all losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations, costs or expenses (including reasonable counsel fees and expenses) incurred without the bad faith, gross negligence or willful misconduct on the part of the Warrant Agent (which bad faith, gross negligence or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction), for any action taken, suffered or omitted by the Warrant Agent in connection with the preparation, delivery, acceptance, administration, execution and amendment of this Agreement and the exercise and performance of its duties hereunder, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly. The Warrant Agent shall not be obligated to expend or risk its own funds to take any action which it believes would expose it to expense or liability or to a risk of incurring expense of liability, unless it has been furnished with assurance of repayment or indemnity reasonably satisfactory to it.

(m)       Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible or have any duty to make any calculation or adjustment, or to determine when any calculation or adjustment required under the provisions hereof should be made, how it should be made or what it should be, or have any responsibility or liability for the manner, method or amount of any such calculation or adjustment or the ascertaining of the existence of facts that would require any such calculation or adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Warrant to be issued pursuant to this Agreement or as to whether any Warrant Shares will, when issued, be valid and fully paid and nonassessable.

36

(n)         No Liability for Interest. The Warrant Agent shall not be under any liability for interest on any monies at any time received by it pursuant to any of the provisions of this Agreement.

(o)         No Implied Obligations. The Warrant Agent shall be obligated to perform such duties as are explicitly set forth herein and no implied duties or obligations shall be read into this Agreement against the Warrant Agent. The Warrant Agent shall not be under any obligation to take any action hereunder that may involve it in any expense or liability, the payment of which within a reasonable time is not, in its reasonable opinion, assured to it. The Warrant Agent shall not be accountable or under any duty or responsibility for the use by the Company of any Warrant Certificate authenticated by the Warrant Agent and delivered by it to the Company pursuant to this Agreement or for the application by the Company of the proceeds of the issuance and sale, or exercise or conversion, of the Warrants or Warrant Shares. The Warrant Agent shall have no duty or responsibility in case of any default by the Company in the performance of its covenants or agreements contained herein or in any Warrant Certificate or in the case of the receipt of any written demand from a Holder with respect to such default, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or, to make any demand upon the Company.

(p)         Force Majeure. In no event shall the Warrant Agent be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including, without limitation, strikes, pandemics, epidemics, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

(q)        Bank Accounts. All funds received by Computershare under this Agreement that are to be distributed or applied by Computershare in the performance of services hereunder (the “Funds”) shall be held by Computershare as agent for the Company and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for the Company. Until paid pursuant to this Agreement, Computershare may hold or invest the Funds through such accounts in: (a) funds backed by obligations of, or guaranteed by, the United States of America; (b) debt or commercial paper obligations rated A-1 or P-1 or better by S&P Global Inc. (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), respectively; (c) Government and Treasury backed AAA-rated Fixed NAV money market funds that comply with Rule 2a-7 of the Investment Company Act of 1940, as amended; or (d) short term certificates of deposit, bank repurchase agreements, and bank accounts with commercial banks with Tier 1 capital exceeding $1 billion, or with an investment grade rating by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Warrant Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit or investment made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits or investments. The Warrant Agent shall not be obligated to pay such interest, dividends or earnings to the Company, any Holder or any other party.

37

(r)         Notice. The Warrant Agent shall not be required to take notice or be deemed to have notice of any event or condition hereunder unless the Warrant Agent shall be specifically notified in writing of such event or condition by the Company, and all notices or other instruments required by this Agreement to be delivered to the Warrant Agent must, in order to be effective, be received by the Warrant Agent as specified in Section 15, and in the absence of such notice so delivered, the Warrant Agent may conclusively assume no such event or condition exists.

(s)         Signature Guarantee. The Warrant Agent may rely on and be fully authorized and protected in acting or failing to act upon (i) any Signature Guarantee or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, such Signature Guarantee; or (ii) related applicable law, act, regulation or any interpretation of the same.

(t)          Survival. The provisions under this Section 12 shall survive the expiration or termination of this Agreement, the exercise or expiration of the Warrants, and the resignation, replacement or removal of the Warrant Agent.  The costs and expenses incurred in enforcing this right of indemnification shall be paid by the Company.

SECTION 13.   Severability. In the event that any one or more of the provisions contained herein or in the Warrants, or the application thereof in any circumstances, is held invalid, illegal or unenforceable (including as a result of applicable statutes and the related regulations issued by the U.S. Coast Guard or the Maritime Administration), the validity, legality and enforceability of any such provisions in every other respect and of the remaining provisions contained herein and therein shall not be affected or impaired thereby; provided, that if any such excluded term, provision, covenant or restriction shall materially adversely affect the rights, immunities, duties or obligations of the Warrant Agent, the Warrant Agent shall be entitled to resign immediately. Furthermore, subject to the preceding sentence, in lieu of any such invalid, illegal or unenforceable provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms and commercial effect to such invalid, illegal or unenforceable provision as may be possible and be valid and enforceable which a reasonable person in the position of the Company, acting in good faith, would make, always keeping in mind the intent and purposes of this Agreement and the Warrants issued pursuant thereto by the Persons party hereto as of the date hereof.

SECTION 14.      Holder Not Deemed a Stockholder. Prior to the exercise or conversion of any Warrants, no Holder thereof, as such, shall be entitled hereunder to any rights of a stockholder of the Company whether by the issuance of this Warrant or any Jones Act Anti-Dilution Warrant, including, but not limited to, the right to vote, to receive dividends or other distributions, to exercise any preemptive right or, to receive notice as stockholders in respect of the meetings of stockholders or for the election of directors of the Company or any other matter and the Jones Act Anti-Dilution Warrant shall not constitute a right to receive dividends or give rise to a fiduciary obligation on the part of the Company to pay dividends.

38

SECTION 15.     Notices to Company and Warrant Agent. All notices, requests or demands authorized by this Agreement to be given or made by the Warrant Agent or by any registered Holder of any Warrant to or on the Company to be effective shall be in writing (including by e-mail), and shall be deemed to have been duly given or made when delivered by hand or e-mail, or one (1) Business Day if sent by overnight courier service (with next day delivery specified), or two (2) Business Days after being delivered to a recognized courier (whose stated terms of delivery are two (2) Business Days or less to the destination such notice), or five (5) Business Days after being deposited in the mail, or, in the case of email notice, when received, addressed (until another address is filed in writing by the Company with the Warrant Agent) as follows:

Hornbeck Offshore Services, Inc. (f/k/a Helix Energy Solutions Group, Inc.)
[ADDRESS]
Attention:          [●]
Email:          [●]

Any notice pursuant to this Agreement to be given by the Company or by any registered Holder of any Warrant to the Warrant Agent shall be sufficiently given if sent by overnight courier service or first-class mail, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Computershare, Inc.
Computershare Trust Company, N.A.
150 Royall Street
Canton, MA 02021
Attention:          Client Services

Unless the Warrant is represented by a Global Warrant Certificate, any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears on the Warrant Register and shall be sufficiently given if so mailed within the time prescribed. Any notice to the owners of a beneficial interest in a Warrant represented by a Global Warrant Certificate shall be distributed through the Depository in accordance with the procedures of the Depository. Communications to such Holder shall be deemed to be effective at the time of dispatch to the Depository. Failure to provide a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

39

SECTION 16.     Supplements and Amendments. The Company and the Warrant Agent may from time to time supplement, amend, waive or otherwise modify this Agreement (a) without the approval of any Holders to implement any changes required in order for the Company to comply with the limitations imposed by the Jones Act or other applicable law on ownership and control of the Common Stock of the Company by Non-U.S. Citizens (provided that to the extent the Company makes any changes pursuant to this clause (a), the Company shall make only such changes which a reasonable person in the position of the Company, acting in good faith, would determine are necessary in order to implement such written requirements, always keeping in mind the intent and purposes of this Agreement and the Warrants issued pursuant thereto by the Persons party hereto as of the date hereof), or (b) with the prior written consent of (i) Holders that hold Warrants representing at least seventy-five percent (75%) of the outstanding Warrants, which must include each of Ares, Whitebox and Highbridge, but only for so long as such Person (together with its respective Affiliates that hold Warrants) holds at least fifty percent (50%) of the Warrants issued to such Person (together with its respective Affiliates) on the date hereof, and (ii) if any such amendment or supplement is disproportionately and materially adverse to any Holder(s) (each, an “Affected Holder”), Affected Holders that hold Warrants representing a majority of the outstanding Warrants held by the Affected Holders; provided, that the Warrant Agent shall not be required to execute any amendment, supplement, waiver or other modification to this Agreement that the Warrant Agent has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement. As a condition precedent to the Warrant Agent’s execution of any amendment, supplement, waiver or other modification to this Agreement, the Company shall deliver to the Warrant Agent a certificate from an Appropriate Officer that states that the proposed amendment, supplement, waiver or other modification is in compliance with the terms of this Section 16. No supplement, modification, amendment or waiver to this Agreement shall be effective unless duly executed by the Warrant Agent. Upon execution and delivery of any supplement, amendment, waiver or other modification pursuant to this Section 16, such amendment, supplement, waiver or other modification shall be considered a part of this Agreement for all purposes and every Holder of a Warrant Certificate theretofore or thereafter countersigned and delivered hereunder shall be bound thereby.

SECTION 17.    Termination. This Agreement shall terminate on the Expiration Date or, if later, upon settlement of all Warrants (i) validly exercised or converted prior to the Expiration Date and, (ii) if exercised or converted pursuant to Section 5(c)(i) hereof, for which the Exercise Price was timely paid. Notwithstanding the foregoing, this Agreement will terminate on any earlier date when all Warrants have been exercised, converted, or cancelled; provided, however, that the provisions of Sections 12, 13, 14, 15, 16, 17, 18, 19, 20 and 23 shall survive such termination.

SECTION 18.    Governing Law and Consent to Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed within the State of Delaware. Each of the Company and the Warrant Agent hereby irrevocably submits to the jurisdiction of the Delaware Chancery Court; provided that if such court does not have jurisdiction, then the United States District Court for the District of Delaware, with respect to any suit, action or proceeding arising out of or relating to this Agreement, and each irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Nothing herein shall affect the right of any Person to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against the Company in any other jurisdiction.

SECTION 19.     Waiver of Jury Trial. Each of the parties to this Agreement hereby agrees to waive its respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including contract claims, tort claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into this Agreement, that each has already relied on this waiver in entering into this Agreement and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 19 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

40

SECTION 20.     Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any Person other than the Company, the Warrant Agent and the registered Holders and beneficial owners (who are express third party beneficiaries of this Agreement) any legal or equitable right, remedy or claim under this Agreement, and this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the registered Holders and beneficial owners.

SECTION 21.     Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

SECTION 22.     Headings. The headings of sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and in no way modify or restrict any of the terms or provisions hereof.

SECTION 23.     Confidentiality. The Warrant Agent and the Company agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public warrant holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services of the Warrant Agent shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by applicable law, rule or regulation, including, without limitation, pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions). Each party may disclose relevant aspects of the other party’s confidential information to its officers, affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Agreement and such disclosure is not prohibited by applicable law; provided that such disclosing party shall (a) direct such officers, affiliates, agents, subcontractors and employees to treat such information confidentially and (b) be responsible for any breach of this Section 23 by such officers, affiliates, agents, subcontractors and employees who receive such information.

SECTION 24.    Representations. Each party hereto (other than the Warrant Agent) represents and warrants that such party has been duly organized and is validly existing under the laws of the jurisdiction of its incorporation, and that this Agreement has been duly authorized, executed and delivered by such party and is enforceable against such party in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the enforcement of creditors’ rights generally.

41

SECTION 25.     Entire Agreement. This Agreement, the Warrants, the Company’s Charter, the Company’s Bylaws and any other agreements referenced herein or therein constitute the entire agreement with respect to the subject matter of this Agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.  Notwithstanding anything to the contrary contained in this Agreement, in the event of inconsistency between any provision in this Agreement and any provision in a Warrant Certificate, as it may from time to time be amended, this Agreement shall prevail.  The Company shall not amend any provisions of the Warrant Certificate without the prior consent of the Warrant Agent, not to be unreasonably withheld or delayed.

SECTION 26.      No Suspension. The right to exercise any Warrants shall not be suspended during any period.

SECTION 27.     Tax Treatment. The Company intends to treat the Warrants as stock for U.S. federal income tax purposes unless otherwise required pursuant to applicable law.

[Signature pages follow]

42

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the day and year first above written.

Hornbeck Offshore Services, Inc., a Delaware corporation, in its capacity as Original Issuer

By:
Name:	[●]
Title:	[●]

Hornbeck Offshore Services, Inc. (f/k/a Helix Energy Solutions Group, Inc.), a Delaware corporation

By:
Name:	[●]
Title:	[●]

[Signature Page to Jones Act Warrant Agreement]

Computershare, Inc. and Computershare Trust Company, N.A.

collectively, as Warrant Agent

By:
Name:	[●]
Title:	[●]

[Signature Page to Jones Act Warrant Agreement]

EXHIBIT A-1
FORM OF FACE OF GLOBAL JONES ACT WARRANT CERTIFICATE

This Global Warrant Certificate is deposited with or on behalf of The Depository Trust Company (the “Depository”) or its nominee in custody for the benefit of the beneficial owners hereof, and is not transferable to any person under any circumstances except that (i) this Global Warrant Certificate may be delivered to the Warrant Agent for cancellation pursuant to Section 4(f) of the Warrant Agreement and (ii) this Global Warrant Certificate may be transferred pursuant to Section 4(e) of the Warrant Agreement and as set forth below.

UNLESS THIS GLOBAL WARRANT CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO THE COMPANY OR THE WARRANT AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. OR SUCH OTHER ENTITY, HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL WARRANT CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF THE DEPOSITORY OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE OR AS OTHERWISE PERMITTED IN THE WARRANT AGREEMENT, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL WARRANT CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE WARRANT AGREEMENT.

NO AFFILIATE OF HORNBECK OFFSHORE SERVICES, INC. (F/K/A HELIX ENERGY SOLUTIONS GROUP, INC.) THAT OWNS THIS SECURITY (OR ANY INTEREST HEREIN) MAY SELL THIS SECURITY (OR ANY INTEREST HEREIN) IF UPON SUCH RESALE THIS SECURITY (OR SUCH INTEREST) WOULD CONSTITUTE A “RESTRICTED SECURITY” WITHIN THE MEANING OF RULE 144 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

No registration or transfer of the securities issuable pursuant to the exercise or conversion of the Warrant will be recorded on the books of the Company until such provisions have been complied with.

To the extent that any provision hereof conflicts with any provision of the Warrant Agreement, the provision in the Warrant Agreement shall control.

A - 1 - 1

CUSIP No. [●]

ISIN No. [●]

Initially [●] WARRANTS TO PURCHASE

SHARES OF COMMON STOCK

HORNBECK OFFSHORE SERVICES, INC.

GLOBAL WARRANT TO PURCHASE COMMON STOCK

This Global Warrant Certificate (“Warrant Certificate”) certifies that Cede & Co., or its registered assigns is the registered holder of warrants (the “Warrants”) of Hornbeck Offshore Services, Inc. (f/k/a Helix Energy Solutions Group, Inc.), a Delaware corporation (the “Company”), to purchase the number of shares of Common Stock, par value $0.00001 per share (the “Common Stock”), of the Company set forth above. The Warrants expire at 5:00 p.m., New York City time, on the date on which no Warrants remain outstanding (such date, the “Expiration Date”), and each Warrant entitles the holder to purchase from the Company 10.27167 fully paid and non-assessable shares of Common Stock at the exercise price per share (the “Exercise Price”), payable, unless the holder has elected a Cashless Conversion, to the Company either by certified or official bank or bank cashier’s check payable to the order of the Company, or by wire transfer in immediately available funds of the aggregate Exercise Price to an account of the Warrant Agent specified in writing by the Warrant Agent for such purpose, no later than 5:00 p.m., New York City time, on the Business Day immediately prior to the settlement date, which settlement date is three Business Days after a Warrant Exercise Notice is delivered (the “Settlement Date”). The initial Exercise Price shall be $0.00001 per share (equal to the par value $0.00001 per share of Common Stock) (subject to adjustment as provided in the Warrant Agreement).

The Warrants are subject to exercise and conversion, in whole or in part, as and to the extent provided in the Warrant Agreement.

The number of shares of Common Stock purchasable upon exercise or conversion of the Warrants are subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

To the extent that any provision hereof conflicts with any provision of the Warrant Agreement, the provision in the Warrant Agreement shall control.

No Warrant may be exercised or converted prior to the date of the Warrant Agreement or after the Expiration Date.

Holder Not Deemed a Stockholder. Prior to the exercise or conversion of any Warrant, no holder thereof, as such, shall be entitled to any rights of a stockholder of the Company, including, but not limited to, the right to vote, to receive dividends or other distributions, to exercise any preemptive right or to receive notice as stockholders in respect of the meetings of stockholders or for the election of directors of the Company or any other matter (provided that, for the avoidance of doubt, nothing herein shall limit the rights of the Holders under the Charter, the Securityholders Agreement or any other agreement).

A - 1 - 2

Jones Act Limitations on Warrant Exercise. The right to exercise or convert Warrants is subject to the limitations on ownership and control of the Common Stock by Non-U.S. Citizens set forth in the Warrant Agreement.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS WARRANT CERTIFICATE SET FORTH ON THE REVERSE HEREOF. SUCH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH AT THIS PLACE.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent.

[signature page follows]

A - 1 - 3

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be executed by its duly authorized officer.

Dated: _______________________, 202__

HORNBECK OFFSHORE SERVICES, INC.

By:
Name: [●]
Title: [●]

By:
Name:
Title:

Computershare, Inc. and
Computershare Trust Company, N.A.

collectively, as Warrant Agent

By:
Name:
Title:

A - 1 - 4

FORM OF REVERSE OF GLOBAL WARRANT CERTIFICATE
HORNBECK OFFSHORE SERVICES, INC.

The Warrants evidenced by this Warrant Certificate are a part of a duly authorized issue of Warrants to purchase shares of Common Stock issued pursuant to that certain Jones Act Warrant Agreement, dated as of September 4, 2020, as amended by that certain Amendment No. 1 to Jones Act Warrant Agreement, dated December 31, 2020, and as further amended and restated by that certain Amended and Restated Jones Act Warrant Agreement, dated as of ____, 2026 (the “Warrant Agreement”), duly executed and delivered by the Company and Computershare, Inc. and its affiliate, Computershare Trust Company, N.A. (collectively, the “Warrant Agent”). The Warrant Agreement hereby is incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the registered holders or registered holder) of the Warrants. A copy of the Warrant Agreement may be inspected at the Warrant Agent’s office designated for such purpose and is available upon written request addressed to the Company. All capitalized terms used in this Warrant Certificate but not defined herein and are defined in the Warrant Agreement shall have the meanings assigned to them therein.

Warrants may be exercised or converted to purchase Warrant Shares from the Company from the date of the Warrant Agreement through 5:00 p.m., New York City time, on the Expiration Date, at the Exercise Price set forth on the face hereof, subject to adjustment as described in the Warrant Agreement. Subject to the terms and conditions set forth herein and in the Warrant Agreement, the holder of the Warrants evidenced by this Warrant Certificate may exercise such Warrants as set forth in the Warrant Agreement. The Warrants are also subject to conversion, in whole or in part, at the discretion of the Company or the holder, as applicable, as and to the extent provided in the Warrant Agreement.

In the event that upon any exercise or conversion of the Warrants evidenced hereby the number of shares of Common Stock actually purchased shall be less than the total number of shares of Common Stock purchasable upon exercise or conversion of the Warrants evidenced hereby, there shall be issued to the holder hereof, or such holder’s assignee, a new Warrant Certificate evidencing Warrants to purchase the shares of Common Stock not so purchased or appropriate adjustment shall be made in the “Schedule of Increases or Decreases in Global Warrant Certificate” annexed hereto. After 5:00 p.m., New York City time on the Expiration Date, unexercised or unconverted Warrants shall become wholly void and of no value.

Warrant Certificates, when surrendered by book-entry delivery through the facilities of the Depository, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing Warrants to purchase in the aggregate a like number of shares of Common Stock.

No Warrants may be sold, exchanged or otherwise transferred in violation of the Securities Act or state securities laws.

A - 1 - 5

The Company and Warrant Agent may deem and treat the registered holder hereof as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone) for the purpose of any exercise or conversion hereof and for all other purposes.

[Balance of page intentionally remains blank]

A - 1 - 6

[TO BE ATTACHED TO GLOBAL WARRANT CERTIFICATE FOR THE WARRANTS]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL WARRANT CERTIFICATE

The following increases or decreases in this Global Warrant Certificate have been made:

Date	Amount of decrease in the number of Warrants represented by this Global Warrant Certificate	Amount of increase in number of Warrants represented by this Global Warrant Certificate	Number of Warrants represented by this Global Warrant Certificate following such decrease or increase	Signature of authorized officer of the Warrant Agent

A - 1 - 7

FORM OF ELECTION TO EXERCISE WARRANT FOR
WARRANT HOLDERS HOLDING WARRANTS
THROUGH THE DEPOSITORY TRUST COMPANY

TO BE COMPLETED BY DIRECT PARTICIPANT
IN THE DEPOSITORY TRUST COMPANY

HORNBECK OFFSHORE SERVICES, INC.

________ Warrants to Purchase ________ Shares of Common Stock

(TO BE EXECUTED UPON EXERCISE OF THE WARRANT)

The undersigned hereby irrevocably elects to exercise the right, represented by Warrants to purchase shares of Common Stock of Hornbeck Offshore Services, Inc. (the “Company”) held for its benefit through the book-entry facilities of The Depository Trust Company (the “Depository”), to exercise ______ Warrants for the purchase of _____ newly issued shares of Common Stock of the Company at the Exercise Price of $0.00001 per share (as such Exercise Price may be adjusted pursuant to the Warrant Agreement).

The undersigned represents, warrants and promises that it has the full power and authority to exercise or convert and deliver the Warrants exercised or converted hereby. Unless the undersigned is making an election to convert the Warrants as set forth below, the undersigned represents, warrants and promises that it has delivered or will deliver in payment for such shares $_______by certified or official bank or bank cashier’s check payable to the order of the Company, or by wire transfer in immediately available funds of the aggregate Exercise Price to an account of the Warrant Agent specified in writing by the Warrant Agent for such purpose, no later than 5:00 p.m., New York City time, on the Business Day immediately prior to the Settlement Date.

☐ Please check if the undersigned, in lieu of paying the Exercise Price as set forth in the preceding paragraph, elects a Cashless Conversion.

If the undersigned will be receiving the shares of Common Stock issuable upon exercise or conversion of Warrants:

☐ Please check if the undersigned is a U.S. Citizen (additional information may be required by the Company to confirm that the undersigned is a U.S. Citizen)

☐ Please check if the undersigned is a Non-U.S. Citizen.

If the undersigned has designated another person (a “designee”) to receive the shares of Common Stock issuable upon exercise or conversion of Warrants:

☐ Please check if such designee is a U.S. Citizen (additional information may be required by the Company to confirm that such designee is a U.S. Citizen)

☐ Please check if such designee is a Non-U.S. Citizen.

A - 1 - 8

The undersigned requests that the shares of Common Stock purchased hereby be in registered form in the authorized denominations, registered in such names and delivered, all as specified in accordance with the instructions set forth below, provided that if the shares of Common Stock are evidenced by global securities, the shares of Common Stock shall be registered in the name of the Depository or its nominee.

Dated:

NOTE: THIS EXERCISE NOTICE MUST BE DELIVERED TO THE WARRANT AGENT, PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. THE WARRANT AGENT SHALL NOTIFY YOU (THROUGH THE CLEARING SYSTEM) OF (1) THE WARRANT AGENT’S ACCOUNT AT THE DEPOSITORY TO WHICH YOU MUST DELIVER YOUR WARRANTS ON THE EXERCISE DATE AND (2) THE ADDRESS, PHONE NUMBER AND ELECTRONIC MAILING ADDRESS WHERE YOU CAN CONTACT THE WARRANT AGENT AND TO WHICH WARRANT EXERCISE NOTICES ARE TO BE SUBMITTED.

NAME OF DIRECT PARTICIPANT IN THE DEPOSITORY:
(PLEASE PRINT)

ADDRESS:

CONTACT NAME:

ADDRESS:

TELEPHONE (INCLUDING INTERNATIONAL CODE):

E-MAIL:

SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER (IF APPLICABLE):

ACCOUNT FROM WHICH THE WARRANTS ARE BEING DELIVERED:

DEPOSITORY ACCOUNT NO.:

WARRANT EXERCISE NOTICES WILL ONLY BE VALID IF DELIVERED IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH IN THIS NOTIFICATION (OR AS OTHERWISE DIRECTED), MARKED TO THE ATTENTION OF “WARRANT EXERCISE”.

WARRANT HOLDER EXERCISING THE WARRANTS, IF OTHER THAN THE DIRECT DTC PARTICIPANT DELIVERING THIS WARRANT EXERCISE NOTICE:

NAME:
(PLEASE PRINT)

A - 1 - 9

CONTACT NAME:

TELEPHONE (INCLUDING INTERNATIONAL CODE):

E-MAIL:

SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER (IF APPLICABLE):

ACCOUNT TO WHICH SHARES OF COMMON STOCK ARE TO BE CREDITED:

DEPOSITORY ACCOUNT NO.:

FILL IN FOR DELIVERY OF THE COMMON STOCK IF OTHER THAN TO THE PERSON DELIVERING THIS WARRANT EXERCISE NOTICE:

NAME:
(PLEASE PRINT)

ADDRESS:

CONTACT NAME:

TELEPHONE (INCLUDING INTERNATIONAL CODE):

E-MAIL:

SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER (IF APPLICABLE):

NUMBER WARRANTS BEING EXERCISED:

NUMBER OF SHARES OF COMMON STOCK FOR WHICH THE WARRANTS ARE BEING EXERCISED:

Signature:

Name:

Capacity in which signing:

Signature Guaranteed

BY:

Signatures must be guaranteed by a participant in a Medallion Signature Guarantee Program at a guarantee level acceptable to the Company’s transfer agent.

A - 1 - 10

EXHIBIT A-2
FORM OF FACE OF INDIVIDUAL WARRANT CERTIFICATE

“THIS WARRANT, AND THE SHARES OF COMMON STOCK OF THE COMPANY WHICH MAY BE PURCHASED PURSUANT TO THE EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THAT ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.”

A - 2 - 1

[●]

WARRANTS TO PURCHASE

SHARES OF COMMON STOCK

HORNBECK OFFSHORE SERVICES, INC.

INDIVIDUAL WARRANT TO PURCHASE COMMON STOCK

This Individual Warrant Certificate (“Warrant Certificate”) certifies that______________, or its registered assigns is the registered holder of Warrants (the “Warrants”) of Hornbeck Offshore Services, Inc. (f/k/a Helix Energy Solutions Group, Inc.), a Delaware corporation (the “Company”), to purchase the number of shares of Common Stock par value $0.00001 per share (the “Common Stock”), of the Company set forth above. The Warrants expire at 5:00 p.m., New York City time, on the date on which no Warrants remain outstanding (such date, the “Expiration Date”), and each Warrant entitles the holder to purchase from the Company 10.27167 fully paid and non-assessable Share at the exercise price (the “Exercise Price”), payable, unless the holder has elected a Cashless Conversion, to the Company either by certified or official bank or bank cashier’s check payable to the order of the Company, or by wire transfer in immediately available funds of the aggregate Exercise Price to an account of the Warrant Agent specified in writing by the Warrant Agent for such purpose, no later than 5:00 p.m., New York City time, on the business day immediately prior to the settlement date, which settlement date is three Business Days after a Warrant Exercise Notice is delivered (the “Settlement Date”). The initial Exercise Price shall be $0.00001 per share (equal to the par value $0.00001 per share of Common Stock) (subject to adjustment as provided in the Warrant Agreement).

The Warrants are also subject to conversion, in whole or in part, at the sole discretion of the Company, as and to the extent provided in the Warrant Agreement.

The number of shares of Common Stock purchasable upon exercise or conversion of the Warrants are subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

To the extent that any provision hereof conflicts with any provision of the Warrant Agreement, the provision in the Warrant Agreement shall control.

No Warrant may be exercised or converted prior to the date of the Warrant Agreement or after the Expiration Date.

Holder Not Deemed a Stockholder. Prior to the exercise or conversion of any Warrant, no holder thereof, as such, shall be entitled to any rights of a stockholder of the Company, including, but not limited to, the right to vote, to receive dividends or other distributions, to exercise any preemptive right or to receive notice as stockholders in respect of the meetings of stockholders or for the election of directors of the Company or any other matter (provided that, for the avoidance of doubt, nothing herein shall limit the rights of the Holders under the Charter, the Securityholders Agreement or any other agreement).

A - 2 - 2

Jones Act Limitations on Warrant Exercise. The right to exercise or convert Warrants is subject to the limitations on ownership and control of the Common Stock by Non-U.S. Citizens set forth in the Warrant Agreement.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS WARRANT

CERTIFICATE SET FORTH ON THE REVERSE HEREOF. SUCH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH AT THIS PLACE.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent.

[signature page follows]

A - 2 - 3

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be executed by its duly authorized officer.

Dated: _______________________, 202__

HORNBECK OFFSHORE SERVICES, INC.

By:
Name: [●]
Title: [●]

By:
Name:
Title:

Computershare, Inc. and
Computershare Trust Company, N.A.

collectively, as Warrant Agent

By:
Name:
Title:

A - 2 - 4

FORM OF REVERSE OF INDIVIDUAL WARRANT CERTIFICATE
HORNBECK OFFSHORE SERVICES, INC.

The Warrants evidenced by this Warrant Certificate are a part of a duly authorized issue of Warrants to purchase shares of Common Stock issued pursuant to that certain Jones Act Warrant Agreement, dated as of September 4, 2020, as amended by that certain Amendment No. 1 to Jones Act Warrant Agreement, dated December 31, 2020, and as further amended and restated by that certain Amended and Restated Jones Act Warrant Agreement, dated as of ____, 2026  (the “Warrant Agreement”), duly executed and delivered by the Company and Computershare, Inc. and its affiliate, Computershare Trust Company, N.A. (collectively, the “Warrant Agent”). The Warrant Agreement hereby is incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the registered holders or registered holder) of the Warrants. A copy of the Warrant Agreement may be inspected at the Warrant Agent’s office designated for such purpose and is available upon written request addressed to the Company. All capitalized terms used in this Warrant Certificate but not defined herein and are defined in the Warrant Agreement shall have the meanings assigned to them therein.

Warrants may be exercised or converted to purchase Warrant Shares from the Company from the date of the Warrant Agreement through 5:00 p.m., New York City time, on the Expiration Date, at the Exercise Price set forth on the face hereof, subject to adjustment as described in the Warrant Agreement. Subject to the terms and conditions set forth herein and in the Warrant Agreement, the holder of the Warrants evidenced by this Warrant Certificate may exercise such Warrants as set forth in the Warrant Agreement.

The Warrants are also subject to conversion, in whole or in part, at the discretion of the Company or the holder, as applicable, as and to the extent provided in the Warrant Agreement.

In the event that upon any exercise or conversion of the Warrants evidenced hereby the number of shares of Common Stock actually purchased shall be less than the total number of shares of Common Stock purchasable upon exercise or conversion of the Warrants evidenced hereby, there shall be issued to the holder hereof, or such holder’s assignee, a new Warrant Certificate evidencing Warrants to purchase the shares of Common Stock not so purchased. After 5:00 p.m., New York City time on the Expiration Date, unexercised or unconverted Warrants shall become wholly void and of no value.

Warrant Certificates, when surrendered to the Company, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing Warrants to purchase in the aggregate a like number of shares of Common Stock.

No Warrants may be sold, exchanged or otherwise transferred in violation of the Securities Act or state securities laws.

The Company and Warrant Agent may deem and treat the registered holder hereof as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone) for the purpose of any exercise or conversion hereof and for all other purposes.

[Balance of page intentionally remains blank]

A - 2 - 5

FORM OF ELECTION TO EXERCISE WARRANT FOR
WARRANT HOLDERS HOLDING INDIVIDUAL WARRANT CERTIFICATES

TO BE COMPLETED BY REGISTERED HOLDER

HORNBECK OFFSHORE SERVICES, INC.

________ Warrants to Purchase ________ Shares of Common Stock

(TO BE EXECUTED UPON EXERCISE OF THE WARRANT)

The undersigned hereby irrevocably elects to exercise the right, represented by ________ Warrants to purchase ___________ shares of Common Stock of Hornbeck Offshore Services Inc. (f/k/a Helix Energy Solutions Group, Inc.) (the “Company”), to purchase ___________ newly issued shares of Common Stock of the Company at the Exercise Price of $0.00001 per share (as such Exercise Price may be adjusted pursuant to the Warrant Agreement).

The undersigned represents, warrants and promises that it has the full power and authority to exercise or convert and deliver the Warrants exercised or converted hereby. Unless the undersigned is making an election to convert the Warrants as set forth below, the undersigned represents, warrants and promises that it has delivered or will deliver in payment for such shares $______________ by certified or official bank or bank cashier’s check payable to the order of the Company, or by wire transfer in immediately available funds of the aggregate Exercise Price to an account of the Warrant Agent specified in writing by the Warrant Agent for such purpose, no later than 5:00 p.m., New York City time, on the Business Day immediately prior to the Settlement Date.

☐ Please check if the undersigned, in lieu of paying the Exercise Price as set forth in the preceding paragraph, elects a Cashless Conversion.

If the undersigned will be receiving the shares of Common Stock issuable upon exercise or conversion of Warrants:

☐ Please check if the undersigned is a U.S. Citizen (additional information may be required by the Company to confirm that the undersigned is a U.S. Citizen)

☐ Please check if the undersigned is a Non-U.S. Citizen.

If the undersigned has designated another person (a “designee”) to receive the shares of Common Stock issuable upon exercise or conversion of Warrants:

☐ Please check if such designee is a U.S. Citizen (additional information may be required by the Company to confirm that such designee is a U.S. Citizen)

☐ Please check if such designee is a Non-U.S. Citizen.

A - 2 - 6

The undersigned requests that the shares of Common Stock purchased hereby be in registered form in the authorized denominations, registered in such names and delivered, all as specified in accordance with the instructions set forth below, provided that if the shares of Common Stock are evidenced by global securities, the shares of Common Stock shall be registered in the name of the Depository or its nominee.

Dated:

NOTE: THIS EXERCISE NOTICE MUST BE DELIVERED TO THE WARRANT AGENT, PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. THE WARRANT AGENT SHALL NOTIFY YOU OF THE ADDRESS, PHONE NUMBER AND ELECTRONIC MAILING ADDRESS WHERE YOU CAN CONTACT THE WARRANT AGENT AND TO WHICH WARRANT EXERCISE NOTICES ARE TO BE SUBMITTED.

NAME OF REGISTERED HOLDER:
(PLEASE PRINT)

ADDRESS:

DELIVERY ADDRESS (IF DIFFERENT):

ACCOUNT TO WHICH THE SHARES OF COMMON STOCK ARE TO BE CREDITED:

FILL IN FOR DELIVERY OF THE COMMON STOCK IF OTHER THAN TO THE PERSON DELIVERING THIS WARRANT EXERCISE NOTICE:

NAME:

ADDRESS:

CONTACT NAME:

TELEPHONE (INCLUDING INTERNATIONAL CODE):

E-MAIL:

SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER (IF APPLICABLE):

NUMBER WARRANTS BEING EXERCISED:

NUMBER OF SHARES OF COMMON STOCK FOR WHICH THE WARRANTS ARE BEING EXERCISED:

A - 2 - 7

Signature:

Note: If the Warrant Shares are to be registered in a name other than that in which the Warrants represented by Individual Warrant Certificate(s) are registered, the signature of the holder hereof must be guaranteed.

Signature Guaranteed

BY:

Signatures must be guaranteed by a participant in a Medallion Signature Guarantee Program at a guarantee level acceptable to the Company’s transfer agent.

A - 2 - 8

EXHIBIT A-3
FORM OF ELECTION TO EXERCISE WARRANT FOR
HOLDERS OF DIRECT REGISTRATION WARRANTS

TO BE COMPLETED BY REGISTERED HOLDER

HORNBECK OFFSHORE SERVICES, INC.

________ Warrants to Purchase ___________ Shares of Common Stock

(TO BE EXECUTED UPON EXERCISE OF THE WARRANT)

The undersigned hereby irrevocably elects to exercise the right, represented by ________ Warrants to purchase ________ shares of Common Stock of Hornbeck Offshore Services, Inc. (f/k/a Helix Energy Solutions Group, Inc.) (the “Company”), to purchase _____________ newly issued shares of Common Stock of the Company at the Exercise Price of $0.00001 per share (as such Exercise Price may be adjusted pursuant to the Warrant Agreement).

The undersigned represents, warrants and promises that it has the full power and authority to exercise or convert and deliver the Warrants exercised or converted hereby. Unless the undersigned is making an election to convert the Warrants as set forth below, the undersigned represents, warrants and promises that it has delivered or will deliver in payment for such shares $____________ by certified or official bank or bank cashier’s check payable to the order of the Company, or by wire transfer in immediately available funds of the aggregate Exercise Price to an account of the Warrant Agent specified in writing by the Warrant Agent for such purpose, no later than 5:00 p.m., New York City time, on the Business Day immediately prior to the Settlement Date.

☐ Please check if the undersigned, in lieu of paying the Exercise Price as set forth in the preceding paragraph, elects a Cashless Conversion.

If the undersigned will be receiving the shares of Common Stock issuable upon exercise or conversion of Warrants:

☐ Please check if the undersigned is a U.S. Citizen (additional information may be required by the Company to confirm that the undersigned is a U.S. Citizen)

☐ Please check if the undersigned is a Non-U.S. Citizen.

If the undersigned has designated another person (a “designee”) to receive the shares of Common Stock issuable upon exercise or conversion of Warrants:

☐ Please check if such designee is a U.S. Citizen (additional information may be required by the Company to confirm that such designee is a U.S. Citizen)

☐ Please check if such designee is a Non-U.S. Citizen.

A - 3 - 1

The undersigned requests that the shares of Common Stock purchased hereby be in registered form in the authorized denominations, registered in such names and delivered, all as specified in accordance with the instructions set forth below, provided that if the shares of Common Stock are evidenced by global securities, the shares of Common Stock shall be registered in the name of the Depository or its nominee.

Dated:

NOTE: THIS EXERCISE NOTICE MUST BE DELIVERED TO THE WARRANT AGENT, PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. THE WARRANT AGENT SHALL NOTIFY YOU OF THE ADDRESS, PHONE NUMBER AND ELECTRONIC MAILING ADDRESS WHERE YOU CAN CONTACT THE WARRANT AGENT AND TO WHICH WARRANT EXERCISE NOTICES ARE TO BE SUBMITTED.

NAME OF REGISTERED HOLDER:
(PLEASE PRINT)

ADDRESS:

CONTACT NAME:

ADDRESS:

TELEPHONE (INCLUDING INTERNATIONAL CODE):

E-MAIL:

SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER (IF APPLICABLE):

ACCOUNT FROM WHICH THE WARRANTS ARE BEING DELIVERED:

WARRANT EXERCISE NOTICES WILL ONLY BE VALID IF DELIVERED IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH IN THIS NOTIFICATION (OR AS OTHERWISE DIRECTED), MARKED TO THE ATTENTION OF “WARRANT EXERCISE”. WARRANT HOLDER DELIVERING THE WARRANTS:

ACCOUNT TO WHICH THE SHARES OF COMMON STOCK ARE TO BE CREDITED:

DEPOSITORY ACCOUNT NO.:

FILL IN FOR DELIVERY OF THE COMMON STOCK IF OTHER THAN TO THE PERSON DELIVERING THIS WARRANT EXERCISE NOTICE:

A - 3 - 2

NAME:
(PLEASE PRINT)

ADDRESS:

CONTACT NAME:

TELEPHONE (INCLUDING INTERNATIONAL CODE):

E-MAIL:

SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER (IF APPLICABLE):

NUMBER WARRANTS BEING EXERCISED:

NUMBER OF SHARES OF COMMON STOCK FOR WHICH THE WARRANTS ARE BEING EXERCISED:

Signature:

Name:

Capacity in which signing:

Signature Guaranteed

BY:

Signatures must be guaranteed by a participant in a Medallion Signature Guarantee Program at a guarantee level acceptable to the Company’s transfer agent.

A - 3 - 3

EXHIBIT B
FORM OF ASSIGNMENT

(TO BE EXECUTED BY THE REGISTERED HOLDER
IF SUCH HOLDER DESIRES TO TRANSFER A WARRANT)

FOR VALUE RECEIVED, the undersigned registered holder hereby sells, assigns and transfers unto

Name of Assignee

Address of Assignee Warrants to purchase _________ shares of Common Stock held by the undersigned, together with all right, title and interest therein, and does irrevocably constitute and appoint attorney, to transfer such Warrants on the books of the Warrant Agent, with full power of substitution.

Signature

Date

Social Security or Other Taxpayer Identification Number of Assignee

SIGNATURE GUARANTEED BY:

Signatures must be guaranteed by a participant in a Medallion Signature Guarantee Program at a guarantee level acceptable to the Company’s transfer agent.

B - 1

EXHIBIT C
WARRANT SUMMARY

NUMBER OF WARRANTS: Initially, 10,547,407 Warrants, subject to adjustment as described in the Jones Act Warrant Agreement dated as of September 4, 2020 between Hornbeck Offshore Services, Inc. (“Hornbeck”) and Computershare, Inc. and its affiliate, Computershare Trust Company, N.A. (collectively, the “Warrant Agent”) (as supplemented or amended, the “Original Warrant Agreement”), as amended by that certain Amendment No. 1 to Jones Act Warrant Agreement, dated December 31, 2020, and as further amended and restated by that certain Amended and Restated Jones Act Warrant Agreement, dated as of [____], 2026, by and between Hornbeck, Hornbeck Offshore Services, Inc. (f/k/a Helix Energy Solutions Group, Inc.) (the “Company”), and the Warrant Agent (the Original Warrant Agreement, as amended, the “Warrant Agreement”), each of which is exercisable or convertible for 10.27167 share of the Company’s Common Stock, par value $0.00001 per share. This summary is not complete and reference is made to the Warrant Agreement for the terms of the Warrants. In the event of any conflict, the terms of the Warrant Agreement shall control.

EXERCISE PRICE: $0.00001 per share of Common Stock (subject to adjustment as provided in the Warrant Agreement).

HOLDER NOT DEEMED A STOCKHOLDER: Prior to the exercise or conversion of any Warrant, no holder thereof, as such, shall be entitled to any rights of a stockholder of the Company.

JONES ACT LIMITATIONS ON EXERCISE OR CONVERSION: The right to exercise or convert Warrants is subject to the limitations on ownership and control of the Common Stock by Non-U.S. Citizens set forth in the Warrant Agreement.

FORM OF SETTLEMENT:

Full Settlement: If full physical settlement is elected, the Company shall deliver, against payment of the Exercise Price, a number of shares of Common Stock equal to the number of Warrants exercised or converted, as such number may be adjusted pursuant to the terms of the Warrant Agreement.

Cashless Conversion: If Cashless Conversion is elected, the Company will withhold from issuance a number of shares of Common Stock as provided in the Warrant Agreement.

DATES OF EXERCISE OR CONVERSION: At any time, and from time to time, prior to the close of business on the Expiration Date.

EXPIRATION DATE: The date on which no Warrants remain outstanding.

C - 1

EXHIBIT D
FORM OF JONES ACT ANTI-DILUTION WARRANT

2

FORM OF FACE OF GLOBAL JONES ACT
ANTI-DILUTION WARRANT CERTIFICATE

This Global Warrant Certificate is deposited with or on behalf of The Depository Trust Company (the “Depository”) or its nominee in custody for the benefit of the beneficial owners hereof, and is not transferable to any person under any circumstances except that (i) this Global Warrant Certificate may be delivered to the Warrant Agent for cancellation pursuant to Section 4(g) of the Warrant Agreement and (ii) this Global Warrant Certificate may be transferred pursuant to Section 4(f) of the Warrant Agreement and as set forth below.

UNLESS THIS GLOBAL WARRANT CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO THE COMPANY OR THE WARRANT AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. OR SUCH OTHER ENTITY, HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL WARRANT CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF THE DEPOSITORY OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE OR AS OTHERWISE PERMITTED IN THE WARRANT AGREEMENT, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL WARRANT CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE WARRANT AGREEMENT.

NO AFFILIATE OF HORNBECK OFFSHORE SERVICES, INC. (F/K/A HELIX ENERGY SOLUTIONS GROUP, INC.) THAT OWNS THIS SECURITY (OR ANY INTEREST HEREIN) MAY SELL THIS SECURITY (OR ANY INTEREST HEREIN) IF UPON SUCH RESALE THIS SECURITY (OR SUCH INTEREST) WOULD CONSTITUTE A “RESTRICTED SECURITY” WITHIN THE MEANING OF RULE 144 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

No registration or transfer of the Demand Note issuable pursuant to the exercise or conversion of the Warrant will be recorded on the books of the Company until such provisions have been complied with.

To the extent that any provision hereof conflicts with any provision of the Warrant Agreement, the provision in the Warrant Agreement shall control.

3

CUSIP No. [•]

ISIN No. [•]

[•] WARRANTS TO PURCHASE

DEMAND NOTES EACH WITH PRINCIPAL AMOUNT OF $[•]

HORNBECK OFFSHORE SERVICES, INC.

GLOBAL WARRANT TO PURCHASE DEMAND NOTES

This Global Warrant Certificate (“Warrant Certificate”) certifies that Cede & Co., or its registered assigns is the registered holder of warrants (the  “Warrants”) of Hornbeck Offshore Services, Inc. (f/k/a Helix Energy Solutions Group, Inc.), a Delaware corporation (the “Company”), to purchase a number of Demand Notes each in the principal amount of $[●] as set forth above (the “Demand Notes”). The Warrants expire at 5:00 p.m., New York City time, on the date on which no Warrants remain outstanding (such date, the “Expiration Date”), and each Warrant entitles the holder to purchase from the Company one Demand Note at the exercise price per Demand Note (the “Exercise Price”) in the principal amount set forth above, payable to the Company either by certified or official bank or bank cashier’s check payable to the order of the Company, or by wire transfer in immediately available funds of the aggregate Exercise Price to an account of the Warrant Agent specified in writing by the Warrant Agent for such purpose, no later than 5:00 p.m., New York City time, on the business day immediately prior to the settlement date, which settlement date is three Business Days after a Warrant Exercise Notice is delivered (the “Settlement Date”). The Exercise Price shall be determined in accordance with Section 5(b) of the Warrant Agreement.

The Warrants are subject to exercise and conversion, in whole or in part, as and to the extent provided in the Warrant Agreement.

To the extent that any provision hereof conflicts with any provision of the Warrant Agreement, the provision in the Warrant Agreement shall control.

No Warrant may be exercised or converted prior to the date of the Warrant Agreement or after the Expiration Date.

Jones Act Limitations on Warrant Exercise. The right to exercise or convert Warrants is subject to the limitations on ownership and control of the capital stock of the Company by Non-U.S. Citizens set forth in the Warrant Agreement.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS WARRANT CERTIFICATE SET FORTH ON THE REVERSE HEREOF. SUCH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH AT THIS PLACE.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent.

[signature page follows]

4

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be executed by its duly authorized officer.

Dated:________________________, 202_

HORNBECK OFFSHORE SERVICES, INC.

By:
Name: [●]
Title: [●]

By:
Name: [●]
Title: [●]

Computershare, Inc. and Computershare Trust Company, N.A.

collectively, as Warrant Agent

By:
Name: [●]
Title: [●]

5

FORM OF REVERSE OF GLOBAL WARRANT CERTIFICATE
HORNBECK OFFSHORE SERVICES, INC.

The Warrants evidenced by this Warrant Certificate are a part of a duly authorized issue of Warrants to purchase Demand Notes issued pursuant to that certain Amended and Restated Jones Act Anti-Dilution Warrant Agreement, dated as of ____, 2026 (the “Warrant Agreement”), duly executed and delivered by the Company and Computershare, Inc. and its wholly owned subsidiary, Computershare Trust Company, N.A. (collectively, the “Warrant Agent”). The Warrant Agreement hereby is incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the registered holders or registered holder) of the Warrants. A copy of the Warrant Agreement may be inspected at the Warrant Agent’s office designated for such purpose and is available upon written request addressed to the Company. All capitalized terms used in this Warrant Certificate but not defined herein and are defined in the Warrant Agreement shall have the meanings assigned to them therein.

Warrants may be exercised to purchase the Demand Notes from the Company from the date of the Warrant Agreement through 5:00 p.m., New York City time, on the Expiration Date, at the Exercise Price set forth on the face hereof, subject to adjustment as described in the Warrant Agreement. Subject to the terms and conditions set forth herein and in the Warrant Agreement, the holder of the Warrants evidenced by this Warrant Certificate may exercise such Warrants as set forth in the Warrant Agreement. The Warrants are also subject to conversion, in whole or in part, at the sole discretion of the Company, as and to the extent provided in the Warrant Agreement. After 5:00 p.m., New York City time on the Expiration Date, unexercised or unconverted Warrants shall become wholly void and of no value.

Warrant Certificates, when surrendered by book-entry delivery through the facilities of the Depository, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing Warrants to purchase in the aggregate a like number of Demand Notes.

No Warrants may be sold, exchanged or otherwise transferred in violation of the Securities Act or state securities laws.

The Company and Warrant Agent may deem and treat the registered holder hereof as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone) for the purpose of any exercise or conversion hereof and for all other purposes.

[Balance of page intentionally remains blank]

6

[TO BE ATTACHED TO GLOBAL WARRANT CERTIFICATE FOR THE WARRANTS]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL WARRANT CERTIFICATE

The following increases or decreases in this Global Warrant Certificate have been made:

Date	Amount of decrease in the number of Warrants represented by this Global Warrant Certificate	Amount of increase in number of Warrants represented by this Global Warrant Certificate	Number of Warrants represented by this Global Warrant Certificate following such decrease or increase	Signature of authorized officer of the Warrant Agent

7

FORM OF ELECTION TO EXERCISE WARRANT FOR
WARRANT HOLDERS HOLDING WARRANTS
THROUGH THE DEPOSITORY TRUST COMPANY

TO BE COMPLETED BY DIRECT PARTICIPANT
IN THE DEPOSITORY TRUST COMPANY

HORNBECK OFFSHORE SERVICES, INC.

               Warrants to Purchase               Demand Notes each with a principal amount of

$______

(TO BE EXECUTED UPON EXERCISE OF THE WARRANT)

The undersigned hereby irrevocably elects to exercise the right, represented by Warrants to purchase Demand Notes of Hornbeck Offshore Services, Inc. (f/k/a Helix Energy Solutions Group, Inc.) (the “Company”) held for its benefit through the book-entry facilities of The Depository Trust Company (the “Depository”), to exercise Warrants for the purchase of               newly issued Demand Notes each with a principal               amount of               at the Exercise Price as determined in accordance with Section 5(b) of the Warrant Agreement.

The undersigned represents, warrants and promises that it has the full power and authority to exercise or convert and deliver the Warrants exercised or converted hereby. Unless the undersigned is making an election to convert the Warrants as set forth below, the undersigned represents, warrants and promises that it has delivered or will deliver in payment for such Demand Notes $              by certified or official bank or bank cashier’s check payable to the order of the Company, or by wire transfer in immediately available funds of the aggregate Exercise Price to an account of the Warrant Agent specified in writing by the Warrant Agent for such purpose, no later than 5:00 p.m., New York City time, on the Business Day immediately prior to the Settlement Date.

If the undersigned will be receiving the Demand Notes issuable upon exercise of Warrants:

☐	Please check if the undersigned is a U.S. Citizen (additional information may be required by the Company to confirm that the undersigned is a U.S. Citizen)

☐	Please check if the undersigned is a Non-U.S. Citizen.

If the undersigned has designated another person (a “designee”) to receive the Demand Notes issuable upon exercise or conversion of Warrants:

☐	Please check if such designee is a U.S. Citizen (additional information may be required by the Company to confirm that such designee is a U.S. Citizen)

☐	Please check if such designee is a Non-U.S. Citizen.

8

The undersigned requests that the Demand Notes purchased hereby be in registered form in the authorized denominations, registered in such names and delivered, all as specified in accordance with the instructions set forth below.

Dated:

NOTE: THIS EXERCISE NOTICE MUST BE DELIVERED TO THE WARRANT AGENT, PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. THE WARRANT AGENT SHALL NOTIFY YOU (THROUGH THE CLEARING SYSTEM) OF (1) THE WARRANT AGENT’S ACCOUNT AT THE DEPOSITORY TO WHICH YOU MUST DELIVER YOUR WARRANTS ON THE EXERCISE DATE AND (2) THE ADDRESS, PHONE NUMBER AND ELECTRONIC MAILING ADDRESS WHERE YOU CAN CONTACT THE WARRANT AGENT AND TO WHICH WARRANT EXERCISE NOTICES ARE TO BE SUBMITTED.

NAME OF DIRECT PARTICIPANT IN THE DEPOSITORY:
(PLEASE PRINT)

ADDRESS:

CONTACT NAME:

ADDRESS:

TELEPHONE (INCLUDING INTERNATIONAL CODE):

E-MAIL:

SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER (IF APPLICABLE):

ACCOUNT FROM WHICH THE WARRANTS ARE BEING DELIVERED:

DEPOSITORY ACCOUNT NO.:

WARRANT EXERCISE NOTICES WILL ONLY BE VALID IF DELIVERED IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH IN THIS NOTIFICATION (OR AS OTHERWISE DIRECTED), MARKED TO THE ATTENTION OF “WARRANT EXERCISE.”

WARRANT HOLDER EXERCISING THE WARRANTS, IF OTHER THAN THE DIRECT DTC PARTICIPANT DELIVERING THIS WARRANT EXERCISE NOTICE:

NAME:
(PLEASE PRINT)

CONTACT NAME:

TELEPHONE (INCLUDING INTERNATIONAL CODE):

9

E-MAIL:

SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER (IF APPLICABLE):

ACCOUNT TO WHICH DEMAND NOTES ARE TO BE CREDITED:

DEPOSITORY ACCOUNT NO.:

FILL IN FOR DELIVERY OF THE DEMAND NOTES IF OTHER THAN TO THE PERSON DELIVERING THIS WARRANT EXERCISE NOTICE:

NAME:
(PLEASE PRINT)

ADDRESS:

CONTACT NAME:

TELEPHONE (INCLUDING INTERNATIONAL CODE):

E-MAIL:

SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER (IF APPLICABLE):

NUMBER WARRANTS BEING EXERCISED:

NUMBER OF DEMAND NOTES FOR WHICH THE
WARRANTS ARE BEING EXERCISED:

PRINCIPAL AMOUNT OF EACH DEMAND NOTE BEING EXERCISED:

Signature:

Name:

Capacity in which signing:

Signature Guaranteed

BY:

Signatures must be guaranteed by a participant in a Medallion Signature Guarantee Program at a guarantee level acceptable to the Company’s transfer agent.

10

FORM OF FACE OF INDIVIDUAL WARRANT CERTIFICATE

THIS WARRANT, AND THE DEMAND NOTES OF THE COMPANY WHICH MAY BE PURCHASED PURSUANT TO THE EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THAT ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.”

11

[●]

WARRANTS TO PURCHASE

DEMAND NOTES

HORNBECK OFFSHORE SERVICES, INC.

INDIVIDUAL WARRANT TO PURCHASE DEMAND NOTES

This Individual Warrant Certificate (“Warrant Certificate”) certifies that, or its registered assigns is the registered holder of Warrants (the “Warrants”) of Hornbeck Offshore Services, Inc. (f/k/a Helix Energy Solutions Group, Inc.), a Delaware corporation (the “Company”), to purchase a number of Demand Notes each in the principal amount of $[●] as set forth above (the “Demand Notes”). The Warrants expire at 5:00 p.m., New York City time, on the date on which no Warrants remain outstanding (such date, the “Expiration Date”), and each Warrant entitles the holder to purchase from the Company one Demand Note at the exercise price (the “Exercise Price”), payable to the Company either by certified or official bank or bank cashier’s check payable to the order of the Company, or by wire transfer in immediately available funds of the aggregate Exercise Price to an account of the Warrant Agent specified in writing by the Warrant Agent for such purpose, no later than 5:00 p.m., New York City time, on the Business Day immediately prior to the settlement date, which settlement date is three Business Days after a Warrant Exercise Notice is delivered (the “Settlement Date”). The Exercise Price shall be determined in accordance with Section 5(b) of the Warrant Agreement.

To the extent that any provision hereof conflicts with any provision of the Warrant Agreement, the provision in the Warrant Agreement shall control.

No Warrant may be exercised prior to the date of the Warrant Agreement or after the Expiration Date.

Jones Act Limitations on Warrant Exercise. The right to exercise or convert Warrants is subject to the limitations on ownership and control of the capital stock of the Company by Non-U.S. Citizens set forth in the Warrant Agreement.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS WARRANT

CERTIFICATE SET FORTH ON THE REVERSE HEREOF. SUCH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH AT THIS PLACE.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent.

[signature page follows]

12

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be executed by its duly authorized officer.

Dated:________________________, 202_

HORNBECK OFFSHORE SERVICES, INC.

By:
Name: [●]
Title: [●]

By:
Name: [●]
Title: [●]

Computershare, Inc. and Computershare Trust Company, N.A.

collectively, as Warrant Agent

By:
Name: [●]
Title: [●]

13

FORM OF REVERSE OF INDIVIDUAL WARRANT CERTIFICATE
HORNBECK OFFSHORE SERVICES, INC.

The Warrants evidenced by this Warrant Certificate are a part of a duly authorized issue of Warrants to purchase Demand Notes issued pursuant to that certain Amended and Restated Jones Act Anti-Dilution Warrant Agreement, dated as of ____, 2026 (the “Warrant Agreement”), duly executed and delivered by the Company and Computershare, Inc. and its wholly owned subsidiary, Computershare Trust Company, N.A. (collectively, the “Warrant Agent”). The Warrant Agreement hereby is incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the registered holders or registered holder) of the Warrants. A copy of the Warrant Agreement may be inspected at the Warrant Agent’s office designated for such purpose and is available upon written request addressed to the Company. All capitalized terms used in this Warrant Certificate but not defined herein and are defined in the Warrant Agreement shall have the meanings assigned to them therein.

Warrants may be exercised to purchase Demand Notes from the Company from the date of the Warrant Agreement through 5:00 p.m., New York City time, on the Expiration Date, at the Exercise Price set forth on the face hereof. Subject to the terms and conditions set forth herein and in the Warrant Agreement, the holder of the Warrants evidenced by this Warrant Certificate may exercise such Warrants as set forth in the Warrant Agreement.

The Warrants are also subject to conversion, in whole or in part, at the sole discretion of the Company, as and to the extent provided in the Warrant Agreement.

In the event that upon any exercise of the Warrants evidenced hereby the number of Demand Notes actually purchased shall be less than the total number of Demand Notes purchasable upon exercise or conversion of the Warrants evidenced hereby, there shall be issued to the holder hereof, or such holder’s assignee, a new Warrant Certificate evidencing Warrants to purchase Demand Notes not so purchased. After 5:00 p.m., New York City time on the Expiration Date, unexercised or unconverted Warrants shall become wholly void and of no value.

Warrant Certificates, when surrendered to the Company, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing Warrants to purchase in the aggregate a like number of Demand Notes.

No Warrants may be sold, exchanged or otherwise transferred in violation of the Securities Act or state securities laws.

The Company and Warrant Agent may deem and treat the registered holder hereof as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone) for the purpose of any exercise or conversion hereof and for all other purposes.

[Balance of page intentionally remains blank]

14

FORM OF ELECTION TO EXERCISE WARRANT FOR
WARRANT HOLDERS HOLDING INDIVIDUAL WARRANT CERTIFICATES

TO BE COMPLETED BY REGISTERED HOLDER

HORNBECK OFFSHORE SERVICES, INC.

               Warrants to Purchase               Demand Notes each with a principal amount of

$_______

(TO BE EXECUTED UPON EXERCISE OF THE WARRANT)

The undersigned hereby irrevocably elects to exercise the right, represented by Warrants to purchase Demand Notes of Hornbeck Offshore Services, Inc. (f/k/a Helix Energy Solutions Group, Inc.) (the “Company”) held for its benefit through the book-entry facilities of The Depository Trust Company (the “Depository”), to exercise Warrants for the purchase of               newly issued Demand Notes each with a principal               amount of               at the Exercise Price as determined in accordance with Section 5(b) of the Warrant Agreement.

The undersigned represents, warrants and promises that it has the full power and authority to exercise or convert and deliver the Warrants exercised or converted hereby. Unless the undersigned is making an election to convert the Warrants as set forth below, the undersigned represents, warrants and promises that it has delivered or will deliver in payment for such Demand Notes $              by certified or official bank or bank cashier’s check payable to the order of the Company, or by wire transfer in immediately available funds of the aggregate Exercise Price to an account of the Warrant Agent specified in writing by the Warrant Agent for such purpose, no later than 5:00 p.m., New York City time, on the Business Day immediately prior to the Settlement Date.

If the undersigned will be receiving the Demand Notes issuable upon exercise of Warrants:

☐	Please check if the undersigned is a U.S. Citizen (additional information may be required by the Company to confirm that the undersigned is a U.S. Citizen)

☐	Please check if the undersigned is a Non-U.S. Citizen.

If the undersigned has designated another person (a “designee”) to receive the Demand Notes issuable upon exercise or conversion of Warrants:

☐	Please check if such designee is a U.S. Citizen (additional information may be required by the Company to confirm that such designee is a U.S. Citizen)

☐	Please check if such designee is a Non-U.S. Citizen.

The undersigned requests that the Demand Notes purchased hereby be in registered form in the authorized denominations, registered in such names and delivered, all as specified in accordance with the instructions set forth below.

15

Dated:

NOTE: THIS EXERCISE NOTICE MUST BE DELIVERED TO THE WARRANT AGENT, PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. THE WARRANT AGENT SHALL NOTIFY YOU (THROUGH THE CLEARING SYSTEM) OF (1) THE WARRANT AGENT’S ACCOUNT AT THE DEPOSITORY TO WHICH YOU MUST DELIVER YOUR WARRANTS ON THE EXERCISE DATE AND (2) THE ADDRESS, PHONE NUMBER AND ELECTRONIC MAILING ADDRESS WHERE YOU CAN CONTACT THE WARRANT AGENT AND TO WHICH WARRANT EXERCISE NOTICES ARE TO BE SUBMITTED.

NAME OF REGISTERED HOLDER:
(PLEASE PRINT)

ADDRESS:

DELIVERY ADDRESS (IF DIFFERENT):

ACCOUNT TO WHICH DEMAND NOTES ARE TO BE CREDITED:

FILL IN FOR DELIVERY OF THE DEMAND NOTES IF OTHER THAN TO THE PERSON DELIVERING THIS WARRANT EXERCISE NOTICE:

NAME:

ADDRESS:

CONTACT NAME:

TELEPHONE (INCLUDING INTERNATIONAL CODE):

E-MAIL:

SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER (IF APPLICABLE):

NUMBER WARRANTS BEING EXERCISED:

NUMBER OF DEMAND NOTES FOR WHICH THE
WARRANTS ARE BEING EXERCISED:

PRINCIPAL AMOUNT OF EACH DEMAND NOTE BEING EXERCISED:

Signature:

16

Note: If the Demand Notes are to be registered in a name other than that in which the Warrants represented by Individual Warrant Certificate(s) are registered, the signature of the holder hereof must be guaranteed.

Signature Guaranteed

By:

Signatures must be guaranteed by a participant in a Medallion Signature Guarantee Program at a guarantee level acceptable to the Company’s transfer agent.

17

FORM OF ELECTION TO EXERCISE WARRANT FOR
HOLDERS OF DIRECT REGISTRATION WARRANTS

TO BE COMPLETED BY REGISTERED HOLDER

HORNBECK OFFSHORE SERVICES, INC.

               Warrants to Purchase               Demand Notes each with a principal amount of

$__________

(TO BE EXECUTED UPON EXERCISE OF THE WARRANT)

The undersigned hereby irrevocably elects to exercise the right, represented by               Warrants to purchase               Demand Notes of Hornbeck Offshore Services, Inc. (f/k/a Helix Energy Solutions Group, Inc.) (the “Company”), each with a principal amount of               , at the Exercise Price as determined in accordance with Section 5(b) of the Warrant Agreement.

The undersigned represents, warrants and promises that it has the full power and authority to exercise or convert and deliver the Warrants exercised or converted hereby. Unless the undersigned is making an election to convert the Warrants as set forth below, the undersigned represents, warrants and promises that it has delivered or will deliver in payment for such Demand Notes $              by certified or official bank or bank cashier’s check payable to the order of the Company, or by wire transfer in immediately available funds of the aggregate Exercise Price to an account of the Warrant Agent specified in writing by the Warrant Agent for such purpose, no later than 5:00 p.m., New York City time, on the Business Day immediately prior to the Settlement Date.

If the undersigned will be receiving the Demand Notes issuable upon exercise or conversion of Warrants:

☐	Please check if the undersigned is a U.S. Citizen (additional information may be required by the Company to confirm that the undersigned is a U.S. Citizen)

☐	Please check if the undersigned is a Non-U.S. Citizen.

If the undersigned has designated another person (a “designee”) to receive the Demand Notes issuable upon exercise or conversion of Warrants:

☐	Please check if such designee is a U.S. Citizen (additional information may be required by the Company to confirm that such designee is a U.S. Citizen)

☐	Please check if such designee is a Non-U.S. Citizen.

The undersigned requests that the Demand Notes purchased hereby be in registered form in the authorized denominations, registered in such names and delivered, all as specified in accordance with the instructions set forth below, provided that if the Demand Notes are evidenced by global securities, the Demand Notes shall be registered in the name of the Depository or its nominee.

D - 1

Dated:

NOTE: THIS EXERCISE NOTICE MUST BE DELIVERED TO THE WARRANT AGENT, PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. THE WARRANT AGENT SHALL NOTIFY YOU OF THE ADDRESS, PHONE NUMBER AND ELECTRONIC MAILING ADDRESS WHERE YOU CAN CONTACT THE WARRANT AGENT AND TO WHICH WARRANT EXERCISE NOTICES ARE TO BE SUBMITTED.

NAME OF REGISTERED HOLDER:
(PLEASE PRINT)

ADDRESS:

CONTACT NAME:

TELEPHONE (INCLUDING INTERNATIONAL CODE):

E-MAIL:

SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER (IF APPLICABLE):

ACCOUNT FROM WHICH THE WARRANTS ARE BEING DELIVERED:

WARRANT EXERCISE NOTICES WILL ONLY BE VALID IF DELIVERED IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH IN THIS NOTIFICATION (OR AS OTHERWISE DIRECTED), MARKED TO THE ATTENTION OF “WARRANT EXERCISE.” WARRANT HOLDER DELIVERING THE WARRANTS:

ACCOUNT TO WHICH THE DEMAND NOTES ARE TO BE CREDITED:

DEPOSITORY ACCOUNT NO.:

FILL IN FOR DELIVERY OF THE DEMAND NOTES IF OTHER THAN TO THE PERSON DELIVERING THIS WARRANT EXERCISE NOTICE:

NAME:
(PLEASE PRINT)

ADDRESS:

CONTACT NAME:

TELEPHONE (INCLUDING INTERNATIONAL CODE):

2

E-MAIL:

SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER (IF APPLICABLE):

NUMBER WARRANTS BEING EXERCISED:

NUMBER OF DEMAND NOTES FOR WHICH THE WARRANTS ARE BEING EXERCISED:

PRINCIPAL AMOUNT OF EACH DEMAND NOTE BEING EXERCISED:

Signature:

Name:

Capacity in which signing:

Signature Guaranteed

BY:

Signatures must be guaranteed by a participant in a Medallion Signature Guarantee Program at a guarantee level acceptable to the Company’s transfer agent.

3

FORM OF ASSIGNMENT
(TO BE EXECUTED BY THE REGISTERED HOLDER
IF SUCH HOLDER DESIRES TO TRANSFER A WARRANT)

FOR VALUE RECEIVED, the undersigned registered holder hereby sells, assigns and transfers unto

Name of Assignee

Address of Assignee

Warrants to purchase                Demand Notes each with a principal amount of $                held by the undersigned, together with all right, title and interest therein, and does irrevocably constitute and appoint attorney, to transfer such Warrants on the books of the Warrant Agent, with full power of substitution.

Signature

Date

Social Security or Other Taxpayer Identification Number of Assignee

SIGNATURE GUARANTEED BY:

Signatures must be guaranteed by a participant in a Medallion Signature Guarantee Program at a guarantee level acceptable to the Company’s transfer agent.

4

EXHIBIT E
FORM OF DEMAND NOTE

5

THE DEMAND NOTE REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS IT HAS BEEN REGISTERED UNDER THAT ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

NON-INTEREST BEARING DEMAND NOTE

OF

HORNBECK OFFSHORE SERVICES, INC.

$[●]	Date of Issue: [●]

FOR VALUE RECEIVED, THE UNDERSIGNED, Hornbeck Offshore Services, Inc. (f/k/a Helix Energy Solutions Group, Inc.) (the “Company”), HEREBY PROMISES TO PAY on demand to the order of [●], (the “Holder”), the principal sum of $[●] in lawful money of the United States of America by certified check or wire transfer of immediately available funds to an account specified in writing by the Holder. Reference is made to that certain Amended and Restated Jones Act Anti-Dilution Warrant Agreement, dated as of ____, 2026, by and between Hornbeck Offshore Services, Inc., the Company, Computershare, Inc. and its wholly owned subsidiary, Computershare Trust Company, N.A. and the warrant holders party thereto (as amended, supplemented or otherwise modified from time to time, the “Warrant Agreement”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Warrant Agreement.

Interest shall not accrue in respect of this Demand Note. Neither this Demand Note nor any rights or obligations hereunder may be transferred or assigned at any time in whole or in part without the prior written consent of the Company. This Demand Note may only be amended or modified by written agreement signed by both the Company and the Holder.

The Company reserves the right to prepay the Demand Note in full or in part at any time without penalty or other set-aside, whereupon the principal amount or the applicable portion thereof of the Demand Note shall become immediately due and payable by certified check or wire transfer of immediately available funds to such account as the Holder shall specify in writing to the Company.

The Company hereby waives presentment and demand for payment, protest, notice of protest and non‑payment, notice of dishonor or any other notice not expressly provided for herein, and agrees that Company’s liability in respect of this Demand Note shall not be affected by any extension in the time of payment hereof.

The Company agrees to pay all expenses, including collection costs and reasonable attorneys’ fees, in connection with the enforcement of this Demand Note.

6

This Demand Note is one of the Demand Notes referred to in the Warrant Agreement. This Demand Note is entitled to the benefits of the Warrant Agreement. THIS DEMAND NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE. Each of the Company and the Holder irrevocably submits to the jurisdiction of the Delaware Chancery Court; provided that if such court does not have jurisdiction, then the United States District Court for the District of Delaware, with respect to any suit, action or proceeding arising out of or relating to this Demand Note, and each irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Company and the Holder hereby agree to waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Demand Note.

[Signature page follows]

7

IN WITNESS WHEREOF, the Company has caused this Demand Note to be executed by a duly authorized officer to evidence the Demand Note issued pursuant to the Warrant Agreement.

HORNBECK OFFSHORE SERVICES, INC.

By:
Name: [●]
Title: [●]

E - 1